As filed with the Securities and Exchange Commission on May 22, 2014

Registration No. 333-195409

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

Form S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Heritage Insurance Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	6331	45-5338504
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Heritage Insurance Holdings, Inc.

2600 McCormick Drive, Suite 300

Clearwater, Florida 33759

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bruce Lucas

Chairman & Chief Executive Officer

Heritage Insurance Holdings, Inc.

2600 McCormick Drive, Suite 300

Clearwater, Florida 33759

(727) 362-7202

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Steven J. Gavin, Esq. Karen A. Weber, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600	Edward S. Best, Esq. John P. Berkery, Esq. Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606 (312) 782-0600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 22, 2014

PRELIMINARY PROSPECTUS

6,000,000 Shares

Heritage Insurance Holdings, Inc.

Common Stock

$         per share

This is the initial public offering of our common stock. Prior to this offering, there has been no public market for our common stock. We are selling 6,000,000 shares of our common stock. We currently expect the initial public offering price to be between $14.00 and $16.00 per share of our common stock.

We have granted the underwriters an option to purchase up to 900,000 additional shares of our common stock to cover over-allotments.

Ananke Ltd. (“Ananke”), an affiliate of Nephila Capital Ltd, has agreed to purchase $10.0 million of our common stock in a separate private placement (the “Concurrent Private Placement”) concurrent with, and subject to, the closing of this offering at a price per share equal to the public offering price (but not to exceed $16.00, the highest point of the price range set forth above). Poseidon Re Ltd., another affiliate of Nephila Capital Ltd, is currently a participating reinsurer in our reinsurance program. The sale of such shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be conducted in accordance with Section 4(a)(2) of the Securities Act. The closing of this offering is not conditioned upon the closing of the Concurrent Private Placement.

Our shares of common stock have been approved for listing on the New York Stock Exchange under the symbol “HRTG.”

We are an “emerging growth company” as defined under the federal securities laws and are eligible for reduced public company reporting requirements.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount (1)	$	$
Proceeds to Us (before expenses)	$	$

(1)	Exclusive of the placement fee payable in connection with the Concurrent Private Placement. See “Underwriting.”

The underwriters expect to deliver the shares to purchasers on or about                     , 2014 through the book-entry facilities of The Depository Trust Company.

Sole Book-Running Manager

Citigroup

Joint Lead Managers

SunTrust Robinson Humphrey	Sandler O’Neill + Partners, L.P.

Co-Managers

Dowling & Partners Securities LLC	JMP Securities	Willis Capital Markets & Advisory

                    , 2014

We are responsible for the information contained in this prospectus and in any free-writing prospectus we have authorized. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus and does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and related notes. On May 22, 2014, we converted from a limited liability company to a corporation as discussed below in “—Reorganization Transactions.” Unless the context requires otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “the Company,” “our company,” and similar references refer to Heritage Insurance Holdings, LLC, together with its subsidiaries, prior to our conversion to a corporation and Heritage Insurance Holdings, Inc. and its consolidated subsidiaries on and after such conversion. References in this prospectus to “stockholders” and “stockholders’ equity” refer to members and members’ equity, respectively, prior to our conversion to a corporation. References to “pro forma stockholders’ equity” or “after giving effect to this offering and the Concurrent Private Placement” mean after giving effect to this offering, assuming the sale of 6,000,000 shares at a public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after giving effect to the Concurrent Private Placement, assuming the sale of 666,666 shares at an offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, in each case after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Our Business

We are a property and casualty insurance holding company headquartered in Clearwater, Florida and, through our subsidiary, Heritage Property & Casualty Insurance Company (“Heritage P&C”), we provide personal residential insurance for single-family homeowners and condominium owners in Florida. We are vertically integrated and control or manage substantially all aspects of insurance underwriting, actuarial analysis, distribution and claims processing and adjusting. We are led by an experienced senior management team with an average of 26 years of insurance industry experience. We began operations in August 2012, and in December 2012 we began selectively assuming policies from Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer, through participation in a legislatively established “depopulation program” designed to reduce the state’s risk exposure by encouraging private companies to assume insurance policies from Citizens. We also write policies outside the Citizens depopulation program, which we refer to as voluntary policies. Heritage P&C is currently rated “A” (“Exceptional”) by Demotech, Inc. (“Demotech”), a rating agency specializing in evaluating the financial stability of insurers.

As of March 31, 2014, we had approximately 140,000 policies in force, approximately 89% of which were assumed from Citizens. For the three months ended March 31, 2014 and the year ended December 31, 2013, we had gross premiums written of $68.9 million and $218.5 million, respectively, and net income of $7.9 million and $34.2 million, respectively. At March 31, 2014, we had total assets of $286.1 million, total stockholders’ equity of $110.1 million and pro forma stockholders’ equity, after giving effect to this offering and the Concurrent Private Placement, of $224.6 million.

As of March 31, 2014, Citizens had approximately 940,000 insurance policies, of which approximately 690,000 were personal residential policies. We selectively assumed personal residential policies from Citizens in nine separate assumption transactions between December 2012 and April 2014, and a substantial portion of our revenue since our inception has come from these policies. We intend to continue assuming policies from Citizens that meet our assumption strategy and underwriting criteria.

In order to assume a policy from Citizens, we must obtain the prior approval of the insurance agent that wrote the policy. With respect to policies written by agents that are affiliated with an insurance company or agency, we must also obtain the approval of the insurance company or agency. Currently, four large national insurance companies or agencies permit us to assume policies from Citizens that have been written by their agents—State Farm, Allstate, Brown & Brown and AAA (formerly the American Automobile Association). In an effort to increase the pool of Citizens policies that we may assume, we are seeking similar advance approvals from other insurance companies and agencies. We currently have advance approvals covering more than 4,500 agents. These agents were responsible for writing more than 93% of the approximately 690,000 personal residential insurance policies held by Citizens as of March 31, 2014.

We market and write voluntary policies through a network of approximately 1,100 independent agents. Of these agents, approximately 46% are affiliated with nine large agency networks with which we have entered into master agency agreements. We recently entered into an agreement with FAIA Member Services (“FMS”), the in-house, for-profit managing general agency division of the Florida Association of Insurance Agents, which gives us access to several hundred additional agents throughout the state. We intend to pursue additional voluntary business from agents in our existing independent agent network, expand our independent agent network and seek additional opportunities to use insurer-affiliated agents to offer our personal residential policies in Florida. While we had 15,417 voluntary policies (11% of our total policies in force) as of March 31, 2014, during the three months ended March 31, 2014, we wrote an average of 1,870 new voluntary policies per month. The voluntary market is a significant component of our growth strategy.

We seek to underwrite a diverse mix of geographic risks within Florida to manage the potential impact of a catastrophic event and reduce our per policy reinsurance costs. As of March 31, 2014, the geographic distribution of our policies in force and total insured values were as follows (figures may not sum to totals due to rounding):

	As of March 31, 2014
	(Total Insured Value in Millions)
	Policy Count	%	Total Insured Value	%
South Florida Counties
Broward	17,903	12.8%	$4,623	12.6%
Miami-Dade	11,742	8.4%	3,297	9.0%
Palm Beach	16,856	12.1%	3,945	10.7%

South Florida exposure	46,501	33.2%	$11,865	32.3%

Other Significant Counties(1)
Pinellas	23,997	17.2%	$6,478	17.6%
Hillsborough	18,068	12.9%	5,332	14.5%
Pasco	14,220	10.2%	3,746	10.2%
Hernando	4,873	3.5%	1,465	4.0%
Lee	4,148	3.0%	1,076	2.9%

Total other significant counties	65,306	46.7%	$18,097	49.2%

Summary for all of Florida
South Florida exposure	46,501	33.2%	$11,865	32.3%
Total other significant counties	65,306	46.7%	18,097	49.2%
Other Florida counties	28,072	20.1%	6,812	18.5%

Total	139,879	100.0%	$36,774	100.0%

(1)	Significant counties are defined as those counties with a policy count or total insured value greater than 2.5% of our 139,879 total policy count or $36.8 billion total insured value as of March 31, 2014.

In order to limit our potential exposure to individual risks and catastrophic events, we purchase significant reinsurance from third party reinsurers. Purchasing reinsurance is an important part of our risk strategy, and premiums paid (or ceded) to reinsurers is our single largest cost. We have strong relationships with reinsurers which we believe are a result of our management’s industry experience and reputation for selective underwriting. For the twelve months ending May 31, 2014, we purchased reinsurance from the following sources: (i) the Florida Hurricane Catastrophe Fund, a state-mandated catastrophe reinsurance fund (“FHCF”), (ii) 13 private reinsurers, all of which were rated “A-” or higher by A.M. Best Company, Inc. (“A.M. Best”) or Standard & Poor’s Financial Services LLC (“S&P”), (iii) two private reinsurers that have provided collateral to fully cover their exposure, and (iv) our wholly-owned reinsurance subsidiary, Osprey Re Ltd. (“Osprey”). We are in the process of finalizing our reinsurance program for the 2014 hurricane season, which will be effective from June 1, 2014 through May 31, 2015, and expect to purchase reinsurance from a similarly diverse and highly-rated group of third-party reinsurers as those participating in our 2013-2014 reinsurance program. See “Business—Reinsurance—2014-2015 Reinsurance Program.”

The Florida Office of Insurance Regulation (“FLOIR”) requires all insurance companies, like us, to have a certain amount of capital reserves and reinsurance coverage in order to cover losses upon the occurrence of a catastrophic event. Our reinsurance program for the twelve months ending May 31, 2014, as well as our expected program for the twelve months ending May 31, 2015, provide reinsurance in excess of FLOIR’s requirements, which are based on the probable maximum loss that we would incur from an individual catastrophic event estimated to occur once every 100 years based on our portfolio of insured risks. We also purchase reinsurance coverage to protect against the potential for multiple catastrophic events occurring in the same year.

In placing our 2014-2015 reinsurance program, we sought to obtain multiple years of coverage for certain layers of the program through multi-year commitments. We believe these arrangements allow us to capitalize on favorable pricing and contract terms and conditions and allow us to mitigate uncertainty surrounding the price of our future reinsurance coverage, our single largest cost. In the aggregate, we anticipate that multi-year coverage will account for approximately 88% of our expected purchases of private reinsurance for the 2014 hurricane season.

We test the sufficiency of our reinsurance program by subjecting our personal residential exposures to statistical testing using the AIR U.S. Hurricane Model, which replicates the most severe hurricanes to have occurred historically in Florida, individual storms of severity in excess of such historical levels, and the historical calendar years in which the most severe multiple catastrophic events occurred in Florida. In this regard, the 2004 calendar year, in which four large catastrophic hurricanes made landfall in Florida, is considered to be the worst catastrophic year in Florida’s recorded history. Assuming the reoccurrence of the 2004 calendar year events, the probable maximum net loss to us in 2014, assuming the expected coverage for our 2014-2015 reinsurance program, would be $16.3 million (after tax, net of all reinsurance recoveries and including our retention through Osprey). See “Business—Reinsurance—2014-2015 Reinsurance Program.” This loss would have represented 14.8% of our stockholders’ equity at March 31, 2014 and 7.3% of our pro forma stockholders’ equity at March 31, 2014, after giving effect to this offering and the Concurrent Private Placement.

We closely manage all aspects of our claims adjustment process. Claims are initially reviewed by our managers and staff adjusters, who determine the extent of the loss and the resources needed to adjust each claim. In the case of a catastrophic event, we have contracted with four large national claims adjusting firms to assist our adjusters with the increased volume of claims and ensure timely responses to our policyholders. We utilize our wholly-owned subsidiary, Contractors’ Alliance Network, LLC (“Contractors’ Alliance”), to manage mitigation and restoration services for our customers. Contractors’ Alliance primarily handles water damage-related claims, which comprised approximately 68% of our losses and loss adjustment expenses through March 31, 2014. In March 2014, we completed the acquisition of the assets and personnel of our main water mitigation services vendor. We believe this acquisition will allow us to better service our customers and expand our mitigation and restoration services. In addition, all of our voluntary policies and renewed Citizens policies are enrolled in our Platinum Preferred Savings Program (the “Platinum Program”). Under the Platinum Program,

customers receive a 10% discount on their claim deductible, and we obtain control over inspection, claims adjusting and repair services. We believe our approach to claims handling results in a higher level of customer service and reduces our losses and loss adjustment expenses. As a result of our efforts, our gross loss ratio, which expresses our losses and loss adjustment expenses as a percentage of gross earned premiums, was 33.8% and 27.5% for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.

Our Market

According to the U.S. Census Bureau, at July 1, 2013, Florida was the fourth largest U.S. state with an estimated population of approximately 20 million people. The University of Florida Bureau of Economic and Business Research estimates that Florida is expected to reach a population of approximately 26 million people by 2040, an increase of 36% percent from 2010. Property ownership and development represent key drivers of the Florida economy.

Because of its location, Florida is exposed to an increased risk of hurricanes during the entire six months of Atlantic hurricane season, which spans from June 1 through November 30. While a significant hurricane has not made landfall in Florida since 2005, eight hurricanes in 2004 and 2005, including Hurricanes Charley, Katrina, Rita and Wilma, caused a combined estimated property damage of over $110 billion, a significant portion of which occurred in Florida. As a result, personal residential insurance and claims servicing are vitally important to Florida residents.

The Florida personal residential insurance market is highly fragmented and dominated by in-state insurance companies, including Citizens. Significant dislocation in the Florida property insurance market began following Hurricane Andrew in 1992 and accelerated following the 2004 and 2005 hurricane seasons. In total, national and regional insurers reduced their share of the market in Florida from 84% in 1999 to 26% in 2012. As national and regional insurance companies reduced their exposure in Florida, Citizens increased efforts to provide affordable personal residential insurance to those residents unable to obtain coverage in the private market. As a result, Citizens’ policy count grew from roughly 726,000 policies in 2005 to a peak level of approximately 1.5 million policies in late 2011. To reduce Citizens’ risk exposure, beginning in 2010, Florida elected officials encouraged Citizens to focus on reducing the size of its portfolio by returning policies to the private market. In response, Citizens instituted a number of measures to incentivize the private sector to participate in the depopulation program. Some of these initiatives include increased inspections, improved underwriting, reductions in coverage and annual rate increases.

In May 2013, Florida passed legislation to facilitate the reduction of Citizens’ policy count and establish the Property Insurance Clearinghouse (the “Clearinghouse”), which launched in January 2014. The Clearinghouse makes new and renewal business ineligible for Citizens if a participating insurance company is willing to extend comparable coverage at prescribed rates. On March 31, 2014, Heritage P&C was approved to participate in the Clearinghouse.

According to data compiled by FLOIR, Citizens was the largest personal residential insurance carrier in Florida for the year ended December 31, 2013, with a market share of approximately 19.8% based on total in force direct premiums written for personal and commercial residential insurance. As of the same date, we ranked 15th in Florida within this market, with a market share of approximately 1.8%. Assuming further access to capital and reinsurance support, we believe we have the opportunity to significantly expand the size of our personal residential insurance business in Florida and explore the expansion of our business into other complementary business lines and states.

In recent years, the property and casualty insurance market has experienced a substantial increase in the availability of property catastrophe reinsurance resulting from the increased supply of capital from non-traditional insurance providers, including private capital and hedge funds. This increased capital supply, coupled with a lack of recent significant catastrophic storm activity in Florida, has reduced the cost of property catastrophe reinsurance, directly benefitting purchasers of this reinsurance, including us. We believe this market trend will continue for the foreseeable future.

Our Strategy

Since our inception, a substantial portion of our revenue has come from policies we assumed from Citizens, with the balance of our revenue generated from renewal of these assumed policies and from voluntary policies. Building on these successful transactions, we intend to continue to grow profitably by undertaking the following:

Increase Our Policies in Force in Florida Through Strategic Policy Assumptions and Expansion of Our Voluntary Market Share

We intend to continue assuming policies from Citizens that meet our assumption strategy and underwriting criteria. We may also pursue opportunities to acquire policies from private insurers. Additionally, we intend to increase our policy count by participating in the Clearinghouse. We will also pursue opportunities to increase the number of our voluntary policies by expanding our independent agent distribution network, as well as obtaining approval from national insurance companies to allow their agents to offer our personal residential policies in Florida. Our recent affiliation with FMS gives us access to several hundred additional agents throughout the state and should assist us in our effort to attract high-quality agents. We also intend to increase our advertising, which we believe will allow us to more effectively penetrate areas of the state where we are not currently writing significant new business.

Opportunistically Diversify Product Offerings

We will continue to focus on writing personal residential policies, but will opportunistically expand into complementary product lines we believe we can effectively and profitably underwrite. New product lines may include commercial residential and manufactured housing policies, as well as additional non-residential coverage, such as general liability insurance. In January 2014, we hired two individuals with significant experience in Florida commercial residential insurance sales and underwriting, who will assist us in developing this new product line.

Optimize Our Reinsurance Program

We will continue to obtain what we believe to be the most appropriate levels and sources of reinsurance. We believe that the significant additional capital entering portions of the reinsurance market provides us with the opportunity to obtain favorable pricing and contract terms and conditions, including the potential for multi-year commitments, which we expect to comprise a significant portion of our 2014–2015 reinsurance program. See “Business—Reinsurance—2014–2015 Reinsurance Program.” In April 2014, we entered into two fully collateralized catastrophe reinsurance agreements funded through the issuance of $200.0 million principal amount of catastrophe bonds, and we will continue evaluating such cost-efficient alternatives to traditional reinsurance. See “—Recent Developments.” Additionally, we will continue to meet certain of our reinsurance needs through the use of our reinsurance subsidiary, Osprey, which mitigates our reinsurance expense and reduces our reliance on third party reinsurance.

Efficiently Manage Losses and Loss Adjustment Expenses

We are committed to proactively managing our losses and loss adjustment expenses through prudent underwriting and the use of internal claims adjustment and repair services. In March 2014, we acquired the largest vendor in the Contractors’ Alliance network, which we believe will allow us to expand our in-house mitigation and restoration services. We also intend to license our Contractors’ Alliance employees as adjusters, which we believe will reduce our loss adjustment expenses and shorten the length of time required to resolve claims.

Expand to New Geographic Markets

We intend to explore opportunities to enter other coastal states where we believe the market opportunity is most similar to Florida and where we can utilize our underwriting and claims expertise to attract and manage profitable business. We believe further increasing our geographic diversification is an important factor in reducing our potential risk of loss from any catastrophic event, reducing our per policy reinsurance costs and providing an additional area for future growth beyond our expansion in Florida.

Our Competitive Strengths

We believe that our rapid growth to date and our ability to capitalize on our future growth prospects are a result of the following competitive strengths of our business:

Experienced Management Team With a Long History in the Florida Personal Residential Insurance Market

We have a deep and experienced management team led by Bruce Lucas, Chairman and Chief Executive Officer, Richard Widdicombe, President, Stephen Rohde, Chief Financial Officer, Melvin Russell, Chief Underwriting Officer, Kent Linder, Chief Operating Officer, Ernesto Garateix, Executive Vice President, Paul Nielsen, Vice President of Claims, and Joseph Peiso, Vice President of Compliance, most of whom have been with Heritage since inception. Our management team, which averages 26 years of insurance industry experience, has extensive experience in the Florida personal residential insurance market, has built longstanding relationships with key participants in the insurance industry and is supported by a group of highly qualified individuals with industry expertise, including a Chief Actuary with more than 34 years of industry experience.

Strong, Conservative Capital Structure

As of March 31, 2014, we had stockholders’ equity of $110.1 million and pro forma stockholders’ equity, after giving effect to this offering and the Concurrent Private Placement, of $224.6 million. As of March 31, 2014, Heritage P&C had policyholder surplus, as defined by statutory accounting principles, of $67.8 million. We believe that this level of surplus places us among the best capitalized insurance companies focusing primarily on the Florida personal residential insurance market and is significantly in excess of the minimum capital levels required by FLOIR and Demotech for similarly rated in-state insurance companies. In addition, unlike many of our in-state competitors, we have relied almost exclusively upon common equity to provide our capital.

Selective Underwriting and Policy Acquisition Criteria

We believe our proprietary data analytics capabilities and underwriting processes allow us to better select the insurance policies we are willing to assume from the Citizens depopulation program, leading to strong profitability and reduced risk. In addition, we choose to minimize our exposure to or avoid certain types of coverage if we believe there is significant risk of loss, including coverage for sink-hole related losses in high-risk areas. As a result of our efforts, our gross loss ratio was 33.8% and 27.5% for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.

Unique Claims Servicing Model and Superior Customer Service

We believe that the vertical integration of our claims adjustment and repair services provides us with a competitive advantage. Because we manage both claims adjusting and repair services, we are generally able to begin the adjustment and mitigation process much earlier than our competitors, thus reducing our loss adjustment expenses and ultimate loss payouts. We expect that, in the near future, a significant number of our repair technicians will participate in training and certification programs to become licensed claims adjusters, allowing us to capture additional efficiencies. We also believe our unique model provides a superior level of customer service for our policyholders, enhancing our reputation and increasing the likelihood that our policyholders will renew their policies with us.

Relationships with Highly Rated Reinsurers

We manage our exposure to catastrophic events through, among other things, the purchase of reinsurance. Our relationships with highly rated reinsurers have been developed as a result of our management team’s industry experience and reputation for selective underwriting. Our financial strength, underwriting results and the long-term relationships between our management team and our reinsurance partners help improve the cost-effectiveness of our reinsurance program.

Relationships with Independent Agents and National Underwriters

We have developed relationships with a network of approximately 1,100 independent insurance agents. We believe we have been able to build this network due to our reputation for financial stability, commitment to the Florida market and integrity in the underwriting and claims process. We are also exploring relationships with additional large national insurers and agencies that no longer write substantial personal residential insurance in Florida, which would give us access to their network of Florida agents.

Risks Associated with Our Business

As part of your evaluation of our company, you should take into consideration the following risks that we face in implementing or executing our growth strategies and maintaining our profitability:

•	We have an operating history of less than two years, which makes it difficult to evaluate our business and prospects.

•	If claims exceed our loss reserves, our financial results could be adversely affected.

•

Our only line of business is personal residential insurance in Florida, which exposes us to a significant risk of loss from hurricanes and other catastrophic events, which typically occur from June 1 through November 30 each year.

•

A single catastrophic event or series of catastrophic events or other conditions effecting losses in Florida could adversely affect our financial condition and results of operations because our business is concentrated in Florida.

•	Our results of operations may fluctuate significantly due to the cyclical nature of the insurance business and our participation in the Citizens depopulation program.

•	To date, we have been dependent on the Citizens depopulation program for the majority of our business and we may be unable to assume further policies from Citizens on attractive terms.

•	In the event that the reinsurance we purchase is inadequate or a reinsurer is unable or unwilling to make timely payments, our operating results would be adversely affected.

•

We compete with large, well-established insurance companies, as well as other specialty insurers, some of which possess greater financial resources, larger agency networks and greater name recognition than we do.

•	If we are unable to underwrite and set premium rates accurately, our results of operations and financial condition will be adversely affected.

•	A failure to effectively manage and remediate claims could lead to material litigation, undermine our reputation in the marketplace and negatively affect our financial results.

•

If we are unable to maintain our financial stability rating, which is important in establishing our competitive position, the marketability of our product offerings, and our liquidity, operating results and financial condition may be materially adversely affected.

•	We do not anticipate paying any dividends on our common stock in the foreseeable future.

•

The insurance industry is highly regulated and our failure to fully comply with these regulations could have an adverse effect on our business. Changes to the statutes and rules governing the insurance industry could have an adverse effect on our business.

See “Risk Factors” beginning on page 14 of this prospectus for a more detailed discussion of these and other risks we face.

Recent Developments

On April 17, 2014, Heritage P&C entered into a catastrophe reinsurance agreement with Citrus Re Ltd., a newly-formed Bermuda special purpose insurer. The agreement provides for three years of coverage from catastrophe losses caused by certain named storms, including hurricanes, beginning on June 1, 2014. The limit of coverage of $150 million is fully collateralized by a reinsurance trust account for the benefit of Heritage P&C. Heritage P&C pays a periodic premium to Citrus Re during this three-year risk period. Citrus Re Ltd. issued $150 million of principal-at-risk variable notes due April 18, 2017 to fund the reinsurance trust account and its obligations to Heritage P&C under the reinsurance agreement. The maturity date of the notes may be extended up to two additional years to satisfy claims for catastrophic events occurring during the three-year term of the reinsurance agreement.

On April 24, 2014, Heritage P&C entered into a second catastrophe reinsurance agreement with Citrus Re Ltd. providing for $50 million of coverage on substantially similar terms as the agreement described above. Citrus Re Ltd. issued an additional $50 million of principal-at-risk variable notes due April 24, 2017 to fund its obligations under the reinsurance agreement.

We are in the process of finalizing the remainder of our 2014-2015 reinsurance program. See “Business—Reinsurance—2014-2015 Reinsurance Program.”

Reorganization Transactions

Warrant Exercise.    Certain of our current stockholders also hold warrants to purchase an aggregate of 7,716,300 shares of the Company at an exercise price of $5.88 per share. On May 22, 2014, warrants to purchase an aggregate of 7,685,700 shares were exercised (the “Warrant Exercise” and, together with the Conversion, the “Reorganization Transactions”), including warrants to purchase an aggregate of 3,873,450 shares exercised on a cashless basis. Pursuant to the cashless exercise provisions of the warrants, each warrant holder will pay the exercise price by surrendering to the Company an amount of shares having a value equal to the aggregate exercise price of the warrants being exercised. The terms of the warrants provide that the value ascribed to each share that will be surrendered to the Company as payment for the exercise price will be equal to the initial public offering price per share of our common stock in this offering. As a result, the actual number of shares that will be issued upon the Warrant Exercise is dependent upon the initial public offering price per share of our common stock in this offering. Assuming an initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover of this prospectus, an aggregate of 6,166,700 shares will be issued in connection with the Warrant Exercise. A $1.00 increase in the assumed initial public offering price of $15.00 per share would increase the number of shares that will be issued in connection with the Warrant Exercise by 94,937 shares and a $1.00 decrease in the assumed initial public offering price would decrease the number of shares that will be issued in connection with the Warrant Exercise by 108,500 shares. Following the Warrant Exercise, we expect that there will remain outstanding warrants to purchase an aggregate of 30,600 shares at an exercise price of $5.88 per share.

Conversion.    On May 22, 2014, we converted from a Delaware limited liability company into a Delaware corporation (the “Conversion”), and all outstanding shares of the limited liability company were converted into shares of common stock of the Company on a one-for-one basis and all outstanding warrants to purchase shares of the limited liability company were converted into warrants to purchase shares of common stock of the Company on a one-for-one basis. We expect that the tax effects of the Conversion will be immaterial.

Concurrent Private Placement

Ananke, an affiliate of Nephila Capital Ltd, has agreed to purchase $10.0 million of our common stock in the Concurrent Private Placement at a price per share equal to the public offering price (but not to exceed $16.00). Poseidon Re Ltd., another affiliate of Nephila Capital Ltd, is currently a participating reinsurer in our reinsurance program. The sale of such shares will not be registered under the Securities Act and will be conducted in accordance with Section 4(a)(2) of the Securities Act. The Concurrent Private Placement is conditioned upon the closing of this offering. The closing of this offering is not conditioned upon the closing of the Concurrent Private Placement. As a condition to the Concurrent Private Placement, Ananke will be subject to a 180-day lock-up period, as described in “Shares Eligible for Future Sale—Lock-Up Agreements.”

In addition, in connection with the Concurrent Private Placement, a reinsurer affiliated with or designated by Nephila Capital Ltd will be provided with a right of first refusal to participate in our future reinsurance programs, subject to certain exceptions. The right of first refusal terminates on May 31, 2019, subject to certain conditions. See “Business—Reinsurance—2014-2015 Reinsurance Program.”

Corporate Information

Our principal executive offices are located at 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759, and our telephone number is 727-362-7200. Our website is www.heritagepci.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

THE OFFERING

Common Stock Offered	6,000,000 shares

Common Stock Offered in the Concurrent Private Placement	666,666 shares

Common Stock to be Outstanding After This Offering and the Concurrent Private Placement	29,196,716 shares

Underwriters’ Option to Purchase Additional Shares	We have granted the underwriters the right to purchase up to 900,000 additional shares of common stock within 30 days of the date of this prospectus.

Use of Proceeds	We estimate that our net proceeds from the sale of the common stock in this offering and the Concurrent Private Placement will be approximately $92.0 million, assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range on the cover page of this prospectus, and after deducting underwriting discounts and commissions and offering expenses payable by us. We intend to use $55.0 million of the net proceeds from this offering and the Concurrent Private Placement to increase our statutory capital and surplus to enable us to write additional policies and $25.0 million of the net proceeds to fund collateralized reinsurance through Osprey, our reinsurance subsidiary. We intend to use the remainder of the net proceeds to fund the growth of our business and for general corporate purposes. See “Use of Proceeds.”

New York Stock Exchange Symbol	We have been approved to list our common stock on the New York Stock Exchange (“NYSE”) under the symbol “HRTG.”

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of facts to consider carefully before deciding to invest in shares of our common stock.

Dividend Policy	We do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determinations relating to our dividend policies will be made at the discretion of our board of directors and will depend on various factors. See “Dividend Policy.”

Directed Share Program

At our request, the underwriters have reserved up to 15% of the shares of common stock for sale at the initial public offering price to persons who are directors, officers, employees and other parties associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the sales of the directed shares. Individuals who purchase shares in the directed share program will be subject to a 180-day lock-up period, as described in “Shares Eligible for Future Sale—Lock-Up Agreements.”

Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock to be outstanding immediately after this offering and the Concurrent Private Placement:

•	gives effect to the 2,550-for-1 stock split effected on May 7, 2014;

•	gives effect to the completion of the Reorganization Transactions on May 22, 2014 as described in “—Reorganization Transactions;”

•	assumes no exercise by the underwriters of their option to purchase up to 900,000 additional shares from us;

•

excludes an aggregate of 30,600 shares of common stock issuable upon the exercise of warrants at an exercise price of $5.88 per share that will remain outstanding following the consummation of this offering; and

•

excludes an aggregate of 2,919,671 shares of our common stock reserved for issuance under the Heritage Insurance Holdings, Inc. Omnibus Incentive Plan (the “Plan”) that we intend to adopt in connection with this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary consolidated historical financial data for the periods presented and pro forma balance sheet information as of March 31, 2014. You should read the information set forth below in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. The statements of income (loss) data for the period ended December 31, 2012 and the year ended December 31, 2013 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The statements of income (loss) data for the three months ended March 31, 2013 and 2014 and the balance sheet data as of March 31, 2014 are derived from our unaudited quarterly consolidated financial statements included elsewhere in this prospectus. The statements of income (loss) data for the three months ended June 30, 2013, September 30, 2013 and December 31, 2013 set forth below are derived from our unaudited quarterly consolidated financial statements not included in this prospectus and contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations for the periods presented. See “Index to Consolidated Financial Statements.”

Statement of Operations Data (in thousands except share and per share data)	August 7, 2012 (inception) to December 31, 2012	Three Months Ended				Year Ended December 31, 2013	Three Months Ended March 31, 2014
		March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Revenue:
Gross premiums written	$43,384	$16,349	$81,049	$37,176	$83,963	$218,537	$68,903
Gross premiums earned	5,719	20,324	28,040	41,506	50,089	139,959	60,860
Ceded premium	(120)	(358)	(6,416)	(19,701)	(18,325)	(44,800)	(18,624)

Net premiums earned	5,599	19,966	21,624	21,805	31,764	95,159	42,236
Retroactive reinsurance income(1)	—	—	26,072	—	(26)	26,046	—
Net investment income	27	212	125	302	410	1,049	618
Net realized losses	—	(2)	(46)	(123)	(152)	(323)	(42)
Other revenue	4	166	826	796	1,113	2,901	1,066

Total revenue	$5,630	$20,342	$48,601	$22,780	$33,109	$124,832	$43,878

Expenses:
Losses and loss adjustment expenses	1,402	5,280	7,870	9,996	15,355	38,501	20,587
Policy acquisition costs	84	115	865	1,740	3,430	6,150	4,473
General and administrative expenses	7,922 (2)	3,988	5,579	3,373	11,764	24,704	6,997
Interest expense	829	6	6	4	—	16	—

Income (loss) before income taxes	(4,607)	10,953	34,281	7,667	2,560	55,461	11,821
Provision for income taxes	859	3,899	13,263	2,340	1,746	21,248	3,933

Net income (loss)	$(5,466)	$7,054	$21,018	$5,327	$814	$34,213	$7,888

Basic earnings (loss) per share(3)	$(0.87)	$0.66	$1.38	$0.35	$0.05	$2.39	$0.48
Diluted earnings (loss) per share(3)	$(0.87)	$0.66	$1.38	$0.35	$0.05	$2.36	$0.42
Basic weighted average shares outstanding(3)	6,280,650	10,763,550	15,203,100	15,254,100	15,955,351	14,313,150	16,360,800
Diluted weighted average shares outstanding(3)	6,280,650	10,763,550	15,203,100	15,254,100	16,592,851	14,473,800	18,997,500

	Three Months Ended				Year Ended December 31, 2013	Three Months Ended March 31, 2014
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Selected Other Data
Book value per share(3)(4)	$4.51	$5.82	$6.18	$6.17	$6.17	$6.73
Growth in book value per share(4)	33.2%	29.2%	6.1%	(0.1)%	82.4%	9.0%
Return on average equity(4)	59.3%	107.8%	23.2%	3.3%	45.0%	29.9%

Selected ratios(5)
Ratios to gross premiums earned
Gross loss ratio	26.0%	28.1%	24.1%	30.7%	27.5%	33.8%
Ceded premium ratio	1.8%	22.9%	47.5%	36.6%	32.0%	30.6%
Gross expense ratio	20.2%	23.0%	12.3%	30.3%	22.0%	18.8%
Combined ratio	47.9%	73.9%	83.9%	97.6%	81.6%	83.3%
Ratios to net premiums earned
Net loss ratio	26.4%	36.4%	45.9%	48.3%	40.5%	48.7%
Net expense ratio	20.5%	29.8%	23.4%	47.8%	32.4%	27.2%
Combined ratio	47.0%	66.2%	69.3%	96.2%	72.9%	75.9%

	March 31, 2014
Consolidated Balance Sheet Data (in thousands)	Actual	Pro Forma(6)	Pro Forma As Adjusted(7)
Cash, cash equivalents and investments	$225,749	$248,174	$340,174
Total assets	$286,114	$308,539	$400,539
Unpaid losses and loss adjustment expenses	$28,456	$28,456	$28,456
Unearned premiums	$124,285	$124,285	$124,285
Total liabilities	$175,973	$175,973	$175,973
Total stockholders’ equity	$110,141	$132,566	$224,566

(1)	Retroactive reinsurance income of $26.0 million during the year ended December 31, 2013 represents premiums earned, net of losses, for the period from January 1, 2013 through May 31, 2013 from a retroactive reinsurance agreement entered into in connection with our assumption of approximately 39,000 policies from Citizens in June 2013. See Note 2 to our consolidated financial statements for the year ended December 31, 2013 included elsewhere in this prospectus.
(2)	General and administrative expenses for the year ended December 31, 2012 includes $5.5 million of stock-based compensation.
(3)	Share and per share data for the periods presented gives retroactive effect to the 2,550-for-1 stock split effected on May 7, 2014, but does not give retroactive effect to the Reorganization Transactions.
(4)	Includes the value, as of the end of each period, of the redeemable equity described in footnote 8 below. See “Selected Consolidated Financial Data.”
(5)	The ratios presented do not reflect the impact of the retroactive reinsurance income described in footnote 1 above. For a definition of each of the ratios presented, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Our Results of Operations—Ratios.”
(6)	The pro forma balance sheet data gives effect to the Reorganization Transactions.
(7)	The pro forma as adjusted balance sheet data gives further effect to (i) the issuance of 6,000,000 shares of common stock in this offering and 666,666 shares of common stock in the Concurrent Private Placement (ii) our receipt of the estimated net proceeds from the sale of shares of common stock offered by us in this offering and the Concurrent Private Placement at an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

An investment in our common stock involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below together with the other information included in this prospectus before purchasing our common stock in this offering. If any of the possibilities described as risks below actually occurs, our operating results and financial condition would likely suffer and the trading price of our common stock could fall, causing you to lose some or all of your investment. The following is a description of what we consider the key challenges and material risks to our business and an investment in our common stock.

Risks Related to Our Business

We have a limited operating history, and our business and future prospects are difficult to evaluate.

We began operations in August 2012 and wrote our first policy in November 2012. Due to our limited operating history, our ability to execute our business strategy is materially uncertain and our operations and prospects are subject to all risks inherent in a developing business enterprise. Our limited operating history also makes it difficult to evaluate our long term commercial viability. As a new business, we must work to establish and develop successful operating procedures, hire staff, tailor and fine-tune our information management and other systems, maintain adequate control of our expenses, develop business relationships, implement our marketing strategies (and adapt and modify them as needed), establish a positive image and reputation in the community, and take any other steps necessary to conduct our business. As a result of these challenges, it is possible that we may not be successful in implementing our business strategy or completing the development of the infrastructure necessary to expand our business.

Our loss reserves are estimates and may be inadequate to cover our actual liability for losses, causing our results of operations to be adversely affected.

We maintain reserves to cover our estimated ultimate liabilities for losses and loss adjustment expenses, also referred to as loss reserves. As a new company, we have a limited operating history and a limited loss history which may negatively impact our ability to accurately establish loss reserves. Our current loss reserves are based primarily on industry historical data and statistical projections of what we believe the resolution and administration of claims will cost based on facts and circumstances then known to us. As a new company, our claims experience and our experience with the risks related to certain claims is inherently limited, and we must rely heavily on industry historical data, which may not be indicative of future periods. As a result, our projections and our estimates may be inaccurate, which in turn may cause our actual losses to exceed our loss reserves. If our actual losses exceed our loss reserves, our financial results, our ability to expand our business and to compete in the property and casualty insurance industry may be negatively affected.

Factors that affect unpaid losses and loss adjustment expenses include the estimates made on a claim-by-claim basis known as “case reserves” coupled with bulk estimates known as “incurred but not yet reported” (or “IBNR”). Periodic estimates by management of the ultimate costs required to resolve all claims are based on our analysis of historical data and estimations of the impact of numerous factors such as (i) per claim information; (ii) industry and company historical loss experience and development patterns; (iii) legislative enactments, judicial decisions, legal developments in the awarding of damages and changes in political attitudes; and (iv) trends in general economic conditions, including the effects of inflation. Management revises its estimates based on the results of its analysis. This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for estimating the ultimate resolution of all claims. There is no precise method for subsequently evaluating the impact of any specific factor on the adequacy of the reserves, because the eventual redundancy or deficiency is affected by multiple factors.

Because of the inherent uncertainties in the reserving process, we cannot be certain that our reserves will be adequate to cover our actual losses and loss adjustment expenses. If our reserves for unpaid losses and loss adjustment expenses are less than actual losses and loss adjustment expenses, we will be required to increase our reserves with a corresponding reduction in our net income in the period in which the deficiency is identified. Future loss experience substantially in excess of our reserves for unpaid losses and loss adjustment expenses could substantially harm our results of operations and financial condition.

Because we conduct our business in Florida only, any single catastrophic event, or a series of such events, or other condition affecting losses in Florida could adversely affect our financial condition and results of operations.

We currently conduct our insurance business in Florida only. The distribution of our policies is generally consistent with that of Florida’s population and is therefore more concentrated in densely-populated coastal areas. A single catastrophic event, or a series of such events, destructive weather pattern, general economic trend, regulatory development or other condition specifically affecting Florida, particularly the more densely populated areas of the state, could have a disproportionately adverse impact on our business, financial condition and results of operations. While we actively manage our exposure to catastrophic events through our underwriting process and the purchase of reinsurance, the fact that our business is concentrated in Florida subjects us to increased exposure to certain catastrophic events and destructive weather patterns such as hurricanes, tropical storms and tornadoes. Changes in the prevailing regulatory, legal, economic, political, demographic and competitive environment, and other conditions in Florida could also make it less attractive for us to do business in Florida and would have a more pronounced effect on our business than it would on other insurance companies that are more geographically diversified than we are. Since our business is concentrated in this manner, the occurrence of one or more catastrophic events or other conditions affecting losses in Florida could have an adverse effect on our business, financial condition and results of operations.

We have exposure to unpredictable catastrophes, which can materially and adversely affect our financial results.

We write insurance policies that cover homeowners and condominium owners for losses that result from, among other things, catastrophes. We are therefore subject to losses, including claims under policies we have assumed or written, arising out of catastrophes that may have a significant effect on our business, results of operations and financial condition. A significant catastrophe, or a series of catastrophes, could also have an adverse effect on our reinsurers. Catastrophes can be caused by various events, including hurricanes, tropical storms, tornadoes, earthquakes, hailstorms, explosions, power outages, fires and by man-made events, such as terrorist attacks. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected and the severity of the event. Our policyholders are currently concentrated in Florida, which is especially subject to adverse weather conditions such as hurricanes and tropical storms. Therefore, although we attempt to manage our exposure to catastrophes through our underwriting process and the purchase of reinsurance protection, an especially severe catastrophe or series of catastrophes could exceed our reinsurance protection and may have a material adverse impact on our results of operations and financial condition. In total, for the period from June 1, 2013 through May 31, 2014, we have purchased $721.0 million of reinsurance coverage, including our retention, for multiple catastrophic events. We are in the process of finalizing our reinsurance program for the period from June 1, 2014 through May 31, 2015, which will include our catastrophe reinsurance agreements with Citrus Re Ltd. and its issuance of $200.0 million of catastrophe bonds. We expect to purchase $1,040.0 million of reinsurance coverage, including our retention, for the twelve months ending May 31, 2015. See “Business—Reinsurance—2014-2015 Reinsurance Program.” Our ability to access this coverage, however, is subject to the severity and frequency of such events. As of March 31, 2014, our total insured value was $36.8 billion, and we may experience significant losses and loss adjustment expenses in excess of our retention.

Our results of operations may fluctuate significantly based on industry factors as well as our participation in the Citizens depopulation program.

The insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excess underwriting capacity, as well as periods when shortages of capacity permitted an increase in pricing. As premium levels increase, there may be new entrants to the market, which could then lead to increased competition, a significant reduction in premium rates, less favorable policy terms and fewer opportunities to underwrite insurance risks, which could have a material adverse effect on our results of operations and cash flows. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers, including changes resulting from multiple and/or catastrophic hurricanes, may affect the cycles of the insurance business significantly. We cannot predict whether market conditions will improve, remain constant or deteriorate. Negative market conditions may impair our ability to write insurance at rates that we consider appropriate relative to the risk assumed. If we cannot write insurance at appropriate rates, our business would be materially and adversely affected.

In addition, the uncertainties inherent in the reserving process, together with the potential for unforeseen developments, including changes in laws and the prevailing interpretation of policy terms, may result in losses and loss adjustment expenses materially different from the reserves initially established. Changes to prior year reserves will affect current underwriting results by increasing net income if the prior year reserves prove to be redundant or by decreasing net income if the prior year reserves prove to be insufficient. We are not allowed to record contingency reserves to account for expected future losses. As a result, we expect volatility in operating results in periods in which significant loss events occur because generally accepted accounting principles do not permit insurers or reinsurers to reserve for loss events until they have occurred and are expected to give rise to a claim. We anticipate that claims arising from future events may require the establishment of substantial reserves from time to time.

Our results of operations may also vary based on our continued participation in the Citizens depopulation program. As part of a typical assumption transaction with Citizens, we acquire the unearned premium associated with the assumed policies, which, depending on the size of the transaction, may cause significant variability in our financial results from period to period. In June 2013, we entered into a retroactive quota share reinsurance agreement with Citizens that resulted in our recognition of $26.0 million of retroactive insurance income for the year ended December 31, 2013, as we realized income equal to the earned premiums, net of associated losses and loss adjustment expenses, from such policies for the period from January 1, 2013 through May 31, 2013 with no corresponding reinsurance cost. We do not expect to enter into similar retroactive arrangements in connection with future policy assumptions from Citizens. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Our Results of Operations—Retroactive reinsurance income.”

Our successful participation in the Citizens depopulation program depends on the continuation of such program and our ability to select favorable policies to assume.

An important element of our growth strategy involves continued participation in the Citizens depopulation program. As of March 31, 2014, approximately 89% of our 140,000 policies in force were assumed from Citizens. Our ability to participate in this program is subject to a variety of factors, including continuation of the program. There can be no assurance that Citizens will decide to continue the depopulation program for a significant period of time, or at all. In addition, the establishment of the Clearinghouse, which launched in January 2014 and makes certain new or renewed business ineligible to be underwritten by Citizens, may substantially reduce Citizens’ policy count and, in particular, the number of policies we would like to assume. Any efforts by the Florida legislature or Citizens to curtail the depopulation program, materially modify the terms of the program as it relates to personal residential policies, or restrict our participation in the program would hurt our growth prospects and will adversely impair our financial condition and results of operations. When we enter into an assumption transaction with Citizens, we have the opportunity to review information about the policies available for assumption. We undertake a robust selection process in which we analyze various aspects of each policy’s risk profile and, based on the results, select the policies we would like to assume. Our successful participation in the depopulation program depends on our ability to select policies that will be accretive to our financial results. However, our selection process involves many different considerations, and there can be no assurances that we will appropriately assess the risks associated with each policy. As a result, we may select unfavorable policies that could result in substantial losses, which may in turn adversely impact our financial condition and results of operations.

We may not be able to collect reinsurance amounts due to us from the reinsurers with which we have contracted.

Reinsurance is a method of transferring part of an insurance company’s risk under an insurance policy to another insurance company. To the extent that our reinsurers are unable to meet the obligations they assume under our reinsurance agreements, we remain liable for the entire insured loss. We use reinsurance arrangements to limit and manage the amount of risk we retain, to stabilize our underwriting results and to increase our underwriting capacity. Our ability to recover amounts due from reinsurers under the reinsurance treaties we currently have in effect is subject to the reinsurance company’s ability and willingness to pay and to meet its obligations to us. We attempt to select financially strong reinsurers with an A.M. Best or S&P rating of “A-” or better or we require the reinsurer to fully collateralize its exposure. While we monitor from time to time their financial condition, we also rely on our reinsurance broker and rating agencies in evaluating our reinsurers’ ability to meet their obligations to us.

Our reinsurance coverage in any given year may be concentrated with one or a limited group of reinsurers. For the twelve months ending May 31, 2014, Allianz Risk Transfer (AG) Limited reinsures 75% of each layer of our reinsurance coverage up to the $401.5 million level and 90% and 100%, respectively, of our first and second aggregate layers. We expect that our reinsurance program for the twelve months ending May 31, 2015 may have similar levels of concentration. Any failure on the part of any one reinsurance company to meet its obligations to us could have a material adverse effect on our financial condition or results of operations.

All residential and commercial insurance companies that write business in Florida, including us, are required to obtain reinsurance through FHCF, and this coverage comprises a substantial portion of our reinsurance program. The limit and retention of the FHCF coverage is subject to upward or downward adjustment based on, among other things, submitted exposures to FHCF by all participants. We have purchased private reinsurance alongside our FHCF layer to fill in gaps in coverage that may result from the adjustment of the limit or retention of our FHCF coverage; however, such reinsurance would not cover any losses we may incur as a result of FHCF’s inability to pay the full amount of our claims. If a catastrophic event occurs in Florida, FHCF may not have sufficient funds to pay all of its claims from insurance companies in full or in a timely manner. This could result in significant financial, legal and operational challenges to our Company. In the event of a catastrophic loss, FHCF’s ability to pay may be dependent upon its ability to issue bonds in amounts that would be required to meet its reinsurance obligations. There can be no assurance that FHCF will be able to do this. While we believe FHCF currently has adequate capital and financing capacity to meet its reinsurance obligations, there can be no assurance that it will be able to meet its obligations in the future, and any failure to do so could have a material adverse effect on our liquidity, financial condition and results of operations.

Reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all.

The cost of reinsurance is subject to prevailing market conditions beyond our control such as the amount of capital in the reinsurance market, as well as the frequency and magnitude of natural and man-made catastrophes. We cannot be assured that reinsurance will remain continuously available to us in the amounts we consider sufficient and at prices acceptable to us. As a result, we may determine to increase the amount of risk we retain or look for other alternatives to reinsurance, which could in turn have a material adverse effect on our financial position, results of operations and cash flows.

We are in the process of finalizing our reinsurance program for the 2014 hurricane season. While we believe we have reached agreement with our reinsurers with respect to the terms, including pricing, of our reinsurance program beginning June 1, 2014, we have not yet entered into binding reinsurance agreements with respect to such coverage. There can be no assurances that the final terms of the coverage for our 2014-2015 reinsurance program will be consistent with our expectations, or that the expected coverage will be available to us at all. In addition, market conditions or other factors beyond our control may make such coverage unavailable to us on favorable pricing terms. If we are unable to purchase the expected coverage for our 2014-2015 reinsurance program at a commercially reasonable price, our financial condition and results of operation may be adversely affected.

Increased competition, competitive pressures, industry developments and market conditions could affect the growth of our business and adversely impact our financial results.

The property and casualty insurance industry in Florida is cyclical and, during times of increased capacity, highly competitive. We compete not only with other stock companies, but also with Citizens, mutual companies, other underwriting organizations and alternative risk sharing mechanisms. Our principal lines of business are written by numerous other insurance companies. Competition for any one account may come from very large, well-established national companies, smaller regional companies, other specialty insurers in our field and other companies that write insurance only in Florida. Some of these competitors have greater financial resources, larger agency networks and greater name recognition than we do. We compete for business not only on the basis of price, but also on the basis of financial strength, types of coverages offered, availability of coverage desired by customers, commission structure and quality of service. We may have difficulty continuing to compete successfully on any of these bases in the future. Competitive pressures coupled with market conditions may affect our rate of premium growth and financial results.

In addition, industry developments could further increase competition in our industry. These developments could include:

•

an influx of new capital in the marketplace as existing companies attempt to expand their businesses and new companies attempt to enter the insurance business as a result of better premium pricing and/or policy terms;

•	an increase in programs in which state-sponsored entities provide property insurance in catastrophe-prone areas;

•	changes in Florida’s regulatory climate; and

•

the passage of federal proposals for an optional federal charter that would allow some competing insurers to operate under regulations different or less stringent than those applicable to Heritage P&C.

These developments and others could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance available. If competition limits our ability to write new business at adequate rates, our future results of operations would be adversely affected.

Our success depends on our ability to accurately price the risks we underwrite.

Our results of operations and financial condition depend on our ability to underwrite and set premium rates accurately for a wide variety of risks. Rate adequacy is necessary to generate sufficient premiums to pay losses, loss adjustment expenses, reinsurance costs and underwriting expenses and to earn a profit. In order to price our products accurately, we must collect and properly analyze a substantial amount of data; develop, test and apply appropriate rating formulas; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to successfully perform these tasks, and as a result price our products accurately, is subject to a number of risks and uncertainties, some of which are outside our control, including:

•	the availability of sufficient reliable data and our ability to properly analyze available data;

•	regulatory delays in approving filed rate changes;

•	the uncertainties that inherently characterize estimates and assumptions;

•	our selection and application of appropriate rating and pricing techniques;

•	changes in legal standards, claim resolution practices, and restoration costs; and

•	legislatively imposed consumer initiatives.

In addition, we could underprice risks, which would negatively affect our profit margins. We could also overprice risks, which could reduce the number of policies we write and our competitiveness. In either event, our profitability could be materially and adversely affected.

The inherent uncertainty of models and our reliance on such models as a tool to evaluate risk may have an adverse effect on our financial results.

We license analytic and modeling software from third parties to facilitate our pricing, assess our risk exposure and determine our reinsurance needs. Given the inherent uncertainty of modeling techniques and the application of such techniques, these models and databases may not accurately address the emergence of a variety of matters which might impact our exposure to losses. Accordingly, these models may understate the exposures we are assuming and our financial results may be adversely impacted, perhaps significantly.

The failure of our claims department to effectively manage or remediate claims could adversely affect our insurance business, financial results and capital requirements.

We rely on our claims department to facilitate and oversee the claims adjustment process for our policyholders. Many factors could affect the ability of our claims department to effectively manage claims by our policyholders, including:

•	the accuracy of our adjusters as they make their assessments and submit their estimates of damages;

•	the training, background and experience of our claims representatives;

•	the ability of our claims department to ensure consistent claims handling;

•	the ability of our claims department to translate the information provided by adjusters into acceptable claims resolutions; and

•	the ability of our claims department to maintain and update its claims handling procedures and systems as they evolve over time based on claims and geographical trends in claims reporting.

Any failure to effectively manage the claims adjustment process, including failure to pay claims accurately, could lead to material litigation, undermine our reputation in the marketplace, impair our corporate image and negatively affect our financial results.

Additionally, in the final stage of the claims process, we leverage Contractors’ Alliance’s vendor network to provide repair and remediation services to the policyholder. If such services are not performed properly, we may face liability. Although we maintain professional liability insurance to cover losses arising from our repair and remediation services, there can be no assurances that such coverage is adequate. In addition, our failure to timely and properly remediate claims, or the perception of such failure, may damage our reputation and adversely affect our ability to renew existing policies or write new policies.

If actual renewals of our existing contracts do not meet expectations, our premiums written in future years and our future results of operations could be materially adversely affected.

Our insurance policies are written for a one-year term. We make assumptions about the renewal of our prior year’s contracts, including for purposes of determining the amount of reinsurance we purchase. If actual renewals do not meet expectations or if we choose not to write on a renewal basis because of pricing conditions, our premiums written in future years and our future operations would be materially adversely affected, and we may purchase reinsurance beyond what we believe is the most appropriate level.

Our participation in the new Clearinghouse may not result in an increase in our premium revenue.

Part of our growth strategy includes participating in the Clearinghouse. On March 31, 2014, we were approved to participate in the Clearinghouse, but there can be no assurance that our policy count or gross premiums will increase as a result of our participation in the Clearinghouse because our premiums may not be below the threshold required by Citizens, other carriers participating in the Clearinghouse may be willing to offer similar policies for lower premiums, or we may decide to not provide a quote on these policies if they do not meet our underwriting guidelines.

We may not be able to effectively execute our growth strategy.

As part of our growth strategy, we may broaden our service offerings in order to more efficiently serve our customers and manage the claims process. As part of our expansion strategy, we may enter into new lines of business or offer new products and services within existing lines of business. For example, in January 2014, we hired two individuals with experience in commercial residential insurance sales and underwriting who will assist us in developing this new product line. Additionally, in March 2014, we acquired the largest vendor in the Contractors’ Alliance network, a water remediation company, which we believe will allow us to expand our mitigation and restoration services. There are substantial risks and uncertainties associated with these efforts. We may invest significant time and resources to develop and market new lines of business and/or products and services and we may not achieve the return on our investment that we expect. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting customer preferences may also impact the successful implementation of a new line of business or a new product or service. Such external factors and requirements may increase our costs and potentially affect the speed with which we will be able to pursue new market opportunities. There can be no assurance that we will be successful bringing new insurance products to our marketplace. Additionally, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks could have a material adverse effect on our business, results of operations and financial condition.

Our growth strategy may also involve expansion of our business to states outside of Florida. Geographic diversification may be hindered by the fact that we are a new company with a limited operating history, and we may be unable to satisfy requirements imposed by state regulators and other third parties.

If we are unable to expand our business because our capital must be used to pay greater than anticipated claims, our financial results may suffer. Further, we may require additional capital in the future which may not be available or may only be available on unfavorable terms.

Our future growth and future capital requirements will depend on our ability to expand the number of insurance policies we assume or write in Florida, to expand the kinds of insurance products we offer and to expand the geographic markets in which we do business, all balanced by the business risks we choose to assume and cede. All of these growth initiatives require capital. Our existing sources of funds include possible sales of common or preferred stock, incurring debt and our earnings from operations and investments. Unexpected catastrophic events in our coverage areas, such as the hurricanes experienced in Florida in the past decade, may result in greater claims losses than anticipated, which could require us to limit or halt our growth while we redeploy our capital to pay these unanticipated claims unless we are able to raise additional capital.

To the extent that our present capital is insufficient to meet future operating requirements or to cover losses, we may need to raise additional funds through financings or curtail our growth. Based on our current operating plan, we believe that our current capital together with our anticipated retained income will support our operations. However, we cannot provide any assurance in that regard, since many factors will affect the amount and timing of our capital needs, including our growth and profitability, the availability and cost of reinsurance, as well as possible acquisition opportunities, market disruptions and other unforeseeable developments. If we require additional capital, it is possible that equity or debt financing may not be available on acceptable terms or at all. In the case of equity financings, dilution to our stockholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of existing stockholders. If we cannot obtain adequate capital on favorable terms or at all, our business, financial condition or results of operations could be materially adversely affected.

Our information technology systems may fail or suffer a loss of security which could adversely affect our business.

Our insurance business is highly dependent upon the successful and uninterrupted functioning of our computer and data processing systems. We rely on these systems to perform actuarial and other modeling functions necessary for writing business, as well as to handle our policy administration process (i.e., handling and adjusting claims, the printing and mailing of our policies, endorsements, renewal notices, etc.). The successful operation of our systems depends on a continuous supply of electricity. The failure of these systems or disruption in the supply of electricity could interrupt our operations and result in a material adverse effect on our business.

The development and expansion of our insurance business is dependent upon the successful development and implementation of advanced technology, including modeling, underwriting and information technology systems. Because we intend to expand our business by writing additional voluntary policies and entering into new lines of business, we are enhancing our information technology systems to handle and process an increased volume of policies. The failure of these systems to function as planned could slow our growth and adversely affect our future business volume and results of operations. In addition, we have licensed certain systems and data from third parties. We cannot be certain that we will have access to these, or comparable systems, or that our technology or applications will continue to operate as intended. Moreover, we cannot be certain that we would be able to replace these systems without slowing our underwriting response time. A major defect or failure in our internal controls or information technology systems could result in management distraction, harm to our reputation, a loss or delay of revenues or increased expense.

In addition, a security breach of our computer systems could damage our reputation or result in liability. We retain confidential business and policyholder information in our computer systems. We may be required to spend significant capital and other resources to protect against security breaches or to alleviate problems caused by such breaches. It is critical that our facilities and infrastructure remain secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. In addition, we could be subject to liability if hackers were able to penetrate our network security or otherwise misappropriate confidential information.

The development and implementation of new technologies will require an additional investment of our capital resources in the future.

Frequent technological changes, new products and services and evolving industry standards are all influencing the insurance business. We believe that the development and implementation of new technologies will require additional investment of our capital resources in the future. We have not determined, however, the amount of resources and the time that this development and implementation may require, which may result in short-term, unexpected interruptions to our business, or may result in a competitive disadvantage in price and/or efficiency, as we endeavor to develop or implement new technologies.

We do not have significant redundancy in our operations.

We conduct our business primarily from offices located on the west coast of Florida where hurricanes could damage our facilities or interrupt our power supply. The loss or significant impairment of functionality in these facilities for any reason could have a material adverse effect on our business, as we do not have significant redundancies to replace our facilities if functionality is impaired. We contract with a third party vendor to maintain complete daily backups of our systems, however, we have not fully tested our plan to recover data in the event of a disaster.

We may be unable to attract and retain qualified employees.

We depend on our ability to attract and retain experienced underwriting talent and other skilled employees who are knowledgeable about our business. If the quality of our underwriters and other personnel decreases, we may be unable to maintain our current competitive position in the specialized markets in which we operate and be unable to expand our operations, which could adversely affect our results.

Because we began operations in August 2012 and have relatively few employees, the loss of, or failure to attract, key personnel could have a more significant impact on our business as compared to some of our competitors that are larger or have longer operating histories. We believe that our ability to grow and fully execute our business plan will depend in large part on our ability to attract and retain additional skilled and qualified personnel and to expand, train and manage our employees. We may not be successful in doing so, because the competition for experienced personnel in the insurance industry is intense.

We are dependent on key executives, the loss of whom could adversely affect our business.

Our future success depends to a significant extent on the efforts of our senior management. We believe there are only a limited number of available and qualified executives with substantial experience in our industry. Accordingly, the loss of the services of one or more of the members of our senior management could delay or prevent us from fully implementing our business strategy and, consequently, significantly and negatively affect our business.

Currently, we only maintain key man life insurance with respect to Bruce Lucas, our Chairman and Chief Executive Officer. If any other member of senior management dies or becomes incapacitated, or leaves the company to pursue employment opportunities elsewhere, we would be solely responsible for locating an adequate replacement for such senior management and for bearing any related cost. To the extent that we are unable to locate an adequate replacement or are unable to do so within a reasonable period of time, our business may be significantly and negatively affected.

Our financial results may be negatively affected by the fact that a portion of our income is generated by the investment of our company’s capital, premiums and loss reserves.

A portion of our income is, and likely will continue to be, generated by the investment of our capital, premiums and loss reserves. The amount of income so generated is a function of our investment policy, available investment opportunities and the amount of available cash invested. We are also constrained by investment limitations contained in the Florida Insurance Code. At March 31, 2014, approximately 67% of our total investments, cash and cash equivalents was invested in fixed-maturity and equity securities and mortgage loans with the balance in cash and cash equivalents. We may, under certain circumstances, be required to liquidate our investments in securities at prices below book value, which may adversely affect our financial results. We currently hold all of our cash in accounts with three financial institutions and, as a result of this concentration, a portion of the balances in such accounts exceeds the FDIC insurance limits. While we monitor and adjust the balances in our accounts as appropriate, these balances could be impacted if any of these financial institutions fail and could be subject to other adverse conditions in the financial markets.

We may alter our investment policy to accept higher levels of risk with the expectation of higher returns. Fluctuating interest rates and other economic factors make it impossible to estimate accurately the amount of investment income that will be realized. In fact, we may realize losses on our investments.

Our inability to maintain our financial stability rating may have a material adverse effect on our competitive position, the marketability of our product offerings, and our liquidity, operating results and financial condition.

Financial stability ratings are important factors in establishing the competitive position of insurance companies and can have a significant effect on an insurance company’s business. Many insurance buyers, agents, brokers and secured lenders use the ratings assigned by rating agencies to assist them in assessing the financial stability and overall quality of the companies from which they are considering purchasing insurance or in determining the financial stability of the company that provides insurance. We currently have a Demotech rating of “A” (“Exceptional”). This is the third highest financial stability rating of the six financial stability ratings utilized by Demotech. These financial stability ratings provide an objective baseline for assessing solvency and should not be interpreted as (and are not intended to serve as) an assessment of, a recommendation to buy, sell, or hold, any securities of an insurance company or its parent holding company, including the shares of our common stock being offered by this prospectus.

On an ongoing basis, rating agencies review the financial performance and condition of insurers and can downgrade or change the outlook on an insurer’s ratings due to, for example, a change in an insurer’s statutory capital, a reduced confidence in management or a host of other considerations that may or may not be under the insurer’s control. All ratings are subject to continuous review; therefore, the retention of these ratings cannot be assured. A downgrade in any of these ratings could have a material adverse effect on our competitive position, the marketability of our product offerings and our ability to grow in the marketplace.

The effects of emerging claim and coverage issues on our business are uncertain.

Loss severity in the property and casualty insurance industry has continued to increase in recent years, principally driven by larger court judgments. In addition, many legal actions and proceedings have been brought on behalf of classes of complainants, which can increase the size of judgments. The propensity of policyholders and third party claimants to litigate and the willingness of courts to expand causes of loss and the size of awards may render the loss reserves of our insurance subsidiary inadequate for current and future losses. In addition, as industry practices and social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance policies that are affected by the changes. As a result, the full extent of liability under our insurance policies may not be known at the time such policies are issued or renewed, and our financial position and results of operations may be adversely affected.

The failure of the risk mitigation strategies we utilize could have a material adverse effect on our financial condition or results of operations.

We utilize a number of strategies to mitigate our risk exposure including:

•	employing proper underwriting procedures;

•	carefully evaluating the terms and conditions of our policies;

•	geographic diversification; and

•	ceding insurance risk to reinsurance companies.

However, there are inherent limitations in all of these tactics. No assurance can be given that an event or series of unanticipated events will not result in loss levels which could have a material adverse effect on our financial condition or results of operations.

Lack of effectiveness of exclusions and other loss limitation methods in the insurance policies we assume or write could have a material adverse effect on our financial condition or our results of operations.

Various provisions of our policies, such as limitations or exclusions from coverage which are designed to limit our risks, may not be enforceable in the manner we intend. In addition, the policies we issue contain conditions requiring the prompt reporting of claims to us and our right to decline coverage in the event of a violation of that condition. While our insurance product exclusions and limitations reduce the loss exposure to us and help eliminate known exposures to certain risks, it is possible that a court or regulatory authority could nullify or void an exclusion or limitation, or legislation could be enacted modifying or barring the use of such endorsements and limitations in a way that would adversely affect our loss experience, which could have a material adverse effect on our financial condition or results of operations.

We rely on independent agents to write voluntary insurance policies for us, and if we are not able to attract and retain independent agents, our revenues would be negatively affected.

We write voluntary insurance policies through a network of independent agents. Of our network of approximately 1,100 independent agents, approximately 46% are affiliated with nine large agency networks with which we have entered into master agency agreements. As of March 31, 2014, voluntary policies written through independent agents constituted approximately 11% of our total policies in force and represented approximately $23.4 million in annualized premiums. We expect to increase the number of voluntary policies we write as our business expands, which will further increase our reliance on our network of independent agents. In fact, in the future, we may rely on independent agents to be the primary source for our property insurance policies. If any of our independent agents cease writing policies for us, or if any of our master agency agreements are terminated, we may suffer a reduction in the amount of products we are able to sell, which would negatively impact our results.

Many of our competitors also rely on independent agents. As a result, we must compete with other insurers for independent agents’ business. Our competitors may offer a greater variety of insurance products, lower premiums for insurance coverage, or higher commissions to their agents. If our products, pricing and commissions do not remain competitive, we may find it more difficult to attract business from independent agents to sell our products.

Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

Climate change, to the extent it produces extreme changes in temperatures and changes in weather patterns, could affect the frequency or severity of weather events. Further, it could reduce the affordability and availability of personal residential insurance, which could have an effect on pricing. Changes in weather patterns could also affect the frequency and severity of other natural catastrophe events to which we may be exposed.

We identified material weaknesses in our internal controls over financial reporting. If we are unable to implement and maintain effective internal controls over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires that we evaluate and determine the effectiveness of our internal controls over financial reporting and, beginning with our annual report for the fiscal year ending December 31, 2015, provide a management report on the internal controls over financial reporting. If we have a material weakness in our internal controls over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We are in the process of designing and implementing the internal controls over financial reporting required to comply with this obligation, which process will be time consuming, costly, and complicated.

In connection with the preparation of our financial statements for the period ended December 31, 2012 and the year ended December 31, 2013, we identified material weaknesses in our internal control over financial reporting related to, among other things, accounting for stock based compensation, equity transactions and income taxes. With the oversight of senior management, we have taken steps and plan to take additional measures to remediate the underlying causes of these material weaknesses, primarily through the development and implementation of formal policies, improved processes, as well as the hiring of additional finance personnel. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating these material weaknesses.

The occurrence of any of the following may cause investors to lose confidence in the accuracy and completeness of our financial reports and could negatively impact the price of our common stock:

•	our inability to remediate the material weaknesses discussed above;

•	identification of additional material weaknesses in our internal controls over financial reporting;

•	our inability to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner;

•	our inability to assert that our internal controls over financial reporting are effective; or

•	our independent registered public accounting firm’s inability to express an opinion as to the effectiveness of our internal controls over financial reporting.

If any of the foregoing occur, we may also become subject to investigations by the stock exchange on which our common stock is listed, the Securities and Exchange Commission (“SEC”) or other regulatory authorities, as well as lawsuits by private plaintiffs.

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and the NYSE, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices, including the establishment and maintenance of a majority independent board of directors and required committees. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, our management team and board of directors have limited experience implementing public company compliance requirements, and therefore we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to such efforts. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an emerging growth company, as defined in The Jumpstart Our Business Act of 2012 (the “JOBS Act”). We will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs. We also expect that operating as a public company will make it more difficult and significantly more expensive for us to obtain director and officer liability insurance.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure and other requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act with respect to our internal control over financial reporting, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these provisions for up to five years or such earlier time that we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.0 billion in annual revenues; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities; (iii) the issuance, in any three-year period, by our company of more than $1.0 billion in non-convertible debt securities held by non-affiliates; and (iv) the last day of the fiscal year ending after the fifth anniversary of this offering. We may choose to take advantage of some but not all of these reduced reporting and other burdens. To the extent we take advantage of any of the reduced reporting burdens in this prospectus or in future filings, the information that we provide our security holders may be different than you might get from other public companies in which you hold equity interests. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to “opt- out” of such extended transition period, however, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt-out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Risks Related to Regulation of our Insurance Operations

We are subject to extensive regulation which may reduce our profitability or limit our growth. Moreover, if we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may adversely affect our financial condition and results of operations.

We are subject to extensive state regulation. Heritage P&C is subject to supervision and regulation that is primarily designed to protect our policyholders rather than our stockholders, and such regulation is imposed by both the state in which it is domiciled (Florida) and the states in which it does business (currently only Florida). These regulations relate to, among other things, the approval of policy forms and premium rates, our conduct in the marketplace, our compliance with solvency and financial reporting requirements, transactions with our affiliates, and limitations on the amount of business we can write, the amount of dividends we can pay to stockholders, and the types of investments we can make. Insurance holding company regulations generally provide that transactions between an insurance company and its affiliates must be fair and reasonable, and must be clearly and accurately disclosed in the records of the respective parties, with expenses and payments allocated between the parties in accordance with customary accounting practices. Many types of transactions between an insurance company and its affiliates, such as transfers of assets, loans, reinsurance agreements, service agreements, certain dividend payments by the insurance company and certain other material transactions, may be subject to prior approval by, or prior notice to, state regulatory authorities. If we are unable to obtain the requisite prior approval for a specific transaction, we would be precluded from taking the action, which could adversely affect our operations. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives. In addition, regulatory authorities also may conduct periodic examinations into insurers’ business practices. These reviews may reveal deficiencies in our insurance operations or differences between our interpretations of regulatory requirements and those of the regulators.

State insurance regulations also frequently impose notice or approval requirements for the acquisition of specified levels of ownership in the insurance company or insurance holding company. For example, Florida law requires that a person may not, individually or in conjunction with any affiliated person of such person, acquire directly or indirectly, conclude a tender offer or exchange offer for, enter into any agreement to exchange securities for, or otherwise finally acquire 5% or more of the outstanding voting securities of a Florida domiciled stock insurer or of a controlling company, unless it is in compliance with certain notice and approval requirements. Such restriction may inhibit our ability to grow our business or achieve our business objectives.

Further, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. In some instances, we follow practices based on our interpretations of regulations or practices that we believe may be generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. This could adversely affect our ability to operate our business.

Heritage P&C is subject to additional regulation imposed by consent orders entered into with FLOIR in connection with our formation.

In addition to compliance with statutes and regulations, Florida routinely places additional restrictions on new insurers as a condition of receiving their certificate of authority. These restrictions are typically memorialized in a consent order entered into between FLOIR and the insurer applying for a certificate of authority. We are subject to such a consent order. We have, in certain cases, agreed to higher or more stringent restrictions than are otherwise required under Florida law. The material restrictions we have agreed to include:

•

Florida law requires a residential property writer to maintain surplus of the greater of $15.0 million or 10% of its liabilities. Pursuant the consent order, we agreed to establish a minimum capital and surplus of $18.0 million.

•

Florida law restricts the ratio of premiums written to policyholder surplus to 10 to 1 on a gross basis and 4 to 1 on a net of reinsurance basis. Pursuant to the consent order, we agreed to not exceed the projected premiums in the plan of operation submitted with our original application for licensure without the prior written approval of FLOIR during 2012, 2013 and 2014. As part of the FLOIR approval process for the various Citizens assumption transactions in which we have participated, we have received approval to exceed these projected premiums.

•

Florida law places no restrictions on the parent of an insurer, or other upstream entities, with regard to the payment of dividends. Pursuant to the consent order, we agreed to not make any distributions to stockholders prior to July 31, 2015, except such distributions as are required to offset stockholders’ tax obligations resulting from the ownership of our equity or such distributions as may be approved by FLOIR in advance and in writing.

•

Florida law allows an insurer to pay certain dividends to stockholders without approval of FLOIR. Pursuant to the consent order, we agreed that, until July 31, 2017, Heritage P&C would pay only those dividends that have been approved in advance and in writing by FLOIR.

In addition, we are subject to several consent orders setting conditions upon FLOIR’s approval of the various Citizens assumption transactions in which we have participated. For example, beginning with our June 2013 assumption transaction, we are required to offer to renew each assumed policy for a minimum of three years and limit rate increases to the higher of those offered by Citizens for comparable risks or 10%.

In the event we are unable to comply with the additional regulation imposed by these consent orders, it may adversely affect our ability to operate our business.

Changes in regulation may reduce our profitability and limit our growth.

We are subject to extensive regulation in Florida, the only state in which we currently conduct business. The National Association of Insurance Commissioners (“NAIC”) and state insurance regulators are constantly reexamining existing laws and regulations, generally focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws. For example, in 2013 FLOIR asked the Florida legislature to amend the Florida Insurance Code in conformity with the latest amendments to the NAIC Model Holding Company System Regulatory Act. Among other things, such amendments would require the ultimate controlling person of any Florida insurance company to file an annual report identifying the material risks within the insurance holding company system that could pose enterprise risk to the insurance company. The proposed legislation was not enacted in 2013, but is expected to be reintroduced and eventually enacted into law.

From time to time, states consider and/or enact laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. States also consider and/or enact laws that impact the competitive environment and marketplace for property and casualty insurance. Our insurance company subsidiary currently transacts insurance only in Florida, where the recent political environment has led to aggressive regulation of property and casualty insurance companies. We expect this to continue for the foreseeable future. For example, in 2007, Florida enacted legislation that led to rate levels in the private insurance market that we believe, in many instances in the past, were inadequate to cover the related underwriting risk. This same legislation required Citizens to reduce its premium rates and begin competing against private insurers in the Florida residential property insurance market. Florida lawmakers may continue to enact or retain legislation that suppresses the rates of Citizens, further adversely impacting the private insurance market and increasing the likelihood that it must levy assessments on private insurance companies and ultimately on Florida consumers. These and other aspects of the political environment in jurisdictions where we operate may reduce our profitability, limit our growth, or otherwise adversely affect our operations.

During the past several years, various regulatory and legislative bodies have adopted or proposed new laws or regulations to address the cyclical nature of the insurance industry, catastrophic events and insurance capacity and pricing. These regulations include (i) the creation of “market assistance plans” under which insurers are induced to provide certain coverages, (ii) restrictions on the ability of insurers to rescind or otherwise cancel certain policies in mid-term or to nonrenew policies at their scheduled expirations, (iii) advance notice requirements or limitations imposed for certain policy non-renewals, (iv) limitations upon or decreases in rates permitted to be charged, (v) expansion of governmental involvement in the insurance market and (vi) increased regulation of insurers’ policy administration and claims handling practices.

Currently, the federal government does not directly regulate the insurance business. However, in recent years the state insurance regulatory framework has come under increased federal scrutiny. Congress and some federal agencies from time to time investigate the current condition of insurance regulation in the United States to determine whether to impose federal regulation or to allow an optional federal charter, similar to banks. In addition, changes in federal legislation and administrative policies in several areas, including changes in the Gramm-Leach-Bliley Act, financial services regulation and federal taxation, can significantly impact the insurance industry and us.

We cannot predict with certainty the effect any enacted, proposed or future state or federal legislation or NAIC initiatives may have on the conduct of our business. Furthermore, there can be no assurance that the regulatory requirements applicable to our business will not become more stringent in the future or result in materially higher costs than current requirements, or that creation of a federal insurance regulatory system will not adversely affect our business or disproportionately benefit our competitors. Changes in the regulation of our business may reduce our profitability, limit our growth or otherwise adversely affect our operations.

Our insurance subsidiary is subject to minimum capital and surplus requirements, and our failure to meet these requirements could subject us to regulatory action.

Our insurance subsidiary is subject to risk-based capital standards and other minimum capital and surplus requirements imposed under applicable state laws, currently the laws of Florida. The risk-based capital standards, based upon the Risk-Based Capital Model Act adopted by the NAIC, require our insurance subsidiary to report its results of risk-based capital calculations to FLOIR and the NAIC. These risk-based capital standards provide for different levels of regulatory attention depending upon the ratio of an insurance company’s total adjusted capital, as calculated in accordance with NAIC guidelines, to its authorized control level risk-based capital. Authorized control level risk-based capital is determined using the NAIC’s risk-based capital formula, which measures the minimum amount of capital that an insurance company needs to support its overall business operations.

An insurance company with total adjusted capital that is less than 200% of its authorized control level risk-based capital is at a company action level, which would require the insurance company to file a risk-based capital plan that, among other things, contains proposals of corrective actions the company intends to take that are reasonably expected to result in the elimination of the company action level event. Additional action level events occur when the insurer’s total adjusted capital falls below 150%, 100%, and 70% of its authorized control level risk-based capital. The lower the percentage, the more severe the regulatory response, including, in the event of a mandatory control level event (total adjusted capital falls below 70% of the insurer’s authorized control level risk-based capital), placing the insurance company into receivership. As of December 31, 2013, Heritage P&C’s risk-based capital ratio was 357%.

In addition, our insurance subsidiary is required to maintain certain minimum capital and surplus and to limit its written premiums to specified multiples of its capital and surplus. The insurance subsidiary could exceed these ratios if its volume increases faster than anticipated or if its surplus declines due to catastrophe or non-catastrophe losses or excessive underwriting and operational expenses.

Florida law requires a residential property writer to maintain surplus of the greater of $15.0 million or 10% of its liabilities. Pursuant to the consent order we entered into in connection with receiving our certificate of authority, we agreed to establish a minimum capital and surplus of $18.0 million. As of March 31, 2014, our insurance subsidiary held surplus of $67.8 million. Florida law also restricts the ratio of premiums written to policyholder surplus to 10 to 1 on a gross basis and 4 to 1 on a net of reinsurance basis. As of December 31, 2013, our insurance subsidiary’s gross and net writing ratios were 3.5 to 1 and 2.2 to 1, respectively. Pursuant to the consent order, we agreed to not exceed the projected premiums in the plan of operation submitted with our original application for licensure without the prior written approval of FLOIR during 2012, 2013, and 2014. As part of the FLOIR approval process for the various Citizens assumption transactions in which we have participated, we have received approval to exceed these projected premiums.

Any failure by our insurance subsidiary to meet the applicable risk-based capital or minimum statutory capital requirements or the writings ratio limitations imposed by the laws of Florida (or other states where we may eventually conduct business) could subject it to further examination or corrective action imposed by state regulators, including limitations on our writing of additional business, state supervision or liquidation.

Any changes in existing risk-based capital requirements, minimum statutory capital requirements, or applicable writings ratios may require us to increase our statutory capital levels, which we may be unable to do.

Regulation limiting rate increases and requiring us to participate in loss sharing may decrease our profitability.

From time to time, political dispositions affect the insurance market, including efforts to effectively suppress rates at a level that may not allow us to reach targeted levels of profitability. Despite efforts to remove politics from insurance regulation, facts and history demonstrate that public policymakers, when faced with untoward events and adverse public sentiment, can act in ways that impede a satisfactory correlation between rates and risk. Such acts may affect our ability to obtain approval for rate changes that may be required to attain rate adequacy along with targeted levels of profitability and returns on equity. Our ability to afford reinsurance required to reduce our catastrophe risk may be dependent upon the ability to adjust rates for our cost.

Additionally, we are required to participate in guaranty funds for insolvent insurance companies. The funds periodically assess losses against all insurance companies doing business in the state. Our operating results and financial condition could be adversely affected by any of these factors.

Risks Relating to Ownership of Our Common Stock

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity to sell our common stock at prices equal to or greater than the price you paid in this offering.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the NYSE or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering, or at all.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for them. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our common stock or the stock of other companies in our industry;

•	the failure of research analysts to cover our common stock;

•	general economic, industry and market conditions;

•	strategic actions by us, our customers or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	material litigation or government investigations;

•	changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

•	changes in key personnel;

•	sales of common stock by us, our principal stockholders or members of our management team;

•	termination of lock-up agreements with our management team and principal stockholders;

•	the granting or exercise of employee stock options;

•	volume of trading in our common stock; and

•	impact of the facts described elsewhere in “Risk Factors.”

In addition, in recent years, the stock market has regularly experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us and these fluctuations could materially reduce our share price.

If you purchase shares of our common stock in our initial public offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in our initial public offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon exercise of outstanding warrants to purchase our common stock or if we issue restricted stock to our employees under our equity incentive plan.

We do not currently intend to pay dividends on our common stock following the offering.

We do not anticipate paying any cash dividends on our common stock for the foreseeable future. Instead, we intend to retain future earnings to fund our growth. In addition, as a holding company, our ability to pay dividends will depend on amounts that our subsidiaries are able to pay us. We have agreed to refrain from making distributions to our equity holders through July 31, 2015, except for such distributions as are required to offset holders’ tax obligations or as may be approved by FLOIR in advance and in writing. Further, for a five-year period beginning on July 31, 2012, Heritage P&C, as a newly licensed insurer in Florida, is precluded from paying dividends unless approved by FLOIR. There is no guarantee that we or Heritage P&C will elect to pay dividends when permitted to do so. Finally, business and regulatory considerations may impact the amount of dividends actually paid, and prior approval of dividend payments may be required. Therefore, you may not receive a return on your investment in our common stock by receiving a payment of dividends. See “Dividend Policy.”

The issuer of common stock in this offering does not conduct any substantive operations and, as a result, its ability to pay dividends will be dependent upon the financial results and cash flows of its operating subsidiaries and the distribution or other payment of cash to it in the form of dividends or otherwise. The direct and indirect subsidiaries of the issuer are separate and distinct legal entities and have no obligation to make any funds available to the issuer.

In addition, the declaration and payment of dividends will be at the discretion of our board of directors and will be dependent upon the profits and financial requirements of our company and other factors, including legal and regulatory restrictions on the payment of dividends, general business conditions and such other factors as our board of directors deems relevant.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering and the Concurrent Private Placement, there will be 29,196,716 shares of our common stock outstanding. Of these, the shares being sold in this offering (including, if applicable, shares issued pursuant to the underwriters’ exercise of their option to purchase additional shares) will be freely tradable immediately after this offering (except for any shares purchased by our affiliates, if any, and shares purchased through the directed share program). The remaining outstanding 23,196,716 shares, including the shares sold in the Concurrent Private Placement, plus any shares purchased through the directed share program, may be sold upon expiration of lock-up agreements 180 days after the date of this prospectus (subject in some cases to volume limitations).

We also intend to register all common stock that we may issue under the Plan, as described in “Executive Compensation—Heritage Insurance Holdings, Inc. Omnibus Incentive Plan.” Effective upon the completion of this offering, an aggregate of 2,919,671 shares of our common stock will be reserved for future issuance under the Plan. Once we register these shares, which we plan to do shortly after the completion of this offering, they can be freely sold in the public market upon issuance, subject to the lock-up agreements referred to above. If a large number of these shares are sold in the public market, the sales could reduce the trading price of our common stock.

We have broad discretion in the use of the net proceeds from our initial public offering and the Concurrent Private Placement and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from our initial public offering and the Concurrent Private Placement. We will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering and the Concurrent Private Placement in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Certain provisions of our certificate of incorporation and our bylaws may make it difficult for stockholders to change the composition of our board of directors and may discourage hostile takeover attempts that some of our stockholders may consider to be beneficial.

Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control if our board of directors determines that such changes in control are not in the best interests of us and our stockholders. The provisions in such certificate of incorporation and bylaws will include, among other things, the following:

•

the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

•	stockholder action can only be taken at a special or regular meeting and not by written consent;

•	advance notice procedures for nominating candidates to our board of directors or presenting matters at stockholder meetings;

•	removal of directors only for cause; and

•	allowing only our board of directors to fill vacancies on our board of directors.

We will elect in our certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203.

While these provisions have the effect of encouraging persons seeking to acquire control of our company to negotiate with our board of directors, they could enable the board of directors to hinder or frustrate a transaction that some, or a majority, of the stockholders might believe to be in their best interests, including an acquisition that would result in a price per share at a premium over the market price, and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. For more information, see “Description of Capital Stock.”

Applicable insurance laws may make it difficult to effect a change of control of our company.

State insurance holding company laws require prior approval by the state insurance department of any change of control of an insurer that is domiciled in that respective state. “Control” is generally defined as the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a company, whether through the ownership of voting securities, by contract or otherwise. Control is generally presumed to exist through the direct or indirect ownership of 10% or more of the voting securities of a domestic insurance company or any entity that controls a domestic insurance company. Because Heritage P&C is domiciled in Florida, we are subject to Florida law, which prohibits any person from acquiring 5% or more of our outstanding voting securities without the prior approval of FLOIR. However, a party acquiring more than 5% but less than 10% of our voting securities that does not otherwise exercise control may make such acquisition without prior approval by filing a disclaimer of affiliation and control with FLOIR. These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of us, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

Any issuance of preferred stock could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Upon completion of this offering, our board of directors will have the authority to issue preferred stock and to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium over the market price, and adversely affect the market price and the voting and other rights of the holders of our common stock.

Our business and stock price may suffer as a result of our lack of public company operating experience. In addition, if securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

We are a privately-held company. Our lack of public company operating experience may make it difficult to forecast and evaluate our future prospects. If we are unable to execute our business strategy, either as a result of our inability to effectively manage our business in a public company environment or for any other reason, our business, prospects, financial condition and results of operations may be harmed. In addition, as a new public company we do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Examples of forward-looking statements include, without limitation:

•	statements regarding our growth and other strategies, results of operations or liquidity;

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

•	statements of management’s goals and objectives;

•	projections of revenue, earnings, capital structure and other financial items;

•	assumptions underlying statements regarding us or our business; and

•	other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, those listed below and those discussed in greater detail under the heading “Risk Factors” above:

•	our limited operating history;

•	the possibility that actual losses may exceed reserves;

•	the concentration of our business in Florida;

•	our exposure to catastrophic events;

•	the fluctuation in our results of operations;

•	the discontinuation of the Citizens depopulation program and our inability to select favorable Citizens policies to assume;

•	increased costs of reinsurance, non-availability of reinsurance, and non-collectability of reinsurance;

•	increased competition, competitive pressures, and market conditions;

•	our failure to accurately price the risks we underwrite;

•	inherent uncertainty of our models and our reliance on such model as a tool to evaluate risk;

•	the failure of our claims department to effectively manage or remediate claims;

•	low renewal rates and failure of such renewals to meet our expectations;

•	unsuccessful participation in the Clearinghouse;

•	our failure to execute our growth strategy;

•	failure of our information technology systems and unsuccessful development and implementation of new technologies;

•	we do not have significant redundancy in our operations;

•	our failure to attract and retain qualified employees and independent agents or our loss of key personnel;

•	our inability to generate investment income;

•	our inability to maintain our financial stability rating;

•	effects of emerging claim and coverage issues relating to legal, judicial, environmental and social conditions;

•	the failure of our risk mitigation strategies or loss limitation methods; and

•	changes in regulations and our failure to meet increased regulatory requirements.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

INDUSTRY AND MARKET DATA

This prospectus includes industry data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 6,000,000 shares of common stock in this offering and 666,666 shares of common stock in the Concurrent Private Placement will be approximately $92.0 million, assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) our net proceeds from this offering by approximately $5.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds from this offering and the Concurrent Private Placement will be approximately $104.6 million, assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use $55.0 million of the net proceeds from this offering and the Concurrent Private Placement to increase our statutory capital and surplus to enable us to write additional policies and $25.0 million of the net proceeds to fund collateralized reinsurance through Osprey, our reinsurance subsidiary. We intend to use the remainder of the net proceeds to fund the growth of our business and for general corporate purposes. We may use a portion of the net proceeds from this offering and the Concurrent Private Placement to pursue expansions of the insurance products that we offer in existing and new markets. We have no commitments with respect to any such investments, and we are not currently involved in any negotiations with respect to any such investments. As a result, our management will retain broad discretion over the allocation of a portion of the net proceeds from this offering and the Concurrent Private Placement.

Pending use of the proceeds from this offering and the Concurrent Private Placement, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments.

DIVIDEND POLICY

Following the consummation of this offering, we do not plan to pay a regular dividend on our common stock for the foreseeable future. The declaration and payment of all future dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our financial condition, earnings and contractual obligations. Moreover, our ability to pay dividends if and when our board of directors determines to do so, may be restricted by regulatory limits on the amount of dividends Heritage P&C is permitted to pay to us. We have agreed to refrain from making distributions to our equity holders through July 31, 2015, except for such distributions as are required to offset members’ tax obligations or as may be approved by FLOIR in advance and in writing. Further, until July 31, 2017, Heritage P&C has agreed to pay only those dividends that have been approved in advance and in writing by FLOIR. Heritage P&C has not paid, and has not sought approval from FLOIR to pay, any dividends to date.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014:

•	on an actual basis;

•	on a pro forma basis to give effect to the Reorganization Transactions; and

•

on a pro forma as adjusted basis to give further effect to (i) the issuance of 6,000,000 shares of common stock in this offering and 666,666 shares of common stock in the Concurrent Private Placement and (ii) our receipt of the estimated net proceeds from the sale of shares of common stock offered by us in this offering and the Concurrent Private Placement at an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds as described in “Use of Proceeds.”

This information should be read in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

	March 31, 2014
	Actual	Pro Forma(1)	Pro Forma As Adjusted(1)(2)
	(dollars in thousands)
Cash and cash equivalents	$74,692	$97,117	$189,117

Stockholders’ equity:
Contributed members’ capital	$83,859	$—	$—
Preferred stock, par value $0.0001 per share; no shares authorized, issued or outstanding, actual; 5,000,000 shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, par value $0.0001 per share; no shares authorized, issued or outstanding, actual; 50,000,000 shares authorized pro forma and pro forma as adjusted, 22,530,050 shares issued and outstanding, pro forma and 29,196,716 shares issued and outstanding, pro forma as adjusted	—	2	3
Additional paid-in capital	—	106,282	198,281
Retained earnings	25,812	25,812	25,812
Accumulated other comprehensive income	470	470	470

Total members’/stockholders’ equity	110,141	132,566	224,566

Total capitalization	$110,141	$132,566	$224,566

(1)	Assuming an initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover of this prospectus, an aggregate of 6,166,700 shares will be issued in connection with the Warrant Exercise. A $1.00 increase in the assumed initial public offering price of $15.00 per share would increase the number of shares that will be issued in connection with the Warrant Exercise by 94,937 shares and a $1.00 decrease in the assumed initial public offering price would decrease the number of shares that will be issued in connection with the Warrant Exercise by 108,500 shares. Following the Warrant Exercise, we expect that there will remain outstanding warrants to purchase an aggregate of 30,600 shares at an exercise price of $5.88 per share.

(2)	A $1.00 increase or decrease in the assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover of this prospectus, would result in an approximately $5.6 million increase or decrease in each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization, assuming that the number of shares offered by us set forth on the cover of this prospectus remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Each 1.0 million increase or decrease in the number of shares offered by us would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $14.0 million, assuming the initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering.

DILUTION

If you purchase our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Dilution results from the fact that the initial public offering price per share of our common stock is substantially in excess of the pro forma book value per share of common stock attributable to the existing stockholders for the currently outstanding shares of common stock.

Our pro forma net tangible book value as of March 31, 2014 was $127.3 million, or $5.49 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets (which exclude deferred policy acquisition costs and goodwill) less total liabilities, divided by the number of shares of common stock that will be outstanding immediately prior to the completion of the offering after giving effect to the Reorganization Transactions and the sale by us of 666,666 shares in the Concurrent Private Placement, assuming an initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting commissions payable by us.

After giving effect to the sale of the 6,000,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover of this prospectus, less estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2014 would have been approximately $210.0 million, or $7.19 per share of common stock after giving effect to this offering. This represents an immediate increase in pro forma net tangible book value to our existing stockholders of $1.70 per share and an immediate dilution to purchasers in this offering of $7.81 per share. The following table illustrates this per share dilution to new investors purchasing shares in this offering.

Assumed initial public offering price per share		$15.00
Pro forma net tangible book value per share as of March 31, 2014	$5.49
Increase per share attributable to investors in this offering	1.70

Pro forma as adjusted net tangible book value per share after giving effect to this offering		7.19

Dilution in per share to investors in this offering		$7.81

A $1.00 increase or decrease in the assumed initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover of this prospectus, would increase or decrease pro forma as adjusted net tangible book value by $5.6 million, or $0.19 per share, and would increase or decrease the dilution per share to investors in this offering by $0.19, based on the assumptions set forth above.

The following table summarizes as of March 31, 2014, on a pro forma as adjusted basis, the number of shares of common stock purchased, the total consideration paid and the average price per share paid by existing stockholders, Ananke, the investor in the Concurrent Private Placement, and investors in this offering, based upon an assumed initial public offering price of $15.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares purchased		Total consideration
	Number	Percent	Amount	Percent	Average price per share
Existing stockholders	22,530,050	77.2%	$95,460,625	48.8%	$4.24
Concurrent Private Placement Investor	666,666	2.3	10,000,000	5.1	15.00
New investors	6,000,000	20.5	90,000,000	46.1	15.00

Total	29,196,716	100%	$195,460,625	100%

Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters’ option to purchase additional shares and no exercise of any outstanding options. If the underwriters’ option to purchase additional shares is exercised in full, our existing stockholders would own approximately 74.9% and investors in this offering would own approximately 22.9% of the total number of shares of our common stock outstanding after this offering. If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after this offering would be $7.39 per share, and the dilution per share to investors in this offering would be $7.61 per share.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth our consolidated historical financial data. You should read the information set forth below in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. The statements of income (loss) data for the period ended December 31, 2012 and the year ended December 31, 2013 and the balance sheet data as of December 31, 2012 and 2013 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The statements of income (loss) data for the three months ended March 31, 2013 and 2014 and the balance sheet data as of March 31, 2014 are derived from our unaudited quarterly consolidated financial statements included elsewhere in this prospectus. The statements of income (loss) data for the three months ended June 30, 2013, September 30, 2013 and December 31, 2013 and the balance sheet data as of March 31, 2013, June 30, 2013 and September 30, 2013 set forth below are derived from our unaudited quarterly consolidated financial statements not included in this prospectus and contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations for the periods presented. See “Index to Consolidated Financial Statements.”

Consolidated Statement of Operations Data (in thousands except share and per share data)	August 7, 2012 (inception) to December 31, 2012	Three Months Ended				Year Ended December 31, 2013	Three Months Ended March 31, 2014
		March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Revenue:
Gross premiums written	$43,384	$16,349	$81,049	$37,176	$83,963	$218,537	$68,903

Gross premiums earned	5,719	20,324	28,040	41,506	50,089	139,959	60,860
Ceded premiums	(120)	(358)	(6,416)	(19,701)	(18,325)	(44,800)	(18,624)

Net premiums earned	5,599	19,966	21,624	21,805	31,764	95,159	42,236
Retroactive reinsurance income(1)	—	—	26,072	—	(26)	26,046	—
Net investment income	27	212	125	302	410	1,049	618
Net realized losses	—	(2)	(46)	(123)	(152)	(323)	(42)
Other revenue	4	166	826	796	1,113	2,901	1,066

Total revenue	$5,630	$20,342	$48,601	$22,780	$33,109	$124,832	$43,878

Expenses:
Losses and loss adjustment expenses	1,402	5,280	7,870	9,996	15,355	38,501	20,587
Policy acquisition costs	84	115	865	1,740	3,430	6,150	4,473
General and administrative expenses	7,922 (2)	3,988	5,579	3,373	11,764	24,704	6,997
Interest expense	829	6	6	4	—	16	—

Income (loss) before income taxes	(4,607)	10,953	34,281	7,667	2,560	55,461	11,821
Provision for income taxes	859	3,899	13,263	2,340	1,746	21,248	3,933

Net income (loss)	$(5,466)	$7,054	$21,018	$5,327	$814	$34,213	$7,888

Basic earnings (loss) per share(3)	$(0.87)	$0.66	$1.38	$0.35	$0.05	$2.39	$0.48
Diluted earnings per share(3)	$(0.87)	$0.66	$1.38	$0.35	$0.05	$2.36	$0.42
Basic weighted average shares outstanding(3)	6,280,650	10,763,550	15,203,100	15,254,100	15,955,351	14,313,150	16,360,800
Diluted weighted average shares outstanding(3)	6,280,650	10,763,550	15,203,100	15,254,100	16,592,851	14,473,800	18,997,500

	Three Months Ended				Year Ended December 31, 2013	Three Months Ended March 31, 2014
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Selected Other Data
Book value per share(3)(4)	$4.51	$5.82	$6.18	$6.17	$6.17	$6.73
Growth in book value per share(4)	33.2%	29.2%	6.1%	(0.1)%	82.4%	9.0%
Return on average equity(4)	59.3%	107.8%	23.2%	3.3%	45.0%	29.9%
Selected ratios(5):
Ratios to gross premiums earned
Gross loss ratio	26.0%	28.1%	24.1%	30.7%	27.5%	33.8%
Ceded premium ratio	1.8%	22.9%	47.5%	36.6%	32.0%	30.6%
Gross expense ratio	20.2%	23.0%	12.3%	30.3%	22.0%	18.8%
Combined ratio	47.9%	73.9%	83.9%	97.6%	81.6%	83.3%
Ratios to net premiums earned
Net loss ratio	26.4%	36.4%	45.9%	48.3%	40.5%	48.7%
Net expense ratio	20.5%	29.8%	23.4%	47.8%	32.4%	27.2%
Combined ratio	47.0%	66.2%	69.3%	96.2%	72.9%	75.9%

Consolidated Balance Sheet Data (in thousands):	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014
Cash, cash equivalents and investments	$76,940	$113,259	$104,778	$179,456	$201,236	$225,749
Total assets	81,864	121,584	272,039	264,745	281,978	286,114
Unpaid losses and loss adjustment expense	1,393	4,973	9,493	12,366	19,344	28,456
Unearned premiums	37,665	33,689	86,698	82,369	116,243	124,285
Total liabilities	53,745	54,526	183,060	170,343	181,073	175,973
Redeemable equity(6)	—	6,220	7,775	8,217	20,921	—
Total stockholders’ equity	28,119	60,838	81,204	86,185	79,984	110,141

(1)	Retroactive reinsurance income of $26.0 million during the year ended December 31, 2013 represents premiums earned, net of losses, for the period from January 1, 2013 through May 31, 2013 from a retroactive reinsurance quota share agreement entered into in connection with our assumption of approximately 39,000 policies from Citizens in June 2013. See Note 2 to our consolidated financial statements for the year ended December 31, 2013 included elsewhere in this prospectus.
(2)	General and administrative expenses for the year ended December 31, 2012 includes $5.5 million of stock-based compensation.
(3)	Share and per share data for the periods presented gives retroactive effect to the 2,550-for-1 stock split effected on May 7, 2014, but does not give retroactive effect to the Reorganization Transactions.
(4)	Includes the value, as of the end of each period, of the redeemable equity described in footnote 6 below.
(5)	The ratios presented do not reflect the impact of the retroactive reinsurance income described in footnote 1 above. For a definition of each of the ratios presented, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Our Results of Operations—Ratios.”
(6)	At March 31, June 30, September 30 and December 31, 2013, represents equity held by certain members of our management which was redeemable at the option of the holder upon termination of their employment. Effective February 5, 2014, this redemption right was terminated, and this equity was reclassified as contributed members’ capital.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations is intended to help prospective investors understand our business, results of operations, liquidity and capital resources and should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those which are not within our control. We began operations in August 2012 and wrote our first policy in November 2012. Accordingly, results of operations for the period from August 7, 2012 to December 31, 2012 are not representative of future periods.

Overview

We are a property and casualty insurance holding company headquartered in Clearwater, Florida and, through our insurance subsidiary, Heritage P&C, we provide personal residential insurance for single-family homeowners and condominium owners in Florida. We began operations in August 2012 and wrote our first policy in November 2012. In December 2012, we began selectively assuming policies from Citizens through participation in a legislatively established depopulation program, which is designed to reduce the state’s risk exposure by encouraging private insurance companies to assume Citizens’ policies. Once Citizens informs us which policies we may assume, we notify each policyholder of our offer to assume their policy, the amount of their estimated premium upon renewal and their right to elect not to participate in, or “opt-out” of, the assumption transaction. Citizens transfers to us the unearned premiums as of the effective date of the assumption transaction for the policies that have not opted out of such transaction. A policyholder may also opt-out during the 30-day period following the effective date of the assumption transaction. If a policyholder opts-out during such period, we return the applicable unearned premiums to Citizens. See “Business—Citizens Assumption Transactions.”

On December 4, 2012, we entered into our first assumption transaction with Citizens, resulting in our assumption of approximately 37,000 policies and assumed premiums written of approximately $43.2 million. We entered into five additional assumption transactions during the year ended December 31, 2013 (one in the first quarter of 2013 and two in each of the second and fourth quarters of 2013), resulting in our assumption of an aggregate of approximately 90,000 additional policies and assumed premiums written of approximately $97.6 million. We entered into three additional assumption transactions during the three months ended March 31, 2014, resulting in our assumption of approximately 13,000 additional policies and assumed premiums written of approximately $16.8 million. We intend to continue assuming policies from Citizens that meet our assumption strategy and underwriting criteria.

In connection with our assumption of 39,000 policies in June 2013, we entered into a retroactive quota share reinsurance agreement with Citizens that resulted in our recognition of $26.0 million of retroactive reinsurance income, representing the earned premium, net of associated losses and loss adjustment expenses, from such policies for the period from January 1, 2013 through May 31, 2013. We do not expect to enter into similar retroactive arrangements with Citizens in connection with future policy assumptions.

During 2013 and the three months ended March 31, 2014, we implemented a number of initiatives to grow our voluntary program, including establishing a network of independent agents throughout Florida, offering competitive pricing and focusing on superior customer service. As a result of these efforts, we had 15,417 voluntary policies in force as of March 31, 2014, compared to 145 voluntary policies in force as of December 31, 2012.

Our wholly-owned subsidiary, Contractors’ Alliance, manages repair and mitigation services provided to our customers. In March 2014, we completed the acquisition of the assets and personnel of the largest vendor in the Contractors’ Alliance network, SVM Restoration Services, Inc., for $2.5 million. See “Certain Relationships and Related Party Transactions—Relationship with SVM Restoration Services.”

In April 2013, we purchased a two-building, 13-acre campus located in Clearwater, Florida for aggregate consideration of $9.8 million in cash and contributed the property to our wholly-owned subsidiary, Skye Lane Properties, LLC (“Skye Lane”). We established our operating headquarters on this site in March 2014. The property is primarily occupied by unaffiliated tenants, and we expect to make further investments in the property in connection with a long-term lease that has been secured for a substantial portion of the remainder of the property. See “—Liquidity and Capital Resources—Investing Activities.”

In May 2013, we capitalized our wholly-owned reinsurance subsidiary, Osprey, with $1.7 million in cash. Osprey secures its reinsurance obligations to Heritage P&C with a $5.0 million irrevocable letter of credit, which terminates on May 31, 2014. This letter of credit is in turn collateralized with our otherwise unencumbered real estate in Clearwater, Florida. We utilize Osprey to mitigate our reinsurance expense and reduce our reliance on third party reinsurance.

Key Components of Our Results of Operations

Revenue

Gross premiums written.    Gross premiums written represent, with respect to a fiscal period, the sum of assumed premiums written (premiums from policies that we assumed from Citizens, net of opt-outs) plus direct premiums written (premiums from subsequent renewals of Citizens’ policies and voluntary policies written during the period, net of any midterm cancellations), in each case prior to ceding premiums to reinsurers.

Gross premiums earned.    Gross premiums earned represent the total premiums earned during a fiscal period from policies assumed from Citizens, subsequent renewals of such policies and voluntary policies. Premiums associated with assumed policies are earned ratably over the remaining term of the policy and premiums associated with voluntary and renewal policies are earned ratably over the twelve-month term of the policy.

Ceded premiums.    Ceded premiums represent the cost of our reinsurance during a fiscal period. We recognize the cost, excluding premiums ceded to Osprey, of our reinsurance program ratably over the twelve month term of the arrangement—June 1, 2013 through May 31, 2014.

Net premiums earned.    Net premiums earned reflect gross premiums earned less ceded premiums during the fiscal period.

Retroactive reinsurance income.    Retroactive reinsurance income represents the income, net of associated losses and loss adjustment expenses, arising from the retroactive reinsurance agreement we entered in connection with our assumption of approximately 39,000 policies from Citizens in June 2013. Under this retroactive reinsurance agreement, we realized income equal to the earned premiums, net of associated losses and loss adjustment expenses, from such polices for the period from January 1, 2013 through May 31, 2013 with no corresponding reinsurance costs. The earned premiums for the period from June 1, 2013 through June 27, 2013 are included in gross premiums written for the three months ended June 30, 2013. See Note 2 to our consolidated financial statements for the year ended December 31, 2013 included elsewhere in this prospectus. The retroactive reinsurance agreement, which was a key element of our decision to enter into an assumption transaction at the outset of hurricane season, is not typical of our assumption transactions with Citizens. The typical assumption transaction with Citizens provides for the assumption of unearned premiums as of the effective date of the transaction, and does not result in the transfer of earned premiums and losses and loss adjustment expenses for prior periods. We do not expect to enter into similar retroactive arrangements with Citizens in connection with future policy assumptions.

Net investment income.    Net investment income represents interest earned from fixed maturity securities, short term securities and other investments, dividends on equity securities, and the gains or losses from the sale of investments.

Other revenue.    Other revenue represents rental income due under non-cancelable leases for space at our commercial property in Clearwater, Florida that we acquired in April 2013, and all policy and pay-plan fees. Florida law allows insurers to charge policyholders a $25 policy fee on each policy written; these fees are not subject to refund, and we recognize the income immediately when collected. We also charge pay-plan fees to policyholders that pay their premium in more than one installment and record the fees as income when collected.

Expenses

Losses and loss adjustment expenses.    Losses and loss adjustment expenses reflect losses paid, expenses paid to resolve claims, such as fees paid to adjusters, attorneys and investigators, and changes in our reserves for unpaid losses and loss adjustment expenses during the fiscal period, in each case net of losses ceded to reinsurers. Our reserves for unpaid losses and loss adjustment expenses represent the estimated ultimate cost of resolving all reported claims plus all losses we incurred related to insured events that we assume have occurred as of the reporting date, but that policyholders have not yet reported to us (which are commonly referred to as incurred but not reported, or “IBNR”). We estimate our reserves for unpaid losses using individual case-based estimates for reported claims and actuarial estimates for IBNR losses. We continually review and adjust our estimated losses as necessary based on industry development trends, our evolving claims experience and new information obtained. If our unpaid losses and loss adjustment expenses are considered deficient or redundant, we increase or decrease the liability in the period in which we identify the difference and reflect the change in our current period results of operations.

Policy acquisition costs.    Policy acquisition costs consist of the following items: (i) commissions paid to outside agents at the time of policy issuance, (ii) policy administration fees paid to a third-party administrator at the time of policy issuance, (iii) premium taxes and (iv) inspection fees. We recognize policy acquisition costs ratably over the term of the underlying policy. Until renewed, policies assumed from Citizens have no associated policy acquisition costs.

General and administrative expenses.    General and administrative expenses include compensation and related benefits, professional fees, office lease and related expenses, information system expenses, corporate insurance, and other general and administrative costs.

Provision for income taxes.    Provision for income taxes generally consists of income taxes payable by our subsidiaries that are taxed as corporations. On May 22, 2014, we converted from a limited liability company to a corporation. As a corporation, we are subject to typical corporate U.S. federal and state income tax rates which we expect to result in a statutory tax rate of approximately 37.6% under current tax law.

Ratios

Ceded premium ratio.    Our ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Gross loss ratio.    Our gross loss ratio represents losses and loss adjustment expenses as a percentage of gross premiums earned.

Net loss ratio.    Our net loss ratio represents losses and loss adjustment expenses as a percentage of net premiums earned.

Gross expense ratio.    Our gross expense ratio represents policy acquisition costs and general and administrative expenses as a percentage of gross premiums earned.

Net expense ratio.    Our net expense ratio represents policy acquisition costs and general and administrative expenses as a percentage of net premiums earned.

Combined ratios.    Our combined ratio on a gross basis represents the sum of ceded premiums, losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses as a percentage of gross premiums earned. Our combined ratio on a net basis represents the sum of losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses as a percentage of net premiums earned.

The combined ratio is the key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results. A combined ratio over 100% generally reflects unprofitable underwriting results.

Due to the impact our reinsurance costs have on net premiums earned from period to period, our management believes the combined ratio on a gross basis is more relevant in assessing overall performance.

Highlights for the Three Months Ended March 31, 2014

•	Approximately 140,000 policies in force at March 31, 2014, of which approximately 89.0% were assumed from Citizens

•	Gross premiums written of $68.9 million and total revenue of $43.9 million

•	Net premiums earned of $42.2 million

•	Net income of $7.9 million

•	Combined ratio of 83.3% on a gross basis; combined ratio of 75.9% on a net basis

•	Cash, cash equivalents and investments of $225.7 million

Results of Operations

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

Revenue

Gross premiums written.    Gross premiums written increased from $16.3 million for the three months ended March 31, 2013 to $68.9 million for the three months ended March 31, 2014. The increase in gross premiums written was due to the renewal of a significant number of policies previously assumed from Citizens and the growing number of new voluntary policies written. Of our gross premiums written for the three months ended March 31, 2014, $52.1 million represents direct premiums written and $16.8 million represents assumed premiums written. Renewals of policies previously assumed from Citizens accounted for $45.0 million, while voluntary business accounted for $7.1 million.

Gross premiums earned.    Gross premiums earned increased from $20.3 million for the three months ended March 31, 2013 to $60.9 million for the three months ended March 31, 2014. Our policies in force as of March 31, 2013 and March 31, 2014 were approximately 42,000, and 140,000, respectively, and this increase had a favorable impact on our gross premiums earned.

Ceded premiums.    Ceded premiums increased from $0.4 million for the three months ended March 31, 2013 to $18.6 million for the three months ended March 31, 2014. The increase in ceded premiums reflects the commencement of our annual catastrophe reinsurance program effective June 1, 2013. Prior to June 1, 2013, our reinsurance costs were significantly lower because we purchased reinsurance limited to non-hurricane related losses through May 31, 2013.

Net premiums earned.    Net premiums earned increased from $20.0 million for the three months ended March 31, 2013 to $42.2 million for the three months ended March 31, 2014. The increase in net premiums earned in the comparable periods is primarily attributable to the increase in the number of policies in force during the three months ended March 31, 2014 as compared to the same period in 2013.

Net investment income.    Net investment income, inclusive of realized investment losses, increased from $0.2 million for the three months ended March 31, 2013 to $0.6 million for the three months ended March 31, 2014. The increase in net investment income is due to the significant increase in invested assets at March 31, 2014 as compared to March 31, 2013.

Other revenue.    Other revenue increased from $0.2 million for the three months ended March 31, 2013 to $1.1 million for the three months ended March 31, 2014. The increase in other revenue between the comparable periods is primarily attributable to the purchase of our commercial property in Clearwater, Florida in April 2013 and the rental income received pursuant to non-cancelable leases for such property. Policy fees generated by our growing portfolio of new and renewed policies also contributed to the increase in other revenue.

Total revenue.    Total revenue increased from $20.3 million for the three months ended March 31, 2013 to $43.9 million for the three months ended March 31, 2014. The increase in total revenue was due primarily to the growth in net premiums earned resulting from the significant increase in the number of policies in force throughout the three months ended March 31, 2014 as compared to the same period in the prior year.

Expenses

Losses and loss adjustment expenses.    Losses and loss adjustment expenses increased from $5.3 million for the three months ended March 31, 2013 to $20.6 million for the three months ended March 31, 2014. The increase in losses and loss adjustment expenses resulted primarily from an increase in the number of policies in force between the respective periods as well as reserve strengthening during the three months ended March 31, 2014. Losses and loss adjustment expenses for the three months ended March 31, 2014 include losses paid of $11.5 million and a $9.1 million increase in unpaid losses and loss adjustment expenses, including the addition of $4.6 million of IBNR reserves. As of March 31, 2014, we reported $28.5 million in unpaid losses and loss adjustment expenses which included $15.6 million attributable to IBNR, or 55% of total reserves for unpaid losses and loss adjustment expenses.

Policy acquisition costs.    Policy acquisition costs increased from $0.1 million for the three months ended March 31, 2013 to $4.5 million for the three months ended March 31, 2014. The increase is primarily attributable to the significant increase in new and renewal policies, which have associated commissions paid to outside agents at the time of policy issuance, policy administration fees paid to a third-party administrator at the time of policy issuance, premium taxes and inspection fees, whereas policies assumed from Citizens have none of these expenses prior to their renewal.

General and administrative expenses.    General and administrative expenses increased from $4.0 million for the three months ended March 31, 2013 to $7.0 million for the three months ended March 31, 2014. The increase was due primarily to the growth in our infrastructure resulting in greater costs associated with our personnel, facilities and overall business activity. Also contributing to the increase was greater utilization of professional services and consultants in response to the growing complexity and scope of our business activities, as well as expenses associated with our initial public offering.

Provision for income taxes.    Provision for income taxes was $3.9 million for the three months ended March 31, 2014 and 2013. Our effective tax rate for the three months ended March 31, 2014 and 2013 was 33.3% and 35.6%, respectively.

Ratios

Ceded premium ratio.    Our ceded premium ratio increased from 1.8% for the three months ended March 31, 2013 to 30.6% for the three months ended March 31, 2014, primarily as a result of the commencement of our annual catastrophe reinsurance program effective June 1, 2013. Prior to June 1, 2013, our reinsurance costs were significantly lower because we purchased reinsurance limited to non-hurricane related losses through May 31, 2013.

Gross loss ratio.    Our gross loss ratio increased from 26.0% for the three months ended March 31, 2013 to 33.8% for the three months ended March 31, 2014, primarily due to reserve strengthening during the three months ended March 31, 2014.

Net loss ratio.    Our net loss ratio increased from 26.4% for the three months ended March 31, 2013 to 48.7% for the three months ended March 31, 2014, primarily as a result of an increase in ceded premiums in connection with the commencement of our annual catastrophe reinsurance program effective June 1, 2013.

Gross expense ratio.    Our gross expense ratio decreased from 20.2% for the three months ended March 31, 2013 to 18.8% for the three months ended March 31, 2014. This decrease is due to the achievement of certain economies of scale associated with the significant growth in the number of policies in force, as the increases in our revenue outpaced the increases in our expenses.

Net expense ratio.    Our net expense ratio increased from 20.5% for the three months ended March 31, 2013 to 27.2% for the three months ended March 31, 2014 as a result of the increase in ceded premium in connection with the commencement of our annual catastrophe reinsurance program effective June 1, 2013.

Combined ratio.    Our combined ratio on a gross basis increased from 47.9% for the three months ended March 31, 2013 to 83.3% for the three months ended March 31, 2014. Our combined ratio on a net basis increased from 47.0% for the three months ended March 31, 2013 to 75.9% for the three months ended March 31, 2014. The increase in our combined ratio, on both a gross and net basis, is due primarily to an increase in the proportion of our policies having policy acquisition costs, coupled with the commencement of our annual catastrophe reinsurance program effective June 1, 2013.

Year Ended December 31, 2013

Revenue

Gross premiums written.    Gross premiums written for the year ended December 31, 2013 were $218.5 million. Of our gross written premiums for this period, $120.9 million represents direct premiums written and $97.6 million represents assumed premiums written, including earned premium for the period from June 1, 2013 to June 27, 2013 with respect to the approximately 39,000 policies we assumed from Citizens on June 28, 2013. Renewals of policies previously assumed from Citizens accounted for $102.8 million, while voluntary business accounted for $18.1 million.

Gross premiums written for the three months ended March 31, June 30, September 30 and December 31, 2013 were $16.3 million (including $11.6 million of direct premiums written and $4.7 million of assumed premiums written), $81.0 million (including $28.2 million of direct premiums written and $52.8 million of assumed premiums written), $37.2 million (including $36.2 million of direct premiums written and $1.0 million of assumed premiums written) and $84.0 million (including $44.9 million of direct premiums written and $39.1 million of assumed premiums written), respectively. The significant increase in gross premiums written for the three months ended June 30, 2013 as compared to the three months ended March 30, 2013 was a result of two assumption transactions with Citizens during the three months ended June 30, 2013, which resulted in our assumption of approximately 43,000 policies from Citizens. During the three months ended December 31, 2013, we also participated in two assumption transactions with Citizens, resulting in a significant increase during the period as compared to the three months ended September 30, 2013.

Gross premiums earned.    Gross premiums earned for the year ended December 31, 2013 were $140.0 million.

Gross premiums earned for the three months ended March 31, June 30, September 30 and December 31, 2013 were $20.3 million, $28.0 million, $41.5 million and $50.1 million, respectively. From December 31, 2012 to December 31, 2013, policies in force grew by approximately 246%, favorably impacting our gross premiums earned throughout 2013.

Ceded premiums.    Ceded premiums for the year ended December 31, 2013 were $44.8 million.

Ceded premiums for the three months ended March 31, June 30, September 30 and December 31, 2013 were $0.4 million, $6.4 million, $19.7 million and $18.3 million, respectively. The increase beginning in the three months ended June 30, 2013 reflects the commencement of our annual catastrophe reinsurance program effective June 1, 2013. Prior to June 1, 2013, our reinsurance costs were significantly lower because we purchased reinsurance limited to non-hurricane related losses through May 31, 2013.

Net premiums earned.    Net premiums earned for the year ended December 31, 2013 were $95.2 million.

Net premiums earned for the three months ended March 31, June 30, September 30 and December 31, 2013 were $20.0 million, $21.6 million, $21.8 million and $31.8 million, respectively.

Retroactive reinsurance income.    Retroactive reinsurance income of $26.0 million for the year ended December 31, 2013 represents premiums earned, net of losses and loss adjustment expenses, for the period from January 1, 2013 through May 31, 2013 from a retroactive reinsurance agreement entered in connection with our assumption of approximately 39,000 policies in June 2013. This income, which had no corresponding reinsurance costs, is excluded from our premiums and losses. Beginning June 1, 2013, premiums and losses associated with these polices are included in our underwriting results. See Note 2 to our consolidated financial statements for the year ended December 31, 2013 included elsewhere in this prospectus.

Net investment income.    Net investment income was $1.0 million for the year ended December 31, 2013. Our average investable assets for the year ended December 31, 2013 were $135.8 million, and our average net return on investment for such period was 0.7%. Our net investment income was impacted by large cash balances and low interest rates on fixed maturity securities during the period.

Net investment income for the three months ended March 31, June 30, September 30 and December 31, 2013 was $0.2 million, $0.1 million, $0.3 million and $0.4 million, respectively.

Other revenue.    Other revenue for the year ended December 31, 2013 was $2.9 million.

Other revenue for the three months ended March 31, June 30, September 30 and December 31, 2013 was $0.2 million, $0.8 million, $0.8 million and $1.1 million, respectively. The increase in other revenue commencing with the three months ended June 30, 2013 is primarily related to the purchase of our commercial property in Clearwater, Florida in April 2013 and the rental income received pursuant to non-cancelable leases for such property. Policy fees generated by our growing portfolio of new and renewed policies also contributed to the increase in other revenue.

Total revenue.    Total revenue for the year ended December 31, 2013 was $124.8 million.

Total revenue for the three months ended March 31, June 30, September 30 and December 31, 2013 was $20.3 million, $48.6 million, $22.8 million and $33.1 million, respectively. The increase in revenue for the three months ended June 30, 2013 was primarily attributable to retroactive reinsurance income recognized in connection with the retroactive reinsurance agreement we entered into in June 2013. The increase in revenue for the three months ended December 31, 2013 as compared to the prior period was due primarily to the significant Citizens assumption transaction in November 2013.

Expenses

Losses and loss adjustment expenses.    Losses and loss adjustment expenses for the year ended December 31, 2013 were $38.5 million. Losses and loss adjustment expenses for this period include losses paid of $20.6 million and a $17.9 million increase in unpaid losses and loss adjustment expenses, including the addition of $10.0 million of IBNR reserves. As of December 31, 2013, we reported $19.3 million in unpaid losses and loss adjustment expenses which included $11.0 million (57%) attributable to IBNR.

Losses and loss adjustment expenses for the three months ended March 31, June 30, September 30 and December 31, 2013 were $5.3 million, $7.9 million, $10.0 million and $15.4 million, respectively. The increase in losses and loss adjustment expenses resulted primarily from an increase in the number of policies in force in each period.

Policy acquisition costs.    Policy acquisition costs were $6.2 million for the year ended December 31, 2013. We expect these costs to increase as we renew additional policies assumed from Citizens and pursue our strategy to increase the number of voluntary policies.

For the three months ended March 31, June 30, September 30 and December 31, 2013, policy acquisition costs were $0.1 million, $0.9 million, $1.7 million and $3.4 million, respectively.

General and administrative expenses.    General and administrative expenses were $24.7 million for the year ended December 31, 2013.

For the three months ended March 31, June 30, September 30 and December 31, 2013, general and administrative expenses were $4.0 million, $5.6 million, $3.4 million and $11.8 million respectively. The increase in general and administrative expenses in the second and fourth quarters of 2013 is primarily related to an accrual for cash and equity bonuses payable to directors, officers and certain employees based on earnings. The bonuses paid during the three months ended December 31, 2013 exceeded the amount accrued as of the date of payment, resulting in an increase in general and administrative expenses during the period.

Interest expense.    Interest expense was $16,000 for the year ended December 31, 2013.

Provision for income taxes.    Provision for income taxes was $21.2 million for the year ended December 31, 2013, and our effective tax rate for such period was 38.3%.

Ratios

Ceded premium ratio.    Our ceded premium ratio for the year ended December 31, 2013 was 32.0%.

For the three months ended March 31, June 30, September 30 and December 31, 2013, our ceded premium ratio was 1.8%, 22.9%, 47.5% and 36.6% respectively. The increase in our ceded premium ratio reflects the commencement of our annual reinsurance program effective June 1, 2013 as described above. The decrease in the ceded premium ratio for the three months ended December 31, 2013 resulted from the assumed premiums for the policies we assumed from Citizens during the fourth quarter of 2013, for which there was no incremental reinsurance cost.

Gross loss ratio.    Our gross loss ratio for the year ended December 31, 2013 was 27.5%.

For the three months ended March 31, June 30, September 30 and December 31, 2013, our gross loss ratio was 26.0%, 28.1%, 24.1% and 30.7%, respectively.

Net loss ratio.    Our net loss ratio for the year ended December 31, 2013 was 40.5%.

For the three months ended March 31, June 30, September 30 and December 30, 2013, our net loss ratio was 26.4%, 36.4%, 45.9% and 48.3% respectively. The increase in our net loss ratio during the second half of the year reflects the increase in ceded premium in connection with the commencement of our twelve month reinsurance program on June 1, 2013. Prior to June 1, 2013, our reinsurance costs were significantly lower because we purchased reinsurance limited to non-hurricane related losses through May 31, 2013.

Gross expense ratio.    Our gross expense ratio for the year ended December 31, 2013 was 22.0%. Our gross expense ratio was favorably impacted by the assumption of policies from Citizens, which have no policy acquisition costs until renewed.

For the three months ended March 31, June 30, September 30 and December 31, 2013, our gross expense ratio was 20.2%, 23.0%, 12.3% and 30.3%, respectively. The increase in our gross expense ratio for the three months ended December 31, 2013 resulted primarily from the cash and equity bonuses paid to directors, officers and employees during the period.

Net expense ratio. Our net expense ratio for the year ended December 31, 2013 was 32.4%. Our relatively low net expense ratio is due in part to the assumption of policies from Citizens, which have no policy acquisition costs until renewed.

For the three months ended March 31, June 30, September 30 and December 31, 2013, our net expense ratio was 20.5%, 29.8%, 23.4% and 47.8%, respectively. The increase in our net expense ratio for the three months ended December 31, 2013 resulted primarily from the payment of bonuses described above.

Combined ratio.    Our combined ratio on a gross basis for the year ended December 31, 2013 was 81.6% and on a net basis was 72.9%.

For the three months ended March 31, June 30, September 30 and December 31, 2013, our combined ratio on a gross basis was 47.9%, 73.9%, 83.9% and 97.6%, respectively, and on a net basis was 47.0%, 66.2%, 69.3% and 96.2% respectively. The increase in the combined ratios beginning during the three months ended June 30, 2013 was a result of the commencement of our annual reinsurance program effective June 1, 2013 and the payment of bonuses described above.

Period from August 7, 2012 (inception) to December 31, 2012

Revenue

Gross premiums written.    Gross premiums written for the period ended December 31, 2012 were $43.4 million and primarily related to our assumption of approximately 37,000 policies from Citizens in December 2012.

Gross premiums earned.    Gross premiums earned for the period ended December 31, 2012 were $5.7 million and primarily related to our December 2012 assumption transaction with Citizens.

Ceded premiums.    Ceded premiums during the period ended December 31, 2012 were $0.1 million.

Net premiums earned.    Net premiums earned for the period ended December 31, 2012 were $5.6 million.

Net investment income.    Net investment income was $27,000 for the period ended December 31, 2012.

Total revenue.    Total revenue for the period ended December 31, 2012 was $5.6 million.

Expenses

Losses and loss adjustment expenses.    Losses and loss adjustment expenses for the period ended December 31, 2012 were $1.4 million and reflect our brief period of operations. No meaningful conclusions relating to trends or variance from expectations can be drawn from the very few reported losses during the period. Consequently, we established IBNR reserves to complement our limited paid and reserved loss experience consistent with the risk characteristics related to the exposures drawn from our assumption of policies from Citizens in December 2012.

Policy acquisition costs.    Policy acquisition costs were $84,000 for the period ended December 31, 2012 and related to an insignificant number of voluntary and renewed policies.

General and administrative expenses.    General and administrative expenses were $7.9 million for the period ended December 31, 2012 and primarily related to stock-based compensation of $5.5 million and start-up expenses.

Interest expense.    Interest expense was $0.8 million for the period ended December 31, 2012 and related to the payment of a 20% fee payable upon the exchange of $3.9 million aggregate principal amount of notes for equity.

Provision for income taxes.    Provision for income taxes was $0.9 million for the period ended December 31, 2012. Heritage P&C had taxable income for the period ended December 31, 2012, while our limited liability company subsidiaries sustained losses. Such losses were passed through to our equity holders and were not available to offset Heritage P&C’s taxable income.

Liquidity and Capital Resources

As of March 31, 2014, we had $74.7 million in cash and cash equivalents, which primarily consisted of cash and money market accounts. We intend to maintain substantial cash balances during hurricane season to meet seasonal liquidity needs relating to potential catastrophic losses.

We generate cash through premium collections, investment income and the sale or maturity of invested assets. During our start-up phase, we funded our working capital requirements primarily through private sales of equity. We received net proceeds of approximately $60.9 million primarily from four equity issuances through December 31, 2013. See “—Equity Issuances.” We use our cash to pay reinsurance premiums, losses and loss adjustment expenses, policy acquisition costs, salaries and employee benefits, other expenses, as well as to purchase investments.

Although we can provide no assurances, we believe that the net proceeds from this offering and the Concurrent Private Placement, together with our available cash and cash equivalents balance and cash generated from operations, should be sufficient to meet our working capital requirements and other capital expenditures for the next twelve months.

Operating Activities

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

Cash provided by operating activities increased from $5.2 million for the three months ended March 31, 2013 to $24.0 million for the three months ended March 31, 2014. The increase in cash provided by operating activities resulted from the significant increase in premiums associated with renewals of Citizens policies and voluntary policies. Renewal activity for the three months ended March 31, 2013 was associated with a significantly smaller number of policies eligible for renewal. Also contributing to the increase in cash provided by operating activities was the growth in the number of voluntary policies written compared to the same period in the prior year.

Year Ended December 31, 2013

For the year ended December 31, 2013, our operations generated cash of $105.1 million primarily from the transfer of unearned premiums associated with assumption transactions with Citizens and the retroactive reinsurance agreement effected during the period, as well as premiums associated with renewals of Citizens policies and voluntary policies. Our cash flows from operating activities generally represent the difference between: (l) premiums collected, net of reinsurance paid, and investment earnings realized and (2) losses and loss adjustment expenses paid and underwriting and other expenses paid.

Investing Activities

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

Net cash used in investing activities decreased from $52.3 million for the three months ended March 31, 2013 to $14.5 million for the three months ended March 31, 2014. The decrease in net cash used in investing activities was primarily attributable to the decision to hold larger cash balances during the three months ended March 31, 2014. Also contributing to the greater investment activity during the three months ended March 31, 2013 was our deployment of the proceeds from our initial capitalization.

Year Ended December 31, 2013

For the year ended December 31, 2013, we deployed approximately $136.5 million of our liquid resources, including $125.6 million, net of sales or maturities, to acquire investment securities and other invested assets, $9.8 million to acquire the commercial property in Clearwater, Florida, $0.9 million to effect real estate improvements and $0.2 million to acquire office equipment. We expect to make capital expenditures of approximately $4.0 million relating to improvements on the Clearwater property during 2014. We will continue to position our investment funds to achieve a prudent balance between current yield, conservation of investment capital and the immediate liquidity requirements of our operation.

In addition to maintaining a $300,000 cash deposit with FLOIR to meet regulatory requirements, at December 31, 2013, we held significant cash balances reflecting the receipt of premiums associated with significant assumption and retroactive reinsurance transactions with Citizens, limited attractive investment opportunities and our seasonal liquidity objective as we neared the end of the Florida hurricane season.

Financing Activities

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

Net cash provided by financing activities decreased from $31.3 million for the three months ended March 31, 2013 to $88,000 for the three months ended March 31, 2014. Net cash provided by financing activities for the three months ended March 31, 2013 consisted of proceeds from capital raising activity occurring during such period. There was no comparable capital raising activity for the three months ended March 31, 2014.

Year Ended December 31, 2013

During the year ended December 31, 2013, we raised $33.6 million through equity issuances. We satisfied a $1.0 million note payable to a financial institution that had been in place since our formation.

Seasonality of our Business

Our insurance business is seasonal as hurricanes typically occur during the period from June 1 through November 30 each year. With our reinsurance program effective on June 1 each year, any variation in the cost of our reinsurance, whether due to changes to reinsurance rates or changes in the total insured value of our policy base, will occur and be reflected in our financial results beginning June 1 of each year, subject to certain adjustments.

Equity Issuances

Historically, we have funded our working capital requirements primarily through private issuances of our equity. The equity issuances described below resulted in an aggregate of 16,363,350 shares and 7,716,300 warrants outstanding as of March 31, 2014, reflecting total paid in capital of $83.9 million as of such date, exclusive of the effects of issuing redeemable shares. Prior to the consummation of this offering, 7,685,700 of our outstanding warrants will be exercised for 6,166,700 shares of common stock of the Company, assuming an initial public offering price of $15.00 per share, the midpoint of the range set forth on the cover of this prospectus. See “Prospectus Summary—Reorganization Transactions.”

In 2012, we initially raised an aggregate of $23.3 million from the sale of 5,938,950 shares at a price of $3.92 per share. We sold these shares to directors, certain members of senior management and a select group of initial investors. The price per share was established to achieve the desired capital in the formation of our Company and reflect the progress made by the Company towards the licensure of Heritage P&C.

In the fourth quarter of 2012, we issued $3.9 million aggregate principal amount of notes to certain members, including directors and members of senior management, to raise additional capital required by Heritage P&C. The notes provided for a 20% fee due upon repayment. Following the issuance of these notes, we determined that debt would not allow us to achieve our desired financial stability rating and exchanged the notes and the right to receive the accompanying 20% fee for equity in the form of investment units, with each investment unit comprised of one share and one warrant to purchase a share. Based on a value of $4.90 per investment unit, we issued 1,014,900 investment units in exchange for the notes. Certain investors, including directors and members of our senior management, who received fractional investment units upon the exchange of their notes, paid in $95,000 in cash in order to receive whole investment units. Additionally, in connection with the exchange of the notes, certain members of senior management received, in the aggregate, $200,000 in stock-based compensation in the form of investment units. The warrants are exercisable at any time at a strike price of $5.88 until their expiry at March 31, 2018. The value of $4.90 per investment unit was based on share sales to unrelated parties and the value inherent in the option to purchase shares represented by the warrant.

Also in the fourth quarter of 2012, we issued 1,356,600 shares to certain members of senior management and a select group of initial investors and recognized $5.3 million of compensation expense at $3.92 per share, which was based upon recent sales of investment units to unrelated parties after eliminating the consideration payable in respect of the warrants. These shares were distributed in connection with the successful execution of our initial assumption transaction with Citizens.

On January 1, 2013, we reclassified 1,058,250 equity shares to redeemable shares classified as temporary equity upon entering into employment agreements with certain members of management.

In the first quarter of 2013, we raised an additional $32.7 million through the issuance of 6,675,900 investment units to certain investors, including each member of our management team, at a price of $4.90 per investment unit. The warrants issued in this transaction are exercisable at any time at an exercise price of $5.88 per share until their expiry at March 31, 2018. The 6,675,900 investment units consisted of 6,403,050 equity shares, 272,850 redeemable shares classified as temporary equity and 6,675,900 warrants to purchase one share per warrant.

Also in the first quarter of 2013, certain members of management were given an opportunity to purchase, in the aggregate, 293,250 shares (38,250 equity shares and 255,000 redeemable shares classified as temporary equity) at $1.96 per share. Each member of management exercised his option to purchase the shares pursuant to this grant. We also established a reserve in order to reimburse management for their personal tax consequences of the stock grant in the amount of $318,000. We assigned a fair value to these stock grants of $3.92 per share, based upon recent sales of investment units to unrelated parties after reduction to eliminate the consideration payable in respect of the warrants, and recognized $893,000 compensation expense as a result of this grant.

In the fourth quarter of 2013, the Board resolved to award $5.1 million of equity compensation to our directors and certain members of our senior management and staff based upon a value per share as of October 31, 2013. We engaged an independent valuation specialist to perform a valuation of our shares, which value was approximately $5.15 per share as of October 31, 2013. Consistent with the valuation, we awarded 991,950 shares (247,350 equity shares and 744,600 redeemable shares classified as temporary equity) to our directors, members of senior management and staff valued at $5.15 per share. The independent valuation specialist’s valuation was based on various assumptions and considerations, which were evaluated by management, including a liquidity discount customarily associated with a private company.

Taxation

Deferred Tax Asset and Current Tax Liability

We report a deferred tax asset arising from the portion (20%) of unearned premiums that are recognized as taxable income in advance of being earned and recognized as income for financial reporting purposes. Accordingly, our income taxes currently paid and payable also reflect this temporary difference between taxable income and earned income reported in our financial statements. The increases in our deferred tax asset from December 31, 2012 through March 31, 2014 reflect the significant unearned premiums arising from our assumption transactions and the additional resulting temporary differences due to certain amounts being taxable in advance of being recognized as earned for financial reporting purposes.

Conversion to a Corporation

On May 22, 2014, we converted from a limited liability company to a corporation. As a limited liability company, we were treated as a partnership for tax purposes, and accordingly were not subject to entity-level federal or state income taxation. Our income tax provision generally consists of income taxes payable by our separate subsidiaries that are taxed as corporations. As such, our effective tax rate as a limited liability company has historically been driven primarily by the taxable income recognized with respect to gross premiums written as described above. As a corporation, we are subject to typical corporate U.S. federal and state income tax rates which we expect to result in a statutory tax rate of approximately 37.6% under current tax law.

Off-Balance Sheet Arrangements

We obtained a $5.0 million irrevocable letter of credit from a financial institution to secure Osprey’s obligations arising from our reinsurance program. We collateralized this letter of credit facility with otherwise unencumbered real estate. The letter of credit terminates on May 31, 2014.

Quantitative and Qualitative Disclosures about Market Risk

Our investment portfolios at March 31, 2014 included fixed-maturity and equity securities, the purposes of which are not for trading or speculation. Our main objective is to maximize after-tax investment income and maintain sufficient liquidity to meet policyholder obligations while minimizing market risk which is the potential economic loss from adverse fluctuations in securities’ prices. We consider many factors including credit ratings, investment concentrations, regulatory requirements, anticipated fluctuation of interest rates, durations and market conditions in developing investment strategies. Investment securities are managed by a group of nationally recognized asset managers and are overseen by the investment committee appointed by our board of directors. Our investment portfolios are primarily exposed to interest rate risk, credit risk and equity price risk. We classify our fixed-maturity and equity securities as available-for-sale and report any unrealized gains or losses, net of deferred income taxes, as a component of other comprehensive income within our stockholders’ equity. As such, any material temporary changes in their fair value can adversely impact the carrying value of our stockholders’ equity.

Interest Rate Risk

Our fixed-maturity securities are sensitive to potential losses resulting from unfavorable changes in interest rates. We manage the risk by analyzing anticipated movement in interest rates and considering our future capital needs.

The following table illustrates the impact of hypothetical changes in interest rates to the fair value of our fixed-maturity securities at March 31, 2014 (in thousands):

Hypothetical Change in Interest Rates	Estimated Fair Value After Change	Change in Estimated Fair Value	Percentage Increase (Decrease) in Estimated Fair Value
300 basis point increase	$112,095	$(17,121)	(13.2)%
200 basis point increase	117,800	(11,416)	(8.8)%
100 basis point increase	123,507	(5,709)	(4.4)%
100 basis point decrease	134,775	5,559	4.3%
200 basis point decrease	139,029	9,813	7.6%
300 basis point decrease	141,339	12,123	9.4%

Credit Risk

Credit risk can expose us to potential losses arising principally from adverse changes in the financial condition of the issuers of our fixed-maturity securities. We mitigate the risk by primarily investing in fixed-maturity securities that are rated “BBB” or higher and diversifying our investment portfolio to avoid concentrations in any single issuer or business sector. Pursuant to our investment policy, only $1.0 million may be invested in below investment grade bonds. The following table presents the composition of our fixed-maturity securities, consisting of bonds and redeemable preferred stocks, by rating, at March 31, 2014 (in thousands):

Comparable Rating	Amortized Cost	% of Total Amortized Cost	Estimated Fair Value	% of Total Estimated Fair Value
AAA	$4,068	3.1%	$4,055	3.1%
AA+	16,268	12.6%	16,183	12.5%
AA	21,931	17.0%	21,917	17.0%
AA-	13,989	10.8%	14,033	10.9%
A+	14,489	11.2%	14,452	11.2%
A	17,720	13.7%	17,725	13.7%
A-	11,009	8.5%	11,040	8.5%
BBB+	13,526	10.5%	13,552	10.5%
BBB	14,275	11.0%	14,301	11.1%
BBB-	785	0.6%	765	0.6%
BB+	907	0.7%	894	0.7%
BB	162	0.1%	157	0.1%
B+	48	0.0%	48	0.0%
B-	92	0.1%	94	0.1%

Total	$129,269	100.0%	$129,216	100.0%

Equity Price Risk

Our equity investment portfolio at March 31, 2014 primarily consisted of non-redeemable preferred stocks and interests in publicly traded limited partnerships. We may incur potential losses due to adverse changes in equity security prices. We manage the risk primarily through industry and issuer diversification and asset allocation techniques.

The following table illustrates the composition of our equity securities at March 31, 2014 (in thousands):

	Estimated Fair Value	% of Total Estimated Fair Value
Stocks by sector:
Financial	$2,475	15.7%
Energy	8,547	54.1%
Utility	—	0.0%
Other	4,661	29.5%

Subtotal	15,683	99.3%

Mututal Funds and ETF by type:
Debt	—	0.0%
Equity	117	0.7%

Subtotal	117	0.7%

Total	$15,800	100.0%

Foreign Currency Exchange Risk

At March 31, 2014, we did not have any material exposure to foreign currency related risk.

Critical Accounting Policies and Estimates

Preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenues and expenses. We believe that the accounting estimates discussed below represent the accounting estimates requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results. Our current critical accounting policies and estimates are as follows:

Premiums.    We record direct and assumed premiums written as revenue, net of ceded amounts, on a daily pro rata basis over the contract period of the related policies that are in force. For any portion of premiums not earned at the end of the reporting period, we record an unearned premium liability.

Premiums receivable represents amounts due from our policyholders for billed premiums and related policy fees. We perform a policy-level evaluation to determine the extent to which the balance of the premium receivable exceeds the balance of the unearned premium. We then age any resulting exposure based on the last date the policy was billed to the policyholder, and we establish an allowance account for credit losses for any amounts outstanding for more than 90 days. When we receive payments on amounts previously charged off, we credit bad debt expense in the period we receive the payment. Balances in premiums receivable and the associated allowance account are removed upon cancellation of the policy due to non-payment. We did not record an allowance for uncollectible premiums at March 31, 2014 or December 31, 2013.

When we receive premium payments from policyholders prior to the effective date of the related policy, we record an advance premium liability. On the policy effective date, we reduce the advance premium liability and record the premiums as described above.

Reserves For Unpaid Losses and Loss Adjustment Expenses.    Reserves for unpaid losses and loss adjustment expenses, also referred to as loss reserves, represent the most significant accounting estimate inherent in the preparation of our financial statements. These reserves represent management’s best estimate of the amount we will ultimately pay for losses and loss adjustment expenses and we base the amount upon the application of various actuarial reserve estimation techniques as well as considering other material facts and circumstances known at the balance sheet date.

We establish two categories of loss reserves as follows:

•

Case reserves—When a claim is reported, we establish an initial estimate of the losses that will ultimately be paid on the reported claim. Our initial estimate for each claim is based upon the judgment of our claims professionals who are familiar with property and liability losses associated with the coverage offered by our policies. Then, our claims personnel perform an evaluation of the type of claim involved, the circumstances surrounding each claim and the policy provisions relating to the loss and adjust the reserve as necessary. As claims mature, we increase or decrease the reserve estimates as deemed necessary by our claims department based upon additional information we receive regarding the loss, the results of on-site reviews and any other information we gather while reviewing the claims.

•

IBNR reserves—Our IBNR reserves include true IBNR reserves plus “bulk” reserves. True IBNR reserves represent amounts related to claims for which a loss occurred on or before the date of the financial statements but which have not yet been reported to us. Bulk reserves represent additional amounts that cannot be allocated to particular claims, but which are necessary to estimate ultimate losses on known claims. We estimate our IBNR reserves by projecting our ultimate losses using industry accepted actuarial methods and then deducting actual loss payments and case reserves from the projected ultimate losses. We review and adjust our IBNR reserves on a quarterly basis based on information available to us at the balance sheet date.

When we establish our reserves, we analyze various factors such as the evolving historical loss experience of the insurance industry as well as our experience, claims frequency and severity, our business mix, our claims processing procedures, legislative enactments, judicial decisions and legal developments in imposition of damages, and general economic conditions, including inflation. A change in any of these factors from the assumptions implicit in our estimates will cause our ultimate loss experience to be better or worse than indicated by our reserves, and the difference could be material. Due to the interaction of the foregoing factors, there is no precise method for evaluating the impact of any one specific factor in isolation, and an element of judgment is ultimately required. Due to the uncertain nature of any projection of the future, the ultimate amount we will pay for losses will be different from the reserves we record.

We determine our ultimate loss reserves by selecting a point estimate within a relevant range of indications that we calculate using generally accepted actuarial techniques. Our selection of the point estimate is influenced by the analysis of our paid losses and incurred losses since inception, as well as industry information relevant to the population of exposures drawn from Citizens. At our current level of experience, industry information strongly influences the basis for estimates of claims related factors. We expect that our loss experience will be of growing significance in future periods.

Our independent actuary evaluated the adequacy of our reserves as of December 31, 2013 and concluded that total reserves ranging from a low of $17.0 million to a high of $20.8 million would meet the requirements of the insurance laws of Florida, be consistent with reserves computed in accordance with accepted loss reserving standards and principles, and make a reasonable provision for all unpaid loss and loss adjustment expense obligations under the terms of our contracts and agreements. In addition to $7.6 million of recorded case reserves, we recorded $11.0 million of IBNR reserves as of December 31, 2013 to achieve overall reserves of $18.6 million, plus an additional $783,000 attributable to reinsurance claims payable.

The process of establishing our reserves is complex and necessarily imprecise, as it involves using judgment that is affected by many variables. We believe a reasonably likely change in almost any of the factors we evaluate as part of our loss reserve analysis could have an impact on our reported results, financial position and liquidity.

The following table quantifies the impact of changes in our loss reserves on our net income, stockholders’ equity and liquidity as of and for the year ended December 31, 2013.

(dollars in thousands)	Actual		Low Estimate	% Change from Actual	High Estimate	% Change from Actual
Loss Reserves	$18,561	(1)	$16,992		$20,786

Impact on:
Net income	$34,213		$35,154	2.8%	$32,878	(3.9)%
Stockholders’ equity	$79,984		$80,925	1.2%	$78,649	(1.7)%
Cash, cash equivalents and investments	$201,236		$201,236	—	$201,236	—
Adjusted cash, cash equivalents and investments(2)	$190,099		$191,041	0.5%	$188,764	(0.7)%

(1)	Does not include $783,000 attributable to reinsurance claims payable.
(2)

Adjusted cash, cash equivalents and investments is intended to present a measure of future liquidity and consists of cash, cash equivalents and investments, less loss reserves, net of taxes, assuming a 40% tax rate.

Policy Acquisition Costs.    We incur policy acquisition costs that vary with, and are directly related to, the production of new business. Policy acquisition costs consist of the following four items: (i) commissions paid to outside agents at the time of policy issuance, (ii) policy administration fees paid to a third-party administrator at the time of policy issuance, (iii) premium taxes and (iv) inspection fees. We capitalize policy acquisition costs to the extent recoverable, then we amortize those costs over the contract period of the related policy.

At each reporting date, we determine whether we have a premium deficiency. A premium deficiency would result if the sum of our expected losses, deferred policy acquisition costs and policy maintenance costs (such as costs to store records and costs incurred to collect premiums and pay commissions) exceeded our related unearned premiums plus investment income. Should we determine that a premium deficiency exists, we would write off the unrecoverable portion of deferred policy acquisition costs.

Reinsurance.    We follow industry practice of reinsuring a portion of our risks. Reinsurance involves transferring, or “ceding,” all or a portion of the risk exposure on policies we write to another insurer, known as a reinsurer. To the extent that our reinsurers are unable to meet the obligations they assume under our reinsurance agreements, we remain liable for the entire insured loss.

Our reinsurance agreements are short-term, prospective contracts. We record an asset, prepaid reinsurance premiums, and a liability, reinsurance payable, for the entire contract amount upon commencement of our new reinsurance agreements. We amortize our prepaid reinsurance premiums over the 12-month contract period.

In the event that we incur losses recoverable under our reinsurance program, we record amounts recoverable from our reinsurers on paid losses plus an estimate of amounts recoverable on unpaid losses. The estimate of amounts recoverable on unpaid losses is a function of our liability for unpaid losses associated with the reinsured policies; therefore, the amount changes in conjunction with any changes to our estimate of unpaid losses. Though an estimate of amounts recoverable from reinsurers on unpaid losses may change at any point in the future because of its relation to our reserves for unpaid losses, a reasonable probability exists that an estimated recovery may change significantly in the near term from the amounts included in our consolidated financial statements.

We estimate uncollectible amounts receivable from reinsurers based on an assessment of factors including the creditworthiness of the reinsurers and the adequacy of collateral obtained, where applicable. We recorded no amounts recoverable under our reinsurance program or bad debt expense related to reinsurance during the three months ended March 31, 2014 or the year ended December 31, 2013.

Investments.    We currently classify all of our investments in fixed maturity securities and equity securities as available-for-sale, and report them at fair value. We currently classify our investments in mortgage loans as held to maturity and report them at amortized cost. Subsequent to our acquisition of available-for-sale securities, we record changes in value through the date of disposition as unrealized holding gains and losses, net of tax effects, and include them as a component of other comprehensive income. We include realized gains and losses, which we calculate using the specific-identification method for determining the cost of securities sold, in net income. We amortize any premium or discount on investments over the remaining maturity period of the related investments using the effective interest method, and we report the amortization in net investment income. We recognize dividends and interest income when earned.

Quarterly, we perform an assessment of our investments to determine if any are “other-than-temporarily” impaired. An investment is impaired when the fair value of the investment declines to an amount less than the cost or amortized cost of that investment. As part of our assessment process, we determine whether the impairment is temporary or “other-than-temporary”. We base our assessment on both quantitative criteria and qualitative information, considering a number of factors including, but not limited to: how long the security has been impaired; the amount of the impairment; whether, in the case of equity securities, we intend to hold, and have the ability to hold, the security for a period sufficient for us to recover our cost basis, or whether, in the case of debt securities or mortgage loans, we intend to sell the investment or it is more likely than not that we will have to sell the investment before we recover the amortized cost; the financial condition and near-term prospects of the issuer; whether the issuer is current on contractually-obligated interest and principal payments; key corporate events pertaining to the issuer and whether the market decline was affected by macroeconomic conditions.

If we were to determine that an equity security has incurred an “other-than-temporary” impairment, we would permanently reduce the cost of the security to fair value and recognize an impairment charge. If a debt security or mortgage loan is impaired and we either intend to sell the security or mortgage loan or it is more likely than not that we will have to sell the security or mortgage loan before we are able to recover the amortized cost, then we would record the full amount of the impairment in our net income.

A large portion of our investment portfolio consists of fixed maturity securities and a mortgage loan, which may be adversely affected by changes in interest rates as a result of governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. A rise in interest rates would decrease the net unrealized holding gains of our investment portfolio, offset by our ability to earn higher rates of return on funds reinvested. Conversely, a decline in interest rates would increase the net unrealized holding gains of our investment portfolio, offset by lower rates of return on funds reinvested.

Fair Value.    Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). When reporting the fair values of our financial instruments, we prioritize those fair value measurements into one of three levels based on the nature of the inputs, as follows:

•	Level 1—Valuations based on quoted prices in active markets for identical assets and liabilities;

•

Level 2—Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and quoted prices in active markets for similar, but not identical instruments; and

•	Level 3—Valuations based on unobservable inputs, which are based upon the best available information when external market data is limited or unavailable.

We estimate the fair value of our investments using the closing prices on the last business day of the reporting period, obtained from active markets. For securities for which quoted prices in active markets are unavailable, we use observable inputs such as quoted prices in inactive markets, quoted prices in active markets for similar instruments, benchmark interest rates, broker quotes and other relevant inputs. We do not have any investments in our portfolio which require us to use unobservable inputs. Our estimates of fair value reflect the interest rate environment that existed as of the close of business on March 31, 2014 and December 31, 2013. Changes in interest rates subsequent to March 31, 2014 may affect the fair value of our investments.

The carrying amounts for the following financial instruments approximate their fair values at March 31, 2014 and December 31, 2013 because of their short-term nature: cash and cash equivalents, accrued investment income, premiums receivable, reinsurance payable, and accounts payable and accrued expenses.

Stock-Based Compensation.    We account for stock-based compensation under the fair value recognition provisions of U.S. GAAP which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors based on estimated fair values. The valuation of our common stock requires us to make highly complex and subjective estimates because our shares are not publicly traded. We will not need these estimates to determine the fair value of new stock-based compensation awards once our underlying shares begin trading publicly. In accordance with U.S. GAAP, the fair value of stock-based awards is amortized over the requisite service period, which is defined as the period during which an employee is required to provide service in exchange for an award. We use a straight-line attribution method for all grants that include only a service condition.

We performed valuations of our common stock at October 31, 2013 and December 31, 2013. In estimating the fair value of our common stock in each of October and December 2013, we used a combination of the “Market Approach” and the “Income Approach.” In applying the Market Approach, we compared the Company to comparable companies in similar lines of business that are publicly traded (the “Benchmark Company Method”), as well as reviewed recent transactions in the property and casualty insurance industry (the “Benchmark Transaction Method”). In applying the Income Approach, we analyzed the value of the cash flow the Company expects to generate in the future. The methodologies and assumptions used in each of the approaches are discussed below.

Market Approach

Benchmark Company Method

The Benchmark Company Method analyzed the market prices of shares of common stock of companies engaged in the same or similar line of business as the Company. Benchmark companies were identified based on an analysis of their business and financial profiles for relative similarity to those of the Company, and their selection took into account factors such as industry focus, size, growth, profitability, risk and return on investment. After identifying and selecting the benchmark companies and performing a comparative analysis of the benchmark companies’ operating results, multiples were calculated relative to observed valuation metrics, such as the market value of equity (“MVE”). The Company then calculated the following multiples for the benchmark companies for the latest twelve month period prior the valuation date: (i) MVE / GAAP net income and (ii) MVE / GAAP tangible book value of total equity (“TBV”). The Company selected multiples for its analysis based on the low end multiples observed for the benchmark companies. In arriving at the appropriate multiples, the Company considered the risk that the Company may be unable to achieve substantial growth by executing depopulation transactions and increasing its voluntary policy count at satisfactory pricing, coupled with a short operating history. The increase in the multiples from the October 31, 2013 to December 31, 2013 valuation was considered appropriate due to the increase in observed multiples of the benchmark companies over the same time period. By applying the selected multiples described above to Company’s results as of December 31, 2013, the Company arrived at a range of total equity value of $180.0 million to $220.0 million.

Benchmark Transaction Method

The Benchmark Transaction Method indicates the fair value of the invested capital or equity of a business based on exchange prices for controlling interests in actual transactions. The process involves comparison and correlation of the Company with other similar companies that have been acquired in recent transactions.

In the Company’s application of the Benchmark Transaction Method, it analyzed transactions meeting the following criteria: (i) involved U.S. property and casualty insurance companies; (ii) announced between December 31, 2011 and December 31, 2013; (iii) deal values in excess of $100.0 million; and (iv) closed as of December 31, 2013. The Company then assessed the comparability of the acquired companies to the Company and selected those transactions that were deemed sufficiently comparable to the Company to derive a meaningful indication of value. The Company then calculated multiples of MVE to statutory capital and surplus.

The Company selected a range of MVE-to-statutory capital and surplus multiples based on a range of the average of the third quartile and the maximum to the maximum multiples observed for the benchmark transactions. This range of multiples was considered appropriate, as the applicable multiples relate to the three most recent benchmark transactions as of December 31, 2013, the latest of which occurred on June 3, 2013. The Company then applied this range of multiples to its financial results to arrive at an indicated range of the fair value of the Company of $160.0 million to $200.0 million.

Based on an analysis of both the Benchmark Company Method and the Benchmark Transaction Method, as well as the fact that the benchmark company multiples continued to increase since the most recent benchmark transaction date of June 3, 2013, the fair value of the total equity of the Company as of December 31, 2013 was estimated to be in the range of $180.0 million to $220.0 million.

Income Approach

In applying the Income Approach, the Company took the following four steps:

1.	The Company estimated future cash flows for a discrete projection period;

2.	The Company discounted these cash flows to present value at a rate of return that took into account the relative risk of achieving the cash flows and the time value of money;

3.	The Company estimated the residual value of cash flows subsequent to the discrete projection period; and

4.	The Company combined the present value of the residual cash flows with the discrete projection period cash flows to indicate the fair value of the business enterprise.

As a result of this analysis, the fair value of the total equity of the Company using the Income Approach was estimated to be in the range of $170.0 million to $210.0 million.

Blended Analysis

The methodology and procedures applied in the valuation of the total equity as of December 31, 2013 were identical to those applied in the October 31, 2013 valuation. Based on a blended analysis of the Market Approach and the Income Approach, the fair value of the total equity increased from a range of approximately $95.0 million to $105.0 million as of October 31, 2013, to a range of approximately $175.0 million to $215.0 million as of December 31, 2013. Consistent with the October 31, 2013 valuation, the ultimate valuation of the Company as of December 31, 2013 was based on the mid-point of the range ($195.0 million), resulting in a fair value per share of $8.95 as of December 31, 2013.

The increase in value resulting from the Market Approach was driven by factors such as: significant positive market commentary and activity surrounding reinsurance pricing in advance of January 1, 2014, a critical date in the industry for reinsurance renewals; substantial upward movement in trading prices immediately following third quarter earnings announcements for the benchmark companies, which reflected the positive impact of reinsurance pricing on profitability and the absence of any catastrophes; and the end of hurricane season in the fourth quarter, which resulted in further improvements in valuations, as the property and casualty insurers in Florida became exposed to significantly less risk, effectively securing profitability and operating results for the calendar year. The Income Approach resulted in a similar increase in valuation, primarily reflecting the impact of updated management projections. At December 31, 2013, management’s projections included higher expectations of Citizens depopulation transactions (based in part on the Company’s ability to effect such transactions during fourth quarter and to secure additional transactions for the first quarter of 2014), and a higher GAAP book value than the projections at October 31, 2013. The changes in management’s expectations also were driven by, among other things, more favorable reinsurance pricing and a substantial increase in the Company’s policy base, premiums and earnings potential between October 31, 2013 and December 31, 2013. In addition, because the December 31, 2013 analysis utilized a more aggressive forecast, the Company applied a higher discount rate in arriving at the final valuation.

Income taxes.    We file as a consolidated partnership along with our limited liability company affiliates, Heritage MGA, LLC, Contractors’ Alliance, First Access Insurance Group, LLC and Heritage Insurance Claims, LLC. The limited liability companies are not required to provide for federal income taxes. As such, taxable income, losses, deductions and credits pass through to members for them to report on their respective income tax returns. Our insurance subsidiary, Heritage P&C, writes policies only in Florida and files a federal and Florida state income tax return. Our reinsurance subsidiary, which is based in Bermuda, plans to make an irrevocable election under Section 953(d) of the U.S. Internal Revenue Code of 1986, as amended, to be treated as a domestic insurance company for U.S. federal income tax purposes. As a result of this election, our reinsurance subsidiary will be subject to United States income tax on its worldwide income as if it were a U.S. corporation.

We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect to recover or settle those temporary differences. Should a change in tax rates occur, we recognize the effect on deferred tax assets and liabilities in operations in the period that includes the enactment date. Realization of our deferred income tax assets depends upon our generation of sufficient future taxable income.

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority.

We record any income tax penalties and income tax-related interest as income tax expense in the period incurred. We did not incur any material tax penalties or income tax-related interest during the three months ended March 31, 2014 or the year ended December 31, 2013.

Recent Accounting Pronouncements

We determined that all recently issued accounting pronouncements will not have a material impact on our consolidated financial position, results of operations and cash flows, or do not apply to our operations.

BUSINESS

Our Business

We are a property and casualty insurance holding company headquartered in Clearwater, Florida and, through our subsidiary, Heritage P&C, we provide personal residential insurance for single-family homeowners and condominium owners in Florida. We are vertically integrated and control or manage substantially all aspects of insurance underwriting, actuarial analysis, distribution and claims processing and adjusting. We are led by an experienced senior management team with an average of 26 years of insurance industry experience. We began operations in August 2012, and in December 2012 we began selectively assuming policies from Citizens, a Florida state-supported insurer, through participation in a legislatively established “depopulation program” designed to reduce the state’s risk exposure by encouraging private companies to assume insurance policies from Citizens. We also write policies outside the Citizens depopulation program, which we refer to as voluntary policies. Heritage P&C is currently rated “A” (“Exceptional”) by Demotech, a rating agency specializing in evaluating the financial stability of insurers.

As of March 31, 2014, we had approximately 140,000 policies in force, approximately 89% of which were assumed from Citizens. For the three months ended March 31, 2014 and the year ended December 31, 2013, we had gross premiums written of $68.9 million and $218.5 million, respectively, and net income of $7.9 million and $34.2 million, respectively. At March 31, 2014, we had total assets of $286.1 million, total stockholders’ equity of $110.1 million and pro forma stockholders’ equity, after giving effect to this offering and the Concurrent Private Placement, of $224.6 million.

As of March 31, 2014, Citizens had approximately 940,000 insurance policies, of which approximately 690,000 were personal residential policies. We selectively assumed personal residential policies from Citizens in nine separate assumption transactions between December 2012 and April 2014, and a substantial portion of our revenue since our inception has come from these policies. We intend to continue assuming policies from Citizens that meet our assumption strategy and underwriting criteria.

In order to assume a policy from Citizens, we must obtain the prior approval of the insurance agent that wrote the policy. With respect to policies written by agents that are affiliated with an insurance company or agency, we must also obtain the approval of the insurance company or agency. Currently, four large national insurance companies or agencies permit us to assume policies from Citizens that have been written by their agents—State Farm, Allstate, Brown & Brown and AAA (formerly the American Automobile Association). In an effort to increase the pool of Citizens policies that we may assume, we are seeking similar advance approvals from other insurance companies and agencies. We currently have advance approvals covering more than 4,500 agents. These agents were responsible for writing more than 93% of the approximately 690,000 personal residential insurance policies held by Citizens as of March 31, 2014.

We market and write voluntary policies through a network of approximately 1,100 independent agents. Of these agents, approximately 46% are affiliated with nine large agency networks with which we have entered into master agency agreements. We recently entered into an agreement with FMS, the in-house, for-profit managing general agency division of the Florida Association of Insurance Agents, which gives us access to several hundred additional agents throughout the state. We intend to pursue additional voluntary business from agents in our existing independent agent network, expand our independent agent network and seek additional opportunities to use insurer-affiliated agents to offer our personal residential policies in Florida. While we had 15,417 voluntary policies (11% of our total policies in force) as of March 31, 2014, during the three months ended March 31, 2014, we wrote an average of 1,870 new voluntary policies per month. The voluntary market is a significant component of our growth strategy.

We seek to underwrite a diverse mix of geographic risks within Florida to manage the potential impact of a catastrophic event and reduce our per policy reinsurance costs. As of March 31, 2014, the geographic distribution of our policies in force and total insured values were as follows (figures may not sum to totals due to rounding):

	As of March 31, 2014
	(Total Insured Value in Millions)
	Policy Count	%	Total Insured Value	%
South Florida Counties
Broward	17,903	12.8%	$4,623	12.6%
Miami-Dade	11,742	8.4%	3,297	9.0%
Palm Beach	16,856	12.1%	3,945	10.7%

South Florida exposure	46,501	33.2%	$11,865	32.3%

Other Significant Counties(1)
Pinellas	23,997	17.2%	$6,478	17.6%
Hillsborough	18,068	12.9%	5,332	14.5%
Pasco	14,220	10.2%	3,746	10.2%
Hernando	4,873	3.5%	1,465	4.0%
Lee	4,148	3.0%	1,076	2.9%

Total other significant counties	65,306	46.7%	$18,097	49.2%

Summary for all of Florida
South Florida exposure	46,501	33.2%	$11,865	32.3%
Total other significant counties	65,306	46.7%	18,097	49.2%
Other Florida counties	28,072	20.1%	6,812	18.5%

Total	139,879	100.0%	$36,774	100.0%

(1)	Significant counties are defined as those counties with a policy count or total insured value greater than 2.5% of the 139,879 total policy count or $36.8 billion total insured value as of March 31, 2014.

In order to limit our potential exposure to individual risks and catastrophic events, we purchase significant reinsurance from third party reinsurers. Purchasing reinsurance is an important part of our risk strategy, and premiums paid (or ceded) to reinsurers is our single largest cost. We have strong relationships with reinsurers which we believe are a result of our management’s industry experience and reputation for selective underwriting. For the twelve months ending May 31, 2014, we purchased reinsurance from the following sources: (i) FHCF, a state-mandated catastrophe reinsurance fund, (ii) 13 private reinsurers, all of which were rated “A-” or higher by A.M. Best or S&P, (iii) two private reinsurers that have provided collateral to fully cover their exposure, and (iv) our wholly-owned reinsurance subsidiary, Osprey. We are in the process of finalizing our reinsurance program for the 2014 hurricane season, which will be effective from June 1, 2014 through May 31, 2015, and expect to purchase reinsurance from a similarly diverse and highly-rated group of third-party reinsurers as those participating in our 2013-2014 reinsurance program. See “—Reinsurance—2014-2015 Reinsurance Program.”

FLOIR requires all insurance companies, like us, to have a certain amount of capital reserves and reinsurance coverage in order to cover losses upon the occurrence of a catastrophic event. Our reinsurance program for the twelve months ending May 31, 2014, as well as our expected program for the twelve months ending May 31, 2015, provide reinsurance in excess of FLOIR’s requirements, which are based on the probable maximum loss that we would incur from an individual catastrophic event estimated to occur once every 100 years based on our portfolio of insured risks. We also purchase reinsurance coverage to protect against the potential for multiple catastrophic events occurring in the same year.

In placing our 2014-2015 reinsurance program, we sought to obtain multiple years of coverage for certain layers of the program through multi-year commitments. We believe these arrangements allow us to capitalize on favorable pricing and contract terms and conditions and allow us to mitigate uncertainty surrounding the price of our future reinsurance coverage, our single largest cost. In the aggregate, we anticipate that multi-year coverage will account for approximately 88% of our expected purchases of private reinsurance for the 2014 hurricane season.

We test the sufficiency of our reinsurance program by subjecting our personal residential exposures to statistical testing using the AIR U.S. Hurricane Model, which replicates the most severe hurricanes to have occurred historically in Florida, individual storms of severity in excess of such historical levels, and the historical calendar years in which the most severe multiple catastrophic events occurred in Florida. In this regard, the 2004 calendar year, in which four large catastrophic hurricanes made landfall in Florida, is considered to be the worst catastrophic year in Florida’s recorded history. Assuming the reoccurrence of the 2004 calendar year events, the probable maximum net loss to us in 2014, assuming the expected coverage for our 2014-2015 reinsurance program, would be $16.3 million (after tax, net of all reinsurance recoveries and including our retention through Osprey). See “—Reinsurance—2014-2015 Reinsurance Program.” This loss would have represented 14.8% of our stockholders’ equity at March 31, 2014 and 7.3% of our pro forma stockholders’ equity at March 31, 2014, after giving effect to this offering and the Concurrent Private Placement.

We closely manage all aspects of our claims adjustment process. Claims are initially reviewed by our managers and staff adjusters, who determine the extent of the loss and the resources needed to adjust each claim. In the case of a catastrophic event, we have contracted with four large national claims adjusting firms to assist our adjusters with the increased volume of claims and ensure timely responses to our policyholders. We utilize our wholly-owned subsidiary, Contractors’ Alliance to manage mitigation and restoration services for our customers. Contractors’ Alliance primarily handles water damage-related claims, which comprised approximately 68% of our losses and loss adjustment expenses through March 31, 2014. In March 2014, we completed the acquisition of the assets and personnel of our main water mitigation services vendor. We believe this acquisition will allow us to better service our customers and expand our mitigation and restoration services. In addition, all of our voluntary policies and renewed Citizens policies are enrolled in our Platinum Program. Under the Platinum Program, participating customers receive a 10% discount on their claim deductible, and we obtain control over inspection, claims adjusting and repair services. We believe our approach to claims handling results in a higher level of customer service and reduces our losses and loss adjustment expenses. As a result of our efforts, our gross loss ratio, which expresses our losses and loss adjustment expenses as a percentage of gross earned premiums, was 33.8% and 27.5% for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.

Our Market

According to the U.S. Census Bureau, at July 1, 2013, Florida was the fourth largest U.S. state with an estimated population of approximately 20 million people. The University of Florida Bureau of Economic and Business Research estimates that Florida is expected to reach a population of approximately 26 million people by 2040, an increase of 36% percent from 2010. Property ownership and development represent key drivers of the Florida economy.

Because of its location, Florida is exposed to an increased risk of hurricanes during the entire six months of Atlantic hurricane season, which spans from June 1 through November 30. While a significant hurricane has not made landfall in Florida since 2005, eight hurricanes in 2004 and 2005, including Hurricanes Charley, Katrina, Rita and Wilma, caused a combined estimated property damage of over $110 billion, a significant portion of which occurred in Florida. As a result, personal residential insurance and claims servicing are vitally important to Florida residents.

The Florida personal residential insurance market is highly fragmented and dominated by in-state insurance companies, including Citizens. Significant dislocation in the Florida property insurance market began following Hurricane Andrew in 1992 and accelerated following the 2004 and 2005 hurricane seasons. In total, national and regional insurers reduced their exposure in Florida from 84% in 1999 to 26% in 2012. As national and regional insurance companies reduced their share of the market in Florida, Citizens increased efforts to provide affordable personal residential insurance to those residents unable to obtain coverage in the private market. As a result, Citizens’ policy count grew from roughly 726,000 policies in 2005 to a peak level of approximately 1.5 million policies in late 2011. To reduce Citizens’ risk exposure, beginning in 2010, Florida elected officials encouraged Citizens to focus on reducing the size of its portfolio by returning policies to the private market.

In response, Citizens instituted a number of measures to incentivize the private sector to participate in the depopulation program. Some of these initiatives include increased inspections, improved underwriting, reductions in coverage and annual rate increases. In May 2013, Florida passed legislation to facilitate the reduction of Citizens’ policy count and establish the Clearinghouse, which launched in January 2014. The Clearinghouse makes new business ineligible for Citizens if a participating insurance company is willing to extend similar coverage at a price that is no more than 15% above the price of a Citizens’ policy. Similarly, existing Citizens policies will not be eligible for renewal with Citizens if a participating insurance company is willing to afford similar coverage at no additional cost over the price of a Citizens policy. The Clearinghouse will allow potential new and renewal policies of Citizens to be comparatively shopped by participating private market insurers before becoming, or remaining, Citizens policies. On March 31, 2014, Heritage P&C was approved to participate in the Clearinghouse.

According to data compiled by FLOIR, Citizens was the largest personal residential insurance carrier in Florida for the year ended December 31, 2013, with a market share of approximately 19.8% based on total in force direct premiums written for personal and commercial residential insurance. As of the same date, we ranked 15th in Florida within this market, with a market share of approximately 1.8%. Assuming further access to capital and reinsurance support, we believe we have the opportunity to significantly expand the size of our personal residential insurance business in Florida and explore the expansion of our business into other complementary business lines and states.

In recent years, the property and casualty insurance market has experienced a substantial increase in the availability of property catastrophe reinsurance resulting from the increased supply of capital from non-traditional insurance providers, including private capital and hedge funds. This increased capital supply, coupled with a lack of recent significant catastrophic storm activity in Florida, has reduced the cost of property catastrophe reinsurance, directly benefitting purchasers of this reinsurance, including us. We believe this market trend will continue for the foreseeable future.

Our Strategy

Since our inception, a substantial portion of our revenue has come from policies we assumed from Citizens, with the balance of our revenue generated from renewal of these assumed policies and from voluntary policies. Building on these successful transactions, we intend to continue to grow profitably by undertaking the following:

Increase Our Policies in Force in Florida Through Strategic Policy Assumptions and Expansion of Our Voluntary Market Share

We intend to continue assuming policies from Citizens that meet our assumption strategy and underwriting criteria. We may also pursue opportunities to acquire policies from private insurers. Additionally, we intend to increase our policy count by participating in the Clearinghouse. We will also pursue opportunities to increase the number of our voluntary policies by expanding our independent agent distribution network, as well as obtaining approval from national insurance companies to allow their agents to offer our personal residential policies in Florida. Our recent affiliation with FMS gives us access to several hundred additional agents throughout the state and should assist us in our effort to attract high-quality agents. We also intend to increase our advertising, which we believe will allow us to more effectively penetrate areas of the state where we are not currently writing significant new business.

Opportunistically Diversify Product Offerings

We will continue to focus on writing personal residential policies, but will opportunistically expand into complementary product lines we believe we can effectively and profitably underwrite. New product lines may include commercial residential and manufactured housing policies, as well as additional non-residential coverage, such as general liability insurance. In January 2014, we hired two individuals with significant experience in Florida commercial residential insurance sales and underwriting, who will assist us in developing this new product line.

Optimize Our Reinsurance Program

We will continue to obtain what we believe to be the most appropriate levels and sources of reinsurance. We believe that the significant additional capital entering portions of the reinsurance market provides us with the opportunity to obtain favorable pricing and contract terms and conditions, including the potential for multi-year commitments, which we expect to comprise a significant portion of our 2014-2015 reinsurance program. See “—Reinsurance—2014-2015 Reinsurance Program.” In April 2014, we entered into two fully collateralized catastrophe reinsurance agreements funded through the issuance of $200.0 million principal amount of catastrophe bonds, and we will continue evaluating such cost-efficient alternatives to traditional reinsurance. See “Prospectus Summary—Recent Developments.” Additionally, we will continue to meet certain of our reinsurance needs through the use of our reinsurance subsidiary, Osprey, which mitigates our reinsurance expense and reduces our reliance on third party reinsurance.

Efficiently Manage Losses and Loss Adjustment Expenses

We are committed to proactively managing our losses and loss adjustment expenses through prudent underwriting and the use of internal claims adjustment and repair services. In March 2014, we acquired the largest vendor in the Contractors’ Alliance network, which we believe will allow us to expand our in-house mitigation and restoration services. We also intend to license our Contractors’ Alliance employees as adjusters, which we believe will reduce our loss adjustment expenses and shorten the length of time required to resolve claims.

Expand to New Geographic Markets

We intend to explore opportunities to enter other coastal states where we believe the market opportunity is most similar to Florida and where we can utilize our underwriting and claims expertise to attract and manage profitable business. We believe further increasing our geographic diversification is an important factor in reducing our potential risk of loss from any catastrophic event, reducing our per policy reinsurance costs and providing an additional area for future growth beyond our expansion in Florida.

Our Competitive Strengths

We believe that our rapid growth to date and our ability to capitalize on our future growth prospects are a result of the following competitive strengths of our business:

Experienced Management Team With a Long History in the Florida Personal Residential Insurance Market

We have a deep and experienced management team led by Bruce Lucas, Chairman and Chief Executive Officer, Richard Widdicombe, President, Stephen Rohde, Chief Financial Officer, Melvin Russell, Chief Underwriting Officer, Kent Linder, Chief Operating Officer, Ernesto Garateix, Executive Vice President, Paul Nielsen, Vice President of Claims, and Joseph Peiso, Vice President of Compliance, most of whom have been with Heritage since inception. Our management team, which averages 26 years of insurance industry experience, has extensive experience in the Florida personal residential insurance market, has built longstanding relationships with key participants in the insurance industry and is supported by a group of highly qualified individuals with industry expertise, including a Chief Actuary with more than 34 years of industry experience.

Strong, Conservative Capital Structure

As of March 31, 2014, we had stockholders’ equity of $110.1 million and pro forma stockholders’ equity, after giving effect to this offering and the Concurrent Private Placement, of $224.6 million. As of March 31, 2014, Heritage P&C had policyholder surplus, as defined by statutory accounting principles, of $67.8 million. We believe that this level of surplus places us among the best capitalized insurance companies focusing primarily on the Florida personal residential insurance market and is significantly in excess of the minimum capital levels required by FLOIR and Demotech for similarly rated in-state insurance companies. In addition, unlike many of our in-state competitors, we have relied almost exclusively upon common equity to provide our capital.

Selective Underwriting and Policy Acquisition Criteria

We believe our proprietary data analytics capabilities and underwriting processes allow us to better select the insurance policies we are willing to assume from the Citizens depopulation program, leading to strong profitability and reduced risk. In addition, we choose to minimize our exposure to or avoid certain types of coverage if we believe there is significant risk of loss, including coverage for sink-hole related losses in high-risk areas. As a result of our efforts, our gross loss ratio was 33.8% and 27.5% for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.

Unique Claims Servicing Model and Superior Customer Service

We believe that the vertical integration of our claims adjustment and repair services provides us with a competitive advantage. Because we manage both claims adjusting and repair services, we are generally able to begin the adjustment and mitigation process much earlier than our competitors, thus reducing our loss adjustment expenses and ultimate loss payouts. We expect that, in the near future, a significant number of our repair technicians will participate in training and certification programs to become licensed claims adjusters, allowing us to capture additional efficiencies. We also believe our unique model provides a superior level of customer service for our policyholders, enhancing our reputation and increasing the likelihood that our policyholders will renew their policies with us.

Relationships with Highly Rated Reinsurers

We manage our exposure to catastrophic events through, among other things, the purchase of reinsurance. Our relationships with highly rated reinsurers have been developed as a result of our management team’s industry experience and reputation for selective underwriting. Our financial strength, underwriting results and the long-term relationships between our management team and our reinsurance partners help improve the cost-effectiveness of our reinsurance program.

Relationships with Independent Agents and National Underwriters

We have developed relationships with a network of approximately 1,100 independent insurance agents. We believe we have been able to build this network due to our reputation for financial stability, commitment to the Florida market and integrity in the underwriting and claims process. We are also exploring relationships with additional large national insurers and agencies that no longer write substantial personal residential insurance in Florida, which would give us access to their network of Florida agents.

Underwriting

Our underwriters evaluate and select only those risks that they believe will enable us to achieve an underwriting profit. In order to achieve underwriting profitability on a consistent basis, we focus on (1) the suitability of the risk to be assumed or written, (2) the adequacy of the premium with regard to the risk to be assumed or written and (3) the geographic distribution of existing policies within Florida.

All of our underwriting is done internally under the supervision of our Chief Underwriting Officer with input from our Chief Actuary. Our underwriters use our proprietary data analytics capabilities, which include a number of automated processes, to analyze a number of risk evaluation factors, including the age, construction, location and value of the residence and the premiums to be received from insuring the residence. New technological advances in computer generated geographical mapping afford us an enhanced perspective as to geographic concentrations of policyholders. When considering the geographic distribution of existing policies, our underwriters may consider the number of other residences we insure within the same region, county, city and zip code. We also consider the cost of reinsurance when assessing the adequacy of the premium with regard to the risk to be assumed or written. In particular, because we assume policies from Citizens in large quantities, we must evaluate the aggregate impact of the assumed policies on our reinsurance program. The underwriting criteria that we consider will continue to evolve as our business grows and expands.

We also review our expiring policies to determine whether those risks continue to meet our underwriting guidelines. If a given policy no longer meets our underwriting guidelines, we will take appropriate action regarding that policy, including raising premium rates or, to the extent permitted by applicable law and our assumption agreements with Citizens, not offering to renew the policy.

Policy Administration

We have engaged West Point Underwriters, Inc. (“West Point”), a provider of web-based software solutions and insurance personnel, to provide us with policy administration services, including processing, billing and policy maintenance. West Point’s software is able to adapt to a variety of forms and rates, handle the administration of an increasing number of policies as our Company grows and expands, and provide detailed information about our book of business to our internal underwriters so that they can adjust our underwriting criteria as necessary. West Point’s software provides us with daily updates regarding the insurance policies that we have issued. The system also allows us to provide renewal notices, late payment notices, cancellation notices, endorsements and policies to our policyholders in a timely fashion.

The term of our current agreement with West Point extends until September 2015. Pursuant to this agreement, we pay West Point a fixed fee for each policy for which it provides services.

Claims Administration

We closely manage all aspects of the claims process, from processing the initial filing to providing remediation services through our wholly-owned subsidiary, Contractors’ Alliance. When a policyholder contacts us to report a claim, members of our claims department create a claim file and aggregate the appropriate supporting documentation. Claims are then reviewed by our managers and staff adjusters, who assess the extent of the loss, including through on-site investigations, and determine the resources needed to adjust each claim. Our claims are generally adjusted by our staff claims professionals, except in the case of a catastrophic event for which we have contracted with four large national claims adjusting firms to assist our adjusters with the increased volume of claims and ensure timely responses to our policyholders. In the final stage of the claims process, we leverage Contractors’ Alliance’s vendor network to provide repair and remediation services to the policyholder.

We perform or supervise the services rendered to our policyholders at all stages of the claims process, which we believe allows us to reduce cost and provide a high level of customer service to our policyholders. To encourage our policyholders to allow us to manage their claims from beginning to end, we developed our Platinum Program. Under the Platinum Program, participating customers receive a 10% discount on their claim deductible, and we obtain control over inspection, claims adjusting and repair services, with the repair services being managed by either Contractors’ Alliance or one of our contracted vendors. If the policyholder elects to use a different vendor to provide repair services, we will resolve the claim for the amount we would have paid had Contractors’ Alliance or one of our contracted vendors performed the work. In March 2014, we acquired the largest vendor in the Contractors’ Alliance network, which we believe will allow us to expand our in-house mitigation and restoration services.

Citizens Assumption Transactions

As of March 31, 2014, we have assumed an aggregate of approximately 139,000 policies through participation in the Citizens depopulation program. Citizens generally offers depopulations on a monthly basis. Our practice is generally not to assume additional policies during hurricane season, and therefore we typically participate in assumption transactions during the first and fourth quarters of the year.

In order to be eligible to participate in an assumption transaction, we first apply to FLOIR for approval to assume a specified number of policies. We prepare and submit a report showing the cumulative pro forma financial impact of assuming all policies for which we have applied and all policies we have been previously approved to assume. Once we have received FLOIR approval indicating the maximum number of policies we may assume, Citizens provides us with a list of policies eligible for assumption and the relevant policy data. We evaluate these policies using our proprietary data analytics capabilities and submit to Citizens a list of policies we would like to assume. Citizens then compares our list of preferred policies with those of other private insurance companies participating in the depopulation and informs us which policies will be assigned to us.

Once Citizens informs us which policies we may assume, we notify each policyholder of our offer to assume their policy, the amount of their estimated premium upon renewal and their right to opt-out of the assumption transaction. We believe we were the first insurance carrier in Florida to inform holders of their estimated renewal premium prior to the assumption of their policies from Citizens and that this practice has led to an increase in the number of policyholders accepting, or not “opting-out” of, our offer of assumption. On the effective date of such transaction, Citizens transfers to us the unearned premiums for the policies that have not opted out of the assumption transaction. A policyholder may also opt-out during the 30-day period following the effective date of the assumption transaction. If a policyholder opts-out during such period, we return the applicable unearned premiums to Citizens.

Under the terms of our typical assumption agreement with Citizens, we assume all liability and obligation for losses under the assumed policies arising on or after the effective date of the assumption transaction, and we directly service all policyholder claims related to such losses. All terms and conditions of the assumed policies, including coverage and rates, remain unchanged for the remainder of the policy term. Citizens remains liable for all losses under the assumed policies arising prior to the effective date of the assumption transaction and is solely responsible for servicing all policyholder claims related to such losses.

Our current assumption agreement with Citizens requires us to offer renewals on the policies that we assume in the depopulation program for a period of three years subsequent to the initial expiration of the policies, during which time our rates may not exceed the greater of 110% of the previous rate or the renewal rate charged by Citizens for such policy. We strive to retain these policies by offering competitive rates and efficient claims handling to our policyholders. Through March 31, 2014, we renewed approximately 84% of the policies we assumed from Citizens upon their initial expiration.

Loss Development

Our losses and loss adjustment expenses represent estimated costs ultimately required to settle all claims for a given period. The following table illustrates, as of December 31, 2013, development of the estimated liability for losses and loss adjustment expenses from August 7, 2012 through December 31, 2013 (dollars in thousands):

	August 7, 2012 (inception) through December 31, 2012	Year ended December 31, 2013
Original estimated losses and loss adjustment expense liability(1)	$1,393	$19,344
Re-estimated losses and loss adjustment expense liability(2) as of:
One year later	926
Cumulative redundancy (deficiency)(3)	467
Cumulative amount of liability paid off as of:
One year later	549
Gross premiums earned	$5,719	$139,959

(1)	Represents management’s original best estimated liability of (i) unpaid claims, (ii) IBNR and (iii) loss adjustment expenses.
(2)	Represents the re-estimated liabilities in later years of unpaid claims, IBNR and loss adjustment expenses in the respective years
(3)	Represents the difference between the latest re-estimate and the original estimate. A redundancy means the original estimate is higher than the current estimate whereas a deficiency means that the original estimate is lower than the current estimate.

Technology

Our business depends upon the use, development and implementation of integrated technology systems. These systems enable us to provide a high level of service to agents and policyholders by processing business efficiently, communicating and sharing data with agents, providing a variety of methods for the payment of premiums and allowing for the accumulation and analysis of information for our management. We believe the availability and use of these technology systems has resulted in improved service to agents and customers, increased efficiencies in processing Heritage P&C’s business and lower operating costs.

We also license software from third parties, including West Point and AIR Worldwide, Inc. (“AIR”). AIR’s catastrophe modeling software enables us to optimize our insurance portfolio to reduce our reinsurance costs. We also own or license other technology systems used by Heritage P&C. These technology systems consist primarily of an integrated central processing computer, a series of server-based computer networks, a back-up server and various Internet-based communications systems.

Reinsurance

In order to limit our potential exposure to catastrophic events, we purchase significant reinsurance from third party reinsurers. Purchasing reinsurance is an important part of our risk strategy, and premiums paid (or ceded) to reinsurers is our single largest cost. Reinsurance involves transferring, or “ceding”, a portion of the risk exposure on policies we write to another insurer, known as a reinsurer. To the extent that our reinsurers are unable to meet the obligations they assume under our reinsurance agreements, we remain liable for the entire insured loss. See “Risk Factors—We may not be able to collect reinsurance amounts due to us from the reinsurers with which we have contracted.”

Our reinsurance agreements are short-term, prospective contracts. We record an asset, prepaid reinsurance premiums, and a liability, reinsurance payable, for the entire contract amount upon commencement of our new reinsurance agreements. We amortize our reinsurance premiums over the 12-month contract period, which is June 1 through May 31. Consequently, our 2013-2014 reinsurance program will conclude on May 31, 2014, and our 2014-2015 program, which is currently in the final stages of documentation, will provide coverage beginning on June 1, 2014.

In the event that we incur losses and loss adjustment expenses recoverable under our reinsurance program, we record amounts recoverable from our reinsurers on paid losses plus an estimate of amounts recoverable on unpaid losses. The estimate of amounts recoverable on unpaid losses is a function of our liability for unpaid losses associated with the reinsured policies; therefore, the amount changes in conjunction with any changes to our estimate of unpaid losses. As a result, a reasonable possibility exists that an estimated recovery may change significantly in the near term from the amounts included in our consolidated financial statements.

FLOIR requires all insurance companies, like us, to have a certain amount of capital and reinsurance coverage in order to cover losses and loss adjustment expenses upon the occurrence of a catastrophic event. Both our 2013-2014 reinsurance program and our expected 2014-2015 reinsurance program provide reinsurance in excess of FLOIR’s requirements, which are based on the probable maximum loss that we would incur from an individual catastrophic event estimated to occur once in every 100 years based on our portfolio of insured risks. The nature, severity and location of the event giving rise to such a probable maximum loss differs for each insurer depending on the insurer’s portfolio of insured risks, including, among other things, the geographic concentration of insured value within such portfolio. As a result, a particular catastrophic event could be a one-in-100 year loss event for one insurance company while having a greater or lesser probability of occurrence for another insurance company. We also purchase reinsurance coverage to protect against the potential for multiple catastrophic events occurring in the same year.

2014-2015 Reinsurance Program

We are currently in the process of finalizing our reinsurance program for the period from June 1, 2014 through May 31, 2015. While we believe we have reached agreement with our reinsurers on the terms of our 2014-2015 reinsurance program, including pricing, we have not yet entered into definitive agreements documenting such terms. We expect that the structure of our 2014-2015 reinsurance program will be substantially as set forth below, however there can be no assurances that the final terms of our reinsurance coverage will be consistent with the below descriptions, or that we will be able to obtain the anticipated levels of coverage on commercially reasonable terms, or at all. See “Risk Factors—Risks Related to Our Business—Reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all.”

In placing our 2014-2015 reinsurance program, we sought to obtain multiple years of coverage for certain layers of the program through multi-year commitments. We believe these arrangements allow us to capitalize on favorable pricing and contract terms and conditions and allow us to mitigate uncertainty surrounding the price of our future reinsurance coverage, our single largest cost.

For example, on April 17, 2014, Heritage P&C entered into a catastrophe reinsurance agreement with Citrus Re Ltd., a newly-formed Bermuda special purpose insurer, which provides for three years of coverage from catastrophe losses caused by certain named storms, including hurricanes, beginning on June 1, 2014. The limit of coverage of $150.0 million is fully collateralized by a reinsurance trust account for the benefit of Heritage P&C. Heritage P&C pays a periodic premium to Citrus Re Ltd. during this three-year risk period. Citrus Re Ltd. issued $150.0 million of principal-at-risk variable notes due April 18, 2017 (the “Citrus Re-1 Bonds”) to fund the reinsurance trust account and its obligations to Heritage P&C under the reinsurance agreement. The maturity date of the notes may be extended up to two additional years to satisfy claims for catastrophic events occurring during the three-year term of the reinsurance agreement. By accessing catastrophe reinsurance coverage through capital markets vehicles like Citrus Re Ltd., we aim to diversify our sources of reinsurance capacity in a cost-effective manner given current market conditions.

On April 24, 2014, Heritage P&C entered into a second catastrophe reinsurance agreement with Citrus Re Ltd. providing for $50 million of coverage on substantially similar terms as the agreement described above. Citrus Re Ltd. issued an additional $50 million of principal-at-risk variable notes due April 24, 2017 (the “Citrus Re-2 Bonds”) to fund its obligations under the reinsurance agreement.

Our annual reinsurance program, which is segmented into layers of coverage, protects us for excess property catastrophe losses and loss adjustment expenses. Our 2014-2015 reinsurance program will incorporate the mandatory coverage required by law to be placed with the FHCF. We also expect to purchase private reinsurance below, alongside and above the FHCF layer, as well as aggregate reinsurance coverage. The following describes the expected layers of our 2014-2015 reinsurance program.

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Our Retention. For the first catastrophic event, we expect to have a primary retention on the first $15.0 million of losses and loss adjustment expenses, of which our reinsurance subsidiary, Osprey, would be responsible for $6.0 million. For a second catastrophic event, we would have a primary retention on the first $6.0 million of losses and loss adjustment expenses, of which Osprey would be responsible for $4.0 million. For subsequent catastrophic events, Heritage P&C’s primary retention decreases to $2.0 million per event. Osprey has no primary retention beyond the second catastrophic event.

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Layer Below FHCF. Immediately above our retention, we expect to purchase $50.0 million of reinsurance from third party reinsurers. Through the payment of a reinstatement premium, we would be able to reinstate the full amount of this reinsurance one time. To the extent that $50.0 million or a portion thereof is exhausted in a first catastrophic event, we intend to purchase reinstatement premium protection insurance to pay the required premium necessary for the reinstatement of this coverage.

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FHCF Layer. We expect to purchase coverage from private reinsurers and the FHCF which provides, in the aggregate, coverage of $511.0 million. The private reinsurance would provide coverage for $135.0 million of losses and loss adjustment expenses in excess of $65.0 million and would be placed below, alongside and above our FHCF coverage. The FHCF coverage includes an estimated maximum provisional limit of 90% of $417.8 million, or $376.0 million, in excess of our retention and private reinsurance of $156.0 million. The limit and retention of the FHCF coverage will be subject to upward or downward adjustment based on, among other things, submitted exposures to FHCF by all participants. The private reinsurance would generally adjust to fill in gaps in the FHCF coverage. Through the payment of a reinstatement premium, we will be able to reinstate the full amount of this private reinsurance one time. To the extent that all or a portion of this private layer is exhausted in a first catastrophic event, we intend to purchase reinstatement premium protection insurance to pay the required premium necessary for the reinstatement of this coverage. The FHCF coverage cannot be reinstated once exhausted, but it does provide coverage for multiple events.

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Citrus Re Layer. As described above, we entered into a catastrophe reinsurance agreement with Citrus Re Ltd., which provides coverage for $150.0 million of losses and loss adjustment expenses in excess of $575.0 million, collateralized by the proceeds of the Citrus Re-1 Bonds. However, to the extent our FHCF coverage is partially or entirely exhausted by a first catastrophic event, Citrus Re Ltd. would provide coverage of $150.0 million of losses and loss adjustment expenses in excess of our private reinsurance coverage of $200.0 million. The coverage funded by the Citrus Re-1 Bonds cannot be reinstated once exhausted, but it does provide coverage for multiple events.

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Layer Above Citrus Re. The layer immediately above the Citrus Re Ltd. layer will provide, in the aggregate, coverage for $100.0 million of losses and loss adjustment expenses in excess of $725.0 million. In this layer, 50% of the layer, or $50.0 million of coverage, is provided by the Citrus Re-2 Bonds, and, through Osprey, we retain a participation of $25.0 million. The remaining $25.0 million of coverage in this layer is provided by the aggregate coverage layer described below commencing upon the exhaustion of Osprey’s retention. To the extent our FHCF coverage is exhausted, this layer provides coverage in excess of our private reinsurance, coverage provided by Citrus Re Ltd. and our retention, each as described above.

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Aggregate Coverage. In addition to the layers described above, we expect to purchase $55.0 million of aggregate reinsurance coverage for losses and loss adjustment expenses in excess of $825.0 million for a first catastrophic event. Of the $55.0 million of total aggregate coverage, $25.0 million would cover losses and loss adjustment expenses in the immediately preceding layer. To the extent that this coverage is not fully exhausted in the first catastrophic event, it provides coverage commencing at our reduced retention levels for second and subsequent events and where underlying coverage has been previously exhausted. There is no reinstatement of the aggregate reinsurance coverage once exhausted, but it does provide coverage for multiple events.

For a first catastrophic event, we expect our reinsurance program to provide coverage for $855.0 million of losses and loss adjustment expenses, including our retention, and we are responsible for all losses and loss adjustment expenses in excess of such amount. For subsequent catastrophic events, our total available coverage depends on the magnitude of the first event, as we may have coverage remaining from layers that were not previously fully exhausted. We also intend to purchase reinstatement premium protection insurance to provide an additional $185.0 million of coverage. Our anticipated aggregate reinsurance layer also provides coverage for second and subsequent events to the extent not exhausted in prior events. In total, we expect to purchase $1,040.0 million of potential reinsurance coverage, including our retention, for multiple catastrophic events. Our ability to access this coverage, however, will be subject to the severity and frequency of such events. As of March 31, 2014, our total insured value was $36.8 billion, and we may experience significant losses and loss adjustment expenses in excess of our retention. The chart below provides a graphic illustration of the structure and operation of our expected reinsurance program.

As discussed above, in placing our 2014-2015 reinsurance program, we sought to capitalize on favorable reinsurance pricing and mitigate uncertainty surrounding the future cost of our reinsurance by negotiating multi-year arrangements. The $200.0 million of aggregate coverage we have purchased from Citrus Re Ltd., which includes both the Citrus Re-1 Bonds and Citrus Re-2 Bonds, extends for a three-year period. To the extent it is all or partially exhausted before the end of three years, it cannot be reinstated. We also expect to receive commitments from our private reinsurers to extend the $185.0 million of coverage for an additional year, regardless of whether such coverage is exhausted or reinstated during the 2014 hurricane season. In the aggregate, we anticipate that multi-year coverage will account for approximately 88% of our expected purchases of private reinsurance for the 2014 hurricane season. The terms of each of the multi-year coverage arrangements described above are subject to adjustment depending on, among other things, the size and composition of our portfolio of insured risks in future periods.

We test the sufficiency of our reinsurance program by subjecting our personal residential exposures to statistical testing using the AIR U.S. Hurricane Model, which replicates the most severe hurricanes to have occurred historically in Florida, individual storms of severity in excess of such historical levels, and the calendar years in which the most severe multiple catastrophic events occurred in Florida. In this regard, the 2004 calendar year, in which four large catastrophic hurricanes made landfall in Florida, is considered to be the worst catastrophic year in Florida’s recorded history. Assuming the reoccurrence of the 2004 calendar year events, the probable maximum net loss to us in 2014, assuming the reinsurance coverage described above, would be $16.3 million (after tax, net of all reinsurance recoveries and including our retention through Osprey). This loss would have represented 14.8% of our stockholders’ equity at March 31, 2014 and 7.3% of our pro forma stockholders’ equity at March 31, 2014, after giving effect to this offering and the Concurrent Private Placement. We estimate that, based on our portfolio of insured risks as of February 28, 2014, the 2004 calendar year events would represent, in the aggregate, a catastrophic event likely to occur approximately once every 181 years and would have exhausted approximately 14% of our total expected reinsurance coverage.

Assuming the reoccurrence of Hurricane Andrew, which is considered to be the most catastrophic single event in Florida’s recorded history, the probable maximum net loss to us in 2014, assuming the reinsurance coverage described above, would be $9.8 million (after tax, net of all reinsurance recoveries and including our retention through Osprey). This loss would have represented 8.9% of our stockholders’ equity at March 31, 2014 and 4.4% of our pro forma stockholders’ equity at March 31, 2014, after giving effect to this offering and the Concurrent Private Placement. We estimate that, based on our portfolio of insured risks as of February 28, 2014, Hurricane Andrew would represent a catastrophic event likely to occur approximately once every 38 years and would have exhausted approximately 36% of our total expected reinsurance coverage.

As described above, we expect that our 2014-2015 reinsurance program will include reinsurance coverage from the following sources: (i) FHCF, (ii) Citrus Re Ltd., (iii) third-party private reinsurers and (iv) our wholly-owned reinsurance subsidiary, Osprey. We anticipate that our private reinsurance will be purchased from a similarly diverse and highly-rated group of third-party reinsurers as those participating in our 2013-2014 reinsurance program, as discussed in more detail below.

2013-2014 Reinsurance Program

The following describes the various layers of our 2013-2014 reinsurance program.

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Our Retention. For the first catastrophic event, we have a primary retention on the first $9.0 million of losses and loss adjustment expenses, of which our reinsurance subsidiary, Osprey, is responsible for $3.0 million. For a second and third catastrophic event, Heritage P&C’s primary retention decreases to $3.0 million per event. To the extent that there is reinsurance coverage remaining, Heritage P&C has no primary retention for events beyond the third catastrophic event. Osprey has no primary retention beyond the first catastrophic event.

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Layers Below FHCF. Immediately above our retention, we have purchased $94.0 million of reinsurance from third party reinsurers and Osprey. Through Osprey, we retain an aggregate participation in this coverage of $3.5 million, comprised of a 3% participation of $31.0 million of losses and loss adjustment expenses in excess of $9.0 million, or $0.9 million, and a 4% participation of $63.0 million of losses and loss adjustment expenses in excess of $40.0 million, or $2.5 million. Through the payment of a reinstatement premium, we are able to reinstate the full amount of this reinsurance one time. To the extent that $94.0 million or a portion thereof is exhausted in a first catastrophic event, we have purchased reinstatement premium protection insurance to pay the required premium necessary for the reinstatement of this coverage.

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FHCF Layer. Our FHCF coverage includes an estimated maximum provisional limit of 90% of $270.0 million, or $243.0 million, in excess of our retention and private reinsurance of $103.0 million. The limit and retention of the FHCF coverage is subject to upward or downward adjustment based on, among other things, submitted exposures to FHCF by all participants. We have purchased coverage alongside and above the FHCF layer from third party reinsurers. The layer alongside is in the amount of $27.0 million and the layer immediately above is in the amount of $28.5 million. This private reinsurance will generally adjust to fill in gaps in the FHCF coverage. Through the payment of a reinstatement premium, we are able to reinstate the full amount of this private reinsurance up to one time. To the extent that all or a portion of either of these private layers is exhausted in a first catastrophic event, we have purchased reinstatement premium protection insurance to pay the required premium necessary for the reinstatement of this coverage. The FHCF coverage cannot be reinstated once exhausted, but it does provide coverage for multiple events.

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Aggregate Coverage. In addition to the layers described above, we have also purchased $170.0 million of aggregate reinsurance coverage for losses and loss adjustment expenses in excess of $401.5 million for a first catastrophic event. To the extent that this coverage is not fully exhausted in the first catastrophic event, it provides coverage commencing at our reduced retention levels for second and subsequent events and where underlying coverage has been previously exhausted. There is no reinstatement of the aggregate reinsurance coverage once exhausted, but it does provide coverage for multiple events.

For a first catastrophic event, our reinsurance program provides coverage for $571.5 million of losses and loss adjustment expenses, including our retention, and we are responsible for all losses and loss adjustment expenses in excess of such amount. For subsequent catastrophic events, our total available coverage depends on the magnitude of the first event, as we may have coverage remaining from layers that were not previously fully exhausted. We have also purchased reinstatement premium protection insurance to provide an additional $149.5 million of coverage. Our aggregate reinsurance layer also provides coverage for second and subsequent events to the extent not exhausted in prior events. In total, we have purchased $721.0 million of potential reinsurance coverage, including our retention, for multiple catastrophic events. Our ability to access this coverage, however, is subject to the severity and frequency of such events. As of March 31, 2014, our total insured value was $36.8 billion, and we may experience significant losses and loss adjustment expenses in excess of our retention. The chart below provides a graphic illustration of the structure and operation of our current reinsurance program.

For the twelve months ending May 31, 2014, we purchased reinsurance from the following sources: (i) FHCF, (ii) 13 private reinsurers, all of which were rated “A-” or higher by A.M. Best or S&P, (iii) two private reinsurers that have provided collateral to fully cover their exposure, and (iv) our wholly-owned reinsurance subsidiary, Osprey. Allianz Risk Transfer (AG) Limited reinsures 75% of each layer of our reinsurance coverage up to the $401.5 million level and 90% and 100%, respectively, of our first and second aggregate layers. The chart below lists our third-party reinsurers with A.M. Best and S&P ratings:

Reinsurer	A.M. Best Rating	S&P Rating
ACE Tempest Reinsurance Ltd.	A+	AA-
Allianz Risk Transfer (AG) Limited	N/A	AA-
Alterra Bermuda Limited	A	AA
Arch Reinsurance Ltd.	A+	A+
Lloyd’s Underwriter Syndicate No. 0958	A	A+
Lloyd’s Underwriter Syndicate No. 1955	A	A+
Lloyd’s Underwriter Syndicate No. 2001	A+	A+
Lloyd’s Underwriter Syndicate No. 4444	A	A+
Montpelier Reinsurance Ltd.	A	A-
Partner Reinsurance Ltd.	A+	A+
S.A.C. Re, Ltd.	A-	N/A
Tokio Millennium Reinsurance Limited	A++	AA-
XL Re Ltd.	A	A

Investments

Our investments are managed by third-party asset managers. We have designed our investment policy to provide a balance between current yield, conservation of capital and the liquidity requirements of our operations. As such, our investable assets are primarily held in cash and bonds with relatively short durations. Our investment policy sets guidelines that provide for a well-diversified investment portfolio that is compliant with Florida statutes that emphasizes quality and preservation of capital. The policy limits investments in common and preferred stocks to 15% of Heritage P&C’s admitted assets, with no more than 10% in either class. Our bond portfolio must have a minimum weighted average portfolio quality of A, with only $1 million invested in below investment grade bonds. No more than 2% of admitted assets can be invested in any one issuer, excluding government-related securities. Investments in commercial mortgages cannot exceed 10% of admitted assets. Prohibited investments include short sales and margin purchases, oil gas, mineral or other types of leases, speculative uses of futures and options, unrated corporate securities, non-US denominated securities, convertible securities high risk CMO instruments, repurchase agreements, securities lending transactions and speculative foreign currency valuation transactions. Our investment policy, which may change from time to time, is approved by our Investment Committee and is reviewed on a regular basis in order to ensure that our investment policy evolves in response to changes in the financial market. See Note 3 to our consolidated financial statements for the year ended December 31, 2013 included elsewhere in this prospectus.

As of March 31, 2014, we held $74.7 million in cash and cash equivalents and $151.0 million in securities, which were comprised of $126.4 million in bonds, $9.6 million in preferred stocks, $9.0 million in common stock and $6.0 million in mortgage loans.

Government Regulation

The insurance industry is extensively regulated. Heritage P&C is subject to the laws and regulations of Florida and any other state where we may seek to do business. Florida’s insurance regulatory regime provides for regulation of virtually all aspects of Heritage P&C’s business. Florida, like many states, has adopted several model laws and regulations as promulgated by the NAIC. State statutes and administrative rules generally require each insurance company that is part of a holding company group to register with the department of insurance in its state of domicile and to furnish information concerning the operations of the companies within the holding company system which may materially affect the operations, management or financial condition of the insurers within the group. As part of its registration, each insurance company must identify material agreements, relationships and transactions with affiliates, including without limitation loans, investments, asset transfers, transactions outside of the ordinary course of business, certain management, service, and cost sharing agreements, reinsurance transactions, dividends and consolidated tax allocation agreements. In many instances, Florida’s insurance laws and regulations are even more stringent that those promulgated by the NAIC or other states.

As an initial matter, Florida routinely places additional restrictions on new insurers as a condition of receiving a certificate of authority. These restrictions are typically memorialized in a consent order entered into between FLOIR and the insurer applying for a certificate of authority. We are subject to such a consent order in which we have agreed to higher or more stringent restrictions than are otherwise required under Florida law. The material restrictions we have agreed to include:

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Florida law requires a residential property writer to maintain surplus of the greater of $15.0 million or 10% of its liabilities. Pursuant to the consent order, we agreed to establish a minimum capital and surplus of $18.0 million. As of March 31, 2014, our insurance subsidiary held surplus of $68.3 million, in full compliance with Florida law and the consent order.

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Florida law restricts the ratio of premiums written to policyholder surplus to 10 to 1 on a gross basis and 4 to 1 on a net of reinsurance basis. As of December 31, 2013, Heritage P&C’s gross and net writing ratios were 3.5 to 1 and 2.2 to 1, respectively. Pursuant to the consent order, we also agreed to not exceed the projected premiums in the plan of operation submitted with our original application for licensure without the prior written approval of FLOIR during 2012, 2013 and 2014. As part of the FLOIR approval process for the various Citizens assumption transactions in which we have participated, we have received approval to exceed these projected premiums. We are in full compliance with these provisions of the consent order.

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Florida law places no restrictions on the parent of an insurer, or other upstream entities, with regard to the payment of dividends. Pursuant to the consent order, we agreed to not make any distributions to stockholders prior to July 31, 2015, except such distributions as are required to offset stockholders’ tax obligations resulting from the ownership of our equity or such distributions as may be approved by FLOIR in advance and in writing. We are in full compliance with this provision of the consent order.

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Florida law allows an insurer to pay certain dividends to stockholders without approval of FLOIR. Pursuant to the consent order, we agreed that, until July 31, 2017, Heritage P&C would pay only those dividends that have been approved in advance and in writing by FLOIR. Our insurance subsidiary has paid no stockholder dividends since its inception and is in full compliance with this provision of the consent order.

We are also subject to consent orders setting conditions for FLOIR’s approval of the Citizens assumption transactions in which we have participated. We are required by consent order to comply with the assumption agreements entered into with Citizens at the time of each assumption transaction, which requires that for the assumed policies, we must offer to renew each policy for a minimum of three years and limit rate increases to the higher of those approved by FLOIR for Citizens for comparable risks or 10%. We are in full compliance with all consent orders issued with regard to Citizens’ depopulation program.

Additionally, we are subject to regulations administered by a department of insurance in each state in which we do business (currently, only Florida). These regulations relate to, among other things:

•	the content and timing of required notices and other policyholder information;

•	the amount of premiums the insurer may assume or write in relation to its surplus;

•	the amount and nature of reinsurance a company is required to purchase;

•	participation in guaranty funds and other statutorily created markets or organizations;

•	business operations and claims practices;

•	approval of policy forms and premium rates;

•	standards of solvency, including risk-based capital measurements;

•	licensing of insurers and their products;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the ability of insurance company subsidiaries to pay dividends to insurance holding companies;

•	restrictions on transactions between insurance companies and their affiliates;

•	restrictions on the size of risks insurable under a single policy;

•	requiring deposits for the benefit of policyholders;

•	requiring certain methods of accounting;

•	periodic examinations of our operations and finances;

•	the form and content of records of financial condition required to be filed; and

•	requiring reserves.

FLOIR and regulators in other jurisdictions where we may become licensed and offer insurance products conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory authorities also conduct periodic examinations into insurers’ business practices. Additionally, as an insurance company operating in Florida, Heritage P&C is subject to assessments levied by Citizens, the Florida Insurance Guaranty Association and the FHCF.

Employees

As of March 31, 2014 we had 90 employees, all of whom are full time employees. We are not a party to any collective bargaining agreement and have not experienced any work stoppages or strikes as a result of labor disputes. We consider relations with our employees to be satisfactory.

Facilities

In April 2013, we purchased a two-building 13-acre campus located in Clearwater, Florida for aggregate consideration of $9.8 million and contributed the property to our wholly-owned subsidiary, Skye Lane. We established our operating headquarters on this site in March 2014. Approximately 88% of the property will be occupied by unaffiliated tenants.

Legal Proceedings

We are subject to routine legal proceedings in the ordinary course of business. We believe that the ultimate resolution of these matters will not have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table provides information with respect to our directors and executive officers as of May 15, 2014:

Name	Age	Position
Bruce Lucas	42	Chairman and Chief Executive Officer and Director
Richard Widdicombe	55	President and Director
Stephen Rohde	63	Chief Financial Officer, Treasurer and Secretary
Melvin (Mel) Russell	59	Executive Vice President, Chief Underwriting Officer and Director of Sales & Marketing
Kent Linder	52	Chief Operating Officer
Ernesto (Ernie) Garateix	42	Executive Vice President
Paul Neilson	58	Vice President of Claims
Joseph Peiso	55	Vice President of Compliance
Panagiotis (Pete) Apostolou	39	Director
Trifon Houvardas	47	Director
James Masiello	73	Director
Nicholas Pappas	39	Director
Joseph Vattamattam	37	Director
Monica Vernon	46	Director
Vijay Walvekar	67	Director

Executive Officers

Bruce Lucas.    Bruce Lucas has served as our Chairman and Chief Executive Officer since May 2014. Mr. Lucas served as our Chairman and Chief Investment Officer from August 2012 to May 2014. Prior to joining the Company, from January 2012 to August 2012, Mr. Lucas served as the Managing Member of IIM Holdings, II, LLC, an investment company. Prior to that, Mr. Lucas served as Chief Executive Officer of Infinity Investment Funds, a hedge fund, from April 2009 to December 2011. Prior to joining Infinity, Mr. Lucas was a restructuring attorney at Weil, Gotshal & Manges LLP. Mr. Lucas brings to the board of directors a critical link to management’s perspective in board discussions regarding the business and strategic direction of the Company.

Richard Widdicombe.    Mr. Widdicombe has served as our President since August 2012 and served as our Chief Executive Officer from August 2012 to May 2014. Prior to joining the Company, Mr. Widdicombe served as Risk Manager of Homeowners Choice Property & Casualty Insurance Company (NYSE: HCI) from November 2009 to September 2011. Prior to that, Mr. Widdicombe served as President of People’s Trust Insurance Company from July 2007 to February 2009. Mr. Widdicombe brings to the board of directors an in-depth knowledge of the insurance industry gained from his years of leadership experience at multiple insurance carriers.

Stephen Rohde.    Mr. Rohde has served as our Chief Financial Officer, Treasurer and Secretary since August 2012. Prior to joining the Company, Mr. Rohde served as Chief Financial Officer and Treasurer of People’s Trust Insurance Company from April 2008 to July 2012. Mr. Rohde serves on the board of directors of Lion Insurance Company.

Mel Russell.    Mr. Russell has served as our Executive Vice President, Chief Underwriting Officer and Director of Sales & Marketing since August 2013. Prior to joining the Company, Mr. Russell served as President, Chief Underwriting Officer, Corporate Secretary and Executive Vice President of United Insurance Holdings Corporation (NASDAQ: UIHC) beginning in January 2009.

Kent Linder.    Mr. Linder has served as our Chief Operating Officer since August 2012. Prior to joining the Company, Mr. Linder served in the business development department of SVM Restoration Services, Inc. beginning in February 2006. Prior to joining SVM Restoration Services, Mr. Linder served as Chief Operating Officer of Federated National Holding Company (NASDAQ: FNHC) from September 2003 to February 2006.

Ernie Garateix.    Mr. Garateix has served as our Executive Vice President since August 2012. Prior to joining the Company, Mr. Garateix served as Vice President for American Integrity Insurance Group beginning in October 2007.

Paul Neilson.    Mr. Neilson has served as our Vice President of Claims since September 2012. Prior to joining the Company, Mr. Neilson served as the Manager, Claim Quality Assurance for Citizens Property Insurance Corporation from September 2011 to August 2012. Prior to that, from August 2010 to August 2011, Mr. Neilson served as the Director of Claims Management for Homeowners Choice Property & Casualty Insurance Company (NYSE: HCI). From April 1996 to August 2010, Mr. Neilson served in various capacities at First Floridian Auto & Home / Travelers of Florida, an affiliate of The Travelers Indemnity Company.

Joseph Peiso.    Mr. Peiso has served as our Vice President of Compliance since May 2014 and previously served as our Controller from September 2012 to May 2014. Prior to joining the Company, Mr. Peiso served as Chief Financial Officer of Sunz Insurance Holdings, LLC from September 2011 to August 2012. Prior to that, Mr. Peiso served as Chief Financial Officer of United Insurance Holdings Corporation (NASDAQ: UIHC) from January 2010 to August 2011. From June 2004 to December 2009, Mr. Peiso served as Managing Member of Sarasota Bay Insurance Managers, LLC. Mr. Peiso is a certified public accountant in the State of Florida.

Pete Apostolou.    Mr. Apostolou has served on our board of directors since August 2012. Mr. Apostolou is the owner of Central Cleaning Services and Central Parking Services, which he founded in 2010. He is also a real estate broker and owner of Alexa Realty of St. Petersburg, which he founded in 2004. Mr. Apostolou also serves as a manager and owner of several other commercial real estate companies. Mr. Apostolou brings to the board of directors an in-depth knowledge of the Florida commercial and residential real estate market.

Trifon Houvardas.    Mr. Houvardas has served on our board of directors since August 2012. Mr. Houvardas has been involved in the real estate industry since 1992 and currently manages all aspects of three real estate businesses, Foresight Property Services, Foresight Holding Inc. and Fasco Investments Inc. Mr. Houvardas serves as a director of First Home Bank, LLC. Mr. Houvardas possesses particular knowledge and experience in real estate and complex transactions that strengthen the board’s collective qualifications, skills and experience.

James Masiello.    Mr. Masiello has served on our board of directors since April 2014 and served as a director pending regulatory approval in 2013. Mr. Masiello founded Alliance Holdings, Inc., the parent company of Strategic Independent Agency Alliance, Inc. (SIAA), a national alliance of insurance agents, in 1994 and has served as its Chairman and Chief Executive Officer since that time. Mr. Masiello brings to the board of directors extensive operational and executive leadership experience in the insurance industry.

Nicholas Pappas.    Mr. Pappas has served on our board of directors since April 2014 and served as a director pending regulatory approval in 2013. Mr. Pappas is the President and owner of FlameStone American Grill and Besa Grill, restaurants in the Tampa area that opened in 2007 and 2011, respectively. Mr. Pappas also owns or serves on the executive team of several commercial real estate holding companies with properties in the Tampa and Jacksonville, Florida areas. Mr. Pappas brings to the board of directors an entrepreneurial and executive management background, as well as a strong knowledge of the Florida commercial real estate market.

Joseph Vattamattam.    Mr. Vattamattam has served on our board of directors since April 2014 and served as a director pending regulatory approval in 2013. Mr. Vattamattam is the Chief Executive Officer of HealthMap Solutions, a provider of technology and consulting services to healthcare organizations, a position he has held since July 2013. Prior to that, Mr. Vattamattam served as Vice President of Medical Economics at CareCentrix, Inc., a provider of home health solutions, from August 2010 to July 2013 and as Area Vice President, Operations from January 2010 to August 2010. Prior to that, Mr. Vattamattam held several positions at WellCare Health Plans, a provider of managed care services, from June 2007 to December 2009, most recently as Director, Health Services. Mr. Vattamattam previously held positions at Wachovia Securities and PricewaterhouseCoopers LLP. Mr. Vattamattam brings to the board executive management and leadership skills, as well as an in-depth knowledge of capital markets and financial analysis.

Monica Vernon.    Ms. Vernon has served on our board of directors since April 2014. Ms. Vernon is an owner and shareholder of Vernon & Vernon, CPA, PA, a public accounting firm headquartered in St. Petersburg, Florida, a position she has held since November 2000. Ms. Vernon is a certified public accountant in the State of Florida with more than 22 years of tax and accounting experience. Ms. Vernon brings to the board of directors extensive experience in financial statement preparation and financial reporting and analysis.

Vijay Walvekar.    Mr. Walvekar has served on our board of directors since August 2012. Mr. Walvekar currently serves as Vice President of Central Home Health Care, Inc., a position he has held since January 1985. Mr. Walvekar also serves as President or Managing Member of several real property holding companies owning real estate in Florida and Michigan. Mr. Walvekar also serves as Managing Director of Control-Touch Electronics (Poona) Pvt. Ltd., an Indian technology company. Mr. Walvekar possesses knowledge and experience in real estate, strategic planning and leadership.

Board Composition

Our certificate of incorporation, which will be in effect prior to the completion of this offering, will provide that, subject to any rights applicable to any then outstanding preferred stock, our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Initially, our board of directors will consist of nine directors. Subject to any rights applicable to any then outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by the board of directors. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

Our board of directors has affirmatively determined that each of Messrs. Houvardas, Masiello, Pappas and Walvekar and Ms. Vernon will be an “independent director,” as defined under the rules of the NYSE.

Committees of the Board of Directors

We expect that, immediately following this offering, the standing committees of our board of directors will consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request. The expected composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The Audit Committee will be responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered public accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the

SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related person transactions.

Upon the completion of this offering, our audit committee will consist of Ms. Vernon and Messrs. Houvardas and Walvekar. We believe that each of Ms. Vernon and Messrs. Houvardas and Walvekar meets the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and NYSE rules. In addition, our board of directors has determined that Ms. Vernon qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a new written charter for our audit committee, which will be available on our corporate website at www.heritagepci.com upon the completion of this offering. The information on our website is not part of this prospectus.

Compensation Committee

The Compensation Committee will be responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Immediately following this offering, our Compensation Committee will consist of Ms. Vernon and Messrs. Masiello and Pappas. Our board of directors will adopt a written charter for the Compensation Committee in connection with this offering, which will be available on our corporate website at www.heritagepci.com upon the completion of this offering. The information on our website is not part of this prospectus.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Immediately following this offering, our Corporate Governance and Nominating Committee will consist of Messrs. Masiello, Pappas and Walvekar. Our board of directors will adopt a written charter for the Corporate Governance and Nominating Committee in connection with this offering, which will be available on our corporate website at www.heritagepci.com upon the completion of this offering. The information on our website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of the board of directors or compensation committee of another entity that had one or more of its executive officers serving as a member of our board of directors.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Risk Oversight

Our board of directors will oversee the risk management activities designed and implemented by our management. The board of directors will execute its oversight responsibility for risk management both directly and through its committees. The full board of directors will also consider specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the board of directors will receive detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our board of directors will delegate to the audit committee oversight of our risk management process. Our other board committees will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full board of directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Family Relationships

Mr. Vattamattam, one of our directors, is the brother-in-law of Mr. Lucas, our Chairman and Chief Executive Officer. There are no other family relationships among any of our executive officers, directors or any of the persons to be nominated as our directors prior to the consummation of this offering.

Code of Ethics

We intend to adopt a Code of Ethics that will apply to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website at www.heritagepci.com by clicking on About Heritage and then Code of Ethics. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our Chief Executive Officer and Chief Financial Officer by posting the required information on our website at the above address. Our website is not part of this prospectus.

Director Compensation

See “Executive Compensation—Director Compensation.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table discloses the compensation information for fiscal year 2013 for our principal executive officer (“PEO”) and the two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year. Certain updated 2014 compensation and other information is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Richard Widdicombe	2013	413,333	861,186	1,116,250	167,577	2,558,346
President and Chief Executive Officer

Bruce Lucas	2013	317,500	2,390,268	1,929,375	22,291	4,659,434
Chairman and Chief Investment Officer

Kent Linder	2013	335,417	688,948	1,286,875	159,835	2,471,075
Chief Operating Officer

(1)	The amount for Mr. Widdicombe includes $383,333 for base salary and an additional $30,000 in fees earned pursuant to his service as a director on our Board. The amount for Mr. Lucas includes $287,500 for base salary and an additional $30,000 in fees earned pursuant to his service as a director on our Board.
(2)	Amounts disclosed in the Bonus column represent discretionary bonus amounts earned under the Company’s annual cash incentive program.
(3)	The amounts disclosed above represent the grant date fair value of vested Company shares granted by the Company during 2013 computed in accordance with FASB ASC Topic 718. Grant date fair value was determined by multiplying the number of vested Company shares granted by the market value of shares as determined by an independent third party, less any amounts paid to the Company to acquire such shares. The amount for Mr. Widdicombe includes a January 1, 2013 award of vested Company shares with a grant date fair value of $250,000 and an October 31, 2013 award of vested Company shares with a grant date fair value of $866,250. The amount for Mr. Lucas includes only an October 31, 2013 award of vested Company shares with a grant date fair value of $1,929,375. The amount for Mr. Linder includes a January 1, 2013 award of vested Company shares with a grant date fair value of $250,000 and an October 31, 2013 award of vested Company shares with a grant date fair value of $1,036,875.
(4)	Each of Messrs. Widdicombe, Lucas and Linder received a $10,800 automobile allowance during 2013. In addition, in connection with their January 1, 2013 awards of vested Company shares, Messrs. Widdicombe and Linder are receiving amounts of $138,204 and $138,205, respectively, in the first quarter of 2014 to reimburse them for personal income taxes resulting from such awards. The amounts disclosed above also include the excess portion of the employer share of premiums offered to our named executive officers with respect to the following benefits: health insurance, dental insurance, life insurance, long-term disability insurance (Mr. Widdicombe only) and HSA account contributions.

Base Salaries

Our named executive officers were entitled to the following annual base salaries pursuant to their employment agreements:

Named Executive Officer	2013 Base Salary (Effective January 1, 2013)	2014 Base Salary (Effective January 1, 2014)
Richard Widdicombe	$400,000	$680,000
Bruce Lucas	$300,000	$680,000
Kent Linder	$350,000	$600,000

Annual Incentive Awards

Each year, the Board establishes a bonus pool in its discretion, based on the Company’s EBITDA performance. Annual incentive awards for 2013 for our named executive officers were determined in the Board’s discretion, subject to the minimum bonus entitlements specified in the named executive officers’ employment agreements, as described below. The Board did not establish preset performance goals with respect to 2013 annual incentive awards. In the Board’s discretion, annual incentive awards may be paid in cash and/or vested Company shares, as described below.

Award of Vested Company Shares

On January 1, 2013, we granted vested Company shares to certain of our employees, including 127,500 shares to each of Messrs. Widdicombe and Linder. Messrs. Widdicombe and Linder each invested $1.96 per share in exchange for shares with a fair market value of $3.92 per share, resulting in each individual receiving $250,000 of compensation. In addition, Messrs. Widdicombe and Linder received additional compensation of $138,204 and $138,205, respectively, in the form of tax allowances intended to cover their federal income taxes pursuant to such awards.

On October 31, 2013, we granted vested Company shares, free of any purchase price, to certain of our employees, including 168,300 shares to Mr. Widdicombe, 374,850 shares to Mr. Lucas and 201,450 shares to Mr. Linder. Our named executive officers did not receive tax allowances pursuant to the October 31, 2013 awards.

Severance and Change of Control Agreements

Our named executive officers are not parties to any separate severance or change of control agreements. As described below, our named executive officers are entitled to certain severance and change of control payments and benefits pursuant to their employment agreements.

Employee Benefits

Our named executive officers participate in other employee benefit plans generally available to all employees on the same terms, such as medical, dental, life, disability insurance programs and a 401(k) plan. In 2013, we provided nonelective contributions to the 401(k) accounts of all our employees, including our named executive officers, equal to 3% of his or her annual compensation, subject to applicable IRS limitations. We do not provide our named executive officers with significant perquisites or similar personal benefits.

Mr. Widdicombe’s Employment Agreement

Effective January 1, 2014, Mr. Widdicombe entered into an employment agreement with us to serve as our President and Chief Executive Officer for a term of five years. Effective May 2, 2014, Mr. Widdicombe’s position was changed to President to more accurately reflect Mr. Widdicombe’s responsibilities. The agreement provided for an initial base salary of $680,000 per year beginning January 1, 2014 and, if the Company achieves $25 million in EBITDA on a consolidated basis during 2014, his base salary would increase to $750,000 per year beginning on January 1, 2015 and remain at this level for the balance of the term of the agreement. In addition, Mr. Widdicombe is entitled to participate in the annual bonus pool in an amount not less than 10% of the bonus pool, subject to the discretion of the Chairman of the Board.

Mr. Widdicombe would be entitled to his base salary for the remainder of the employment term in the event he is terminated by us without “Cause,” which is defined as (i) a breach of the employment agreement or (ii) any fraud, breach of fiduciary duty, gross negligence, embezzlement or misappropriation against the Company. If Mr. Widdicombe’s agreement expires without the Company offering him a new employment agreement with compensation levels similar to those offered under this agreement in the last year of its term, then he would be entitled to severance equal his annual base salary in the final year of the agreement. If Mr. Widdicombe dies during the term of the agreement, his estate would be entitled to 50% of his base salary for the remainder of the employment term. Mr. Widdicombe may resign upon giving no less than 90 days’ notice.

In the event of a “change of control” (as defined in the agreement), Mr. Widdicombe would be entitled to continue receiving, through the remainder of the term of the agreement, (i) his base salary as in effect on the change of control date, (ii) his annual bonuses in amounts no less than those paid in the preceding 12 months and (iii) employee benefits as in effect on the change of control date.

Mr. Widdicombe is subject to certain restrictive covenants, including non-competition and non-solicitation of Company employees obligations for a period of two years following any termination of his employment with the Company.

Mr. Widdicombe previously was a party to an employment agreement with us dated January 1, 2013. This agreement contained terms substantially similar to his agreement dated January 1, 2014, except that it provided for an initial base salary of $400,000 per year, subject to 10% annual increases (up to a maximum of $500,000) in the event the Company achieves $5 million in EBITDA on a consolidated basis during the preceding year.

Mr. Lucas’ Employment Agreement

Effective January 1, 2014, Mr. Lucas entered into an employment agreement with us to serve as our Chairman of the Board and Chief Investment Officer for a term of five years. Effective May 2, 2014, Mr. Lucas’ position was changed to Chairman and Chief Executive Officer to more accurately reflect Mr. Lucas’ responsibilities. The agreement provided for an initial base salary of $680,000 per year beginning January 1, 2014 and, if the Company achieves $25 million in EBITDA on a consolidated basis during 2014, his base salary would increase to $750,000 per year beginning on January 1, 2015 and remain at this level for the balance of the term of the agreement. In addition, Mr. Lucas is entitled to participate in the annual bonus pool in an amount not less than 30% of the bonus pool, as determined by the current Chairman of the Board and the Chief Executive Officer.

Mr. Lucas would be entitled to his base salary for the remainder of the employment term in the event he is terminated by us without “Cause,” which is defined as (i) a breach of the employment agreement or (ii) any fraud, breach of fiduciary duty, gross negligence, embezzlement or misappropriation against the Company. If Mr. Lucas’ agreement expires without the Company offering him a new employment agreement with compensation levels similar to those offered under this agreement in the last year of its term, then he would be entitled to severance equal his annual base salary in the final year of the agreement. If Mr. Lucas dies during the term of the agreement, his estate would be entitled to 50% of his base salary for the remainder of the employment term. Mr. Lucas may resign upon giving no less than 90 days’ notice.

In the event of a “change of control” (as defined in the agreement), Mr. Lucas would be entitled to continue receiving, through the remainder of the term of the agreement, (i) his base salary as in effect on the change of control date, (ii) his annual bonuses in amounts no less than those paid in the preceding 12 months and (iii) employee benefits as in effect on the change of control date.

Mr. Lucas is subject to certain restrictive covenants, including non-competition and non-solicitation of Company employees obligations for a period of two years following any termination of his employment with the Company.

Mr. Lucas previously was a party to an employment agreement with us dated January 1, 2013. This agreement contained terms substantially similar to his agreement dated January 1, 2014, except that (i) it provided for an initial base salary of $300,000 per year, subject to 20% annual increases (up to a maximum of $500,000) in the event the Company achieves $5 million in EBITDA on a consolidated basis during the preceding year and (ii) Mr. Lucas was previously required to pay the cash surrender value, if any, of any life insurance policy he chooses to have assigned to him upon his termination for any reason.

Mr. Linder’s Employment Agreement

Effective January 1, 2014, Mr. Linder entered into an employment agreement with us to serve as our Chief Operating Officer for a term of five years. The agreement provided for an initial base salary of $600,000 per year beginning January 1, 2014 and, if the Company achieves $25 million in EBITDA on a consolidated basis during 2014, his base salary would increase to $700,000 per year beginning on January 1, 2015 and remain at this level for the balance of the term of the agreement. In addition, Mr. Linder is entitled to participate in the annual bonus pool in an amount not less than 10% of the bonus pool, subject to the discretion of the Chairman of the Board.

Mr. Linder would be entitled to his base salary for the remainder of the employment term in the event he is terminated by us without “Cause,” which is defined as (i) a breach of the employment agreement or (ii) any fraud, breach of fiduciary duty, gross negligence, embezzlement or misappropriation against the Company. If Mr. Linder’s agreement expires without the Company offering him a new employment agreement with compensation levels similar to those offered under this agreement in the last year of its term, then he would be entitled to severance equal his annual base salary in the final year of the agreement. If Mr. Linder dies during the term of the agreement, his estate would be entitled to 50% of his base salary for the remainder of the employment term. Mr. Linder may resign upon giving no less than 90 days’ notice.

In the event of a “change of control” (as defined in the agreement), Mr. Linder would be entitled to continue receiving, through the remainder of the term of the agreement, (i) his base salary as in effect on the change of control date, (ii) his annual bonuses in amounts no less than those paid in the preceding 12 months and (iii) employee benefits as in effect on the change of control date.

Mr. Linder is subject to certain restrictive covenants, including non-competition and non-solicitation of Company employees obligations for a period of two years following any termination of his employment with the Company.

Mr. Linder previously was a party to an employment agreement with us dated January 1, 2013. This agreement contained terms substantially similar to his agreement dated January 1, 2014, except that it provided for an initial base salary of $350,000 per year, subject to 10% annual increases (up to a maximum of $450,000) in the event the Company achieves $5 million in EBITDA on a consolidated basis during the preceding year.

Outstanding Equity Awards at 2013 Fiscal Year-End

Stock Awards(1)
Name	No. of shares that have not vested (#)	Market value of shares that have not vested ($)
Richard Widdicombe	—	—
Bruce Lucas	—	—
Kent Linder	—	—

(1)	As of December 31, 2013, none of our named executive officers held any options or unvested equity awards.

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2013.

2013 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
Pete Apostolou	135,000	105,000	240,000
Trifon Houvardas	230,000	—	230,000
James Masiello	135,000	105,000	240,000
Nicholas Pappas	135,000	105,000	240,000
Joseph Vattamattam	135,000	105,000	240,000
Vijay Walvekar	30,000	210,000	240,000

(1)	Two of our named executive officers, Messrs. Widdicombe and Lucas, are also directors. In accordance with SEC rules, we have omitted them from this table because their compensation is disclosed in the Summary Compensation Table and described in the accompanying narrative.
(2)	Messrs. Apostolou, Houvardas, Masiello, Pappas and Vattamattam received annual cash payments in connection with their provision of services to the Board during 2013. The amounts disclosed above for Messrs. Apostolou, Masiello, Pappas and Vattamattam include $30,000 for their annual cash retainers and $105,000 cash payments. The amount disclosed above for Mr. Houvardas includes $30,000 for his annual cash retainer and a $200,000 cash payment. The amount disclosed above for Mr. Walvekar includes only his $30,000 annual cash retainer.
(3)	The amounts disclosed above represent the grant date fair value of vested Company shares granted during 2013, computed in accordance with FASB ASC Topic 718. Grant date fair value was determined by multiplying the number of vested Company shares granted by the market value of shares as determined by an independent third party. On October 31, 2013, Messrs. Apostolou, Masiello, Pappas and Vattamattam received 20,400 vested Company shares and Mr. Walvekar received 40,800 vested Company shares in connection with their provision of services to the Board during 2013.
(4)	During 2013, we granted the following vested Company shares to our directors: Mr. Lucas: 374,850 shares, Mr. Widdicombe: 295,800 shares, Mr. Apostolou: 20,400 shares, Mr. Houvardas: 0 shares, Mr. Masiello: 20,400 shares, Mr. Pappas: 20,400 shares, Mr. Vattamattam: 20,400 shares and Mr. Walvekar: 40,800 shares. As of December 31, 2013, none of our directors held any unvested shares or option awards.

Narrative to Director’s Compensation Table

The table above describes the compensation earned by our directors (other than Messrs. Widdicombe and Lucas, whose compensation is described in the Summary Compensation Table and accompanying narrative) in 2013. Our processes and procedures for considering and determining the amount of compensation we pay our non-employee directors consist of a periodic review of director compensation by the Board.

In 2013, each director earned an annual cash retainer of $30,000. We do not pay meeting fees or provide additional compensation for participation in Board committees. We provide discretionary bonuses in the form of cash and/or equity awards to directors pursuant to their services provided to the Board, as determined in the discretion of the Board based on the Company’s EBITDA performance. The Board did not establish preset performance goals with respect to 2013 annual incentive awards. In 2013, the Board approved the following bonuses for our non-employee directors: Messrs. Apostolou, Masiello, Pappas and Vattamattam received cash payments of $105,000 and each individual received 20,400 vested Company shares with a value of $105,000, Mr. Houvardas received a $200,000 cash payment and Mr. Walvekar received 40,800 vested Company shares with a value of $210,000. We reimburse our directors for their travel expenses related to attending Board and committee meetings.

2014 Updates to Director Compensation Program

Effective January 1, 2014, the Company revised its compensation program for its non-employee directors by increasing the annual cash retainer from $30,000 to $40,000.

Heritage Insurance Holdings, Inc. Omnibus Incentive Plan

Our board of directors intends to adopt the Heritage Insurance Holdings, Inc. Omnibus Incentive Plan (the “Plan”) before the effective date of this offering. The Plan described below is filed as an exhibit to the registration statement of which this summary forms a part and the following description is qualified by reference to the Plan document in all respects. Capitalized terms used herein which are not otherwise defined shall have the meaning assigned to such terms in the Plan, unless clearly stated otherwise.

Purpose of the Plan

The purpose of the Plan is twofold: (1) it enables us to attract and retain individuals who are expected to make important contributions to our business, and (2) it increases stockholder value by aligning the interests of such persons with our stockholders.

Effective Date

The Plan will become effective on, and awards may be granted under the Plan on and after, the date of the consummation of this offering.

Participants

The Plan permits us to grant certain stock-based and other incentive awards to any of our or our affiliates’ officers, employees or other service providers, any individual that we or an affiliate has engaged to become an officer or employee, or any non-employee director.

Administration

The Administrator will be the Compensation Committee of the Board or such other committee designated by the Board of Directors to administer the Plan. Our Chief Executive Officer may act as the Administrator with respect to awards granted to employees other than executive officers or employees who are not subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to any limitations contained in the Plan, the Administrator will have the authority to designate those eligible individuals who will become participants and determine the type of awards to be granted to each participant and the number, terms and conditions of such awards, as well as establish, adopt or revise any rules and regulations as it may deem advisable to administer the Plan.

Awards

The Administrator may grant the following types of awards to any eligible individual it selects:

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Stock Options.    A stock option permits the award holder to purchase shares of our common stock in the future at a fixed price. Two types of stock options may be granted: incentive (or qualified) stock options, which may only be granted to our employees (or those of any of our subsidiaries), and nonqualified stock options. A stock option must have an exercise price at least equal to the fair market value of a share of our common stock as determined on the date of grant. The date of grant may not be a date prior to the date the Administrator takes action to approve the option. For purposes of the Plan, fair market value means the closing price of a share of our common stock as reported on the NYSE on the relevant date, or if no sales occur on such date, on the last preceding date on which a sale occurred on such market. A stock option must expire no later than the tenth anniversary of its grant date.

•

Stock Appreciation Rights (“SARs”).    A SAR gives the award holder the right to receive the difference between the fair market value per share of our common stock on the date of exercise over the grant price. Similar to stock options, a SARs grant must be price at least equal to the fair market value of a share of our common stock as determined on the date of grant, and the date of grant may not be a date prior to the date the Administrator takes action to approve the SAR. A SAR must expire no later than the tenth anniversary of its grant date.

•

Restricted Stock.    A holder of a restricted stock award immediately receives shares of our common stock, which shares are subject to restrictions on transferability and subject to forfeiture based on certain conditional events.

•

Restricted Stock Units or Deferred Stock Rights.    These units/rights provide the award holder the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award agreement) in the future, based upon the attainment of stated vesting or performance criteria.

•	Performance Awards (Performance Shares or Performance Units). These awards entitle the holder to a payment in stock or cash upon the attainment of one or more specified performance goals.

•	Annual or Long-Term Incentive Awards. These awards entitle the holder to a payment in cash based on the attainment of one or more specified performance goals.

•

Dividend Equivalent Units.    These units entitle the award holder to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying such award.

•	Other Stock-Based Awards. The Administrator may grant other types of stock-based awards that are payable in stock or cash.

Subject to the limitations of the Plan, the Administrator has discretion to determine the terms and conditions of the awards, including: (1) whether the award will be subject to a vesting schedule, (2) when the award will be cancelled, and (3) what happens to the award when a participant stops providing services to us and our affiliates.

Shares Available for Awards

Subject to adjustment as provided in the Plan, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the Plan is the amount equal to ten percent (10%) of all our issued and outstanding shares of common stock (on a fully-diluted basis) as of the effective date of the Plan. Only an amount equal to five percent (5%) of all our issued and outstanding shares of common stock (on a fully-diluted basis) as of the effective date of the Plan may be issued upon the exercise of incentive stock options.

If (i) a Plan award lapses, expires, terminates or is cancelled without the issuance of shares under such award, (ii) it is determined during or at the conclusion of the term of an award that all or some portion of the shares with respect to which the Award was granted will not be issuable, (iii) shares subject to an award are forfeited or (iv) shares subject to an award are reacquired by us pursuant to rights reserved upon the issuance of such shares, then such shares shall be recredited to the Plan’s reserve and may again be used for new Plan awards. Any such shares recredited under clause (iv) may not, however, be issued pursuant to incentive stock options. In no event, however, will shares tendered in payment of the exercise price of an option, shares withheld to satisfy federal, state or local tax withholding obligations, or shares purchased by us using proceeds from option exercises be recredited back to the Plan reserve.

To the extent that Code Section 162(m) applies to us (see “Code Section 162(m)” below for more information), the maximum aggregate limits applicable to awards made to any participant during any fiscal year are as follows:

Type of Award	Limit
Options and Stock Appreciation Rights	2% of all issued and outstanding shares (on a fully-diluted basis) as of the effective date of the Plan

Restricted Stock (including any dividends paid thereon) and Restricted Stock Units (including any associated Dividend Equivalent Units) and Deferred Stock Rights (including any associated Dividend Equivalent Units)	2% of all issued and outstanding shares (on a fully-diluted basis) as of the effective date of the Plan

Performance Shares or Performance Units the value of which is based on the fair market value of shares of common stock	2% of all issued and outstanding shares (on a fully-diluted basis) as of the effective date of the Plan

Performance Units, the value of which is not based on the fair market value of shares of common stock	$5,000,000

Other Stock-Based Awards	2% of all issued and outstanding shares (on a fully-diluted basis) as of the effective date of the Plan

Annual Incentive Awards	$5,000,000

Long-Term Incentive Awards	$5,000,000

Performance Goals

For any awards made under the Plan that are intended to meet the requirements of Section 162(m) of the Code, the grant or vesting of such awards may be based upon one or more performance goals that apply to the specified participant, one or more of our business units, or us as a whole. The categories of performance goals (defined as “Performance Goals” under the Plan) on which performance goals intended to qualify compensation as performance-based compensation for purposes of Code Section 162(m) may be based are:

•Our basic earnings per common share on a consolidated basis

•Our diluted earnings per common share on a consolidated basis

•Total stockholder return

•Fair market value of shares

•Net sales Non-catastrophic claims incurred

•Cost of sales

•Gross profit

•Selling, general and administrative expenses

•Operating income

•Earnings before interest and the provision for income taxes (EBIT)

•Earnings before interest, the provision for income taxes, depreciation, and amortization (EBITDA)

•Net income

•Accounts receivable

•Gross premiums earned

•Inventories

•Trade working capital

•Return on equity

•Return on assets

•Return on invested capital

•Reinsurance costs

•Return on sales

•Economic value added, or other measure of profitability that considers the cost of capital employed

•Free cash flow

•Net cash provided by operating activities

•Net increase (decrease) in cash and cash equivalents

•Customer satisfaction

•Market share

•Quality

The Administrator may designate other categories with respect to awards under the Plan that are not intended to qualify as performance-based compensation within the meaning of Code Section 162(m) or to the extent that the application of such categories results in a reduction of the maximum amount otherwise payable under the award.

Termination of Employment

Generally, a participant’s employment, retention, change of control, severance or similar agreement with us will control if such agreement discusses the treatment of awards upon a termination of employment. Otherwise, unless otherwise specified in a participant’s award agreement, the following provisions will apply.

If a participant is terminated for Cause or due to Inimical Conduct, all vested and unvested awards are automatically cancelled and forfeited.

All unvested and/or unexercisable stock options, SARs, restricted stock, restricted stock units and deferred stock rights (in each case, other than performance awards) will automatically be cancelled and forfeited upon termination of employment for any reason. If the participant terminates employment due to Retirement, death or Disability, all vested stock options and SARs will remain exercisable until the earlier of the end of the term of such award or the date that is one year following the date of such termination. The post-termination exercise period for vested stock options and SARs described in the preceding sentence is reduced to 30 days if the participant terminates employment for any reason other than due to Retirement, death, Disability or for Cause or Inimical Conduct.

Subject to the exceptions described below, all awards other than stock options, SARs, restricted stock, restricted stock units and deferred stock rights will be automatically cancelled and forfeited upon any termination of employment. Upon a termination of employment due to Retirement, (i) all performance awards outstanding will be paid in shares of our common stock or cash, as applicable, following the end of the performance period and based on the achievement of the performance goals as though the termination had not occurred, and (ii) all incentive awards shall be cancelled in exchange for a cash payment following the end of the performance period based on the achievement of the performance goals but prorated based on the number of days in the performance period that had passed prior to such termination of employment. Upon a termination of employment due to death or Disability, (i) all performance awards outstanding will be paid in shares of our common stock or cash, as applicable, following the end of the performance period and based on the achievement of the performance goals as though the termination had not occurred, but prorated based on the number of days in the performance period that had passed prior to such termination of employment, and (ii) all incentive awards shall be cancelled in exchange for a cash payment following the end of the performance period based on the achievement of the performance goals but prorated based on the number of days in the performance period that had passed prior to such termination of employment.

Limitations on Transfer

No award (other than unrestricted shares) will be assignable or transferable by a participant other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a participant to designate, in writing, a beneficiary to exercise the award after the participant’s death or to transfer an award.

Treatment of Awards upon a Change of Control

Generally, a participant’s employment, retention, change of control, severance or similar agreement with us, if applicable, will control if such agreement discusses the treatment of awards upon a Change of Control. Otherwise, unless otherwise specified in a participant’s award agreement or by the Administrator prior to the Change of Control, the following provisions will apply.

Upon a Change of Control, the successor entity in the transaction may assume all of our outstanding awards or replace such awards with similar awards. However, to the extent awards are not assumed or replaced, then all outstanding stock-based awards will vest immediately prior to the date of the Change of Control and (unless otherwise determined by the Administrator) (i) all stock options and SARs will be cancelled and paid out in cash and (ii) all earned but unpaid performance and incentive awards would be cancelled in exchange for a cash payment based on the maximum value payable to the participant under such award, but prorated based on the number of days in the performance period that had passed prior to such Change of Control.

If a participant who receives a replacement award by the successor entity in the transaction is terminated without cause (or the participant terminates employment for “good reason” under an agreement with us that contemplates such termination) within twelve months following a change of control, then the participant’s awards will be vested in full, or on a prorated basis if the award is subject to the attainment of performance goals (based on the maximum value payable to the participant under such award) and shall be cancelled in exchange for shares of the successor entity’s common stock or other securities or a cash payment to the participant.

Adjustments

In the event we enter into a transaction that causes the per-share value of the common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the Administrator will make such adjustments to the number and type of shares subject to the Plan and outstanding awards, the grant, purchase or exercise price with respect to any award or the performance goals of an award (limited by the Code Section 162(m) rules, to the extent applicable) as the Administrator may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

In no event, however, may we, the Administrator or any other person amend an option or SAR to reduce the exercise or grant price, cancel an option or SAR in exchange for a similar award with a lower exercise or grant price, or cancel an out-of-the-money option or SAR for a cash payment or other consideration.

Termination and Amendment

The Administrator may, at any time and from time to time, terminate or amend the Plan, but an amendment will require stockholder approval if (i) it is required by the Securities Exchange Act of 1934, as amended, the listing requirements of any principal securities exchange or market on which our shares of common stock are then traded, or any applicable law; or (ii) the amendment increases the number of shares reserved under the Plan or the individual participant share or payment limits set forth in the Plan, expands the group of individuals that may become participants, or diminishes the protections afforded by the anti-repricing provisions of the Plan.

In no event, however, may we, the Administrator or any other person amend an option or SAR to reduce the exercise or grant price, cancel an option or SAR in exchange for a similar award with a lower exercise or grant price, or cancel an out-of-the-money option or SAR for a cash payment or other consideration.

Code Section 162(m)

Section 162(m) of the Code generally limits the deduction companies can take for compensation paid to the chief executive officer and the four other highest paid officers other than the chief financial officer (determined as of the end of each year) to $1,000,000 per year per individual.

However, performance-based compensation that meets the requirements of Section 162(m) does not have to be included as part of the $1,000,000 limit. The Plan is designed so that awards granted to the covered individuals may meet the Section 162(m) requirements for performance-based compensation, if applicable.

Under a Section 162(m) transition rule for compensation plans of corporations that are privately held and that become publicly held in an initial public offering, the Plan will not be subject to Section 162(m) until a specified transition date, which is the earlier of:

•	the material modification of the Plan;

•	the issuance of all of the shares of our common stock reserved for issuance under the Plan

•	the expiration of the Plan; or

•

the first meeting of our stockholders at which members of our board of directors are to be elected that occurs after the close of the third calendar year following the calendar year in which our initial public offering occurs.

United States Federal Income Tax Consequences

The following discussion is only a summary of certain of the United States federal income tax consequences of awards under the Plan.

Nonqualified Stock Options

A participant subject to United States income tax will not recognize income at the time of grant of a nonqualified stock option and we will not be entitled to a deduction at that time. When the nonqualified stock option is exercised, the participant will recognize ordinary income equal to the difference, if any, between the aggregate exercise price paid and the fair market value, as of the date the nonqualified stock option is exercised, of the shares received. The participant’s tax basis in the exercised shares will equal the exercise price paid plus the amount recognized by the participant as ordinary income. We will generally be entitled to a United States federal income tax deduction, in the tax year in which the nonqualified stock option is exercised, equal to the ordinary income recognized by the participant at exercise. The gain or loss a participant realizes when he or she later sells shares that were acquired by exercising a nonqualified stock option may be a capital gain or loss for United States income tax purposes. The participant’s holding period for shares he or she acquires by exercising a nonqualified stock option will generally begin on the date of exercise.

Incentive Stock Options

The participant will not recognize income under United States federal income tax law at the time of grant of an incentive stock option and we will not be entitled to a deduction at that time. If the incentive stock option is exercised during employment, or within three months thereafter (or one year in the case of a permanently and totally disabled employee), the participant will not recognize any income and we will not be entitled to a deduction. The excess of the fair market value of the shares on the exercise date over the exercise price, however, is includible in computing the participant’s alternative minimum taxable income.

Generally, if the participant disposes of shares acquired by exercising an incentive stock option within either two years after the date of grant or one year after the date of exercise, the participant will recognize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise (or the sale price, if lower) over the exercise price. The balance of any gain or loss will be treated as a capital gain or loss to the participant. If the shares are disposed of after the two year and one year periods described above, we will not be entitled to any deduction, and the entire gain or loss for the participant will be treated as a capital gain or loss.

SARs

A participant will generally not recognize income, and we will not be entitled to a deduction from income, at the time of grant of a SAR. When the SAR is exercised, the participant will recognize ordinary income equal to the difference between the aggregate grant price and the fair market value, as of the date the SAR is exercised, of the our common stock. The participant’s tax basis in the shares acquired upon exercise of a stock-settled SAR will equal the amount recognized by the participant as ordinary income. We will generally be entitled to a United States federal income tax deduction, in the tax year in which the SAR is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds shares acquired through exercise of a stock-settled SAR for more than one year after the exercise of the SAR, the capital gain or loss realized upon the sale of those shares will be a long-term capital gain or loss. The participant’s holding period for shares acquired upon the exercise of a stock-settled SAR will begin on the date of exercise.

Restricted Stock Units and Deferred Stock Rights

Restricted stock units and deferred stock rights generally are subject to United States federal income tax at the time of payment and we will have a corresponding deduction when the participant recognizes income.

Other Awards

The current United States federal income tax consequences of other awards authorized under the Plan are generally as follows:

•

Restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the shares over the purchase price (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant);

•	Performance shares, performance units, dividend equivalent units and other cash awards generally are subject to United States federal income tax (as ordinary income) at the time of payment.

In each of the foregoing cases, we will generally have a deduction equal to the amount of income the participant recognizes, at the same time as the participant recognizes it.

Payment with Shares

When shares subject to an award are used to satisfy any minimum required United States federal income tax withholding, the participant will recognize gain or loss on those shares. In this situation, the participant will recognize a capital gain or loss, as the case may be, equal to the difference between the amount of the minimum required United States federal income tax withholding satisfied by the shares over the participant’s tax basis, if any, in those shares.

If shares owned by the participant are used to pay, in whole or part, the exercise price of a stock option, no gain or loss will be recognized on those shares. In this situation, however, the United States federal income tax basis of the shares received upon exercise will be the tax basis of the shares delivered as payment, share for share, to the extent the number of shares received equals the number of shares delivered as payment. The United States federal income tax basis in shares received in excess of the number of shares delivered by the participant will be equal to the sum of the amount of the exercise price paid in cash or by check, if any, plus any amount the participant is required to recognize as income as a result of the exercise. However, if the holder of an incentive stock option pays the exercise price of that stock option with shares acquired through earlier exercise of an incentive stock option, and the shares used for payment have not been held for the required holding period discussed above, payment in shares will result in the participant recognizing ordinary income.

Code Section 409A

Any deferral of compensation may be subject to the requirements of Code Section 409A. Several forms of compensation allowed under the Plan, including, but not limited to, any grants of restricted stock units may constitute deferred compensation. Notwithstanding any of the preceding tax discussions, any deferred compensation under Plan awards that do not satisfy the requirements of Code Section 409A will, upon vesting, be currently taxable to participants and will be subject (in addition to normal income taxes) to a 20 percent excise tax plus interest. The Committee has established rules and procedures regarding deferred compensation that are meant to comply with the requirements of Code Section 409A. However, there is no guarantee that the rules and procedures comply with such requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since our inception to which we have been a party in which the amount involved exceeded or will exceed $120,000 within any fiscal year and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock or entities affiliated with them had or will have a direct or indirect material interest.

Relationship with SVM Restoration Services

In March 2014, we acquired the assets and personnel of SVM Restoration Services, Inc., a company that provides water mitigation and repair services to the Company’s policyholders, for $2.5 million in cash. The spouses of Messrs. Widdicombe and Linder, two of our executive officers, founded SVM Restoration Services, Inc. in 2003 and each held 33.3% of its outstanding equity interests. For the year ended December 31, 2013, we paid SVM Restoration Services, Inc. approximately $818,000 for services rendered.

Property Ownership, Management and Construction

The building in which our former St. Petersburg, Florida headquarters is located is owned by The Arc Group, Inc. One of our directors, Pete Apostolou, and his father collectively own 22.5% of the outstanding equity interests of The Arc Group, Inc. For the years ended December 31, 2012 and 2013, we made rent payments to The Arc Group, Inc. of approximately $65,000 and $488,000, respectively.

Further, in November 2013, Skye Lane entered into a Property Management Agreement with Central Management, Inc., a company owned by Mr. Apostolou, for the management of the 13-acre campus in Clearwater, Florida. Pursuant to this agreement, Skye Lane has agreed to pay an annual management fee of $100,000.

We have entered into an agreement with George Apostolou Construction, a company owned by the father of Mr. Apostolou, for the construction of a parking facility for our Clearwater property. In February 2014, we made a payment of approximately $82,000 for engineering and architectural services, and we expect to pay an aggregate of approximately $2.4 million in connection with this construction project.

Consulting Arrangements

In January 2013, we entered into consulting agreements with each of Loukas Zagaris, Melani Zagaris and Estelle Valsamis, the children of Varnavas Zagaris, a former holder of greater than 5% of our outstanding shares. We paid an aggregate of $900,000 for services rendered pursuant to the consulting agreements, which expired on December 31, 2013.

Mr. Lucas, one of our executive officers, holds 50% of the outstanding equity interests of Infinity Investment Funds, LLC, a company that provides the Company with consulting services related to the evaluation of potential strategic acquisitions. We entered into a consulting agreement with Infinity Investment Funds, LLC on December 1, 2013, which is subject to termination at any time. In connection with the provision of these consulting services, we paid Infinity Investment Funds, LLC a non-recurring flat fee of $500,000 in December 2013.

Sales of our Equity Securities

We sold shares of the Company to our directors and officers and their respective affiliates in private transactions on the dates set forth below.

Subscriber	Date of Purchase	Number of Shares	Number of Warrants	Aggregate Purchase Price
Richard Widdicombe	Third quarter of 2012	63,750	—	$250,000
	Fourth quarter of 2012	96,900	38,250	417,500
	First quarter of 2013	61,200	61,200	300,000

Bruce Lucas	Third quarter of 2012	311,100	—	$1,220,000
	Fourth quarter of 2012	428,400	204,000	1,880,000
	First quarter of 2013	122,400	122,400	600,000
	Second quarter of 2013	117,300	117,300	575,000

Kent Linder	Third quarter of 2012	63,750	—	$250,000
	Fourth quarter of 2012	124,950	66,300	555,000
	First quarter of 2013	15,300	15,300	75,000
	Second quarter of 2013	15,300	15,300	75,000

Stephen Rohde	First quarter of 2013	30,600	30,600	$150,000
	Fourth quarter of 2013	20,400	—	105,000

Joseph Peiso	First quarter of 2013	20,400	20,400	$100,000
	Fourth quarter of 2013	20,400	—	105,000

Panagiotis (Pete) Apostolou	Third quarter of 2012	244,800	—	$960,000
	Fourth quarter 2012	249,900	25,500	1,005,000
	First quarter of 2013	30,600	30,600	150,000

Trifon Houvardas	Third quarter of 2012	216,750	—	$850,000
	Fourth quarter of 2012	326,400	102,000	1,380,000
	First quarter of 2013	10,200	10,200	50,000

James Masiello	Third quarter of 2012	127,500	—	$500,000
	First quarter of 2013	76,500	76,500	375,000

Nicholas Pappas	Third quarter of 2012	38,250	—	$150,000

Vijay Walvekar	Third quarter of 2012	484,500	—	$1,900,000
	Fourth quarter of 2012	58,650	—	230,000
	First quarter of 2013	229,500	229,500	1,125,000
	Second quarter of 2013	198,900	198,900	975,000

In addition, in the fourth quarter of 2012, we issued $3.9 million aggregate principal amount of notes to certain investors, including Messrs. Lucas, Linder, Apostolou and Widdicombe, to raise additional capital required by Heritage P&C. The notes provided for a 20% fee due upon repayment. Following the issuance of these notes, we exchanged the notes for equity in the form of investment units, with each investment unit comprised of one share and one warrant to purchase a share. Based on a value of $4.90 per investment unit we issued 1,014,900 investment units in exchange for the notes. Certain investors, including Messrs. Lucas, Apostolou and Widdicombe, who received fractional investment units upon the exchange of their notes, paid in $95,000 in cash in order to receive whole investment units. The shares issued in connection with the exchange of the notes are reflected in the table above.

In connection with the Reorganization Transactions, the following officers and directors and their respective affiliates have irrevocably committed to exercise warrants beneficially owned by them in the amounts set forth below.

Name	Number of Warrants to be Exercised	Number of Shares to be Issued Upon Warrant Exercise(1)
Bruce Lucas	392,700	264,700
Richard Widdicombe	99,450	75,450
Stephen Rohde	30,600	18,600
Kent Linder	89,250	64,250
Ernesto (Ernie) Garateix	20,400	13,400
Paul Neilson	2,550	2,550
Joseph Peiso	20,400	12,400
Panagiotis (Pete) Apostolou	51,000	51,000
Trifon Houvardas	102,000	62,000
James Masiello	76,500	46,500
Nicholas Pappas	10,200	6,200
Joseph Vattamattam	20,400	12,400
Monica Vernon	10,200	6,200
Vijay Walvekar	73,950	44,950

(1)	Reflects the effect of a cashless exercise of certain warrants, assuming a public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 15, 2014 and after giving effect to the Reorganization Transactions and the anticipated beneficial ownership percentages immediately following this offering and the Concurrent Private Placement, by:

•	each person who is known by us to beneficially own more than 5% of our outstanding common stock,

•	each of our directors and named executive officers, and

•	all directors and named executive officers as a group.

Each stockholder’s percentage ownership before the offering is based on 22,530,050 shares outstanding as of May 15, 2014, as adjusted to give effect to the Reorganization Transactions in which 7,685,700 warrants will be exercised for an aggregate of 6,166,700 shares of the Company. Each stockholder’s percentage ownership after the offering is based on 29,196,716 shares of our common stock outstanding immediately after the completion of this offering and the Concurrent Private Placement, assuming no exercise of the underwriters’ option to purchase additional shares. We have granted the underwriters an option to purchase up to 900,000 additional shares of our common stock and the table below assumes no exercise of that option.

This table does not reflect any common stock that directors and officers may purchase in this offering through the directed share program.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentage of beneficial ownership is based on 29,188,716 shares of common stock to be outstanding after the completion of this offering and the Concurrent Private Placement, assuming no exercise of the underwriters’ option to purchase additional shares. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise specified in the footnotes, the address of each beneficial owner listed in the table below is c/o Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759.

	Beneficially Owned Before the Offering		Beneficially Owned Following the Offering
Name and Address of Beneficial Owners	Number of Shares	Percent	Number of Shares	Percent
Named Executive Officers and Directors:
Bruce Lucas(1)	1,537,150	6.8%	1,537,150	5.3%
Richard Widdicombe	593,100	2.6%	593,100	2.0%
Kent Linder(2)	620,150	2.8%	620,150	2.1%
Panagiotis (Pete) Apostolou	275,400	1.2%	275,400	*
Trifon Houvardas(3)	541,400	2.4%	541,400	1.9%
James Masiello(4)	270,900	1.2%	270,900	*
Nicholas Pappas(5)	75,050	*	75,050	*
Joseph Vattamattam	78,700	*	78,700	*
Monica Vernon(6)	41,900	*	41,900	*
Vijay Walvekar(7)	577,900	2.7%	577,900	2.0%

All Executive Officers and Directors as a Group (15 persons)(8)	4,834,550	21.5%	4,834,550	16.6%

*	Less than 1.0%

(1)	Includes 540,600 shares held by Mr. Lucas and his wife, Sheba Lucas, as tenants by the entirety, 624,500 shares held by the Bruce Lucas Irrevocable Grantor Retained Annuity Trust of 2014, 24,600 shares held by Ms. Lucas and 318,750 shares held by IIM Holdings, LLC and IIM Holdings II, LLC, entities controlled by Mr. Lucas.
(2)	Includes 460,400 shares held jointly by Mr. Linder and his wife, Veronica Linder, and 24,600 shares held by Ms. Linder.
(3)	Includes 503,150 shares held by K&M Insurance Investors, LLC, an entity controlled by Mr. Houvardas.
(4)	Includes 29,150 shares held by Mr. Masiello’s wife.
(5)	Includes 75,050 shares held jointly by Mr. Pappas and his father.
(6)	Includes 41,900 shares held jointly by Ms. Vernon and her spouse.
(7)	Includes 51,000 shares held by the Vijay S. Walvekar Revocable Living Trust, 255,000 shares held by the Vijay S. Walvekar Dynasty Trust and 174,900 shares held by Mr. Walvekar’s wife.
(8)	Includes shares beneficially owned by our other executive officers, as follows: Stephen Rohde: 107,850 shares; Ernesto (Ernie) Garateix: 54,200 shares; Paul Neilson: 7,650 shares; and Joseph Peiso: 53,200 shares.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our certificate of incorporation and our bylaws, as each will be in effect prior to the closing of this offering and the Concurrent Private Placement, and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been or will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part. References in this section to the “Company,” “we” “us” and “our” refer to Heritage Insurance Holdings, Inc. and not to any of its subsidiaries.

General

The total amount of our authorized capital stock consists of 50,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value. As of March 31, 2014, after giving effect to the Reorganization Transactions and the issuance and sale of shares of common stock in this offering and the Concurrent Private Placement, we will have 29,196,716 shares of common stock outstanding and no shares of preferred stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters subject to a vote of stockholders, subject to the rights of holders of any outstanding preferred stock. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of holders of any outstanding preferred stock. Holders of common stock will be entitled to receive ratably any dividends that the board of directors may declare out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our capital stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

The board of directors, without further approval of the stockholders, will be authorized to fix the number of shares constituting any series, as well as the dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could also adversely affect the voting power and dividend and liquidation rights of the holders of common stock. The issuance of preferred stock could also, under certain circumstances, have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, a majority of our outstanding voting stock or otherwise adversely affect the market price of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights of that series of preferred stock.

Warrants to Purchase Common Stock

Following this offering, we will have outstanding warrants to purchase an aggregate of 30,600 shares of common stock. The warrants have an exercise price of $5.88 per share and expire on March 31, 2018. The warrants are non-redeemable by the Company and are subject to certain restrictions on transfer.

Registration Rights

In connection with the Concurrent Private Placement and pursuant to the terms of the Common Stock Purchase Agreement entered into between us and Ananke, Ananke is entitled to demand and piggyback registration rights. Following the offering, Ananke will hold an aggregate of 666,666 shares, assuming a public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus.

Demand Registration Rights. At any time beginning 180 days after the effective date of the registration statement of which this prospectus forms a part, Ananke may, on not more than one occasion, request that we register all or a portion of their shares. Subject to certain conditions, we may defer a demand registration for up to 45 days.

Piggyback Registration Rights. In the event that we propose to register our securities under the Securities Act, either for our account or for the account of other security holders, Ananke will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than (i) a registration statement relating to any employee benefit plan, (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities, Ananke will be entitled to notice of the registration and will have the right, subject to limitations that the underwriters may impose on the number of shares to be included in the registration, to include their shares in the registration.

Elimination of Liability in Certain Circumstances

Our certificate of incorporation eliminates the liability of our directors to us or our stockholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors will remain liable for breaches of their duty of loyalty to us or our stockholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, and transactions from which a director derives improper personal benefit. Our certificate of incorporation will not absolve directors of liability for payment of dividends or stock purchases or redemptions by us in violation of Section 174 (or any successor provision of the Delaware General Corporation Law).

The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. We do not believe that this provision eliminates the liability of our directors to us or our stockholders for monetary damages under the federal securities laws. The certificate of incorporation and by-laws provide indemnification for the benefit of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law as it may be amended from time to time, including most circumstances under which indemnification otherwise would be discretionary.

Number of Directors; Removal; Vacancies

Our by-laws provide that we have five directors, provided that this number may be changed by the board of directors. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office. Our by-laws provide that, subject to the rights of holders of any future series of preferred stock, directors may be removed, with or without cause, at meetings of stockholders by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote generally in the election of directors.

Special Meetings of Stockholders; Limitations on Stockholder Action by Written Consent

Our certificate of incorporation provides that special meetings of our stockholders may be called only by our chairman of the board, our chief executive officer, our board of directors or holders of not less than a majority of our issued and outstanding voting stock. Any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be effected by written consent unless the action to be effected and the taking of such action by written consent have been approved in advance by our board of directors.

Amendments; Vote Requirements

Certain provisions of our certificate of incorporation and by-laws provide that the affirmative vote of a majority of the shares entitled to vote on any matter is required for stockholders to amend our certificate of incorporation or by-laws, including those provisions relating to action by written consent and the ability of stockholders to call special meetings.

Authorized but Unissued Shares

The authorized but unissued shares of common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such notice will be timely only if received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder’s notice.

NYSE Trading

We have been approved to list our common stock on the NYSE under the symbol “HRTG.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (877) 373-6374.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.

Upon completion of this offering and the Concurrent Private Placement, there will be 29,188,716 shares of our common stock outstanding. Of these, the shares being sold in this offering (including, if applicable, shares issued pursuant to the underwriters’ exercise of their option to purchase additional shares) will be freely tradable immediately after this offering (except for any shares purchased by our affiliates, if any, and shares purchased through the directed share program). The remaining outstanding 23,188,716 shares, including the shares sold in the Concurrent Private Placement, plus any shares purchased through the directed share program, may be sold upon expiration of lock-up agreements 180 days after the date of this prospectus (subject in some cases to volume limitations).

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Registration Rights

Upon completion of this offering and in connection with the Concurrent Private Placement, Ananke will hold an aggregate of 666,666 shares, based on the midpoint of the price range set forth on the cover of this prospectus, or 2.3% of our outstanding common stock. Ananke will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon effectiveness of the registration statement. See “Description of Capital Stock—Registration Rights” for additional information. Shares covered by a registration statement will be eligible for sales in the public market upon the expiration of the lock-up agreement.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Stock Plans

We intend to file registration statements on Form S-8 under the Securities Act covering all of the shares of our common stock reserved for issuance under the Plan we intend to adopt in connection with this offering. We expect to file this registration statement as soon as practicable after this offering and adoption of the Plan. Accordingly, shares registered under the registration statement on Form S-8 will be available for sale in the open market following its effective date, subject to the Rule 144 limitations applicable to affiliates.

Lock-Up Agreements

In connection with this offering and the Concurrent Private Placement, we, our executive officers, directors and certain of our stockholders (whose common stock represents substantially all of our pre-offering shares) and Ananke have entered into 180-day lock-up agreements with the underwriters of this offering under which neither we nor they may, for a period of 180 days after the date of this prospectus, directly or indirectly sell, dispose of or hedge any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock without the prior written consent of Citigroup Global Markets Inc. on behalf of the underwriters. Individuals who purchase shares in the directed share program will also be subject to a 180-day lock-up period.

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
SunTrust Robinson Humphrey, Inc.
Sandler O’Neill & Partners, L.P.
Dowling & Partners Securities LLC
JMP Securities LLC
Willis Securities, Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and directors, certain of our employees and our other stockholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice.

At our request, the underwriters have reserved up to 15% of the shares for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The number of shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Except for certain of our officers, directors and employees who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person buying shares through the directed share program has agreed that, for a period of 180 days from the date of this prospectus, he or she will not, without the prior written consent of Citigroup, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock with respect to shares purchased in the program. For certain officers, directors and employees purchasing shares through the directed share program, the lock-up agreements contemplated in the immediately preceding paragraph shall govern with respect to their purchases. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

We have been approved to list our shares on the NYSE under the symbol “HRTG.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by Heritage
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be approximately $3.0 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. up to $20,000. The underwriters have agreed to reimburse us for certain offering expenses payable by us in an amount of approximately $350,000.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ over-allotment option or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Concurrent Private Placement

Ananke, an affiliate of Nephila Capital Ltd (an affiliate of which is currently a participating reinsurer in our reinsurance program), has agreed to purchase $10.0 million of our common stock in the Concurrent Private Placement at a price per share equal to the public offering price (but not to exceed $16.00, the highest point of the price range set forth in this prospectus). The sale of such shares will not be registered under the Securities Act and will be conducted in accordance with Section 4(a)(2) of the Securities Act. The closing of the Concurrent Private Placement is conditioned upon the closing of this offering. This offering is not conditioned upon the closing of the Concurrent Private Placement. Citigroup Global Markets Inc. and Willis Securities, Inc. will serve as placement agents for the Concurrent Private Placement. We will pay Citigroup Global Markets Inc. and Willis Securities, Inc. an aggregate cash fee equal to 7.00% of the gross sales price of the shares of common stock sold in the Concurrent Private Placement.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, insurance and reinsurance related brokering, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Willis Securities Inc. acted as sole structuring agent, sole bookrunner and joint lead manager, and Citigroup Global Markets Inc. acted as joint lead manager, in the placement of the principal-at-risk variable notes by Citrus Re Ltd. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to a “non-U.S. holder” (as defined below) that purchases shares of our common stock in this offering. This summary applies only to a non-U.S. holder that holds our common stock as a capital asset, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this summary, a “non-U.S. holder” means any beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust (other than a grantor trust) other than:

•	an individual citizen or resident of the United States, as defined for U.S. federal income tax purposes;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A non-U.S. holder that is a partner in a partnership considering an investment in our common stock, should consult its tax advisor.

This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income tax (such as U.S. federal estate and gift tax laws) or with non-U.S., state or local tax considerations. This summary does not address the tax consequences for the stockholders, beneficiaries or other owners of a non-U.S. holder. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	former citizens or residents of the U.S. or part-year non-resident aliens;

•	brokers, dealers or traders in securities, commodities or currencies or persons who elect to mark-to-market their securities;

•	persons who hold our common stock as a position in a “straddle,” “conversion transaction” or other risk reduction transaction;

•	controlled foreign corporations, passive foreign investment companies (or their stockholders), or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or government agencies or instrumentalities;

•	non-U.S. holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions; and

•	pass-through entities and investors in pass-through entities that are subject to special treatment under the Code.

Non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax and tax treaty consequences that may be relevant to them.

Non-U.S. holders considering the purchase of our common stock, should consult their tax advisor concerning the particular U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock, as well as the consequences arising under U.S. tax laws other than the federal income tax law (such as estate or gift tax laws) or under the laws of any state, local, or non-U.S. taxing jurisdiction or the application of any tax treaties.

Dividends

As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or certain redemptions that are treated as distributions with respect to common stock), any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the U.S. and if an income tax treaty applies, are attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the U.S., are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, unless an applicable income tax treaty provides otherwise. Certain certification and disclosure requirements, including timely delivery of a properly executed IRS Form W-8ECI (or applicable successor form), must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a non-U.S. corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in each such share, and thereafter as capital gain from a sale or other taxable disposition of such share of common stock that is taxed to the non-U.S. holder as described below under the heading “Gain on Disposition of Common Stock.” Any such distribution would also be subject to the discussion below under “—FATCA.” A non-U.S. holder’s adjusted tax basis in a share is generally the purchase price of such share, reduced by the amount of any such tax-free returns of capital.

If a non-U.S. holder wishes to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then such non-U.S. holder must timely (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable successor form) and certify under penalties of perjury that the non-U.S. holder is not a “United States person” (as defined in the Code) and is eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships).

If a non-U.S. holder is eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then such holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with a trade or business conducted by such non-U.S. holder in the U.S., and, where a tax treaty applies, is attributable to a U.S. permanent establishment or a fixed base maintained by such holder in the U.S.;

•	if the non-U.S. holder is an individual, and is present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition and certain other conditions are met; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met.

We believe that we are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. Even if we are or become a U.S. real property holding corporation, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain in respect of our common stock as long as our common stock is “regularly traded” (within the meaning of Section 897(c)(3) of the Code on an established securities market) and such non-U.S. holder actually or constructively owned no more than 5% of our common stock during the specified testing period. Non-U.S. holders should be aware that no assurance can be given that our common stock will be regularly traded on an established securities market when a non-U.S. holder sells its shares of common stock. If we are or become a U.S. real property holding corporation and a non-U.S. holder actually or constructively owned more than 5% of our common stock at any time during the specified testing period, such non-U.S. holder will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a person described in the first bullet point above, such non-U.S. holder will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. In addition, a non-U.S. corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is an individual described in the second bullet point above, such non-U.S. holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

We must report annually to the IRS and to a non-U.S. holder the amount of dividends paid to the non-U.S. holder and the amount of tax, if any, withheld with respect to such dividends, regardless of whether withholding was required. The IRS may make this information available to the tax authorities in the country in which the non-U.S. holder is resident under the provisions of an applicable income tax treaty or information exchange agreement.

In addition, a non-U.S. holder may be subject to information reporting requirements and backup withholding (currently at a rate of 28%) with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, such non-U.S. holder timely establishes an exemption, for example, by properly certifying that such non-U.S. holder is not a United States person, as defined under the Code, on a valid IRS Form W-8BEN or another appropriate version of IRS Form W-8 (or applicable successor form) and includes any applicable attachments (provided that the payor does not have actual knowledge or reason to know that such holder is a United States person, within the meaning of the Code).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished by to the IRS. A non-U.S. holder should consult its tax advisor regarding the application of the information reporting and backup withholding rules.

FATCA

In addition to the withholding discussed above, Sections 1471-1474 of the Code, U.S. Treasury regulations and official IRS guidance promulgated thereunder (commonly known as “FATCA”) generally will impose a withholding tax of 30 percent on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as defined in FATCA), whether acting as an intermediary or for its own account, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or is otherwise exempt from or treated as complying with FATCA. Absent any applicable exception, FATCA also generally will impose a withholding tax of 30 percent on dividend income from our common stock and the gross proceeds of a disposition of our common stock paid to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification that the beneficial owner of such payment does not have any “substantial US owners” (as defined in FATCA) or provides the name, address and taxpayer identification number of each “substantial U.S. owner” and certain other specified requirements are met. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Recently finalized U.S. Treasury regulations and IRS Notice 2013-43 delayed the implementation of withholding (i) on dividend income until July 1, 2014 and (ii) on gross proceeds from the disposition of stock until January 1, 2017. Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement (if and when entered into) between United States and a non-U.S. holder’s home jurisdiction governing FATCA. Application of this FATCA tax does not depend on whether the payments otherwise would be exempt from U.S. federal withholding tax under the other exemptions described above. Investors should consult with their tax advisors regarding the implications of this legislation on their investment in our common stock.

THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX AND TAX TREATY CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. The underwriters have been represented by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

The audited consolidated financial statements of Heritage Insurance Holdings, LLC and its subsidiaries included in this prospectus and elsewhere in the registration statement have been so included herein in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

Heritage Insurance Holdings, LLC

Consolidated Balance Sheets

(In thousands)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS

Fixed maturity securities, available for sale, at fair value	$129,216	$104,668
Equity securities, available for sale, at fair value	15,800	25,446
Mortgage loan, held to maturity, at amortized cost	6,041	6,063

Total investments	151,057	136,177
Cash and cash equivalents	74,692	65,059
Accrued investment income	1,122	971
Premiums receivable, net	12,356	10,347
Prepaid reinsurance premiums	12,642	31,252
Reinsurance premiums receivable	580	5,337
Federal income tax refund receivable	616	5,073
Deferred income taxes	5,052	4,436
Deferred policy acquisition costs, net	12,226	9,765
Property and equipment, net	11,996	10,935
Other assets	3,775	2,626

Total Assets	$286,114	$281,978

LIABILITIES AND MEMBERS’ EQUITY
Unpaid losses and loss adjustment expenses	$28,456	$19,344
Unearned premiums	124,285	116,243
Reinsurance payable	3,500	29,591
Income taxes payable	1,255	2,805
Accrued compensation	1,864	505
Advance premiums	7,039	3,829
Other liabilities	9,574	8,756

Total Liabilities	175,973	181,073
Commitments and contingencies (Note 10)
Redeemable shares (Note 14)	—	20,921

Members’ Equity:
Contributed members’ capital	83,859	62,850
Accumulated other comprehensive income (loss)	470	(790)
Retained earnings	25,812	17,924

Total Members’ Equity	110,141	79,984

Total Liabilities and Members’ Equity	$286,114	$281,978

See accompanying notes to unaudited consolidated financial statements.

Heritage Insurance Holdings, LLC

Consolidated Statements of Comprehensive Income (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2014	2013
REVENUE:
Gross premiums written	$68,903	$16,349
(Increase) decrease in gross unearned premiums	(8,043)	3,975

Gross premiums earned	60,860	20,324
Ceded premiums	(18,624)	(358)

Net premiums earned	42,236	19,966
Net investment income	618	212
Net realized losses	(42)	(2)
Other revenue	1,066	166

Total revenue	43,878	20,342

EXPENSES:
Losses and loss adjustment expenses	20,587	5,280
Policy acquisition costs	4,473	115
General and administrative expenses	6,997	3,988
Interest expense	—	6

Total expenses	32,057	9,389

Income before income taxes
Provision for income taxes	3,933	3,899

Net income	$7,888	$7,054

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains / losses on investments	2,010	(6)
Reclassification adjustment for net realized investment losses	42	2
Income tax (expense) benefit related to items of other comprehensive income	(792)	1

Total comprehensive income	$9,148	$7,051

Weighted average shares outstanding
Basic	16,360,800	10,763,550

Diluted	18,997,500	10,763,550

Earnings per share
Basic	$0.48	$0.66
Diluted	$0.42	$0.66

See accompanying notes to unaudited consolidated financial statements.

Heritage Insurance Holdings, LLC

Consolidated Statements of Members’ Equity (Unaudited)

(In thousands)

	Contributed Members’ Capital		Accumulated Other Comprehensive Income (loss)	Retained Earnings (Deficit)	Total Members’ Equity
	Shares	Amount
December 31, 2013	14,007,150	$62,850	$(790)	$17,924	$79,984
Temporary equity reclassified to equity	2,338,350	20,921	—	—	20,921
Net income	—	—	—	7,888	7,888
Net unrealized change in investments, net of tax	—	—	1,260	—	1,260
Issuance of equity	17,850	88	—	—	88

March 31, 2014	16,363,350	$83,859	$470	$25,812	$110,141

December 31, 2012	8,310,450	$33,585	$—	$(5,466)	$28,119
Equity reclassified to temporary equity	(1,058,250)	(4,150)	—	—	(4,150)
Net income	—	—	—	7,054	7,054
Net unrealized change in investments, net of tax	—	—	(3)	—	(3)
Executive stock grant	38,250	150	—	—	150
Issuance of equity	5,997,600	29,668	—	—	29,668

March 31, 2013	13,288,050	$59,253	$(3)	$1,588	$60,838

See accompanying notes to unaudited consolidated financial statements.

Heritage Insurance Holdings, LLC

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2014	2013
OPERATING ACTIVITIES
Net income	$7,888	$7,054
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	—	575
Amortization of bond discount	431	112
Depreciation and amortization	104	12
Net realized losses	42	2
Deferred income taxes	(1,408)	692
Changes in operating assets and liabilities:
Accrued investment income	(151)	(315)
Premiums receivable, net	(2,009)	(1,602)
Prepaid reinsurance premiums	18,610	356
Reinsurance premiums receivable	4,757	—
Federal income tax refund receivable	4,457	—
Deferred policy acquisition costs, net	(2,461)	(1,294)
Other assets	(1,149)	(1,169)
Unpaid losses and loss adjustment expenses	9,112	3,580
Unearned premiums	8,042	(3,976)
Reinsurance payable	(26,091)	(1,484)
Income taxes payable	(1,550)	(1,765)
Accrued compensation	1,359	1,225
Advance premiums	3,210	1,964
Other liabilities	818	1,230

Net cash provided by operating activities	24,011	5,197

INVESTING ACTIVITIES
Proceeds from sales and maturities of investments available for sale	16,750	271
Purchases of investments available for sale	(30,051)	(52,523)
Cost of property and equipment acquired	(1,165)	(80)

Net cash used in investing activities	(14,466)	(52,332)

FINANCING ACTIVITIES
Proceeds from issuance of equity and redeemable shares	88	31,313

Net cash provided by financing activities	88	31,313

Increase (decrease) in cash and cash equivalents	9,633	(15,822)
Cash and cash equivalents at beginning of period	65,059	63,872

Cash and cash equivalents at end of period	$74,692	$48,050

Supplemental Cash Flows Information:
Interest paid	$—	$6

Income taxes paid	$2,434	$—

See accompanying notes to unaudited consolidated financial statements.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

1) ORGANIZATION, CONSOLIDATION AND PRESENTATION

(a) Business

Heritage Insurance Holdings, LLC (referred to in this document as we, our, us, and Heritage Insurance) is a property and casualty insurance holding company formed in 2012 that provides personal residential insurance for single family homeowners and condominium owners. Our insurance subsidiary is Heritage Property & Casualty Insurance Company. Our other subsidiaries include Heritage MGA, LLC, the managing general agent that manages substantially all aspects of our insurance subsidiary’s business; Contractors’ Alliance Network, LLC, our vendor network manager; Skye Lane Properties, LLC, our property management subsidiary; First Access Insurance Group, LLC, our retail agency; Osprey Re LTD, our reinsurance subsidiary that provides a portion of the reinsurance protection purchased by our insurance subsidiary; and Heritage Insurance Claims, LLC, an inactive subsidiary reserved for future development. On January 1, 2014, we formed a Delaware limited liability company, also named Heritage Insurance Holdings, LLC and merged with it in order to domicile our ultimate parent in Delaware.

Our primary product is personal residential insurance, which we currently offer in Florida only under authorization from the Florida Office of Insurance Regulation (“FLOIR”).

Substantially all of our policies have been obtained as a result of participation in a “depopulation program” with Citizens Property Insurance Corporation (“Citizens”), a Florida state supported insurer. Beginning in December 2012, we received authorization to assume personal residential policies from Citizens, Florida’s residential residual market, through assumption transactions. The assumption is part of a program created by the Florida legislature to reduce the number of properties insured by Citizens. The assumed Citizen policy is not cancelled and remains in effect until its cancelation date. All of the terms and conditions of those policies, including coverage and rates, remain unchanged for the remainder of the policy term. At expiration, we can renew the policies under our own terms and conditions. We are required to offer renewals on the policies acquired for a period of three years subsequent to the initial expiration of the assumed policies.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

During the first three years after assumption, our offer of renewals are required to have rates that may not exceed the greater of 110% of the previous rate or the renewal rate charged by Citizens for that policy. In addition to the Citizens assumptions, we write voluntary personal residential policies through a network of independent agents.

We conduct our operations under one business segment.

(b) Consolidation and Presentation

We prepare our financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”). GAAP differs from statutory accounting principles prescribed or permitted for insurance entities by regulatory authorities. While preparing our financial statements, we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Accordingly, actual results will differ from those estimates. Reported amounts that require us to make extensive use of estimates include our reserves for unpaid losses and loss adjustment expenses, deferred policy acquisition costs, and investments. Except for the captions on our Consolidated Balance Sheets and Consolidated Statements of Comprehensive Income, we generally use the term loss expense(s) to collectively refer to both losses and loss adjustment expenses.

We include all of our subsidiaries in our consolidated financial statements, eliminating all significant intercompany balances and transactions during consolidation. All references to members’ equity, shares, and stockholders collectively refer to ownership interests of our members.

The accompanying unaudited consolidated financial statements as of and for the three-month periods ended March 31, 2014 and 2013, with the consolidated balance sheet as of December 31, 2013 (for comparative purposes), have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and the Securities and Exchange Commission (“SEC”) rules for interim financial reporting. In compliance with those rules and regulations, we have omitted certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP, though management believes the disclosures made herein are sufficient to ensure that the information presented is not misleading. Operating results for the interim periods presented are not necessarily indicative of the operating results to be expected for any subsequent interim period or for the year ending December 31, 2014. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. These unaudited consolidated financial statements and related notes should be read in conjunction with the annual consolidated financial statements and notes for December 31, 2013.

2) SIGNIFICANT ACCOUNTING POLICIES

(a) Cash and Cash Equivalents

Our cash and cash equivalents include demand deposits with financial institutions and short-term, highly- liquid instruments with original maturities of three months or less when purchased.

(b) Investments

We currently classify all of our investments in fixed maturity securities and equity securities as available-for-sale, and report them at fair value. Our participation in a commercial mortgage loan is classified as held to maturity and reported at amortized cost. Subsequent to our acquisition of available-for-sale securities, we record

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

changes in value through the date of disposition as unrealized holding gains and losses, net of tax effects, and include them as a component of other comprehensive income. We include realized gains and losses, which we calculate using the specific-identification method for determining the cost of securities sold, in net income. We amortize any premium or discount on fixed maturities over the remaining maturity period of the related securities using the effective interest method, and we report the amortization in net investment income. We recognize dividends and interest income when earned.

Quarterly, we perform an assessment of our investments to determine if any are “other-than-temporarily” impaired. An investment is impaired when the fair value of the investment declines to an amount less than the cost or amortized cost of that investment. As part of our assessment process, we determine whether the impairment is temporary or “other-than-temporary”. We base our assessment on both quantitative criteria and qualitative information, considering a number of factors including, but not limited to: how long the security has been impaired; the amount of the impairment; whether, in the case of equity securities, we intend to hold, and have the ability to hold, the security for a period sufficient for us to recover our cost basis, or whether, in the case of debt securities and participations in mortgage loans, we intend to sell the investment or it is more likely than not that we will have to sell the investment before we recover the amortized cost or cost; the financial condition and near-term prospects of the issuer; whether the issuer is current on contractually-obligated interest and principal payments; key corporate events pertaining to the issuer and whether the market decline was affected by macroeconomic conditions.

If we were to determine that an equity security has incurred an “other-than-temporary” impairment, we would permanently reduce the cost of the security to fair value and recognize an impairment charge in our Consolidated Statements of Comprehensive Income. If a debt security or participation in a commercial mortgage loan is impaired and we either intend to sell the investment or it is more likely than not that we will have to sell the investment before we are able to recover the amortized cost or cost, then we would record the full amount of the impairment in our net income.

A large portion of our investment portfolio consists of fixed maturity securities, which may be adversely affected by changes in interest rates as a result of governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. A rise in interest rates would decrease the net unrealized holding gains of our investment portfolio, offset by our ability to earn higher rates of return on funds reinvested. Conversely, a decline in interest rates would increase the net unrealized holding gains of our investment portfolio, offset by lower rates of return on funds reinvested.

(c) Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). When reporting the fair values of our financial instruments, we prioritize those fair value measurements into one of three levels based on the nature of the inputs, as follows:

•	Level 1—Valuations based on quoted prices in active markets for identical assets and liabilities;

•

Level 2—Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and quoted prices in active markets for similar, but not identical instruments; and

•	Level 3—Valuations based on unobservable inputs, which are based upon the best available information when external market data is limited or unavailable.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

We estimate the fair value of our investments using the closing prices on the last business day of the reporting period, obtained from active markets such as the NYSE, NASDAQ and NYSE MKT. For securities for which quoted prices in active markets are unavailable, we use observable inputs such as quoted prices in inactive markets, quoted prices in active markets for similar instruments, benchmark interest rates, broker quotes and other relevant inputs. We do not have any investments in our portfolio which require us to use unobservable inputs. Our estimates of fair value reflect the interest rate environment that existed as of the close of business on March 31, 2014. Changes in interest rates subsequent to March 31, 2014 may affect the fair value of our investments.

The carrying amounts for the following financial instruments approximate their fair values at March 31, 2014 because of their short-term nature: cash and cash equivalents, accrued investment income, premiums receivable, reinsurance payable, and accounts payable and accrued expenses.

(d) Premiums

We record assumed premiums written (premiums from policies that we assumed from Citizens, net of opt-outs) and direct premiums written (premiums from subsequent renewals of Citizens’ policies and voluntary policies written during the period) as revenue, net of ceded amounts, on a daily pro rata basis over the contract period of the related policies that are in force. For any portion of premiums not earned at the end of the reporting period, we record an unearned premium liability.

Premiums receivable represents amounts due from our policyholders for billed premiums and related policy fees. We perform a policy-level evaluation to determine the extent to which the balance of premiums receivable exceeds the balance of unearned premiums. We then age any resulting exposure based on the last date the policy was billed to the policyholder, and we establish an allowance for credit losses for any amounts outstanding for more than 90 days. When we receive payments on amounts previously charged off, we reduce bad debt expense in the period we receive the payment. Balances in premiums receivable and the associated allowance account are removed upon cancellation of the policy due to non-payment. We did not record an allowance for uncollectible premiums at March 31, 2014.

When we receive premium payments from policyholders prior to the effective date of the related policy, we record an advance premiums liability. On the policy effective date, we reduce the advance premium liability and record the premiums as described above.

(e) Policy Acquisition Costs

We incur policy acquisition costs that vary with, and are directly related to, the production of new business. Policy acquisition costs consist of the following four items: (i) commissions paid to outside agents at the time of policy issuance; (ii) policy administration fees paid to a third-party administrator at the time of policy issuance; (iii) premium taxes; and (iv) inspection fees. We capitalize policy acquisition costs to the extent recoverable, then we amortize those costs over the contract period of the related policy.

At each reporting date, we determine whether we have a premium deficiency. A premium deficiency would result if the sum of our expected losses, deferred policy acquisition costs, and policy maintenance costs (such as costs to store records and costs incurred to collect premiums and pay commissions) exceeded our related unearned premiums plus investment income. Should we determine that a premium deficiency exists, we would write off the unrecoverable portion of deferred policy acquisition costs.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

(f) Long-Lived Assets—Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives as follows: building—40 years; computer hardware and software 3—years; office and furniture equipment—3 to 7 years. Leasehold improvements are amortized over the shorter of the lease term or the asset’s useful life. Expenditures for improvements are capitalized to the property accounts. Replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred.

(g) Impairment of Long-Lived Assets

We assess the recoverability of long-lived assets when events or circumstances indicate that the assets might have become impaired. We determine whether the assets can be recovered from undiscounted future cash flows and if not recoverable we recognize impairment to reduce the carrying value to fair value. Recoverability of long lived assets is dependent upon, among other things, our ability to maintain profitability, so as to be able to meet our obligations when they become due. In the opinion of management, based upon current information and projections, long-lived assets will be recovered over the period of benefit.

(h) Unpaid Losses and Loss Adjustment Expenses

Our reserves for unpaid losses and loss adjustment expenses represent the estimated ultimate cost of settling all reported claims plus all claims we incurred related to insured events that have occurred as of the reporting date, but that policyholders have not yet reported to us (incurred but not reported, or IBNR).

We estimate our reserves for unpaid losses and loss adjustment expenses using individual case-based estimates for reported claims and actuarial estimates for IBNR losses. We continually review and adjust our estimated losses as necessary based on industry development trends, our evolving claims experience and new information obtained. If our unpaid losses and loss adjustment expenses are considered to be deficient or redundant, we increase or decrease the liability in the period in which we identify the difference and reflect the change in our current period results of operations. Though our estimate of the ultimate cost of settling all reported and unreported claims may change at any point in the future, a reasonable possibility exists that our estimate may vary significantly in the near term from the estimated amounts included in our consolidated financial statements.

We report our reserves for unpaid losses and loss adjustment expenses gross of the amounts related to unpaid losses recoverable from reinsurers and we report losses net of amounts ceded to reinsurers. We do not discount our loss reserves for financial statement purposes.

(i) Other Revenue

Other revenue represents rental income due under non-cancelable leases for space at our commercial property in Clearwater, Florida that we acquired in April 2013, and all policy and pay-plan fees. Florida law allows insurers to charge policyholders a $25 policy fee on each policy written; these fees are not subject to refund, and we recognize the income immediately when collected. We also charge pay-plan fees to policyholders that pay their premium in more than one installment and record the fees as income when collected.

(j) Reinsurance

We follow industry practice of reinsuring a portion of our risks. Reinsurance involves transferring, or “ceding”, all or a portion of the risk exposure on policies we write to another insurer, known as a reinsurer. To the extent that our reinsurers are unable to meet the obligations they assume under our reinsurance agreements, we remain liable for the entire insured loss.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

Our reinsurance agreements are short-term, prospective contracts. We record an asset, prepaid reinsurance premiums, and a liability, reinsurance payable, for the entire contract amount upon commencement of our new reinsurance agreements. We amortize our prepaid reinsurance premiums over the 12-month contract period.

In the event that we incur losses recoverable under our reinsurance program, we record amounts recoverable from our reinsurers on paid losses plus an estimate of amounts recoverable on unpaid losses. The estimate of amounts recoverable on unpaid losses is a function of our liability for unpaid losses associated with the reinsured policies; therefore, the amount changes in conjunction with any changes to our estimate of unpaid losses. Though an estimate of amounts recoverable from reinsurers on unpaid losses may change at any point in the future because of its relation to our reserves for unpaid losses, a reasonable possibility exists that an estimated recovery may change significantly in the near term from the amounts included in our consolidated financial statements.

We estimate uncollectible amounts receivable from reinsurers based on an assessment of factors including the creditworthiness of the reinsurers and the adequacy of collateral obtained, where applicable. We recorded no amounts recoverable under our reinsurance program or bad debt expense related to reinsurance during the three-months ended March 31, 2014 and 2013.

(k) Assessments

Guaranty fund and other insurance-related assessments imposed upon us are recorded as policy acquisition costs in the period the regulatory agency imposes the assessment. To recover Florida Insurance Guaranty Association (FIGA) assessments, we calculate and begin collecting a policy surcharge that will allow us to collect the entire assessment over a 12-month period, based on our estimate of the number of policies we expect to write. We then submit an information only filing, pursuant to Florida Statute 631.57(3)(h), to the insurance regulatory authority requesting formal approval of the policy FIGA surcharge. The process may be repeated in successive 12-month periods until we collect the entire assessment. We record the recoveries as revenue in the period that we collect the cash. While current regulations allow us to recover from policyholders the amount of assessments imposed upon us, our payment of the assessments and our recoveries may not offset each other in the same fiscal period in our financial statements. There were no such assessments during the periods presented.

We collect assessments imposed upon policyholders as a policy surcharge and we record the amounts collected as a liability until we remit the amounts to the regulatory agency that imposed the assessment.

(l) Accrued Bonus Compensation

We accrued bonuses of $1.2 million and $1.0 million for the three months ended March 31, 2014 and 2013, respectively, based on 8.5% of targeted earnings before interest, taxes, depreciation and amortization.

(m) Income Taxes

We file a consolidated partnership return along with our limited liability company subsidiaries, Heritage MGA, LLC, Contractors’ Alliance Network, LLC, First Access Insurance Group, LLC and Heritage Insurance Claims, LLC. The limited liability companies are not required to provide for Federal taxes. As such, taxable income, losses, deductions and credits pass through to members for them to report on their respective income tax returns. Our insurance subsidiary, Heritage Property & Casualty Insurance Company, a Florida corporation, writes premium in Florida only and files a Federal and Florida state income tax return. Our reinsurance affiliate, which is based in Bermuda, plans to make an irrevocable election under section 953(d) of the U.S. Internal Revenue Code of 1986, as amended, to be treated as a domestic insurance company for U.S. Federal income tax purposes. As a result of this election, our reinsurance subsidiary will be subject to U.S. income tax on its worldwide income as if it were a U.S. corporation.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect to recover or settle those temporary differences. Should a change in tax rates occur, we recognize the effect on deferred tax assets and liabilities in operations in the period that includes the enactment date. Realization of our deferred income tax assets depends upon our generation of sufficient future taxable income.

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority.

We record any income tax penalties and income-tax-related interest as income tax expense in the period incurred. We did not incur any material tax penalties or income-tax-related interest during the three months ended March 31, 2014 and 2013, respectively.

(n) Stock-Based Compensation

We account for stock-based compensation under the fair value recognition provisions of U.S. GAAP which require the measurement and recognition of compensation for all stock-based awards made to employees and directors based on estimated fair values. In accordance with U.S. GAAP, the fair value of stock-based awards is amortized over the requisite service period, which is defined as the period during which an employee is required to provide service in exchange for an award. We use a straight-line attribution method for all grants that include only a service condition. During the periods presented there were no service based vesting periods as all stock based awards were immediately vested.

(o) Earnings Per Share

We report both basic earnings per share and diluted earnings per share. To calculate basic earnings per share, we divide net income attributable to members by the weighted-average number of shares outstanding during the period, including redeemable shares. We calculate diluted earnings per share by dividing net income attributable to members by the weighted-average number of shares, redeemable shares, share equivalents, and restricted shares outstanding during the period. We use the treasury stock method to calculate common stock equivalents.

(p) Concentrations of Risk

Our current operations subject us to the following concentrations of risk:

•	Revenue—we write residential property and liability policies exclusively

•	Geographic—we write 100% of our premium in Florida

•

Group concentration of credit risk—all of our reinsurers engage in similar activities and have similar economic characteristics that could cause their ability to repay us to be similarly affected by changes in economic or other conditions

•	Credit risk—we choose to deposit all our cash at four financial institutions

We mitigate our geographic and group concentrations of risk by entering into reinsurance contracts with highly rated, financially-stable reinsurers, and by securing irrevocable letters of credit from reinsurers when necessary.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

With regard to our cash, we had $71.5 million and $65.9 million in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits at March 31, 2014 and December 31, 2013, respectively. Deposits held in non- interest-bearing transaction accounts are combined with interest-bearing accounts and insured up to $250,000.

(q) Accounting Pronouncements

We determined that all recently issued accounting pronouncements will not have a material impact on our consolidated financial position, results of operations and cash flows, or do not apply to our operations.

3) INVESTMENTS

The following table details the difference between cost or adjusted/amortized cost and estimated fair value, by major investment category, at March 31, 2014, and December 31, 2013:

	Cost or Adjusted / Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
March 31, 2014
Available for sale:
U.S. government and agency securities	$1,593	$—	$36	$1,557
States, municipalities and political subdivisions	16,410	134	73	16,471
Special revenue	49,641	268	310	49,599
Industrial and miscellaneous	58,771	247	228	58,790
Redeemable preferred stocks	2,854	28	83	2,799

Total fixed maturities	129,269	677	730	129,216
Available for sale:
Nonredeemable preferred stocks	6,855	97	119	6,833
Equity securities	8,127	878	38	8,967

Total equity securities	14,982	975	157	15,800
Held to maturity:
Mortgage loan participation	6,041	—	—	6,041

Total investments	$150,292	$1,652	$887	$151,057

December 31, 2013
Available for sale:
U.S. government and agency securities	$1,486	$—	$44	$1,442
States, municipalities and political subdivisions	14,255	42	136	14,161
Special revenue	41,114	89	608	40,595
Industrial and miscellaneous	46,726	69	480	46,315
Redeemable preferred stocks	2,374	4	223	2,155

Total fixed maturities	105,955	204	1,491	104,668
Available for sale:
Nonredeemable preferred stocks	5,283	6	331	4,958
Equity securities	20,163	370	45	20,488

Total equity securities	25,446	376	376	25,446
Held to maturity:
Mortgage loan participation	6,063	—	—	6,063

Total investments	$137,464	$580	$1,867	$136,177

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

We calculate the gain or loss realized on the sale of investments by comparing the sales price (fair value) to the cost or adjusted/amortized cost of the security sold. We determine the cost or adjusted/ amortized cost of the security sold using the specific-identification method. The following tables detail our realized gains (losses) by major investment category for the three month periods ended March 31, 2014 and 2013, respectively:

	2014		2013
	Gains (Losses)	Fair Value at Sale	Gains (Losses)	Fair Value at Sale
	(In thousands)
Three Months Ended March 31
Fixed maturities	$1	$255	$1	$94
Equity securities	15	15,015	—	—

Total realized gains	16	15,270	1	94

Fixed maturities	(18)	184	(2)	144
Equity securities	(40)	878	(1)	29

Total realized losses	(58)	1,062	(3)	173

Net realized losses	$(42)	$16,332	$(2)	$267

The table below summarizes our fixed maturities at March 31, 2014 and December 31, 2013 by contractual maturity periods. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturity of those obligations.

	Cost or Amortized Cost	Precent of Total	Fair Value	Percent of Total
	(In thousands)		(In thousands)
March 31, 2014
Due in one year or less	$3,117	2.4%	$3,126	2.4%
Due after one year through five years	68,335	52.9%	68,425	53.0%
Due after five years through ten years	45,323	35.1%	45,233	35.0%
Due after ten years	12,494	9.6%	12,432	9.6%

Total	$129,269	100.0%	$129,216	100.0%

December 31, 2013
Due in one year or less	$1,518	1.4%	$1,523	1.5%
Due after one year through five years	62,242	58.8%	62,059	59.2%
Due after five years through ten years	33,620	31.7%	32,921	31.5%
Due after ten years	8,575	8.1%	8,165	7.8%

Total	$105,955	100.0%	$104,668	100.0%

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

The following table summarizes our net investment income by major investment category during the three month periods ended March 31, 2014 and 2013:

	For the Three Months Ended
	March 31, 2014	March 31, 2013
	(In thousands)
Fixed maturities	$519	$159
Equity securities	186	54
Cash, cash equivalents and short-term investments	13	7
Other investments	85	4

Net investment income	803	224
Investment expenses	185	12

Net investment income, less investment expenses	$618	$212

During our quarterly evaluations of our securities for impairment, we determined that none of our investments in debt and equity securities that reflected an unrealized loss position were other-than-temporarily impaired. The issuers of our debt securities continue to make interest payments on a timely basis and have not suffered any credit rating reductions. We do not intend to sell nor is it likely that we would be required to sell the debt securities before we recover our amortized cost basis. All the issuers of the equity securities we own had near-term prospects that indicated we could recover our cost basis, and we also have the ability and the intent to hold these securities until their value equals or exceeds their cost.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

The following table presents an aging of our unrealized investment losses by investment class as of March 31, 2014 and December 31, 2013:

	Less Than Twelve Months			Twelve Months or More
	Number of Securities	Gross Unrealized Losses	Fair Value	Number of Securities	Gross Unrealized Losses	Fair Value
		(In thousands)			(In thousands)
March 31, 2014
U.S. government and agency securities	4	$17	$985	2	$20	$419
States, municipalities and political subdivisions	10	52	3,726	2	20	398
Industrial and miscellaneous	75	181	23,894	6	46	905
Special revenue	48	291	19,211	3	19	506
Redeemable preferred stocks	26	83	1,488	1	1	14

Total fixed maturities	163	624	49,304	14	106	2,243

Nonredeemable preferred stocks	52	119	3,220	—	—	—
Equity securities	7	38	697	—	—	—

Total equity securities	59	157	3,917	—	—	—

Total	222	$781	$53,221	14	$106	$2,243

December 31, 2013
U.S. government and agency securities	6	$44	$1,335	—	$—	$—
States, municipalities and political subdivisions	17	116	8,294	2	20	341
Industrial and miscellaneous	89	413	30,962	6	66	888
Special revenue	59	582	27,256	3	27	502
Redeemable preferred stocks	27	223	1,844	—	—	—

Total fixed maturities	198	1,378	69,691	11	113	1,731

Nonredeemable preferred stocks	58	331	4,349	—	—	—
Equity securities	4	45	689	—	—	—

Total equity securities	62	376	5,038	—	—	—

Total	260	$1,754	$74,729	11	$113	$1,731

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

The following table presents the fair value measurements of our financial instruments by level at March 31, 2014 and December 31, 2013:

	Total	Level 1	Level 2	Level 3
	(In thousands)
March 31, 2014
U.S. government and agency securities	$1,557	$—	$1,557	$—
States, municipalities and political subdivisions	16,471	—	16,471	—
Special revenue	49,599	—	49,599	—
Industrial and miscellaneous	58,790	—	58,790	—
Redeemable preferred stocks	2,799	2,799	—	—

Total fixed maturities	$129,216	$2,799	$126,417	$—

Nonredeemable preferred stocks	$6,833	$6,833	$—	$—
Equity securities	8,967	8,967	—	—

Total equity securities	$15,800	$15,800	$—	$—

December 31, 2013
U.S. government and agency securities	$1,442	$—	$1,442	$—
States, municipalities and political subdivisions	14,161	—	14,161	—
Special revenue	40,595	—	40,595	—
Industrial and miscellaneous	46,315	—	46,315	—
Redeemable preferred stocks	2,155	2,155	—	—

Total fixed maturities	$104,668	$2,155	$102,513	$—

Nonredeemable preferred stocks	$4,958	$4,958	$—	$—
Equity securities	20,488	20,488	—	—

Total equity securities	$25,446	$25,446	$—	$—

For our investments in U.S. government securities that do not have prices in active markets, agency securities, state and municipal governments, and corporate bonds, we obtain the fair values from our custodian, which uses a third-party valuation service and we evaluate the relevant inputs, assumptions, methodologies and conclusions associated with such valuations. The valuation service calculates prices for our investments in the aforementioned security types on a month-end basis by using several matrix-pricing methodologies that incorporate inputs from various sources. The model the valuation service uses to price U.S. government securities and securities of states and municipalities incorporates inputs from active market makers and inter-dealer brokers. To price corporate bonds and agency securities, the valuation service calculates non-call yield spreads on all issuers, uses option-adjusted yield spreads to account for any early redemption features, then adds final spreads to the U.S. Treasury curve as of quarter end. The inputs the valuation service uses in their calculations are not quoted prices in active markets, but are observable inputs, and therefore represent Level 2 inputs.

On October 7, 2013, we acquired a 55% participation in a commercial real estate mortgage loan for $6.1 million. The $11.5 million loan was originated by unaffiliated lenders, and collateralized by commercial real estate located in Polk County, Florida. We recorded an asset in the amount of our pro rata share of the outstanding principal and carry the investment at amortized cost. We receive monthly principal and interest payments and recognize income when collected.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

4) PROPERTY AND EQUIPMENT, net

Property and equipment, net consists of the following at March 31, 2014 and December 31, 2013, respectively:

	2014	2013
	(In thousands)
Land	$2,582	$2,582
Building	7,090	7,090
Computer hardware and software	554	364
Office furniture and equipment	252	176
Tenant and leasehold improvements	1,554	873
Vehicle fleet	216	—

Total, at cost	12,248	11,085
Less: accumulated depreciation and amortization	252	150

Property and equipment, net	$11,996	$10,935

Depreciation and amortization expense for property and equipment was $104,000 and $12,000 for the three-month periods ended March 31, 2014 and 2013, respectively. Our real estate consists of 13 acres of land and two buildings with a gross area of 148,000 square feet. We relocated to these facilities during March 2014. These facilities and the related existing tenant lease agreements were acquired in April 2013 for a total purchase price of $9.8 million paid in cash. We currently lease space to non-affiliates.

5) EARNINGS PER SHARE

We have 16,363,350 outstanding equity shares and 14,874,150 (13,288,050 equity shares and 1,586,100 redeemable shares) outstanding Members’ shares as of March 31, 2014 and 2013, respectively. Our Members also hold 7,716,300 and 7,285,350 warrants as of March 31, 2014 and 2013, respectively, to purchase additional ownership shares at any time until the warrant’s expiry at March 31, 2018 at an exercise price of $5.88 per share. Utilizing a weighted fair market value of $8.95 per share for the three months ended March 31, 2014 and a fair market value of $3.92 per share for the three months ended March 31, 2013 based on equity sales to unrelated parties in close proximity to the exchange date, and the treasury stock method of accounting, the table below reflects the diluted weighted-average number of shares outstanding using the treasury stock method. See Note 14 – “Members’ Equity and Temporary Equity” for a summary of warrant activity.

	Three Months Ended March 31,
	2014	2013
Basic earnings per share:
Net income attributable to common shareholders (000’s)	$7,888	$7,054
Weighted average shares outstanding	16,360,800	10,763,550

Basic earnings per share:	$0.48	$0.66

Diluted earnings per share:
Net income attributable to common shareholders (000’s)	$7,888	$7,054
Weighted average shares outstanding	16,360,800	10,763,550
Weighted average dilutive shares	2,636,700	—

Total Weighted Average Shares	18,997,500	10,763,550

Diluted earnings per share:	$0.42	$0.66

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

6) DEFERRED POLICY ACQUISITION COSTS

We anticipate that our deferred policy acquisition costs will be fully recoverable in the near term. The table below depicts the activity with regard to deferred policy acquisition costs during the three-month periods ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Beginning Balance	$9,765	$32
Policy acquisition costs deferred	6,934	1,377
Amortization	(4,473)	(115)

Ending Balance	$12,226	$1,294

7) REINSURANCE

Our reinsurance program is designed, utilizing our risk management methodology, to address our exposure to catastrophes. Our program provides reinsurance protection for catastrophes including hurricanes, tropical storms, and tornadoes. These reinsurance agreements are part of our catastrophe management strategy, which is intended to provide our shareholders an acceptable return on the risks assumed in our property business, and to reduce variability of earnings, while providing protection to our policyholders.

Effective December 4, 2012 through May 31, 2013, concurrent with the effective date of our initial assumption transaction with Citizens, we secured catastrophe excess of loss reinsurance providing $9.5 million of protection in excess of our $2 million primary retention. Loss payments under this contract reduce the limits of coverage afforded by the amounts paid, but the limit of coverage would be reinstated from the time of the occurrence of the loss. We would pay an additional premium calculated at pro rata of 100% of the reinsurer’s premium for the term of this contract, being pro rata only as to the fraction of the reinsurer’s limit of liability and reinstated simultaneously with the reinsurer’s loss payment. Under no circumstances would the reinsurer’s liability exceed $9.5 million for any one loss occurrence, and $19.0 million for all loss occurrences during the contract term.

During the second quarter of 2013, we placed our reinsurance program for the period from June 1, 2013 through May 31, 2014. Our reinsurance program, which is segmented into layers of coverage, protects us for excess property catastrophe losses and loss adjustment expenses. Our current reinsurance program incorporates the mandatory coverage required by law to be placed with FHCF. We also purchase private reinsurance below, alongside and above the FHCF layer, as well as aggregate reinsurance coverage. The following describes the various layers of our reinsurance program.

•

Our Retention. For the first catastrophic event, we have a primary retention of the first $9.0 million of losses and loss adjustment expenses, of which our reinsurance subsidiary, Osprey, is responsible for $3.0 million. For a second and third catastrophic event, Heritage P&C’s primary retention decreases to $3.0 million per event. To the extent that there is reinsurance coverage remaining, Heritage P&C has no primary retention for events beyond the third catastrophic event. Osprey has no primary retention beyond the first catastrophic event.

•

Layers Below FHCF. Immediately above our retention, we have purchased $94.0 million of reinsurance from third party reinsurers and Osprey. Through Osprey, we retain an aggregate participation in this coverage of $3.5 million, comprised of a 3% participation of $31.0 million of losses and loss adjustment

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

expenses in excess of $9.0 million, or $0.9 million, and a 4% participation of $63.0 million of losses and loss adjustment expenses in excess of $40.0 million, or $2.5 million. Through the payment of a reinstatement premium, we are able to reinstate the full amount of this reinsurance one time. To the extent that $94.0 million or a portion thereof is exhausted in a first catastrophic event, we have purchased reinstatement premium protection insurance to pay the required premium necessary for the reinstatement of this coverage.

•

FHCF Layer. Our FHCF coverage includes an estimated maximum provisional limit of 90% of $270.0 million, or $243.0 million, in excess of our retention and private reinsurance of $103.0 million. The limit and retention of the FHCF coverage is subject to upward or downward adjustment based on, among other things, submitted exposures to FHCF by all participants. We have purchased coverage alongside and above the FHCF layer from third party reinsurers. The layer alongside is in the amount of $27.0 million and the layer immediately above is in the amount of $28.5 million. To the extent the FHCF coverage is adjusted, this private reinsurance will adjust to fill in any gaps in coverage up to the reinsurers’ aggregate limits for this layer. Through the payment of a reinstatement premium, we are able to reinstate the full amount of this private reinsurance one time. To the extent that all or a portion of either of these private layers is exhausted in a first catastrophic event, we have purchased reinstatement premium protection insurance to pay the required premium necessary for the reinstatement of this coverage. The FHCF coverage cannot be reinstated once exhausted, but it does provide coverage for multiple events.

•

Aggregate Coverage. In addition to the layers described above, we have also purchased $170.0 million of aggregate reinsurance coverage for losses and loss adjustment expenses in excess of $401.5 million for a first catastrophic event. To the extent that this coverage is not fully exhausted in the first catastrophic event, it provides coverage commencing at our reduced retention levels for second and subsequent events and where underlying coverage has been previously exhausted. There is no reinstatement of the aggregate reinsurance coverage once exhausted, but it does provide coverage for multiple events.

For a first catastrophic event, our reinsurance program provides coverage for $571.5 million of losses and loss adjustment expenses, including our retention, and we are responsible for all losses and loss adjustment expenses in excess of such amount. For subsequent catastrophic events, our total available coverage depends on the magnitude of the first event, as we may have coverage remaining from layers that were not previously fully exhausted. We have also purchased reinstatement premium protection insurance to provide an additional $149.5 million of coverage. Our aggregate reinsurance layer also provides coverage for second and subsequent events to the extent not exhausted in prior events.

Assumption Transactions and Assumed Premiums Written

Substantially all of our policies have been obtained in connection with assumption transactions with Citizens, pursuant to which we record the assumed premiums written in the amount of the unearned premiums transferred to us. In connection with each assumption transaction, we assume the responsibility of the primary writer of the risk through the expiration of the term of the policy.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

The following table depicts written premiums, earned premiums and losses, showing the effects that our reinsurance transactions have on these components of our Consolidated Statements of Comprehensive Income:

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Premium written:
Direct	$52,100	$11,578
Assumed	16,803	4,771
Ceded	(14)	(2)

Net premium written	$68,889	$16,347

Change in unearned premiums:
Direct	$(17,957)	$(10,686)
Assumed	9,914	14,661
Ceded	(18,610)	(356)

Net decrease (increase)	$(26,653)	$3,619

Premiums earned:
Direct	$34,143	$892
Assumed	26,717	19,432
Ceded	(18,624)	(358)

Net premiums earned	$42,236	$19,966

Losses and LAE incurred:
Direct	$10,250	$151
Assumed	10,337	5,129
Ceded	—	—

Net losses and LAE incurred	$20,587	$5,280

The following table highlights the effects that our reinsurance transactions have on unpaid losses and loss adjustment expenses and unearned premiums:

	March 31, 2014	December 31, 2013
	(In thousands)
Unpaid losses and loss adjustment expenses:
Direct	$15,028	$10,037
Assumed	13,428	9,307

Gross unpaid losses and LAE	28,456	19,344
Ceded	—	—

Net unpaid losses and LAE	$28,456	$19,344

Unearned premiums:
Direct	$92,957	$75,000
Assumed	31,328	41,243

Gross unearned premiums	124,285	116,243
Ceded	(12,642)	(31,252)

Net unearned premiums	$111,643	$84,991

There were no amounts recoverable under our reinsurance agreements as of March 31, 2014 and December 31, 2013. Prepaid reinsurance premiums related to fourteen reinsurers at March 31, 2014 and December 31, 2013.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

There were no amounts receivable with respect to reinsurers at March 31, 2014 and December 31, 2013. Thus, there were no concentrations of credit risk associated with reinsurance receivables as of March 31, 2014 and December 31, 2013. The percentages of assumed premiums earned to net premiums earned for the three-month periods ended March 31, 2014 and 2013 were 63% and 97%, respectively.

8) RESERVE FOR UNPAID LOSSES

We determine the reserve for unpaid losses on an individual-case basis for all incidents reported. The liability also includes amounts for IBNR claims as of the balance sheet date.

The table below summarizes the activity related to our reserve for unpaid losses for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013
	(In thousands)
Balance, beginning of period	$19,344	$1,393
Less: reinsurance recoverable on unpaid losses	—	—

Net balance, beginning of period	19,344	1,393

Incurred related to:
Current year	20,555	5,300
Prior years	32	(20)

Total incurred	20,587	5,280

Paid related to:
Current year	5,241	1,104
Prior years	6,234	596

Total paid	11,475	1,700

Net balance, end of period	28,456	4,973
Plus: reinsurance recoverable on unpaid losses	—	—

Balance, end of period	$28,456	$4,973

The significant increase in our reserve for unpaid losses in 2014 from 2013 is primarily due to the increase in policy base as a result of the assumption of Citizens policies in 2013. We write insurance in the state of Florida, which could be exposed to hurricanes or other natural catastrophes. Although the occurrence of a major catastrophe could have a significant effect on our monthly or quarterly results, such an event is unlikely to be so material as to disrupt our overall normal operations. However, we are unable to predict the frequency or severity of any such events that may occur in the near term or thereafter.

We believe that the reserve for unpaid losses reasonably represents the amount necessary to pay all claims and related expenses which may arise from incidents that have occurred as of the balance sheet date.

Our losses incurred related to the prior year reflect a reserve deficiency of $32,000 for the three months ended March 31, 2014 and a redundancy of $20,000 for the three months ended March 31, 2013. The immaterial deficiency and redundancy we experienced in 2014 and 2013, respectively, resulted from changes to our estimate of ultimate losses on claims incurred in prior years not attributable to any specific trend or claims handling dynamic.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

9) STATUTORY ACCOUNTING AND REGULATION

The insurance industry is heavily-regulated. State laws and regulations, as well as national regulatory agency requirements, govern the operations of all insurers such as our insurance subsidiary. The various laws and regulations require that insurers maintain minimum amounts of statutory surplus and risk-based capital, they restrict insurers’ ability to pay dividends, they specify allowable investment types and investment mixes, and they subject insurers to assessments.

The National Association of Insurance Commissioners (“NAIC”) published risk-based capital guidelines for insurance companies that are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policy holders. Most states, including Florida, have enacted the NAIC guidelines as statutory requirements, and insurers having less statutory surplus than required will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. State insurance regulatory authorities could require an insurer to cease operations in the event the insurer fails to maintain the required statutory capital.

The level of required risk-based capital (RBC) is calculated and reported annually. There are five outcomes to the RBC calculation set forth by the NAIC which are as follows:

1.	No Action Level—If RBC is greater than 200%, no further action is required.

2.	Company Action Level—If RBC is between 150% -200%, the insurer must prepare a report to the regulator outlining a comprehensive financial plan that identifies conditions that contributed to the insurer’s financial condition and proposes corrective actions.

3.	Regulatory Action Level—If RBC is between 100% -150%, the state insurance commissioner is required to perform any examinations or analyses to the insurer’s business and operations that he or she deems necessary as well as issuing appropriate corrective orders.

4.	Authorized Control Level—If RBC is between 70%—100%, this is the first point that the regulator may take control of the insurer even if the insurer is still technically solvent and is in addition to all the remedies available at the higher action levels.

5.	Mandatory Control Level—If RBC is less than 70%, the regulator is required to take steps to place the insurer under its control regardless of the level of capital and surplus.

At December 31, 2013, the ratio of adjusted capital to authorized control level risk based capital was 357%.

Florida law permits an insurer to pay dividends or make distributions out of that part of statutory surplus derived from net operating profit and net realized capital gains. The law further provides calculations to determine the amount of dividends or distributions that can be made without the prior approval of the insurance regulatory authority and the amount of dividends or distributions that would require prior approval of the insurance regulatory authority. Statutory risk-based capital requirements may further restrict our insurance subsidiary’s ability to pay dividends or make distributions if the amount of the intended dividend or distribution would cause statutory surplus to fall below minimum risk-based capital requirements. However, the consent order authorizing our commencement of operations precludes us from paying dividends without the prior approval of FLOIR until July 31, 2017.

Florida law limits an insurer’s investment in equity instruments and also restricts investments in medium to low quality debt instruments. We were in compliance with all investment restrictions at March 31, 2014 and December 31, 2013.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

Governmental agencies or certain quasi-governmental entities can levy assessments upon us in the states in which we write policies. See Note 2(k) for a description of how we recover assessments imposed upon us.

Governmental agencies or certain quasi-governmental entities can also levy assessments upon policyholders, and we collect the amount of the assessments from policyholders as surcharges for the benefit of the assessing agency. We currently collect assessments levied upon policyholders on behalf of Citizens in the amount of 1.0%, and on behalf of FHCF in the amount of 1.3%. We multiply the premium written on each policy by these assessment percentages to determine the additional amount that we will collect from the policyholder and remit to the assessing agencies.

We have reported our insurance subsidiary’s assets, liabilities and results of operations in accordance with GAAP, which varies from statutory accounting principles prescribed or permitted by state laws and regulations, as well as by general industry practices. The following items are principal differences between statutory accounting and GAAP:

•	Statutory accounting requires that we exclude certain assets, called non-admitted assets, from the balance sheet.

•	Statutory accounting requires us to expense policy acquisition costs when incurred, while GAAP allows us to defer and amortize policy acquisition costs over the estimated life of the policies.

•	Statutory accounting dictates how much of a deferred income tax asset we can admit on a statutory balance sheet.

•

Statutory accounting requires that we record certain investments at cost or amortized cost, while we record other investments at fair value; however, GAAP requires that we record all investments at fair value.

•	Statutory accounting requires that surplus notes, also known as surplus debentures, be recorded in statutory surplus, while GAAP requires us to record surplus notes as a liability.

•

Statutory accounting allows bonds to be carried at amortized cost or fair value based on the rating received from the Securities Valuation Office of the NAIC, while they are recorded at fair value for GAAP.

•

Statutory accounting allows ceding commission income to be recognized when written if the cost of acquiring and renewing the associated business exceeds the ceding commissions, but under GAAP such income is deferred and recognized over the coverage period.

•	Statutory accounting requires that unearned premiums and loss reserves be presented net of related reinsurance rather than on a gross basis under GAAP.

•

Statutory accounting requires a provision for reinsurance liability be established for reinsurance recoverable on paid losses aged over ninety days and for unsecured amounts recoverable from unauthorized reinsurers. Under GAAP there is no charge for uncollateralized amounts ceded to a company not licensed in the insurance affiliate’s domiciliary state and a reserve for uncollectable reinsurance is charged through earnings rather than surplus or equity.

•

Statutory accounting requires an additional admissibility test outlined in Statements on Statutory Accounting Principles, No. 101 and the change in deferred income tax is reported directly in capital and surplus, rather than being reported as a component of income tax expense under GAAP.

Our insurance subsidiary must file with the insurance regulatory authorities an “Annual Statement” which reports, among other items, net income (loss) and surplus as regards policyholders, which is called stockholder’s equity under GAAP. For the three-month periods ended March 31, 2014 and 2013, our insurance subsidiary

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

recorded statutory net income of $2.2 million and $6.1 million, respectively. Our insurance subsidiary is domiciled in Florida, and the laws of that state require that our insurance subsidiary maintain capital and surplus equal to the greater of $15 million or 10% of its liabilities. Our statutory capital surplus was $67.8 million and $63.1 million at March 31, 2014 and December 31, 2013. State law also requires our insurance subsidiary to adhere to prescribed premium-to-capital surplus ratios, with which we are in compliance.

Our reinsurance subsidiary, Osprey Re Ltd. (“Osprey”), which was incorporated on April 23, 2013, is licensed as a Class 3a Insurer under The Bermuda Insurance Act 1978 and related regulations. Osprey is required to maintain statutory capital and surplus of at least $1.0 million and maintain liquid resources or have access to liquid resources equal to its maximum obligation for which it is responsible under the terms of any reinsurance arrangement to which it is a party. We contributed $1.7 million to Osprey in cash and provided an irrevocable letter of credit in the amount of $5 million. These resources, in addition to premiums ceded to it by our insurance subsidiary are sufficient to comply with regulatory requirements. Bermuda’s standard for financial statement reporting is U.S. GAAP.

10) COMMITMENTS AND CONTINGENCIES

We are involved in claims-related legal actions arising in the ordinary course of business. We accrue amounts resulting from claims-related legal actions in unpaid losses and loss adjustment expenses during the period that we determine an unfavorable outcome becomes probable and we can estimate the amounts. Management makes revisions to our estimates based on its analysis of subsequent information that we receive regarding various factors, including: (i) per claim information; (ii) company and industry historical loss experience; (iii) judicial decisions and legal developments in the awarding of damages, and (iv) trends in general economic conditions, including the effects of inflation. When determinable, we disclose the range of possible losses in excess of those accrued and for reasonably possible losses.

11) LEASES

We leased the space that we had occupied through March 2014 at 700 Central Avenue, Ste. 500 St. Petersburg, Florida without obligation to continue doing so in the future. We paid $70,000 and $122,000 in rent under the terms of this lease during the three-month periods ended March 31, 2014 and 2013, respectively.

12) RELATED PARTY TRANSACTIONS

We have been party to various related party transactions involving our Members. The Members involved were not controlling persons with respect to us, we have entered into these arrangements without obligation to continue their effect in the future and the associated expense was immaterial to our results of operations or financial position as of March 31, 2014 and December 31, 2013.

•

We leased the space that we had occupied through March 2014 at 700 Central Avenue, Ste. 500 St. Petersburg, Florida from a real estate management company controlled by a shareholder. We leased the space without obligation to continue doing so in the future. For the three-month periods ended March 31, 2014 and 2013 we incurred rent expense of approximately $70,000 and $122,000, respectively. We relocated to one of the buildings located on our Clearwater property in March 2014.

•

We have entered into an agreement with a real estate management company controlled by one of our directors to manage our Clearwater office space. Management services are provided at a fixed fee, plus ordinary and necessary out of pocket expenses. Fees for additional services, such as the oversight of construction activity, are provided for on an as needed basis.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

•

We have entered into an agreement for the construction of a parking facility for our Clearwater property with a relative of one of our directors. We expect construction to commence in the spring of 2014.

•

Our insurance subsidiary received water mitigation services from SVM Restoration Services, Inc. (“SVM”), a Florida corporation providing water loss mitigation services in Florida. SVM had been controlled by an executive officer and shareholder through February 28, 2014. During the three-month periods ended March 31, 2014 and 2013, we incurred approximately $488,000 and $203,000, respectively, payable to this Company. On March 1, 2014, we acquired the assets of SVM for $2.5 million, which have been allocated $150,000 to property and equipment and $2.35 million to goodwill included in other assets. The allocation of purchase price as of March 31, 2014 is preliminary pending our evaluation of the underlying asset values. The acquired assets will be deployed by our subsidiary, Contractors’ Alliance Network, LLC, in the delivery of a broadened spectrum of services. Pro forma disclosures have been omitted as this acquisition is not material to our consolidated financial statements.

•

We entered into a consulting arrangement with a firm in which a member of executive management is a named member to explore expansion and merger and acquisition opportunities. The firm was paid a non-recurring flat fee of $500,000 for the services provided under the consulting arrangement.

13) EMPLOYEE BENEFIT PLAN

We provide a 401(k) plan for substantially all of our employees. We contribute 3% of employees’ salary, up to the maximum allowable contribution, regardless of the employees’ level of participation in the plan. For the three-month periods ended March 31, 2014 and 2013, our contributions to the plan on behalf of the participating employees were $39,000, and $17,000, respectively.

14) MEMBERS’ EQUITY AND TEMPORARY EQUITY

There were 16,363,350 equity shares and 7,716,300 warrants outstanding as of March 31, 2014 and 16,345,500 shares (14,007,150 equity shares and 2,338,350 redeemable shares classified as temporary equity) and 7,698,450 warrants outstanding as of December 31, 2013. On January 1, 2013 (the modification date), the Company executed employment agreements with three of its key executives (“management investors”) each containing a provision requiring the Company to repurchase the executive’s stock if the executive is terminated for any reason. Because the redemption of the shares was subject to redemption at the option of the holder in an event that is outside of our control, these shares were required to be classified outside of permanent equity on the consolidated balance sheets and recorded at fair value as of the modification date with adjustments to fair value through the settlement date. On January 1, 2013, we classified 1,058,250 equity shares as redeemable shares classified as temporary equity upon entering into employment agreements with certain members of management. Accordingly, this temporary equity was recorded as “redeemable shares” on our consolidated balance sheets at December 31, 2013. On February 5, 2014, all redeemable shares were reclassified at fair value into contributed members’ capital on our consolidated balance sheets. The reclassifications resulted from the cancelation of the redeemable stock repurchase provision in the employment agreements of the three company executives.

Our common stock and redeemable shares (“Shares”) are owned by our Members, who are automatically bound by the terms of the Agreement Among the Members of Heritage Insurance Holdings, LLC (the “Agreement”). The Agreement governs and restricts the transferability of the Shares. The Agreement provides us the right of first refusal for any Shares to be disposed by any Members, or the estate of a deceased Member. In the event that a ready market does not exist for our shares, the Agreement provides for a valuation methodology to arrive at an approximate market value.

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

We first began to raise capital in 2012 and offered ownership at $3.92 per share. We issued 5,938,950 shares and raised $23.3 million in capital. In the fourth quarter of 2012, we issued notes payable to certain members, including executive management, to raise the additional $4 million necessary to fund the capital required by the insurance subsidiary. We determined that debt would not allow us to achieve our desired financial stability rating and exchanged the notes for equity in the form of investment units, with each investment unit comprised of one share and one warrant to purchase a share. The notes were obtained for a fee of 20% of the principal due upon repayment. The notes, plus accrued interest, $780,000, and equity compensation awarded to our executives, $200,000, were exchanged for 1,014,900 investment units. In conjunction with this transaction, certain participants who received fractional investment units in exchange for the notes paid in $95,000 in order to receive whole investment units in exchange for our note obligation. The warrants are exercisable at any time at a strike price of $5.88 until their expiry at March 31, 2018. The investment units were issued at a fair value of $4.90 based on equity sales to unrelated parties on dates in close proximity to the exchange date.

On December 4, 2012, we issued 1,356,600 shares of equity to our core group of investors pursuant to the terms of the private placement memorandum governing our initial capital raise and recognized $5.3 million of compensation expense. Shares were distributed based on the successful execution of our initial Citizens depopulation transaction. We recognized compensation expense at $3.92 per share.

In the first and second quarters of 2013 we raised an additional $32.7 million of capital. Many of our initial investors, including members of our executive management, participated in the 2013 private placement offering. Upon its conclusion, we raised $32.7 million through the issuance of 6,675,900 investment units at $4.90 per investment unit. The warrants issued in the 2013 placement are exercisable at any time at a strike price of $5.88 until their expiry at March 31, 2018. The 6,675,900 investment units consisted of 6,403,050 equity shares, 272,850 redeemable shares classified as temporary equity and 6,675,900 warrants to purchase one share per warrant.

On January 1, 2013, certain members of management were given the opportunity to purchase a total of 293,250 shares (38,250 equity shares and 255,000 redeemable shares classified as temporary equity) of unrestricted stock, at $1.96 per share, as well as a cash award of $318,000 payable early in 2014. Each member of management purchased the shares. We assigned a fair value to these stock grants of $3.92 per share based upon recent share sales to unrelated parties. Therefore we recognized $893,000 of compensation expense as a result of this grant.

In the fourth quarter of 2013, we raised an additional $285,000 of capital through the issuance of 15,300 investment units for $75,000 and 40,800 shares for $210,000.

In October 2013, we awarded our directors, executive officers and certain employees bonuses totaling $11.5 million for 2013, comprised of $6.4 million in cash and $5.1 million in ownership equity. The equity component was issued in the form of 991,950 ownership shares at a value of $5.15 per share. The per share value was determined based on an independent valuation and we evaluated the assumptions, methodologies and conclusions associated with such valuation.

In the first quarter 2014, we raised an additional $88,000 of capital through the issuance of 17,850 investment units.

Common Stock Warrants

At March 31, 2014 and December 31, 2013, we had 7,716,300 and 7,698,450 outstanding warrants, all of which are classified as equity (equity warrants). At issuance, equity warrants are recorded at their relative fair

Heritage Insurance Holdings, LLC

Notes to Unaudited Consolidated Financial Statements

March 31, 2014

values, using the relative fair value method, in the members’ equity section of the consolidated balance sheets. Our equity warrants can only be settled through the issuance of shares and are not subject to anti-dilution provisions.

All outstanding warrants can be exercised at an exercise price equal to $5.88 per share on or before March 31, 2018. The aggregate intrinsic value of warrants was approximately $29.9 million and $23.6 million at March 31, 2014 and December 31, 2013, respectively.

On February 19, 2014, we offered our existing investment unit holders an amendment to their existing warrant agreements to provide for either a cashless exercise of warrants or a cash based exercise of warrants based on a commitment by the investor communicated to us by March 31, 2014. If the investor commits to a cash based exercise, the investor must pay the exercise price by April 30, 2014 to be held in escrow until the exercise date, which will be immediately before an initial public offering of our shares. If the investor commits to a cashless exercise, the cashless exercise will also occur immediately prior to the initial public offering. In the event we do not proceed with the initial public offering prior to December 31, 2014, the agreement will terminate and all escrowed funds will be returned to the investor. Approximately 99% of our existing investment unit holders have agreed to either exercise their warrants for an additional cash investment or accept the cashless exercise option offered.

15) SUBSEQUENT EVENTS

We evaluate all subsequent events and transactions through April 30, 2014 (the date the financial statements were issued) for potential recognition or disclosure in our financial statements.

On April 17, 2014, Heritage P&C entered into a catastrophe reinsurance agreement with Citrus Re Ltd., a newly-formed Bermuda special purpose insurer. The agreement provides for three years of coverage from catastrophe losses caused by certain named storms, including hurricanes, beginning on June 1, 2014. The limit of coverage of $200 million is fully collateralized by a reinsurance trust account for the benefit of Heritage P&C. Heritage P&C pays a periodic premium to Citrus Re during this three-year risk period. Citrus Re Ltd. issued $200 million of principal-at-risk variable notes due April 2017 to fund the reinsurance trust account and its obligations to Heritage P&C under the reinsurance agreement. The maturity date of the notes may be extended up to two additional years to satisfy claims for catastrophic events occurring during the three-year term of the reinsurance agreement.

On April 24, 2014, Heritage P&C entered into a second catastrophe reinsurance agreement with Citrus Re Ltd. providing for $50 million of coverage on substantially similar terms as the agreement described above. Citrus Re Ltd. issued an additional $50 million of principal-at-risk variable notes due April 24, 2017 to fund its obligations under the reinsurance agreement.

On April 21, 2014, we filed a Form S-1 with the Securities and Exchange Commission in preparation for an initial public offering of $100 million. In connection with the initial public offering, we intend to convert from a Delaware limited liability company to a Delaware corporation.

16) SHARE SPLIT

In connection with preparing for this offering, the Company’s Board of Directors and Members approved a 2,550 to 1 Share split of the Company’s Shares. The Share split became effective on May 7, 2014. All share and per share amounts in the consolidated financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to this stock split.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Members

Heritage Insurance Holdings, LLC

We have audited the accompanying consolidated balance sheets of Heritage Insurance Holdings, LLC (a Delaware limited liability company) and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), members’ equity, and cash flows for the year ended December 31, 2013 and the period from August 7, 2012 (inception) to December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heritage Insurance Holdings, LLC and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the year ended December 31, 2013 and the period from August 7, 2012 (inception) to December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Tampa, Florida

April 2, 2014 (except for the effects of the share split described in Note 19, as to which the date is May 13, 2014)

Heritage Insurance Holdings, LLC

Consolidated Balance Sheets

As of December 31, 2013 and 2012

(In thousands)

	2013	2012
ASSETS

Fixed maturity securities, available for sale, at fair value	$104,668	$13,068
Equity securities, available for sale, at fair value	25,446	—
Mortgage loan, held to maturity, at amortized cost	6,063	—

Total investments	136,177	13,068
Cash and cash equivalents	65,059	63,872
Accrued investment income	971	115
Premiums receivable	10,347	120
Prepaid reinsurance premiums	31,252	594
Reinsurance premiums receivable	5,337	—
Federal income tax refund receivable	5,073	—
Deferred income taxes	4,436	3,046
Deferred policy acquisition costs, net	9,765	32
Property and equipment, net	10,935	201
Other assets	2,626	816

Total Assets	$281,978	$81,864

LIABILITIES AND MEMBERS’ EQUITY

Unpaid losses and loss adjustment expenses	$19,344	$1,393
Unearned premiums	116,243	37,665
Reinsurance payable	29,591	8,987
Income taxes payable	2,805	3,905
Accrued compensation	505	1
Advance premiums	3,829	5
Other liabilities	8,756	789
Notes payable	—	1,000

Total Liabilities	181,073	53,745
Commitments and contingencies (Note 12)
Redeemable shares, 2,338,350 shares	20,921	—

Members’ Equity:
Contributed members' capital	62,850	33,585
Accumulated other comprehensive income (loss)	(790)	—
Retained earnings (deficit)	17,924	(5,466)

Total Members’ Equity	79,984	28,119

Total Liabilities and Members’ Equity	$281,978	$81,864

See accompanying notes to consolidated financial statements.

Heritage Insurance Holdings, LLC

Consolidated Statements of Comprehensive Income (Loss)

For the Year Ended December 31, 2013 and the Period from August 7, 2012 (Inception) to December 31, 2012

(In thousands, except share and per share amounts)

	2013	2012
REVENUE:
Gross premiums written	$218,537	$43,384
Increase in gross unearned premiums	(78,578)	(37,665)

Gross premiums earned	139,959	5,719
Ceded premiums	(44,800)	(120)

Net premiums earned	95,159	5,599
Retroactive reinsurance	26,046	—
Net investment income	1,049	27
Net realized losses	(323)	—
Other revenue	2,901	4

Total revenue	124,832	5,630

EXPENSES:
Losses and loss adjustment expenses	38,501	1,402
Policy acquisition costs	6,150	84
General and administrative expenses	24,704	7,922
Interest expense	16	829

Total expenses	69,371	10,237

Income (loss) before income taxes	55,461	(4,607)
Provision for income taxes	21,248	859

Net income (loss)	$34,213	$(5,466)

OTHER COMPREHENSIVE INCOME:
Change in net unrealized losses on investments	(1,610)	—
Reclassification adjustment for net realized investment losses	323	—
Income tax benefit related to items of other comprehensive income	497	—

Total comprehensive income (loss)	$33,423	$(5,466)

Weighted average shares outstanding
Basic	14,313,150	6,280,650

Diluted	14,473,800	6,280,650

Earnings (loss) per share
Basic	$2.39	$(0.87)
Diluted	$2.36	$(0.87)

See accompanying notes to consolidated financial statements.

Heritage Insurance Holdings, LLC

Consolidated Statements of Members’ Equity

(dollars in thousands)

	Contributed Members' Capital		Accumulated Other Comprehensive Income (loss)	Retained Earnings (Deficit)	Total Members' Equity
	Shares	Amount
August 7, 2012 (Inception)	—	$—	$—	$—	$—
Issuance of equity	5,938,950	23,290	—	—	23,290
Equity based compensation (Note 16)	1,356,600	5,320	—	—	5,320
Notes payable exchanged to equity (Note 16)	1,014,900	4,975	—	—	4,975
Net loss	—	—	—	(5,466)	(5,466)

December 31, 2012	8,310,450	33,585	—	(5,466)	28,119
Equity reclassified to temporary equity	(1,058,250)	(4,150)	—	—	(4,150)
Net income	—	—	—	34,213	34,213
Net unrealized change in investments, net of tax	—	—	(790)	—	(790)
Executive stock grant	38,250	150	—	—	150
Issuance of equity for services	10,200	53			53
Issuance of equity	6,459,150	31,939	—	—	31,939
Equity based compensation (Note 16)	247,350	1,273	—	—	1,273
Change in fair value of redeemable shares		—	—	(10,823)	(10,823)

December 31, 2013	14,007,150	$62,850	$(790)	$17,924	$79,984

See accompanying notes to consolidated financial statements.

Heritage Insurance Holdings, LLC

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2013 and the Period from August 7, 2012 (Inception) to December 31, 2012

(In thousands)

	2013	2012
OPERATING ACTIVITIES
Net income (loss)	$34,213	$(5,466)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share and redeemable share-based compensation	5,733	5,520
Non-cash interest expense	—	780
Amortization of bond discount	891	16
Depreciation and amortization	150	—
Net realized losses	323	—
Deferred income taxes	(893)	(3,046)
Changes in operating assets and liabilities:
Accrued investment income	(856)	(115)
Premiums receivable, net	(10,227)	(120)
Prepaid reinsurance premiums	(30,658)	(594)
Reinsurance premiums receivable	(5,337)	—
Federal income tax refund receivable	(5,073)	—
Deferred policy acquisition costs, net	(9,733)	(32)
Other assets	(1,810)	(213)
Unpaid losses and loss adjustment expenses	17,951	1,393
Unearned premiums	78,578	37,665
Reinsurance payable	20,604	8,987
Income taxes payable	(1,100)	3,312
Accrued compensation	504	1
Advance premiums	3,824	5
Other liabilities	7,967	1,382

Net cash provided by operating activities	105,051	49,475

INVESTING ACTIVITIES
Proceeds from sales and maturities of investments available for sale	7,424	—
Purchases of investments available for sale	(126,971)	(13,084)
Cost of property and equipment acquired	(10,884)	(201)
Purchase of mortgage loan participation	(6,063)	—
Purchase of other invested assets	—	(603)

Net cash used in investing activities	(136,494)	(13,888)

FINANCING ACTIVITIES
Proceeds (repayments) note payable—bank	(1,000)	1,000
Proceeds from notes payable—members	—	3,900
Proceeds from issuance of equity and redeemable shares	33,630	23,385

Net cash provided by financing activities	32,630	28,285

Increase in cash and cash equivalents	1,187	63,872
Cash and cash equivalents at beginning of period	63,872	—

Cash and cash equivalents at end of period	$65,059	$63,872

Supplemental Cash Flows Information:
Interest paid	$16	$48

Income taxes paid	$28,314	$—

Notes payable, $3.9 million, and accrued interest, $780, converted to equity	$—	$4,680

See accompanying notes to consolidated financial statements.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

1) Organization, Consolidation and Presentation

(a) Business

Heritage Insurance Holdings, LLC (referred to in this document as we, our, us, and Heritage Insurance) is a property and casualty insurance holding company formed in 2012 that provides personal residential insurance for single family homeowners and condominium owners. Our insurance subsidiary is Heritage Property & Casualty Insurance Company. Our other subsidiaries include: Heritage MGA, LLC, the managing general agent that manages substantially all aspects of our insurance subsidiary’s business; Contractors’ Alliance Network, LLC, our vendor network manager; Skye Lane Properties, LLC, our property management subsidiary; First Access Insurance Group, LLC, our retail agency; Osprey Re LTD, our reinsurance subsidiary that provides a portion of the reinsurance protection purchased by our insurance subsidiary; and Heritage Insurance Claims, LLC., an inactive subsidiary reserved for future development. On January 1, 2014, we formed a Delaware limited liability company, also named Heritage Insurance Holdings, LLC, and merged with it in order to domicile our ultimate parent in Delaware.

Our primary product is personal residential insurance, which we currently offer in Florida only under authorization from the Florida Office of Insurance Regulation (“FLOIR”).

Substantially all of our policies have been obtained as a result of participation in a “depopulation program” with Citizens Property Insurance Corporation (“Citizens”), a Florida state supported insurer. Beginning in December 2012, we received authorization to assume personal residential policies from Citizens, Florida’s residential residual market, through assumption transactions. The assumption is part of a program created by the Florida legislature to reduce the number of properties insured by Citizens. The assumed Citizen policy is not cancelled and remains in effect until its cancelation date. All of the terms and conditions of those policies, including coverage and rates, remain unchanged for the remainder of the policy term. At expiration, we can renew the policies under our own terms and conditions. We are required to offer renewals on the policies acquired for a period of three years subsequent to the initial expiration of the assumed policies.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

During the first three years after assumption, our offer of renewals are required to have rates that may not exceed the greater of 110% of the previous rate or the renewal rate charged by Citizens for that policy. Our Citizens policies have been obtained in one assumption transaction which took place in December 2012 and five separate assumption transactions that took place from January 2013 through December 2013. In addition to the Citizens assumptions, we write voluntary personal residential policies through a network of independent agents.

We conduct our operations under one business segment.

(b) Consolidation and Presentation

We prepare our financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”). GAAP differs from statutory accounting principles prescribed or permitted for insurance entities by regulatory authorities. While preparing our financial statements, we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Accordingly, actual results will differ from those estimates. Reported amounts that require us to make extensive use of estimates include our reserves for unpaid losses and loss adjustment expenses, deferred policy acquisition costs, and investments. Except for the captions on our Consolidated Balance Sheets and Consolidated Statements of Comprehensive Income, we generally use the term loss expense(s) to collectively refer to both losses and loss adjustment expenses.

We include all of our subsidiaries in our consolidated financial statements, eliminating all significant intercompany balances and transactions during consolidation. All references to members’ equity, shares, and stockholders collectively refer to ownership interests of our members.

We commenced operations on August 7, 2012. Unless otherwise indicated, results of operations and cash flows reported for 2012 are for the period from August 7, 2012 through December 31, 2012.

2) Significant Accounting Policies

(a) Cash and Cash Equivalents

Our cash and cash equivalents include demand deposits with financial institutions and short-term, highly- liquid instruments with original maturities of three months or less when purchased.

(b) Investments

We currently classify our investments in fixed maturity securities and equity securities as available-for-sale, and report them at fair value. Our participation in a commercial mortgage loan is classified as held to maturity and reported at amortized cost. Subsequent to our acquisition of available-for-sale securities, we record changes in value through the date of disposition as unrealized holding gains and losses, net of tax effects, and include them as a component of other comprehensive income. We include realized gains and losses, which we calculate using the specific-identification method for determining the cost of securities sold, in net income. We amortize any premium or discount on fixed maturities over the remaining maturity period of the related securities using the effective interest method, and we report the amortization in net investment income. We recognize dividends and interest income when earned.

Quarterly, we perform an assessment of our investments to determine if any are “other-than-temporarily” impaired. An investment is impaired when the fair value of the investment declines to an amount less than the

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

cost or amortized cost of that investment. As part of our assessment process, we determine whether the impairment is temporary or “other-than-temporary”. We base our assessment on both quantitative criteria and qualitative information, considering a number of factors including, but not limited to: how long the security has been impaired; the amount of the impairment; whether, in the case of equity securities, we intend to hold, and have the ability to hold, the security for a period sufficient for us to recover our cost basis, or whether, in the case of debt securities and participations in mortgage loans, we intend to sell the investment or it is more likely than not that we will have to sell the investment before we recover the amortized cost or cost; the financial condition and near-term prospects of the issuer; whether the issuer is current on contractually-obligated interest and principal payments; key corporate events pertaining to the issuer; and whether the market decline was affected by macroeconomic conditions.

If we were to determine that an equity security has incurred an “other-than-temporary” impairment, we would permanently reduce the cost of the security to fair value and recognize an impairment charge in our Consolidated Statements of Comprehensive Income. If a debt security or participation in a commercial mortgage loan is impaired and we either intend to sell the investment or it is more likely than not that we will have to sell the investment before we are able to recover the amortized cost or cost, then we would record the full amount of the impairment in our net income.

A large portion of our investment portfolio consists of fixed maturity securities, which may be adversely affected by changes in interest rates as a result of governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. A rise in interest rates would decrease the net unrealized holding gains of our investment portfolio, offset by our ability to earn higher rates of return on funds reinvested. Conversely, a decline in interest rates would increase the net unrealized holding gains of our investment portfolio, offset by lower rates of return on funds reinvested.

(c) Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). When reporting the fair values of our financial instruments, we prioritize those fair value measurements into one of three levels based on the nature of the inputs, as follows:

•	Level 1—Valuations based on quoted prices in active markets for identical assets and liabilities;

•

Level 2—Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and quoted prices in active markets for similar, but not identical instruments; and

•	Level 3—Valuations based on unobservable inputs, which are based upon the best available information when external market data is limited or unavailable.

We estimate the fair value of our investments using the closing prices on the last business day of the reporting period, obtained from active markets such as the NYSE, NASDAQ and NYSE MKT. For securities for which quoted prices in active markets are unavailable, we use observable inputs such as quoted prices in inactive markets, quoted prices in active markets for similar instruments, benchmark interest rates, broker quotes and other relevant inputs. We do not have any investments in our portfolio which require us to use unobservable inputs. Our estimates of fair value reflect the interest rate environment that existed as of the close of business on December 31, 2013, and 2012. Changes in interest rates subsequent to December 31, 2013 may affect the fair value of our investments.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The carrying amounts for the following financial instruments approximate their fair values at December 31, 2013 and 2012 because of their short-term nature: cash and cash equivalents, accrued investment income, premiums receivable, reinsurance payable, and accounts payable and accrued expenses.

(d) Premiums

We record assumed premiums written (premiums from policies that we assumed from Citizens, net of opt-outs) and direct premiums written (premiums from subsequent renewals of Citizens’ policies and voluntary policies written during the period) as revenue, net of ceded amounts, on a daily pro rata basis over the contract period of the related policies that are in force. For any portion of premiums not earned at the end of the reporting period, we record an unearned premium liability.

Premiums receivable represents amounts due from our policyholders for billed premiums and related policy fees. We perform a policy-level evaluation to determine the extent to which the balance of premiums receivable exceeds the balance of unearned premiums. We then age any resulting exposure based on the last date the policy was billed to the policyholder, and we establish an allowance for credit losses for any amounts outstanding for more than 90 days. When we receive payments on amounts previously charged off, we credit bad debt expense in the period we receive the payment. Balances in premiums receivable and the associated allowance account are removed upon cancellation of the policy due to non-payment. We did not record an allowance for uncollectible premiums at December 31, 2013 and 2012, respectively.

When we receive premium payments from policyholders prior to the effective date of the related policy, we record an advance premiums liability. On the policy effective date, we reduce the advance premiums liability and record the premiums as described above.

During June 2013, we received authorization from FLOIR to enter into a quota share reinsurance agreement with Citizens that was retroactive to January 1, 2013. All of the terms and conditions of the policies assumed pursuant to that agreement, including coverage and rates, remained unchanged for the remainder of the policy term. The assumed Citizens policies that do not opt-out or cancel will remain in effect until their respective expiration date and will be renewed by us on our own policy forms thereafter. Effective June 28, 2013, we assumed the premiums and losses associated with approximately 39,000 policies pursuant to a retroactive reinsurance agreement for the period January 1, 2013 through June 27, 2013. The transaction involved a period in the past, where known loss activity had already been determined (January 1, 2013 to May 31, 2013) as well as a period after which our policy selection had been made and the loss activity undetermined. The transaction exhibited both retroactive and prospective characteristics; the pending transaction’s terms were substantially set by May 31, 2013 and the reinsurance consequences of the pending transaction would begin on June 1, 2013, at the placement of our 2013—2014 catastrophe excess of loss reinsurance program. Based on these factors, we concluded that consideration received relating to the period from January 1 through May 31, 2013 was retroactive reinsurance and the effects of this portion of the transaction were excluded from our underwriting results. We incurred no reinsurance cost associated with the retroactive component of this transaction and we recognized retroactive reinsurance income of $26.0 million, net of associated losses and loss adjustment expenses, of $1.1 million for the period January 1, 2013 through May 31, 2013. We do not currently expect to enter into similar transactions in future periods.

(e) Policy Acquisition Costs

We incur policy acquisition costs that vary with, and are directly related to, the production of new business. Policy acquisition costs consist of the following four items: i) commissions paid to outside agents at the time of

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

policy issuance; ii) policy administration fees paid to a third-party administrator at the time of policy issuance; iii) premium taxes and iv) inspection fees. We capitalize policy acquisition costs to the extent recoverable, then we amortize those costs over the contract period of the related policy.

At each reporting date, we determine whether we have a premium deficiency. A premium deficiency would result if the sum of our expected losses, deferred policy acquisition costs, and policy maintenance costs (such as costs to store records and costs incurred to collect premiums and pay commissions) exceeded our related unearned premiums plus investment income. Should we determine that a premium deficiency exists, we would write off the unrecoverable portion of deferred policy acquisition costs.

(f) Long-Lived Assets—Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives as follows: building–40 years; computer hardware and software–3 years; office and furniture equipment–3 to 7 years. Leasehold improvements are amortized over the shorter of the lease term or the asset’s useful life. Expenditures for improvements are capitalized to the property accounts. Replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred.

(g) Impairment of Long-Lived Assets

We assess the recoverability of long-lived assets when events or circumstances indicate that the assets might have become impaired. We determine whether the assets can be recovered from undiscounted future cash flows and if not recoverable we recognize impairment to reduce the carrying value to fair value. Recoverability of long lived assets is dependent upon, among other things, our ability to maintain profitability, so as to be able to meet our obligations when they become due. In the opinion of management, based upon current information and projections, long-lived assets will be recovered over the period of benefit.

(h) Unpaid Losses and Loss Adjustment Expenses

Our reserves for unpaid losses and loss adjustment expenses represent the estimated ultimate cost of settling all reported claims plus all claims we incurred related to insured events that have occurred as of the reporting date, but that policyholders have not yet reported to us (incurred but not reported, or IBNR).

We estimate our reserves for unpaid losses and loss adjustment expenses using individual case-based estimates for reported claims and actuarial estimates for IBNR losses. We continually review and adjust our estimated losses as necessary based on industry development trends, our evolving claims experience and new information obtained. If our unpaid losses and loss adjustment expenses are considered to be deficient or redundant, we increase or decrease the liability in the period in which we identify the difference and reflect the change in our current period results of operations. Though our estimate of the ultimate cost of settling all reported and unreported claims may change at any point in the future, a reasonable possibility exists that our estimate may vary significantly in the near term from the estimated amounts included in our consolidated financial statements.

We report our reserves for unpaid losses and loss adjustment expenses gross of the amounts related to unpaid losses recoverable from reinsurers and we report losses net of amounts ceded to reinsurers. We do not discount our loss reserves for financial statement purposes.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(i) Other Revenue

Other revenue represents rental income due under non-cancelable leases for space at our commercial property in Clearwater, Florida that we acquired in April 2013, and all policy and pay-plan fees. Florida law allows insurers to charge policyholders a $25 policy fee on each policy written; these fees are not subject to refund, and we recognize the income immediately when collected. We also charge pay-plan fees to policyholders that pay their premium in more than one installment and record the fees as income when collected.

(j) Reinsurance

We follow industry practice of reinsuring a portion of our risks. Reinsurance involves transferring, or “ceding”, all or a portion of the risk exposure on policies we write to another insurer, known as a reinsurer. To the extent that our reinsurers are unable to meet the obligations they assume under our reinsurance agreements, we remain liable for the entire insured loss.

Our reinsurance agreements are short-term, prospective contracts. We record an asset, prepaid reinsurance premiums, and a liability, reinsurance payable, for the entire contract amount upon commencement of our new reinsurance agreements. We amortize our prepaid reinsurance premiums over the 12-month contract period.

In the event that we incur losses recoverable under our reinsurance program, we record amounts recoverable from our reinsurers on paid losses plus an estimate of amounts recoverable on unpaid losses. The estimate of amounts recoverable on unpaid losses is a function of our liability for unpaid losses associated with the reinsured policies; therefore, the amount changes in conjunction with any changes to our estimate of unpaid losses. Though an estimate of amounts recoverable from reinsurers on unpaid losses may change at any point in the future because of its relation to our reserves for unpaid losses, a reasonable possibility exists that an estimated recovery may change significantly in the near term from the amounts included in our consolidated financial statements.

We estimate uncollectible amounts receivable from reinsurers based on an assessment of factors including the creditworthiness of the reinsurers and the adequacy of collateral obtained, where applicable. We recorded no amounts recoverable under our reinsurance program or bad debt expense related to reinsurance during the year ended December 31, 2013 or the period ended December 31, 2012.

(k) Assessments

Guaranty fund and other insurance-related assessments imposed upon us are recorded as policy acquisition costs in the period the regulatory agency imposes the assessment. To recover Florida Insurance Guaranty Association (FIGA) assessments, we calculate and begin collecting a policy surcharge that will allow us to collect the entire assessment over a 12-month period, based on our estimate of the number of policies we expect to write. We then submit an information only filing, pursuant to Florida Statute 631.57(3)(h), to the insurance regulatory authority requesting formal approval of the policy FIGA surcharge. The process may be repeated in successive 12-month periods until we collect the entire assessment. We record the recoveries as revenue in the period that we collect the cash. While current regulations allow us to recover from policyholders the amount of assessments imposed upon us, our payment of the assessments and our recoveries may not offset each other in the same fiscal period in our financial statements. There were no such assessments during the periods presented.

We collect assessments imposed upon policyholders as a policy surcharge and we record the amounts collected as a liability until we remit the amounts to the regulatory agency that imposed the assessment.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(l) Accrued Bonus Compensation

Our Board of Directors determined early in 2013 that a bonus pool was appropriate for projected 2013 results, however much of the projected favorable earnings were based upon the positive culmination of a variety of events or results of operations spread throughout the year. Consequently, we accrued bonuses of $5.3 million through September 30, 2013 based on 8.5% of targeted earnings before interest, taxes, depreciation and amortization. In the fourth quarter of 2013, we awarded our directors, executive officers and select employees bonus compensation totaling $11.5 million for 2013, comprised of $6.4 million in cash and $5.1 million in ownership equity, inclusive of $5.3 million recognized through September 30, 2013. The equity component was issued in the form of 389 ownership shares at a value of $13,125 per share. The per share value was determined based on an independent valuation, and we evaluated the assumptions, methodologies and conclusions associated with that valuation. Also see Note 16.

(m) Income Taxes

We file a consolidated partnership return along with our limited liability company subsidiaries, Heritage MGA, LLC, Contractors’ Alliance Network, LLC, First Access Insurance Group, LLC, Skye Lane Properties, LLC and Heritage Insurance Claims, LLC. The limited liability companies are not required to provide for Federal taxes. As such, taxable income, losses, deductions and credits pass through to members for them to report on their respective income tax returns. Our insurance subsidiary, Heritage Property & Casualty Insurance Company, a Florida corporation, writes premium in Florida only and files a Federal and Florida state income tax return. Our reinsurance affiliate, which is based in Bermuda, plans to make an irrevocable election under section 953(d) of the U.S. Internal Revenue Code of 1986, as amended, to be treated as a domestic insurance company for U.S. Federal income tax purposes. As a result of this election, our reinsurance subsidiary will be subject to U.S. income tax on its worldwide income as if it were a U.S. corporation.

We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect to recover or settle those temporary differences. Should a change in tax rates occur, we recognize the effect on deferred tax assets and liabilities in operations in the period that includes the enactment date. Realization of our deferred income tax assets depends upon our generation of sufficient future taxable income.

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority.

We record any income tax penalties and income-tax-related interest as income tax expense in the period incurred. We did not incur any material tax penalties or income-tax-related interest during the year and period ended December 31, 2013 or 2012, respectively.

(n) Advertising Costs

We expense all advertising costs when we incur those costs. For the year and period ended December 31, 2013 and 2012, we incurred advertising costs of $393,000, and $77,000, respectively.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

(o) Stock-Based Compensation

We account for stock-based compensation under the fair value recognition provisions of U.S. GAAP which require the measurement and recognition of compensation for all stock-based awards made to employees and directors based on estimated fair values. In accordance with U.S. GAAP, the fair value of stock-based awards is amortized over the requisite service period, which is defined as the period during which an employee is required to provide service in exchange for an award. We use a straight-line attribution method for all grants that include only a service condition. During the periods presented there were no service based vesting periods as all stock based awards were immediately vested.

(p) Earnings Per Share

We report both basic earnings per share and diluted earnings per share. To calculate basic earnings per share, we divide net income attributable to members by the weighted-average number of shares outstanding during the period, including redeemable shares. We calculate diluted earnings per share by dividing net income attributable to members by the weighted-average number of shares redeemable shares, share equivalents, and restricted shares outstanding during the period. We use the treasury stock method to calculate common stock equivalents.

(q) Concentrations of Risk

Our current operations subject us to the following concentrations of risk:

•	Revenue—we write residential property and liability policies exclusively

•	Geographic—we write 100% of our premium in Florida

•

Group concentration of credit risk—all of our reinsurers engage in similar activities and have similar economic characteristics that could cause their ability to repay us to be similarly affected by changes in economic or other conditions

•	Credit risk—we choose to deposit all our cash at four financial institutions

We mitigate our geographic and group concentrations of risk by entering into reinsurance contracts with highly rated, financially-stable reinsurers, and by securing irrevocable letters of credit from reinsurers when necessary.

With regard to our cash, we had $65.9 million and $59.8 million in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits at December 31, 2013 and 2012, respectively. For calendar year 2012, the FDIC expanded its insurance coverage to 100% of any amount in a non-interest-bearing deposit account. As a result, the only uninsured cash amount we had as of December 31, 2012 related to our interest-bearing money market accounts. In 2013, deposits held in non- interest-bearing transaction accounts are combined with interest-bearing accounts and insured up to $250,000.

(r) Accounting Pronouncements

We determined that all recently issued accounting pronouncements will not have a material impact on our consolidated financial position, results of operations and cash flows, or do not apply to our operations.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

3) INVESTMENTS

The following table details the difference between cost or adjusted/amortized cost and estimated fair value, by major investment category, at December 31, 2013, and 2012:

	(in thousands)
	Cost or Adjusted / Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amount Shown in Consolidated Balance Sheets
December 31, 2013
Available for sale:
U.S. government and agency securities	$1,486	$—	$44	$1,442	$1,442
States, municipalities and political subdivisions	14,255	42	136	14,161	14,161
Special revenue	41,114	89	608	40,595	40,595
Industrial and miscellaneous	46,726	69	480	46,315	46,315
Redeemable preferred stocks	2,374	4	223	2,155	2,155

Total fixed maturities	105,955	204	1,491	104,668	104,668
Available for sale:
Nonredeemable preferred stocks	5,283	6	331	4,958	4,958
Equity securities	20,163	370	45	20,488	20,488

Total equity securities	25,446	376	376	25,446	25,446
Held to maturity:
Mortgage loan participation	6,063	—	—	6,063	6,063

Total investments	$137,464	$580	$1,867	$136,177	$136,177

December 31, 2012
Available for sale:
States, municipalities and political subdivisions	$1,932	$4	$6	$1,930	$1,930
Special revenue	4,977	14	15	4,976	4,976
Industrial and miscellaneous	6,159	7	4	6,162	6,162

Total fixed maturities	13,068	25	25	13,068	13,068

Total investments	$13,068	$25	$25	$13,068	$13,068

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

We calculate the gain or loss realized on the sale of investments by comparing the sales price (fair value) to the cost or adjusted/amortized cost of the security sold. We determine the cost or adjusted amortized cost of the security sold using the specific-identification method. The following tables detail our realized gains (losses) by major investment category for the year and period ended December 31, 2013 and 2012, respectively:

	(in thousands)
	2013		2012
	Gains (Losses)	Fair Value at Sale	Gains (Losses)	Fair Value at Sale
Fixed maturities	$7	$1,764	$—	$—
Equity securities	8	507	—	—

Total realized gains	15	2,271	—	—

Fixed maturities	(44)	1,331	—	—
Equity securities	(294)	3,603	—	—

Total realized losses	(338)	4,934	—	—

Net realized losses	$(323)	$7,205	$—	$—

The table below summarizes our fixed maturities at year end by contractual maturity periods. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturity of those obligations.

	(in thousands)
December 31, 2013	Cost or Amortized Cost	Precent of Total	Fair Value	Percent of Total
Due in one year or less	$1,518	1.4%	$1,523	1.5%
Due after one year through five years	62,242	58.8%	62,059	59.2%
Due after five years through ten years	33,620	31.7%	32,921	31.5%
Due after ten years	8,575	8.1%	8,165	7.8%

Total	$105,955	100.0%	$104,668	100.0%

December 31, 2012
Due in one year or less	$—	0.0%	$—	0.0%
Due after one year through five years	7,793	59.7%	7,793	59.7%
Due after five years through ten years	4,015	30.7%	4,015	30.7%
Due after ten years	1,260	9.6%	1,260	9.6%

Total	$13,068	100.0%	$13,068	100.0%

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following table summarizes our net investment income by major investment category:

	(in thousands)
	For the Periods Ended
	December 31, 2013	December 31, 2012
Fixed maturities	$914	$12
Equity securities	456	—
Cash, cash equivalents and short-term investments	83	15
Other investments	93	5

Net investment income	1,546	32
Investment expenses	497	5

Net investment income, less investment expenses	$1,049	$27

During our quarterly evaluations of our securities for impairment, we determined that none of our investments in debt and equity securities that reflected an unrealized loss position were other-than-temporarily impaired. The issuers of our debt securities continue to make interest payments on a timely basis and have not suffered any credit rating reductions. We do not intend to sell nor is it likely that we would be required to sell the debt securities before we recover our amortized cost basis. All the issuers of the equity securities we own had near-term prospects that indicated we could recover our cost basis, and we also have the ability and the intent to hold these securities until their value equals or exceeds their cost.

The following table presents an aging of our unrealized investment losses by investment class:

	(in thousands)
	Less Than Twelve Months			Twelve Months or More
	Number of Securities	Gross Unrealized Losses	Fair Value	Number of Securities	Gross Unrealized Losses	Fair Value
December 31, 2013
U.S. government and agency securities	6	$44	$1,335	—	$—	$—
States, municipalities and political subdivisions	17	116	8,294	2	20	341
Industrial and miscellaneous	89	413	30,962	6	66	888
Special revenue	59	582	27,256	3	27	502
Redeemable preferred stocks	27	223	1,844	—	—	—

Total fixed maturities	198	1,378	69,691	11	113	1,731

Nonredeemable preferred stocks	58	331	4,349	—	—	—
Equity securities	4	45	689	—	—	—

Total equity securities	62	376	5,038	—	—	—

Total	260	$1,754	$74,729	11	$113	$1,731

December 31, 2012
States, municipalities and political subdivisions	5	$6	$792	—	$—	$—
Special revenue	11	15	1,836	—	—	—
Industrial and miscellaneous	21	4	3,371	—	—	—

Total fixed maturities	37	25	5,999	—	—	—

Total	37	$25	$5,999	—	$—	$—

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Assets measured at fair value on a recurring basis consist of the following as of December 31, 2013 and 2012:

	(in thousands)
	Total	Level 1	Level 2	Level 3
December 31, 2013
U.S. government and agency securities	$1,442	$—	$1,442	$—
States, municipalities and political subdivisions	14,161	—	14,161	—
Special revenue	40,595	—	40,595	—
Industrial and miscellaneous	46,315	—	46,315	—
Redeemable preferred stocks	2,155	2,155	—	—

Total fixed maturities	$104,668	$2,155	$102,513	$—

Nonredeemable preferred stocks	$4,958	$4,958	$—	$—
Equity securities	20,488	20,488	—	—

Total equity securities	$25,446	$25,446	$—	$—

December 31, 2012
States, municipalities and political subdivisions	$1,930	$—	$1,930	$—
Special revenue	4,976	—	4,976	—
Industrial and miscellaneous	6,162	—	6,162	—

Total fixed maturities	$13,068	$—	$13,068	$—

For our investments in U.S. government securities that do not have prices in active markets, agency securities, state and municipal governments, and corporate bonds, we obtain the fair values from our custodian, which uses a third-party valuation service, and we evaluate the relevant inputs, assumptions, methodologies and conclusions associated with such valuations. The valuation service calculates prices for our investments in the aforementioned security types on a month-end basis by using several matrix-pricing methodologies that incorporate inputs from various sources. The model the valuation service uses to price U.S. government securities and securities of states and municipalities incorporates inputs from active market makers and inter-dealer brokers. To price corporate bonds and agency securities, the valuation service calculates non-call yield spreads on all issuers, uses option-adjusted yield spreads to account for any early redemption features, then adds final spreads to the U.S. Treasury curve as of quarter end. The inputs the valuation service uses in their calculations are not quoted prices in active markets, but are observable inputs, and therefore represent Level 2 inputs.

On October 7, 2013, we acquired a 55% participation in a commercial real estate mortgage loan for $6.1 million. The $11.5 million loan was originated by unaffiliated lenders, and collateralized by commercial real estate located in Polk County, Florida. We recorded an asset in the amount of our pro rata share of the outstanding principal and carry the investment at amortized cost. We receive monthly principal and interest payments and recognize income when collected.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

4) Property and Equipment, Net

Property and equipment, net consists of the following at December 31, 2013 and 2012, respectively:

	(in thousands)
	December 31,
	2013	2012
Land	$2,582	$—
Building	7,090	—
Computer hardware and software	364	149
Office furniture and equipment	176	52
Tenant and leasehold improvements	873	—

Total, at cost	11,085	201
Less: accumulated depreciation and amortization	150	—

Property and equipment, net	$10,935	$201

Depreciation and amortization expense for property and equipment was $150,000 and $0 for the year and period ended December 31, 2013 and 2012, respectively. Our real estate consists of 13 acres of land and two buildings with a gross area of 148,000 square feet. We relocated to these facilities during March 2014. These facilities and the related existing tenant lease agreements were acquired in April 2013 for a total purchase price of $9.8 million paid in cash. We currently lease space to non-affiliates.

Expected annual rental income due under non-cancellable operating leases for our real estate properties is as follows:

(in thousands)
Year	Amount
January 1 to December 31, 2014	$1,796
January 1 to December 31, 2015	$2,222
January 1 to December 31, 2016	$2,088
January 1 to December 31, 2017	$2,099
January 1 to December 31, 2018	$2,145
Thereafter	$8,444

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

5) Earnings Per Share

We have 16,345,500 (14,007,150 equity shares and 2,338,350 redeemable shares) and 8,310,450 outstanding equity shares as of December 31, 2013 and 2012, respectively. Our Members also hold 7,698,450 and 1,014,900 warrants as of December 31, 2013 and 2012, respectively, to purchase additional ownership shares at any time until the warrant’s expiry at March 31, 2018 at an exercise price of $5.88 per share. Utilizing a fair market value of $8.95 per share as of December 31, 2013, determined by an independent third party, and the treasury stock method of accounting, the table below reflects the diluted weighted-average number of shares outstanding using the treasury stock method. For the period from August 7, 2012 (inception) to December 31, 2012, 1,014,900 warrants to purchase 1,014,900 shares were excluded from the computation of diluted earnings per share because the exercise price of $5.88 exceeded the fair value price of the Company’s shares. See Note 16—“Members’ Equity and Temporary Equity” for a summary of warrant activity.

	For the Periods Ending
	December 31, 2013	December 31, 2012
Basic earnings (loss) per share:
Net income (loss) attributable to common shareholders (000's)	$34,213	$(5,466)
Weighted average shares outstanding	14,313,150	6,280,650

Basic earnings (loss) per share:	$2.39	$(0.87)

Diluted earnings (loss) per share:
Net income attributable to common shareholders (000's)	$34,213	$(5,466)
Weighted average shares outstanding	14,313,150	6,280,650
Weighted average dilutive shares	160,650	—

Total Weighted Average Shares	14,473,800	6,280,650

Diluted earnings (loss) per share:	$2.36	$(0.87)

6) Deferred Policy Acquisition Costs

We anticipate that our deferred policy acquisition costs will be fully recoverable in the near term. The table below depicts the activity with regard to deferred policy acquisition costs:

	(in thousands)
	2013	2012
Beginning Balance	$32	$—
Policy acquisition costs deferred	15,883	41
Amortization	(6,150)	(9)

Ending Balance	$9,765	$32

7) Reinsurance

Our reinsurance program is designed, utilizing our risk management methodology, to address our exposure to catastrophes. Our program provides reinsurance protection for catastrophes including hurricanes, tropical storms and tornadoes. These reinsurance agreements are part of our catastrophe management strategy, which is intended to provide our shareholders an acceptable return on the risks assumed in our property business, and to reduce variability of earnings, while providing protection to our policyholders.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Effective December 4, 2012 through May 31, 2013, concurrent with the effective date of our initial assumption transaction with Citizens, we secured catastrophe excess of loss reinsurance providing $9.5 million of protection in excess of our $2 million primary retention. Loss payments under this contract reduce the limits of coverage afforded by the amounts paid, but the limit of coverage would be reinstated from the time of the occurrence of the loss. We would pay an additional premium calculated at pro rata of 100% of the reinsurer’s premium for the term of this contract, being pro rata only as to the fraction of the reinsurer’s limit of liability and reinstated simultaneously with the reinsurer’s loss payment. Under no circumstances would the reinsurer’s liability exceed $9.5 million for any one loss occurrence, and $19.0 million for all loss occurrences during the contract term.

During the second quarter of 2013, we placed our reinsurance program for the period from June 1, 2013 through May 31, 2014. Our reinsurance program, which is segmented into layers of coverage, protects us for excess property catastrophe losses and loss adjustment expenses. Our current reinsurance program incorporates the mandatory coverage required by law to be placed with FHCF. We also purchase private reinsurance below, alongside and above the FHCF layer, as well as aggregate reinsurance coverage. The following describes the various layers of our reinsurance program.

•

Our Retention. For the first catastrophic event, we have a primary retention of the first $9.0 million of losses and loss adjustment expenses, of which our reinsurance subsidiary, Osprey, is responsible for $3.0 million. For a second and third catastrophic event, Heritage P&C’s primary retention decreases to $3.0 million per event. To the extent that there is reinsurance coverage remaining, Heritage P&C has no primary retention for events beyond the third catastrophic event. Osprey has no primary retention beyond the first catastrophic event.

•

Layers Below FHCF. Immediately above our retention, we have purchased $94.0 million of reinsurance from third party reinsurers and Osprey. Through Osprey, we retain an aggregate participation in this coverage of $3.5 million, comprised of a 3% participation of $31.0 million of losses and loss adjustment expenses in excess of $9.0 million, or $0.9 million, and a 4% participation of $63.0 million of losses and loss adjustment expenses in excess of $40.0 million, or $2.5 million. Through the payment of a reinstatement premium, we are able to reinstate the full amount of this reinsurance one time. To the extent that $94.0 million or a portion thereof is exhausted in a first catastrophic event, we have purchased reinstatement premium protection insurance to pay the required premium necessary for the reinstatement of this coverage.

•

FHCF Layer. Our FHCF coverage includes an estimated maximum provisional limit of 90% of $270.0 million, or $243.0 million, in excess of our retention and private reinsurance of $103.0 million. The limit and retention of the FHCF coverage is subject to upward or downward adjustment based on, among other things, submitted exposures to FHCF by all participants. We have purchased coverage alongside and above the FHCF layer from third party reinsurers. The layer alongside is in the amount of $27.0 million and the layer immediately above is in the amount of $28.5 million. To the extent the FHCF coverage is adjusted, this private reinsurance will adjust to fill in any gaps in coverage up to the reinsurers’ aggregate limits for this layer. Through the payment of a reinstatement premium, we are able to reinstate the full amount of this private reinsurance one time. To the extent that all or a portion of either of these private layers is exhausted in a first catastrophic event, we have purchased reinstatement premium protection insurance to pay the required premium necessary for the reinstatement of this coverage. The FHCF coverage cannot be reinstated once exhausted, but it does provide coverage for multiple events.

•

Aggregate Coverage. In addition to the layers described above, we have also purchased $170.0 million of aggregate reinsurance coverage for losses and loss adjustment expenses in excess of $401.5 million for a first catastrophic event. To the extent that this coverage is not fully exhausted in the first catastrophic

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

event, it provides coverage commencing at our reduced retention levels for second and subsequent events and where underlying coverage has been previously exhausted. There is no reinstatement of the aggregate reinsurance coverage once exhausted, but it does provide coverage for multiple events.

For a first catastrophic event, our reinsurance program provides coverage for $571.5 million of losses and loss adjustment expenses, including our retention, and we are responsible for all losses and loss adjustment expenses in excess of such amount. For subsequent catastrophic events, our total available coverage depends on the magnitude of the first event, as we may have coverage remaining from layers that were not previously fully exhausted. We have also purchased reinstatement premium protection insurance to provide an additional $149.5 million of coverage. Our aggregate reinsurance layer also provides coverage for second and subsequent events to the extent not exhausted in prior events.

Assumption Transactions and Assumed Premiums Written

Substantially all of our policies have been obtained in connection with assumption transactions with Citizens, pursuant to which we record the assumed premiums written in the amount of the unearned premiums transferred to us. In connection with each assumption transaction, we assume the responsibility of the primary writer of the risk through the expiration of the term of the policy. Since our inception, we have taken part in six assumption transactions, resulting in our assumption of 127,000 policies and assumed premiums written of $97.6 million and $43.2 million during the periods ended December 31, 2013 and 2012, respectively.

The following table depicts written premiums, earned premiums and losses, showing the effects that our reinsurance transactions have on these components of our Consolidated Statements of Comprehensive Income:

	(in thousands)
	2013	2012
Premium written:
Direct	$120,893	$215
Assumed	97,644	43,169
Ceded	(75,459)	(714)

Net premium written	$143,078	$42,670

Change in unearned premiums:
Direct	$(74,797)	$(203)
Assumed	(3,781)	(37,462)
Ceded	30,659	594

Net decrease (increase)	$(47,919)	$(37,071)

Premiums earned:
Direct	$46,096	$12
Assumed	93,863	5,707
Ceded	(44,800)	(120)

Net premiums earned	$95,159	$5,599

Losses and loss adjustment expenses incurred:
Direct	$14,674	$5
Assumed	23,827	1,397
Ceded	—	—

Net losses and loss adjustment expenses incurred	$38,501	$1,402

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following table highlights the effects that our reinsurance transactions have on unpaid losses and loss adjustment expenses and unearned premiums in our Consolidated Balance Sheets:

	(in thousands)
	2013	2012
Unpaid losses and loss adjustment expenses:
Direct	$10,037	$—
Assumed	9,307	1,393

Gross unpaid losses and loss adjustment expenses	19,344	1,393
Ceded	—	—

Net unpaid losses and loss adjustment expenses	$19,344	$1,393

Unearned premiums:
Direct	$75,000	$203
Assumed	41,243	37,462

Gross unearned premiums	116,243	37,665
Ceded	(31,252)	(594)

Net unearned premiums	$84,991	$37,071

There were no amounts recoverable under our reinsurance agreements as of December 31, 2013 and 2012. Prepaid reinsurance premiums related to fourteen reinsurers at December 31, 2013 and six reinsurers at December 31, 2012. There were no amounts receivable with respect to reinsurers at December 31, 2013 and 2012. Thus, there were no concentrations of credit risk associated with reinsurance receivables as of December 31, 2013 and 2012. The percentages of assumed premiums earned to net premiums earned for the year ended December 31, 2013 and the period from August 7, 2012 (inception) to December 31, 2012 were 99% and 102%, respectively.

8) Reserve for Unpaid Losses

We determine the reserve for unpaid losses on an individual-case basis for all incidents reported. The liability also includes amounts for IBNR claims as of the balance sheet date.

The table below summarizes the activity related to our reserve for unpaid losses:

	(in thousands)
	2013	2012
Balance at January 1, 2013 and August 7, 2012	$1,393	$—
Less: reinsurance recoverable on unpaid losses	—	—

Net balance at January 1, 2013 and August 7, 2012	1,393	—

Incurred related to:
Current year	38,968	1,402
Prior years	(467)	—

Total incurred	38,501	1,402

Paid related to:
Current year	20,010	9
Prior years	540	—

Total paid	20,550	9

Net balance at December 31	19,344	1,393
Plus: reinsurance recoverable on unpaid losses	—	—

Balance at December 31	$19,344	$1,393

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The significant increase from 2012 to 2013 is primarily due to the increase in policy base as a result of the assumption of Citizens policies in 2013. We write insurance in the state of Florida, which could be exposed to hurricanes or other natural catastrophes. Although the occurrence of a major catastrophe could have a significant effect on our monthly or quarterly results, such an event is unlikely to be so material as to disrupt our overall normal operations. However, we are unable to predict the frequency or severity of any such events that may occur in the near term or thereafter.

Based upon our internal analysis and our review of the statement of actuarial opinion provided by our actuarial consultants, we believe that the reserve for unpaid losses reasonably represents the amount necessary to pay all claims and related expenses which may arise from incidents that have occurred as of the balance sheet date.

Our losses incurred related to the prior year reflect a reserve redundancy through December 31, 2013. The redundancy we experienced in 2013 resulted from reductions to our estimate of ultimate losses because of continued favorable loss development on claims incurred in the prior year.

9) Note Payable

We reported $0 and $1 million due for a note payable as of December 31, 2013 and 2012, respectively. The note bore interest at 2.25% per annum, required monthly interest payments through September 2014, at which time the entire principal balance and accrued interest were due. We satisfied the note obligation, as well as the accrued interest, in August 2013. Two members of our board of directors, one of whom is also an executive officer, are members of the board of directors of this bank.

10) Income Taxes

The following table summarizes the provision for income taxes:

	(in thousands)
	For the Periods Ending
	December 31, 2013	December 31, 2012
Federal:
Current	$19,066	$3,312
Deferred	(769)	(2,583)

Provision for Federal income tax expense	18,297	729

State:
Current	3,075	593
Deferred	(124)	(463)

Provision for State income tax expense	2,951	130

Provision for income taxes	$21,248	$859

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The following table sets forth the components of income (loss) before income taxes for the periods ended December 31, 2013 and 2012:

	2013	2012
Pass-through entities	$1,888	$(7,165)
Non-pass through entities	53,573	2,558

Income (loss) before income taxes	$55,461	$(4,607)

Our pass-through entities incurred losses in 2012 primarily related to having limited revenue producing activities while incurring start-up and stock compensation costs from the Company’s August 7, 2012 inception date through December 31, 2012.

The actual income tax expense differs from the expected income tax expense computed by applying the combined applicable effective federal and state tax rates to income before the provision for income taxes as follows:

	For the Periods Ending
	December 30, 2013	December 31, 2012
Expected income tax expense at federal rate	35.0%	34.0%
State tax expense, net of federal tax benefits	3.6%	3.6%
Operating losses (income) of pass through entities (See note 2(m))	-1.2%	-55.7%
Rate change and other	0.9%	-0.6%

Reported income tax expense	38.3%	-18.7%

The effective income tax rate differs from the statutory income tax rate of 34% in 2012 primarily due to the fact that significant portions of the Company’s consolidated pre-tax book income (loss) is earned at our limited liability companies that have elected to be taxed under the Partnership provisions of the Internal Revenue Code. Accordingly, all income or losses and applicable tax credits generated by these entities are reported on the members’ individual tax returns, and no federal income taxes are recorded by the Company.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The table below summarizes the significant components of our net deferred tax asset:

	(in thousands)
	December 31, 2013	December 31, 2012
Deferred tax assets:
Unearned premiums	$6,843	$2,958
Tax-related discount on loss reserve	385	30
Unrealized loss	497	—
Other	484	70

Total deferred tax assets	8,209	3,058

Deferred tax liabilities:
Deferred acquisition costs	3,767	12
Other	6	—

Total deferred tax liabilities	3,773	12
Less: valuation allowance	—	—

Net deferred tax asset	$4,436	$3,046

In assessing the net realizable value of deferred tax assets, we consider whether it is more likely than not that we will not realize some portion or all of the deferred tax assets. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

No taxing authorities are currently examining either of our 2012 federal or state income tax returns.

As of December 31, 2013 and 2012 we have no uncertain tax positions.

11) Statutory Accounting and Regulation

The insurance industry is heavily-regulated. State laws and regulations, as well as national regulatory agency requirements, govern the operations of all insurers such as our insurance subsidiary. The various laws and regulations require that insurers maintain minimum amounts of statutory surplus and risk-based capital, they restrict insurers’ ability to pay dividends, they specify allowable investment types and investment mixes, and they subject insurers to assessments.

Our insurance subsidiary is domiciled in Florida, and the laws of that state require that our insurance subsidiary maintain capital and surplus equal to the greater of $15 million or 10% of its liabilities. Our statutory capital surplus was $63.1 million and $26.5 million at December 31, 2013 and 2012, respectively. State law also requires our insurance subsidiary to adhere to prescribed premium-to-capital surplus ratios, with which we were in compliance at December 31, 2013 and 2012.

The National Association of Insurance Commissioners (“NAIC”) published risk-based capital guidelines for insurance companies that are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policy holders. Most states, including Florida, have enacted the NAIC guidelines as statutory requirements, and insurers having less statutory surplus than required will be subject to varying degrees of

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

regulatory action, depending on the level of capital inadequacy. State insurance regulatory authorities could require an insurer to cease operations in the event the insurer fails to maintain the required statutory capital.

The level of required risk-based capital (RBC) is calculated and reported annually. There are five outcomes to the RBC calculation set forth by the NAIC which are as follows:

1.	No Action Level—If RBC is greater than 200%, no further action is required.

2.	Company Action Level—If RBC is between 150%-200%, the insurer must prepare a report to the regulator outlining a comprehensive financial plan that identifies conditions that contributed to the insurer’s financial condition and proposes corrective actions.

3.	Regulatory Action Level—If RBC is between 100%-150%, the state insurance commissioner is required to perform any examinations or analyses to the insurer’s business and operations that he or she deems necessary as well as issuing appropriate corrective orders.

4.	Authorized Control Level—If RBC is between 70%-100%, this is the first point that the regulator may take control of the insurer even if the insurer is still technically solvent and is in addition to all the remedies available at the higher action levels.

5.	Mandatory Control Level—If RBC is less than 70%, the regulator is required to take steps to place the insurer under its control regardless of the level of capital and surplus.

At December 31, 2013, the ratio of adjusted capital to authorized control level risk based capital was 357%.

Florida law permits an insurer to pay dividends or make distributions out of that part of statutory surplus derived from net operating profit and net realized capital gains. The law further provides calculations to determine the amount of dividends or distributions that can be made without the prior approval of the insurance regulatory authority and the amount of dividends or distributions that would require prior approval of the insurance regulatory authority. Statutory risk-based capital requirements may further restrict our insurance subsidiary’s ability to pay dividends or make distributions if the amount of the intended dividend or distribution would cause statutory surplus to fall below minimum risk-based capital requirements. However, the consent order authorizing our commencement of operations precludes us from paying dividends without the prior approval of FLOIR until July 31, 2017.

Florida law limits an insurer’s investment in equity instruments and also restricts investments in medium to low quality debt instruments. We were in compliance with all investment restrictions at December 31, 2013 and 2012.

Governmental agencies or certain quasi-governmental entities can levy assessments upon us in the states in which we write policies. See Note 2(k) for a description of how we recover assessments imposed upon us.

Governmental agencies or certain quasi-governmental entities can also levy assessments upon policyholders, and we collect the amount of the assessments from policyholders as surcharges for the benefit of the assessing agency. We currently collect assessments levied upon policyholders on behalf of Citizens in the amount of 1.0%, and on behalf of FHCF in the amount of 1.3%. We multiply the premium written on each policy by these assessment percentages to determine the additional amount that we will collect from the policyholder and remit to the assessing agencies.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

We have reported our insurance subsidiary’s assets, liabilities and results of operations in accordance with GAAP, which varies from statutory accounting principles prescribed or permitted by state laws and regulations, as well as by general industry practices. The following items are principal differences between statutory accounting and GAAP:

•	Statutory accounting requires that we exclude certain assets, called non-admitted assets, from the balance sheet.

•	Statutory accounting requires us to expense policy acquisition costs when incurred, while GAAP allows us to defer and amortize policy acquisition costs over the estimated life of the policies.

•	Statutory accounting dictates how much of a deferred income tax asset we can admit on a statutory balance sheet.

•

Statutory accounting requires that we record certain investments at cost or amortized cost, while we record other investments at fair value; however, GAAP requires that we record all investments at fair value.

•	Statutory accounting requires that surplus notes, also known as surplus debentures, be recorded in statutory surplus, while GAAP requires us to record surplus notes as a liability.

•

Statutory accounting allows bonds to be carried at amortized cost or fair value based on the rating received from the Securities Valuation Office of the NAIC, while they are recorded at fair value for GAAP.

•

Statutory accounting allows ceding commission income to be recognized when written if the cost of acquiring and renewing the associated business exceeds the ceding commissions, but under GAAP such income is deferred and recognized over the coverage period.

•	Statutory accounting requires that unearned premiums and loss reserves be presented net of related reinsurance rather than on a gross basis under GAAP.

•

Statutory accounting requires a provision for reinsurance liability be established for reinsurance recoverable on paid losses aged over ninety days and for unsecured amounts recoverable from unauthorized reinsurers. Under GAAP there is no charge for uncollateralized amounts ceded to a company not licensed in the insurance affiliate’s domiciliary state and a reserve for uncollectable reinsurance is charged through earnings rather than surplus or equity.

•

Statutory accounting requires an additional admissibility test outlined in Statements on Statutory Accounting Principles, No. 101 and the change in deferred income tax is reported directly in capital and surplus, rather than being reported as a component of income tax expense under GAAP.

Our insurance subsidiary must file with the insurance regulatory authorities an “Annual Statement” which reports, among other items, net income (loss) and surplus as regards policyholders, which is called stockholder’s equity under GAAP.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

The table below reconciles our consolidated GAAP net income (loss) to the statutory net income (loss) of our insurance subsidiary:

	(in thousands)
	For the Periods Ending
	December 31, 2013	December 31, 2012
Consolidated GAAP net income	$34,213	$(5,466)
Increase (decrease) due to:
Deferred income taxes	(893)	(3,046)
Deferred policy acquisition costs	(9,733)	(32)
Unrecorded statutory audit adjustments	(128)	240
Surplus note interest	(278)	—
Non-statutory entities	(2,191)	7,165

Statutory net income (loss) of insurance subsidiary	$20,990	$(1,139)

The table below reconciles our consolidated GAAP members’ equity to the surplus as regards policyholders of our insurance subsidiary:

	(in thousands)
	For the Periods Ending
	December 31, 2013	December 31, 2012
Consolidated GAAP stockholders’ equity	$79,984	$28,119
Increase (decrease) due to:
Ownership shares issued	(72,948)	(33,585)
Redeemable shares classified as temporary equity	20,921	—
Subsidiary capitalization	20,000	18,000
Surplus debentures	17,000	7,000
Deferred policy acquisition costs	(9,765)	(32)
Deferred income taxes	2,891	(257)
Non-admitted assets	(511)	(143)
Surplus debenture interest	(278)	—
Non-statutory entities	5,355	7,165
Unrecorded statutory audit adjustments	(341)	239
Unrealized investment losses	746	—

Statutory surplus as regards policyholders of insurance subsidiary	$63,054	$26,506

Our reinsurance subsidiary, Osprey Re Ltd. (“Osprey”), which was incorporated on April 23, 2013, is licensed as a Class 3a Insurer under The Bermuda Insurance Act 1978 and related regulations. Osprey is required to maintain statutory capital and surplus of at least $1.0 million and maintain liquid resources or have access to liquid resources equal to its maximum obligation for which it is responsible under the terms of any reinsurance arrangement to which it is a party. In May 2013, we contributed $1.7 million in cash to Osprey. Osprey secures its reinsurance obligations to our insurance subsidiary with an irrevocable letter of credit in the amount of $5 million. These resources, in addition to premiums ceded to it by our insurance subsidiary are sufficient to comply with regulatory requirements as of December 31, 2013. Bermuda’s standard for financial statement reporting is U.S. GAAP.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

12) Commitments and Contingencies

We are involved in claims-related legal actions arising in the ordinary course of business. We accrue amounts resulting from claims-related legal actions in unpaid losses and loss adjustment expenses during the period that we determine an unfavorable outcome becomes probable and we can estimate the amounts. Management makes revisions to our estimates based on its analysis of subsequent information that we receive regarding various factors, including: (i) per claim information; (ii) company and industry historical loss experience; (iii) judicial decisions and legal developments in the awarding of damages and (iv) trends in general economic conditions, including the effects of inflation. When determinable, we disclose the range of possible losses in excess of those accrued and for reasonably possible losses.

13) Leases

We leased the space that we occupied through March 2014 at 700 Central Avenue, Ste. 500 St. Petersburg, Florida without obligation to continue doing so in the future. We paid $488,000 and $65,000 in rent under the terms of this lease during 2013 and 2012, respectively.

14) Related Party Transactions

We have been party to various related party transactions involving our Members. The Members involved were not controlling persons with respect to us, we have entered into these arrangements without obligation to continue their effect in the future and the associated expense was immaterial to our results of operations or financial position as of December 31, 2013 and 2012.

•

We leased the space that we occupied through March 2014 at 700 Central Avenue, Ste. 500 St. Petersburg, Florida from a real estate management company controlled by a shareholder. We leased the space without obligation to continue doing so in the future. For the periods ended December 31, 2013 and 2012 we incurred rent expense of approximately $488,000 and $65,000, respectively.

•

We have entered into an agreement with a real estate management company controlled by one of our directors to manage our Clearwater office space. Management services are provided at a fixed fee, plus ordinary and necessary out of pocket expenses. Fees for additional services, such as the oversight of construction activity, are provided for on an as needed basis.

•

We have entered into an agreement for the construction of a parking facility for our Clearwater property with a relative of one of our directors. We expect construction to commence in the spring of 2014.

•

Our insurance subsidiary receives water mitigation services from an outsource vendor controlled by an executive officer and shareholder. During the year ended December 31, 2013, we incurred approximately $818,000 payable to this Company. We acquired the assets of this entity subsequent to the date of these statements for $2.5 million.

•

We entered into a consulting arrangement with a firm in which a member of executive management is a named member to explore expansion and merger and acquisition opportunities. The firm was paid a non-recurring flat fee of $500,000 for the services provided under the consulting arrangement.

Also see Notes 9, 16 and 18.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

15) Employee Benefit Plan

We provide a 401(k) plan for substantially all of our employees. We contribute 3% of employees’ salary, up to the maximum allowable contribution, regardless of the employees’ level of participation in the plan. For the periods ended December 31, 2013 and 2012, our contributions to the plan on behalf of the participating employees were $155,000, and $0, respectively.

16) Members’ Equity and Temporary Equity

There were 16,345,500 shares (14,007,150 equity shares and 2,338,350 redeemable shares classified as temporary equity) and 7,698,450 warrants outstanding as of December 31, 2013 and 8,310,450 equity shares and 1,014,900 warrants outstanding as of December 31, 2012. Our shares and redeemable shares (“Shares”) are owned by our Members, who are automatically bound by the terms of the Agreement Among the Members of Heritage Insurance Holdings, LLC (the “Agreement”). The Agreement governs and restricts the transferability of the Shares. The Agreement provides us the right of first refusal for any Shares to be disposed by any Members, or the estate of a deceased Member. In the event that a ready market does not exist for our shares, the Agreement provides for a valuation methodology to arrive at an approximate market value.

We first began to raise capital in 2012 and offered ownership at $3.92 per share. We issued 5,938,950 shares and raised $23.3 million in capital. In the fourth quarter of 2012, we issued notes payable to certain members, including executive management, to raise the additional $4 million necessary to fund the capital required by the insurance subsidiary. We determined that debt would not allow us to achieve our desired financial stability rating and exchanged the notes for equity in the form of investment units, with each investment unit comprised of one share and one warrant to purchase a share. The notes were obtained for a fee of 20% of the principal due upon repayment. The notes, plus accrued interest, $780,000, and equity compensation awarded to our executives, $200,000, were exchanged for 1,014,900 investment units. In conjunction with this transaction, certain participants who received fractional investment units in exchange for the notes paid in $95,000 in order to receive whole investment units in exchange for our note obligation. The warrants are exercisable at any time at a strike price of $5.88 until their expiry at March 31, 2018. The investment units were issued at a fair value of $4.90 based on equity sales to unrelated parties on dates in close proximity to the exchange date.

On December 4, 2012, we issued 1,356,600 shares of equity to our core group of investors pursuant to the terms of the private placement memorandum governing our initial capital raise and recognized $5.3 million of compensation expense. Shares were distributed based on the successful execution of our initial Citizens depopulation transaction. We recognized compensation expense at $3.92 per share.

On January 1, 2013, we reclassified 1,058,250 equity shares to redeemable shares classified as temporary equity upon entering into employment agreements with certain members of management.

In the first and second quarters of 2013 we raised an additional $32.7 million of capital. Many of our initial investors, including members of our executive management, participated in the 2013 private placement offering. Upon its conclusion, we raised $32.7 million through the issuance of 6,675,900 investment units at $4.90 per investment unit. The warrants issued in the 2013 placement are exercisable at any time at a strike price of $5.88 until their expiry at March 31, 2018. The 6,675,900 investment units consisted of 6,403,050 equity shares, 272,850 redeemable shares classified as temporary equity and 6,675,900 warrants to purchase one share per warrant.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

On January 1, 2013, certain members of management were given the opportunity to purchase a total of 293,250 shares (38,250 equity shares and 255,000 redeemable shares classified as temporary equity) of unrestricted stock, at $1.96 per share, as well as a cash award of $318,000 payable early in 2014. Each member of management purchased the shares. We assigned a fair value to these stock grants of $3.92 per share based upon recent share sales to unrelated parties. Therefore we recognized $893,000 of compensation expense as a result of this grant.

In the fourth quarter of 2013, we raised an additional $285,000 of capital through the issuance of 15,300 investment units for $75,000 and 40,800 shares for $210,000.

In October 2013, we awarded our directors, executive officers and certain employees bonuses totaling $11.5 million for 2013, comprised of $6.4 million in cash and $5.1 million in ownership equity, inclusive of $5.3 million recognized through September 30, 2013. The equity component was issued in the form of 991,950 ownership shares (247,350 equity shares and 744,600 redeemable shares classified as temporary equity) at a value of $5.15 per share. The per share value was determined based on an independent valuation and we evaluated the assumptions, methodologies and conclusions associated with such valuation.

Employment Agreement Redemption Provisions

On January 1, 2013 (the modification date), the Company executed employment agreements with three of its key executives each containing a provision requiring the Company to repurchase the executive’s stock if the executive is terminated for any reason. Because the redemption of the shares is subject to redemption at the option of the holder in an event that is outside of our control, these shares are required to be classified outside of permanent equity on the consolidated balance sheets and recorded at fair value as of the modification date with adjustments to fair value through the settlement date. Accordingly, this temporary equity is recorded as “redeemable shares” on our consolidated balance sheets at December 31, 2013.

The following summarizes the activity of the redeemable shares:

	(in thousands)
	Shares	Amount
Redeemable shares, Balance at December 31, 2012	—	$—
Equity reclassification to temporary equity—January 2013	1,058,250	4,150
Issuance of temporary equity—January through March 2013	527,850	2,070
Issuance of temporary equity—October 2013	744,600	3,833
Warrants exercised—December 2013	7,650	45
Change in fair value of redeemable shares	—	10,823

Redeemable shares, Balance at December 31, 2013	2,338,350	$20,921

Also see Note 18.

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Warrants

At December 31, 2013 and December 31, 2012, the Company had 7,698,450 and 1,014,900 outstanding warrants, respectively, all of which are classified as equity (equity warrants). At issuance, equity warrants are recorded at their relative fair values, using the relative fair value method, in the members’ equity section of the consolidated balance sheets. Our equity warrants can only be settled through the issuance of shares and are not subject to anti-dilution provisions. Below is a summary of our outstanding warrants:

	Number of Warrants Outstanding	Number of Common Shares Issuable / (Issued) Upon Conversion
Warrants outstanding at August 7, 2012 (inception)	—	—
Warrants issued	1,014,900	1,014,900
Warrants exercised	—	—

Warrants outstanding at December 31, 2012	1,014,900	1,014,900
Warrants issued	6,691,200	6,691,200
Warrants exercised	(7,650)	(7,650)

Warrants outstanding at December 31, 2013	7,698,450	7,698,450

The warrants issued in 2013 and 2012 can be exercised at an exercise price equal to $5.88 per share on or before March 31, 2018. 7,650 warrants have been exercised as of December 31, 2013. The aggregate intrinsic value of warrants was $23.6 million and $0 at December 31, 2013 and 2012, respectively.

17) Condensed Financial Information of Registrant

Heritage Insurance Holdings, LLC (the parent company only) has no long term debt obligations, guarantees or material contingencies as of December 31, 2013 and 2012. The following summarizes the major categories of the parent company’s financial statements:

Condensed Balance Sheets	As of December 31,
ASSETS	2013	2012
Cash and cash equivalents	$10,744	$2,084
Investment in and advances to subsidiaries	90,999	26,831
Other assets	132	244

Total Assets	$101,875	$29,159

LIABILITIES AND MEMBERS’ EQUITY
Other liabilities	$970	$40
Notes payable	—	1,000

Total Liabilities	970	1,040
Redeemable shares, 2,338,350 shares (Note 16)	20,921	—
Members’ Equity (Note 11):
Contributed members' capital	62,850	33,585
Accumulated other comprehensive income (loss)	(790)
Retained earnings (deficit)	17,924	(5,466)

Total Members’ Equity	79,984	28,119

Total Liabilities and Members’ Equity	$101,875	$29,159

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

Condensed Statements of Operations	For the Periods Ended December 31,
	2013	2012
REVENUE:
Other income	$1,075	$126

Total revenue	1,075	126
EXPENSES:
General and administrative expenses	4,119	5,971
Interest expense	16	828

Total expenses	4,135	6,799

Loss before income taxes and equity in net income of subsidiaries	(3,060)	(6,673)
Provision for income taxes (Note 2(m))	—	—

Loss before equity in net income of subsidiaries	(3,060)	(6,673)
Equity in net income of subsidiaries	37,273	1,207

Net income (loss)	$34,213	$(5,466)

Weighted average shares outstanding
Basic	14,313,150	6,280,650

Diluted	14,473,800	6,280,650

Earnings (loss) per share
Basic	$2.39	$(0.87)
Diluted	$2.36	$(0.87)

Condensed Statements of Cash Flows	For the Periods Ended December 31,
	2013	2012
Net cash provided by (used in) operating activities	$2,925	$(577)
Investing Activities
Investments and advances to subsidiaries	(26,895)	(25,624)

Net cash used in investing activities	(26,895)	(25,624)
Financing Activities
Proceeds (repayments) note payable—bank	(1,000)	1,000
Proceeds from notes payable—members	—	3,900
Proceeds from issuance of equity and redeemable shares	33,630	23,385

Net cash provided by financing activities	32,630	28,285

Increase in cash and cash equivalents	8,660	2,084
Cash and cash equivalents at beginning of period	2,084	—

Cash and cash equivalents at end of year	$10,744	$2,084

18) Subsequent Events

We evaluated all subsequent events and transactions through April 2, 2014 (the date the financial statements were issued) for potential recognition or disclosure in our financial statements.

Subsequent to December 31, 2013, we entered into assumption reinsurance transactions with Citizens resulting in a collective assumption of approximately 13,000 policies and $27.3 million of annual premium. We

Heritage Insurance Holdings, LLC

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

will recognize the unearned premiums assumed into revenue beginning on the respective assumption effective dates over the remaining lives of the underlying policies assumed. We will incur losses as they occur on or after the effective dates of assumption.

On February 5, 2014, we adjusted all redeemable shares to fair value and reclassified those shares (Note 16) into contributed members’ capital on our consolidated balance sheets. The reclassifications resulted from the cancelation of the redeemable stock repurchase provision in the employment agreements of three company executives.

On February 19, 2014, we offered our existing investment unit holders an amendment to their existing warrant agreements to provide for either a cashless exercise of warrants or a cash based exercise of warrants based on a commitment by the investor communicated to us by March 31, 2014. If the investor commits to a cash based exercise, the investor must pay the exercise price by April 30, 2014 to be held in escrow until the exercise date, which will be immediately before an initial public offering of our shares. If the investor commits to a cashless exercise, the exercise will also occur immediately prior to the initial public offering. In the event we do not proceed with the initial public offering prior to December 31, 2014, the agreement will terminate and all escrowed funds will be returned to the investor. Approximately 95% of our existing investment unit holders have agreed to either exercise their warrants for an additional cash investment or accept the cashless exercise option offered.

On March 1, 2014, we acquired the assets of SVM Restoration Services, Inc., a Florida corporation providing water loss mitigation services in Florida, for $2.5 million. The acquired assets will be deployed by Contractors’ Alliance Network in the delivery of a broadened spectrum of services.

19) SHARE SPLIT

In connection with preparing for this offering, the Company’s Board of Directors and Members approved a 2,550 to 1 Share split of the Company’s Shares. The Share split became effective on May 7, 2014. All share and per share amounts in the consolidated financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to this stock split.

6,000,000 Shares

Heritage Insurance Holdings, Inc.

Common Stock

PRELIMINARY PROSPECTUS

                    , 2014

Citigroup

SunTrust Robinson Humphrey

Sandler O’Neill + Partners, L.P.

Dowling & Partners Securities LLC

JMP Securities

Willis Capital Markets & Advisory

Until                     , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with our initial public offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

SEC registration fee	$14,220
FINRA filing fee	17,060
NYSE listing fee	125,000
Printing and engraving	250,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	1,200,000
Transfer agent and registrar fees	10,000
Miscellaneous	183,720

Total	$3,000,000

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, the registrant’s certificate of incorporation to be in effect upon the closing of this offering includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the registrant to be effective upon completion of this offering provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and certain additional procedural protections. The registrant will also maintain directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2011, we have issued and sold the following securities:

1.	During the period ended December 31, 2012, we issued 5,938,950 shares to certain individuals and members of our management. The shares were sold at a price per share of $3.92 for aggregate consideration of $23.3 million.

2.	During the period ended December 31, 2012, we issued $3.9 million aggregate principal amount of notes to certain investors, including members of our senior management. The notes provided for a 20% fee due upon repayment. We exchanged the notes for 1,014,900 investment units, each comprised of one share and one warrant to purchase one share, with a value of $4.90 per investment unit. The warrants expire on March 31, 2018 and have an exercise price of $5.88 per share.

3.	Between January 2013 and March 2013, we issued 6,675,900 investment units, each comprised of one share and one warrant to purchase one share. The investment units were sold at a price of $4.90 per investment unit for aggregate consideration of $32.7 million. The warrants expire on March 31, 2018 and have an exercise price of $5.88 per share.

4.	Between January 2013 and March 2013, we issued 293,250 shares at a fair value of $3.92 per share to certain members of our senior management. $1.96 per share was paid in cash, and we recognized compensation expense in respect of the remainder.

5.	In December 2013 and March 2014, we issued 15,300 and 17,850 investment units, respectively, to investors at a price of $4.90 per investment unit. The investors had committed to purchase these investment units in the first quarter of 2013, but due to an administrative oversight, the investment units were not issued until December 2013 and March 2014. The price of $4.90 per investment unit is consistent with the issuances during the first quarter of 2013, the time of the investor’s purchase commitment.

6.	In connection with the Reorganization Transactions, warrants to purchase 7,685,700 shares were exercised, including warrants to purchase 3,873,450 shares exercised on a cashless basis, at an exercise price of $5.88 per share.

Other than the transactions listed immediately above, we have not issued and sold any unregistered securities in the three years preceding the filing of this registration statement. No underwriters were in involved in the foregoing issuances of securities.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Other than the transactions listed immediately above, we have not issued and sold any unregistered securities in the three years preceding the filing of this registration statement. No underwriters were in involved in the foregoing issuances of securities.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules

(3) Exhibits.    The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description

1.1**	Form of Underwriting Agreement

3.1**	Form of Certificate of Conversion of Heritage Insurance Holdings, LLC

3.2**	Form of Certificate of Incorporation of Heritage Insurance Holdings, Inc. to become effective prior to the consummation of this offering

3.3**	Form of Bylaws of Heritage Insurance Holdings, Inc. to become effective prior to the consummation of this offering

4.1**	Form of Stock Certificate

4.2**	Form of Warrant

5.1	Opinion of Winston & Strawn LLP

10.1**	Purchase and Sale Agreement, dated February 28, 2013 by and between Heritage Insurance Holdings, LLC and McCormick Drive Holdings, LLC.

10.2**†	Property Catastrophe Excess of Loss Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

Exhibit Number	Description

10.3**†	Catastrophe Excess of Loss and Aggregate Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.4**†	Second Aggregate Catastrophic Excess of Loss Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.5**†	Second Catastrophe Excess of Loss and Aggregate Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.6**†	Underlying Property Catastrophe Excess of Loss Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company by Osprey Re Ltd.

10.7**†	Property Catastrophe Excess of Loss Reinsurance Contract, effective December 4, 2012, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.8**	Reinsurance Trust Agreement, dated May 22, 2013, by and among Osprey Re Ltd., Heritage Property & Casualty Insurance Company and Bank of America, N.A.

10.9**	PR-M Non-Bonus Assumption Agreement, dated October 18, 2012, between Heritage Property & Casualty Insurance Company and Citizens Property Insurance Corporation.

10.10**	Assumption Agreement, dated May 22, 2013, between Heritage Property & Casualty Insurance Company and Citizens Property Insurance Corporation.

10.11**	Property Reinsurance Contract, dated May 22, 2013, between Citizens Property Insurance Corporation and Heritage Property & Casualty Insurance Company.

10.12**	Consent Order, dated July 31, 2012, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.13**	Consent Order, dated October 17, 2012, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.14**	Consent Order, dated November 19, 2012, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.15**	Consent Order, dated February 7, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.16**	Consent Order, dated May 17, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.17**	Consent Order, dated August 23, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.18**	Consent Order, dated September 27, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.19**	Consent Order, dated October 25, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.20**	Consent Order, dated November 22, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.21**	Consent Order, dated January 7, 2014, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

Exhibit Number	Description

10.22**	Voluntary Agency Agreement, dated December 16, 2013, between Heritage MGA, LLC and FAIA Member Services Inc.

10.23**	Administrative Services Agreement, dated January 1, 2014, between Florida Association of Insurance Agents, Inc. and Heritage Property & Casualty Insurance Company.

10.24**	Marketing Services Agreement, dated January 1, 2014 between Heritage Property Casualty Insurance Company and FAIA Member Services, Inc.

10.25**	Employment Agreement with Richard Widdicombe, dated as of January 1, 2014.

10.26**	Employment Agreement with Bruce Lucas, dated as of January 1, 2014.

10.27**	Employment Agreement with Kent Linder, dated as of January 1, 2014.

10.28**	Heritage Insurance Holdings, Inc. Omnibus Incentive Plan.

10.29**	Form of Indemnification Agreement.

10.30**	Property Catastrophe Excess of Loss Reinsurance Contract, effective April 17, 2014, by and among Heritage Property & Casualty Insurance Company and Citrus Re Ltd.

10.31**	Property Catastrophe Excess of Loss Reinsurance Contract, effective April 24, 2014, by and among Heritage Property & Casualty Insurance Company and Citrus Re Ltd.

10.32**	Common Stock Purchase Agreement, dated May 9, 2014, by and between Heritage Insurance Holdings, LLC and Ananke Ltd.

21.1**	List of subsidiaries of Heritage Insurance Holdings, LLC.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1**	Powers of Attorney (see signature pages).

*	Indicates to be filed by amendment.
**	Previously filed.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment, and this exhibit has been filed separately with the SEC.

(b) Financial Statement Schedules.    All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Clearwater, Florida, on this 22nd day of May, 2014.

HERITAGE INSURANCE HOLDINGS, INC.

By:	/s/ Bruce Lucas

Name:	Bruce Lucas
Title:	Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce Lucas Bruce Lucas	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 22, 2014

* Stephen Rohde	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 22, 2014

* Richard Widdicombe	President and Director	May 22, 2014

* Pete Apostolou	Director	May 22, 2014

* Trifon Houvardas	Director	May 22, 2014

* James Masiello	Director	May 22, 2014

* Nicholas Pappas	Director	May 22, 2014

* Joseph Vattamattam	Director	May 22, 2014

* Monica Vernon	Director	May 22, 2014

* Vijay Walvekar	Director	May 22, 2014

*By:	/s/ Bruce Lucas
Bruce Lucas, as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1**	Form of Underwriting Agreement

3.1**	Certificate of Conversion of Heritage Insurance Holdings, LLC

3.2**	Form of Certificate of Incorporation of Heritage Insurance Holdings, Inc. to become effective prior to the consummation of this offering

3.3**	Form of Bylaws of Heritage Insurance Holdings, Inc. to be come effective prior to the consummation of this offering

4.1**	Form of Stock Certificate

4.2**	Form of Warrant

5.1	Opinion of Winston & Strawn LLP

10.1**	Purchase and Sale Agreement, dated February 28, 2013 by and between Heritage Insurance Holdings, LLC and McCormick Drive Holdings, LLC.

10.2**†	Property Catastrophe Excess of Loss Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.3**†	Catastrophe Excess of Loss and Aggregate Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.4**†	Second Aggregate Catastrophic Excess of Loss Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.5**†	Second Catastrophe Excess of Loss and Aggregate Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.6**†	Underlying Property Catastrophe Excess of Loss Reinsurance Contract, effective June 1, 2013, issued to Heritage Property & Casualty Insurance Company by Osprey Re Ltd.

10.7**†	Property Catastrophe Excess of Loss Reinsurance Contract, effective December 4, 2012, issued to Heritage Property & Casualty Insurance Company to the Interests and Liabilities Agreements executed by the Subscribing Reinsurers.

10.8**	Reinsurance Trust Agreement, dated May 22, 2013, by and among Osprey Re Ltd., Heritage Property & Casualty Insurance Company and Bank of America, N.A.

10.9**	PR-M Non-Bonus Assumption Agreement, dated October 18, 2012, between Heritage Property & Casualty Insurance Company and Citizens Property Insurance Corporation.

10.10**	Assumption Agreement, dated May 22, 2013, between Heritage Property & Casualty Insurance Company and Citizens Property Insurance Corporation.

10.11**	Property Reinsurance Contract, dated May 22, 2013, between Citizens Property Insurance Corporation and Heritage Property & Casualty Insurance Company.

10.12**	Consent Order, dated July 31, 2012, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.13**	Consent Order, dated October 17, 2012, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.14**	Consent Order, dated November 19, 2012, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

Exhibit Number	Description

10.15**	Consent Order, dated February 7, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.16**	Consent Order, dated May 17, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.17**	Consent Order, dated August 23, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.18**	Consent Order, dated September 27, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.19**	Consent Order, dated October 25, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.20**	Consent Order, dated November 22, 2013, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.21**	Consent Order, dated January 7, 2014, between the Florida Office of Insurance Regulation and Heritage Property & Casualty Insurance Company.

10.22**	Voluntary Agency Agreement, dated December 16, 2013, between Heritage MGA, LLC and FAIA Member Services Inc.

10.23**	Administrative Services Agreement, dated January 1, 2014, between Florida Association of Insurance Agents, Inc. and Heritage Property & Casualty Insurance Company.

10.24**	Marketing Services Agreement, dated January 1, 2014 between Heritage Property Casualty Insurance Company and FAIA Member Services, Inc.

10.25**	Employment Agreement with Richard Widdicombe, dated as of January 1, 2014.

10.26**	Employment Agreement with Bruce Lucas, dated as of January 1, 2014.

10.27**	Employment Agreement with Kent Linder, dated as of January 1, 2014.

10.28**	Heritage Insurance Holdings, Inc. Omnibus Incentive Plan.

10.29**	Form of Indemnification Agreement.

10.30**	Property Catastrophe Excess of Loss Reinsurance Contract, effective April 17, 2014, by and among Heritage Property & Casualty Insurance Company and Citrus Re Ltd.

10.31**	Property Catastrophe Excess of Loss Reinsurance Contract, effective April 24, 2014, by and among Heritage Property & Casualty Insurance Company and Citrus Re Ltd.

10.32**	Common Stock Purchase Agreement, dated May 9, 2014, by and between Heritage Insurance Holdings, LLC and Ananke Ltd.

21.1**	List of subsidiaries of Heritage Insurance Holdings, LLC.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1**	Powers of Attorney (see signature pages).

*	Indicates to be filed by amendment.
**	Previously filed.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment, and this exhibit has been filed separately with the SEC.